 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-251653
P R O S P E C T U S
Desktop Metal, Inc.
198,614,636 Shares of Class A Common Stock
25,010,494 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

This prospectus relates to the resale, from time to time, of up to 198,614,636 shares of our Class A common stock by the selling securityholders (including their pledgees, donees, transferees or other successors-in-interest) identified in this prospectus, or the Selling Securityholders. This prospectus also relates to the issuance by us of up to 25,010,494 shares of Class A common stock upon the exercise of outstanding warrants.
On December 9, 2020, we consummated the business combination, or the Business Combination, contemplated by the Agreement and Plan of Merger, dated August 26, 2020, by and among our company (formerly known as Trine Acquisition Corp.), Desktop Metal Operating, Inc. (formerly known as Desktop Metal, Inc.), and Sparrow Merger Sub, Inc., pursuant to which Sparrow Merger Sub, Inc. merged with and into Desktop Metal Operating, Inc., with Desktop Metal Operating, Inc. becoming our wholly owned subsidiary. Upon the closing of the Business Combination, we changed our name to Desktop Metal, Inc. See “Prospectus Summary — Background.”
We are registering 25,962,500 shares of our Class A common stock held by certain of the Selling Securityholders pursuant to the terms of subscription agreements, or the Subscription Agreements, entered into with certain of the Selling Securityholders, or the PIPE Securityholders. Pursuant to the Subscription Agreements, the PIPE Securityholders purchased shares of our Class A common stock in a private placement in connection with the Business Combination, or the PIPE.
We are also registering 150,149,136 shares of Class A common stock held by certain of the Selling Securityholders pursuant to the terms of an Amended and Restated Registration Rights Agreement, dated as of August 26, 2020, which we entered into with such Selling Securityholders in connection with the Business Combination.
We are also registering the resale by certain Selling Securityholders of 10,003,000 shares of Class A common stock issuable upon exercise of warrants held by such Selling Securityholders.
We are also registering the shares of Class A common underlying the warrants pursuant to the terms of a Warrant Agreement, dated March 14, 2019, between us and Continental Stock Transfer and Trust Company, or the Warrant Agreement.
On January 15, 2021, we entered into a Purchase Agreement and Plan of Merger with Envisiontec, Inc., or envisionTEC, pursuant to which we have agreed to acquire envisionTEC and certain of its affiliates, or the envisionTEC Acquisition. We have agreed to issue shares of our Class A common stock as part of the consideration we have agreed to pay in the envisionTEC Acquisition. Accordingly, we are registering 12,500,000 shares of our Class A common stock that may be issued upon the closing of the envisionTEC Acquisition to one of the selling securityholders. The number of shares actually issued to such selling securityholder will be determined by dividing $150 million by the average volume-weighted trading price on the New York Stock Exchange, or NYSE, for one share of our Class A common stock for the ten full trading days ending on and including the full trading day two days prior to the closing of the envisionTEC Acquisition, subject to a customary collar that allows for adjustment. See “Prospectus Summary — Recent Developments”
We will not receive any proceeds from the sale of the shares by the Selling Securityholders. We will receive the proceeds from any exercise of the warrants for cash.
We will bear all costs, expenses and fees in connection with the registration of the shares of Class A common stock. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sales of the shares of Class A common stock.
Our Class A common stock is listed on the NYSE under the symbol “DM” and our warrants are listed on the NYSE under the symbol “DM.WS”. On February 2, 2021, the closing sale price of our Class A common stock as reported on the NYSE was $24.54, and the closing sale price of our warrants as reported on the NYSE was $12.00.
We are an “emerging growth company” under applicable Securities and Exchange Commission rules and, as such, have elected to comply with certain reduced public company disclosure requirements for this prospectus and future filings. See “Prospectus Summary — Implications of Being an Emerging Growth Company.”
Our business and investment in our Class A common stock involve significant risks. These risks are described in the section titled “Risk Factors “ beginning on page 6 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 4, 2021.

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. By using a shelf registration statement, the Selling Securityholders may sell up to 198,614,636 shares of Class A common stock from time to time in one or more offerings as described in this prospectus. We will not receive any proceeds from the sale of Class A common stock by the Selling Securityholders. This prospectus also relates to the issuance by us of up to 25,010,494 shares of Class A common stock upon any exercise of warrants. We will receive the proceeds from any exercise of warrants for cash.
We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to these offerings. The prospectus supplement or post-effective amendment may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any securities, you should carefully read this prospectus, any post-effective amendment, and any applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”
Neither we, nor the Selling Securityholders, have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any post-effective amendment, or any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the Selling Securityholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any post-effective amendment and any applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus contains, and any post-effective amendment or any prospectus supplement may contain, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included in this prospectus, any post-effective amendment or any prospectus supplement may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, any post-effective amendment and the applicable prospectus supplement. Accordingly, investors should not place undue reliance on this information.
We own or have rights to trademarks, trade names and service marks that we use in connection with the operation of our business. In addition, our name, logos and website name and address are our trademarks or service marks. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this prospectus are listed without the applicable ®, ™ and SM symbols, but we will assert, to the fullest extent under applicable law, our rights to these trademarks, trade names and service marks. Other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners.
As used in this prospectus, unless otherwise indicated or the context otherwise requires, references to “we,” “us,” “our,” the “company” and “Desktop Metal” refer to the consolidated operations of Desktop Metal, Inc. and its subsidiaries. References to “Trine” refer to the company prior to the consummation of the Business Combination and references to “Legacy Desktop Metal” refer to Desktop Metal Operating, Inc. prior to the consummation of the Business Combination.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy, plans and prospects, existing and prospective products, research and development costs, timing and likelihood of success, and plans and objectives of management for future operations and results, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.
In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of important factors that could cause actual results to differ materially from those in the forward-looking statements, including the risks, uncertainties and assumptions described under the section in this prospectus titled “Risk Factors.” These forward-looking statements are subject to numerous risks, including, without limitation, the following:
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the impact of the COVID-19 pandemic on our business, including on our third party suppliers;

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our ability to realize the benefits of the Business Combination;

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our ability to complete the envisionTEC Acquisition and to realize the benefits of the envisionTEC Acquisition;

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our ability to continue to develop new products and innovations to meet constantly evolving customer demands;

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our ability to design, produce and launch additive manufacturing systems on the planned timelines;

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our ability to develop a recurring stream of revenue through the sale of consumables and service contracts related to the additive manufacturing systems;

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our acquisition of, or investment in, other businesses, patents, technologies, products or services to grow our business;

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our ability to attract, train and retain an effective sales force and other key personnel;

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our ability to enhance future operating and financial results;

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compliance with laws and regulations applicable to our business;

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our ability to successfully defend against litigation;

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our ability to upgrade and maintain our information technology systems;

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our ability to acquire and protect intellectual property;

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our ability to meet future liquidity requirements and comply with restrictive covenants related to long term indebtedness; and

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our ability to successfully deploy the proceeds from the Business Combination.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances, or otherwise.
You should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

PROSPECTUS SUMMARY
This summary highlights, and is qualified in its entirety by, the more detailed information and financial statements included elsewhere in this prospectus. This summary does not contain all of the information that may be important to you in making your investment decision. You should read this entire prospectus carefully, especially the “Risk Factors” section beginning on page 6 and our consolidated financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in our Class A common stock.
Overview
Desktop Metal is pioneering a new generation of additive manufacturing technologies focused on the production of end use parts. We offer a portfolio of integrated additive manufacturing solutions for engineers, designers and manufacturers comprised of hardware, software, materials and services. Our solutions span use cases across the product life cycle, from product development to mass production and aftermarket operations, and they address an array of industries, including automotive, aerospace, healthcare, consumer products, heavy industry, machine design and research and development.
At Desktop Metal, we believe additive manufacturing, commonly referred to as 3D printing, is one of the most exciting and transformational technology innovations of our time. It has the capacity to change the way parts of nearly all materials are designed, manufactured and sold around the world, and it provides businesses of all sizes the means to make high performance products faster, more sustainably, and at costs and volumes competitive with conventional manufacturing processes. Our mission is to make additive manufacturing accessible to all engineers, designers and manufacturers. In doing so, we believe we will empower businesses to adopt radical, new approaches to design and production and enable the success of many of the high growth industries that will drive global economic growth in the years to come.
Background
We were incorporated as Trine Acquisition Corp. on September 26, 2018. On December 9, 2020, we closed the Business Combination with Legacy Desktop Metal, as a result of which Legacy Desktop Metal became a wholly-owned subsidiary of ours, and we changed our name to Desktop Metal, Inc. While we are the legal acquirer of Legacy Desktop Metal in the Business Combination, Legacy Desktop Metal is deemed to be the accounting acquirer, and the historical financial statements of Legacy Desktop Metal became the historical financial statements of our company upon the closing of the Business Combination.
At the effective time of the Business Combination, or the Effective Time, each share of Legacy Desktop Metal preferred stock and common stock issued and outstanding immediately prior to the Effective Time converted into the right to receive 1.221218442 shares of our Class A common stock. In addition, each share of our Class B common stock issued and outstanding immediately prior to the Effective Time converted into one share of our Class A common stock. We refer to the shares of our Class B common stock and the shares of Class A common stock issued upon conversion of such shares of Class B common stock as the “Founder Shares” in this prospectus.
In August 2020, we entered into the Subscription Agreements, pursuant to which the PIPE Securityholders agreed to subscribe for an aggregate of 27,497,500 shares of our Class A common stock at a purchase price of $10.00 per share. Immediately prior to the closing of the Business Combination, we issued and sold 27,497,500 shares of our Class A common stock to the PIPE Securityholders for aggregate gross proceeds to us of $275.0 million.
The rights of holders of our Class A common stock and warrants are governed by our second amended and restated certificate of incorporation, or the certificate of incorporation, our amended and restated bylaws, or the bylaws, and the Delaware General Corporation Law, or the DGCL, and, in the case of the warrants, the Warrant Agreement. See the section entitled “Description of Capital Stock.”
Recent Developments
On January 15, 2021, we, EnvisionTEC US, LLC, our wholly owned subsidiary, or Merger Sub I, and EnvisionTec Merger Sub, Inc., our wholly owned subsidiary, or Merger Sub II, entered into a Purchase Agreement and Plan of Merger, or the envisionTEC Merger Agreement, with envisionTEC, Gulf Filtration

Systems, Inc., or Gulf, 3dbotics, Inc., or 3dbotics, and EnvisionTEC GmbH, or envisionTEC Germany, and collectively, the envisionTEC Group, and Ali El-Siblani, pursuant to which we intend to acquire the envisionTEC Group. The acquisition of the envisionTEC Group is expected to be accomplished by means of the merger of Merger Sub I with and into envisionTEC, with envisionTEC continuing as the surviving corporation, and subsequently, envisionTEC with and into Merger Sub II, with Merger Sub II continuing as the surviving corporation and our direct, wholly owned subsidiary; and the share purchase, where we have agreed to purchase from Mr. El-Siblani all of the issued and outstanding capital stock of envisionTEC Germany, 3dbotics and Gulf, or the Share Purchase. The aggregate purchase price for the envisionTEC Acquisition is (i) $150 million in cash, with such cash amount being subject to customary adjustments based on, among other things, the amount of cash, debt and working capital in the envisionTEC Group business at the closing date and (ii) stock consideration equal to a number of shares of Class A common stock, or the Shares, determined by dividing $150 million by the average volume-weighted trading price on the New York Stock Exchange for one share of our Class A common stock for the ten full trading days ending on and including the full trading day two days prior to the closing of the envisionTEC Acquisition, subject to a customary collar that allows for adjustment if the 10-day closing price average is 10% greater or 10% less than the 10-day signing price average.
The envisionTEC Merger Agreement contains customary representations, warranties and covenants by Mr. El-Siblani, the envisionTEC Group and the Company. The parties have agreed to indemnify each other for breaches of representations, warranties and covenants. The completion of the envisionTEC Acquisition is subject to, among other things, the expiration of the applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and other customary closing conditions. The envisionTEC Acquisition is not subject to any financing contingency.
The envisionTEC Merger Agreement may be terminated under certain circumstances, including by either party if the transactions have not been completed by July 14, 2021. We currently anticipate that the envisionTEC Acquisition will close in February 2021.Unaudited pro forma financial statements that give effect to the envisionTEC Acquisition may be found under “Unaudited Pro Forma Condensed Combined Financial Information” and should be read in combination with the financial statements for envisionTEC, Legacy Desktop Metal and Trine found elsewhere in this prospectus.
We can give no assurances that the envisionTEC Acquisition will be completed on the time anticipated or at all. See “Risk Factors — Risks Related to the envisionTEC Acquisition.”
Risk Factors
Our business is subject to a number of risks of which you should be aware before making an investment decision. These risks are discussed more fully in the “Risk Factors” section of this prospectus immediately following this prospectus summary. These risks include the following:
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We are an early stage company with a history of losses and may not achieve or maintain profitability in the future.

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Our limited operating history and rapid growth makes evaluating our current business and future prospects difficult.

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We may not complete the envisionTEC Acquisition or may not realize the full benefit of acquiring envisionTEC.

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The additive manufacturing industry in which we operate is characterized by rapid technological change, which requires us to continue to develop new products and innovations to meet constantly evolving customer demands and which could adversely affect market adoption of our products.

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The additive manufacturing industry is competitive and we expect to face increasing competition in many aspects of our business, which could cause our operating results to suffer.

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We have generated substantially all of our revenue to date from the sale of a single solution.

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We may experience significant delays in the design, production and launch of our additive manufacturing solutions, and we may be unable to successfully commercialize products on our planned timelines.

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Changes in our product mix may impact our gross margins and financial performance.

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Our failure to meet our customers’ price expectations would adversely affect our business and results of operations.

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Our business model is predicated, in part, on building a customer base that will generate a recurring stream of revenues through the sale of our consumables and service contracts. If that recurring stream of revenues does not develop as expected, or if our business model changes as the industry evolves, our operating results may be adversely affected.

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We are, and have been in the recent past, subject to litigation.

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We depend on a limited number of third party contract manufacturers for substantially all of our manufacturing needs. If these third party manufacturers experience any delay, disruption or quality control problems in their operations, including due to the COVID-19 pandemic, we could lose market share and our brand may suffer.

Corporate Information
We were incorporated under the laws of the state of Delaware on September 26, 2018 under the name Trine Acquisition Corp. Upon the closing of the Business Combination, we changed our name to Desktop Metal, Inc. Our principal executive offices are located at 63 3rd Street, Burlington, Massachusetts 01803 and our telephone number is (978) 224-1244. Our website address is www.desktopmetal.com. The information contained in, or accessible through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.
Implications of Being an Emerging Growth Company
As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or JOBS Act. An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:
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the option to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus;

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not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended;

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not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

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reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

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exemptions from the requirements of holding a nonbinding advisory vote of stockholders on executive compensation, stockholder approval of any golden parachute payments not previously approved and having to disclose the ratio of the compensation of our chief executive officer to the median compensation of our employees.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the completion of the initial public offering of our securities. However, if (i) our annual gross revenue exceeds $1.07 billion, (ii) we issue more than $1.0 billion of non-convertible debt in any three-year period or (iii) we become a “large accelerated filer” (as defined in Rule 12b-2 under the Exchange Act) prior to the end of such five-year period, we will cease to be an emerging growth company. We will be deemed to be a “large accelerated filer” at such time that we (a) have an aggregate worldwide market value of common equity securities held by non-affiliates of $700.0 million or more as of the last business day of our most recently completed second fiscal quarter, (b) have been required to file annual and quarterly reports under the Exchange Act, for a period of at least 12 months and (c) have filed at least one annual report pursuant to the Exchange Act.
We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.
In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. We have elected to use the extended transition period for complying with new or revised accounting standards. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

The Offering
Class A common stock offered by selling securityholders
198,614,636 shares
Class A common stock offered by
us
25,010,494 shares issuable upon exercise of warrants to purchase Class A common stock
Exercise per share pursuant to the warrants
$11.50
Number of shares of Class A common stock outstanding, assuming the exercise of all warrants
251,715,475
Use of proceeds
We will not receive any proceeds from the sale of shares by the selling securityholders. We will receive the proceeds from any exercise of the warrants for cash, which we intend to use for general corporate and working capital purposes.
Risk factors
You should carefully read the “Risk Factors” beginning on page 6 and the other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our Class A common stock.
NYSE symbol for our Class A common stock
“DM”
NYSE symbol for our warrants
“DM.WS”

The number of shares of our Class A common stock to be outstanding upon exercise of the warrants is based on 226,704,981 shares of our Class A common stock outstanding as of December 31, 2020.

RISK FACTORS
You should carefully consider the risks and uncertainties described below and the other information in this prospectus before making an investment in our Class A common stock. Our business, financial condition, results of operations, or prospects could be materially and adversely affected if any of these risks occurs, and as a result, the market price of our Class A common stock could decline and you could lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements.” Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below.
Risks Related to Our Financial Position and Need for Additional Capital
We are an early-stage company with a history of losses. We have not been profitable historically and may not achieve or maintain profitability in the future.
We experienced net losses in each year from our inception, including net losses of $121.3 million and $103.6 million for the years ended December 31, 2018 and 2019, respectively, and $65.0 million for the nine months ended September 30, 2020. We believe we will continue to incur operating losses and negative cash flow in the near-term as we continue to invest significantly in our business, in particular across our research and development efforts and sales and marketing programs. These investments may not result in increased revenue or growth in our business.
In addition, as a public company, we will incur significant additional legal, accounting and other expenses that we did not incur as a private company. These increased expenditures may make it harder for us to achieve and maintain future profitability. Revenue growth and growth in our customer base may not be sustainable, and we may not achieve sufficient revenue to achieve or maintain profitability. While we have generated revenue in the past, we have not yet begun volume commercial shipments of several of our additive manufacturing solutions that are expected to generate a substantial portion of our revenue going forward, and it is difficult for us to predict our future operating results. We may incur significant losses in the future for a number of reasons, including due to the other risks described in this prospectus, and we may encounter unforeseen expenses, difficulties, complications and delays and other unknown events. As a result, our losses may be larger than anticipated, we may incur significant losses for the foreseeable future, and we may not achieve profitability when expected, or at all, and even if we do, we may not be able to maintain or increase profitability. Furthermore, if our future growth and operating performance fail to meet investor or analyst expectations, or if we have future negative cash flow or losses resulting from our investment in acquiring customers or expanding our operations, this could have a material adverse effect on our business, financial condition and results of operations.
Our limited operating history and rapid growth makes evaluating our current business and future prospects difficult and may increase the risk of your investment.
Much of our growth has occurred in recent periods. Our limited operating history may make it difficult for you to evaluate our current business and our future prospects, as we continue to grow our business. Our ability to forecast our future operating results is subject to a number of uncertainties, including our ability to plan for and model future growth. We have encountered, and will continue to encounter, risks and uncertainties frequently experienced by growing companies in rapidly evolving industries, as we continue to grow our business. If our assumptions regarding these uncertainties, which we use to plan our business, are incorrect or change in reaction to changes in our markets, or if we do not address these risks successfully, our operating and financial results could differ materially from our expectations, our business could suffer and the trading price of our stock may decline. We intend to derive a substantial portion of our revenues from the sales of a number of products which are in the late stages of development and have begun commercial shipments in late 2020. We continue to develop additional products which are scheduled to begin volume commercial shipments in 2021. There are no assurances that we will be able to secure future business with customers or that such products will begin commercial shipments on our planned timelines.

It is difficult to predict our future revenues and appropriately budget for our expenses, and we have limited insight into trends that may emerge and affect our business. If actual results differ from our estimates or we adjust our estimates in future periods, our operating results and financial position could be materially affected.
Our operating results and financial condition may fluctuate from period to period.
Our operating results and financial condition fluctuate from quarter-to-quarter and year-to-year and are likely to continue to vary due to a number of factors, many of which will not be within our control. Both our business and the additive manufacturing industry are changing and evolving rapidly, and our historical operating results may not be useful in predicting our future operating results. If our operating results do not meet the guidance that we provide to the marketplace or the expectations of securities analysts or investors, the market price of our Class A common stock will likely decline. Fluctuations in our operating results and financial condition may be due to a number of factors, including:
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the degree of market acceptance of our products and services;

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our ability to compete with competitors and new entrants into our markets;

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the mix of products and services that we sell during any period;

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the timing of our sales and deliveries of our products to customers;

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the geographic distribution of our sales;

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changes in our pricing policies or those of our competitors, including our response to price competition;

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changes in the amount that we spend to develop and manufacture new products or technologies;

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changes in the amounts that we spend to promote our products and services;

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changes in the cost of satisfying our warranty obligations and servicing our installed customer base;

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expenses and/or liabilities resulting from litigation;

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delays between our expenditures to develop and market new or enhanced solutions and the generation of revenue from those solutions;

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unforeseen liabilities or difficulties in integrating our acquisitions or newly acquired businesses;

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disruptions to our information technology systems or our third-party contract manufacturers;

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general economic and industry conditions that effect customer demand;

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the impact of the COVID-19 pandemic on our customers, suppliers, manufacturers and operations; and

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changes in accounting rules and tax laws.

In addition, our revenues and operating results may fluctuate from quarter-to-quarter and year-to-year due to our sales cycle and seasonality among our customers. Generally, our additive manufacturing solutions are subject to the adoption and capital expenditure cycles of our customers. As a result, we typically conduct a larger portion of our business during the first and fourth quarters of our fiscal year relative to the second and third quarters. Additionally, for our more complex solutions, which may require additional facilities investment, potential customers may spend a substantial amount of time performing internal assessments prior to making a purchase decision. This may cause us to devote significant effort in advance of a potential sale without any guarantee of receiving any related revenues. As a result, revenues and operating results for future periods are difficult to predict with any significant degree of certainty, which could lead to adverse effects on our inventory levels and overall financial condition.
Due to the foregoing factors, and the other risks discussed in this prospectus, you should not rely on quarter-over-quarter and year-over-year comparisons of our operating results as an indicator of our future performance.

We may require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.
We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges and opportunities, including the need to develop new features or enhance our products, improve our operating infrastructure or acquire complementary businesses and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds if our existing sources of cash and any funds generated from operations do not provide us with sufficient capital. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our Class A common stock. Any debt financing that we may secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges and opportunities could be significantly impaired, and our business may be adversely affected.
Risks Related to the envisionTEC Acquisition
The envisionTEC Acquisition is subject to conditions, including certain conditions that may not be satisfied, and it may not be completed on a timely basis, or at all. Failure to complete the envisionTEC Acquisition could have material and adverse effects on our business.
On January 15, 2021, we entered into the envisionTEC Merger Agreement in connection with the envisionTEC Acquisition. The completion of the envisionTEC Acquisition is subject to a number of conditions, which make both the completion and the timing of completion of the envisionTEC Acquisition uncertain. Also, either envisionTEC or we may terminate the envisionTEC Merger Agreement under certain circumstances, including if the envisionTEC Acquisition has not been completed by July 14, 2021 (subject to extension under certain circumstances), unless the failure of the envisionTEC Acquisition to be completed has resulted from the failure of the party seeking to terminate the envisionTEC Merger Agreement to perform its obligations.
If the envisionTEC Acquisition is not completed on a timely basis, or at all, our business may be adversely affected. Additionally, in the event the envisionTEC Acquisition is not completed, we will have expended substantial resources and be subject to adverse consequences without realizing the benefits of having completed the envisionTEC Acquisition, including the following:
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we will be required to pay our costs relating to the envisionTEC Acquisition, such as legal, accounting and financial advisory fees;

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time and resources committed by our management to matters relating to the envisionTEC Acquisition could otherwise have been devoted to pursuing other opportunities; and

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the market price of our Class A common stock could decline to the extent that the current market price reflects a market assumption that the envisionTEC Acquisition will be completed, or to the extent that the envisionTEC Acquisition is fundamental to our business strategy.

The unaudited pro forma condensed combined financial information included in this prospectus is preliminary, and our actual financial position and operations after the envisionTEC Acquisition may differ materially from the unaudited pro forma condensed combined financial information included in this prospectus.
The unaudited pro forma condensed combined financial information included in this prospectus supplement is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the envisionTEC Acquisition and other transactions described therein been completed on the dates indicated. Our actual results and financial position after the envisionTEC Acquisition and other transactions described therein may differ materially and adversely from the unaudited pro forma condensed combined financial information included in this prospectus.
We may experience difficulties in integrating the operations of envisionTEC into our business and in realizing the expected benefits of the envisionTEC Acquisition.
The success of the envisionTEC Acquisition will depend in part on our ability to realize the anticipated business opportunities from combining the operations of envisionTEC with our business in an efficient and effective manner. The integration process could take longer than anticipated and could result in the loss of key employees, the disruption of each company’s ongoing businesses, tax costs or inefficiencies, or inconsistencies in standards, controls, information technology systems, procedures and policies, any of which could adversely affect our ability to maintain relationships with customers, employees or other third parties, or our ability to achieve the anticipated benefits of the envisionTEC Acquisition, and could harm our financial performance. If we are unable to successfully or timely integrate the operations of envisionTEC with our business, we may incur unanticipated liabilities and be unable to realize the revenue growth, synergies and other anticipated benefits resulting from the envisionTEC Acquisition, and our business, results of operations and financial condition could be materially and adversely affected.
We have incurred significant costs in connection with the envisionTEC Acquisition. The substantial majority of these costs are non-recurring expenses related to the envisionTEC Acquisition. These non-recurring costs and expenses are reflected in the unaudited pro forma condensed combined financial information included in this prospectus. We may incur additional costs in the integration of envisionTEC’s business, and may not achieve cost synergies and other benefits sufficient to offset the incremental costs of the envisionTEC Acquisition.
Risks Related to Our Business and Industry
We have generated substantially all of our revenues to date from the sale of a single solution.
The majority of our revenues generated to date are derived from sales of our Studio System, which began shipping in volume in the fourth quarter of 2018. Delays in our announced but not yet commercially available additive manufacturing solutions may require that we continue to rely solely on Studio System to achieve our revenue growth targets. If such delays do occur and competitive solutions emerge or we are unable to continue to successfully commercialize the Studio System in the future, our operating results could be harmed. Additionally, our commercialization of the Studio System to date has no bearing on our ability to successfully commercialize additional additive manufacturing solutions on our planned timelines.
We may experience significant delays in the design, production and launch of our additive manufacturing solutions, and we may be unable to successfully commercialize products on our planned timelines.
Several of our additive manufacturing solutions are still under development. There are often delays in the design, testing, manufacture and commercial release of new products, and any delay in the launch of our products could materially damage our brand, business, growth prospects, financial condition and operating results. Even if we successfully complete the design, testing and manufacture for one or all of our products under development, we may fail to develop a commercially successful product on the timeline we expect for a number of reasons, including:
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misalignment between the products and customer needs;

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lack of innovation of the product;

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failure of the product to perform in accordance with the customer’s industry standards;

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ineffective distribution and marketing;

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delay in obtaining any required regulatory approvals;

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unexpected production costs; or

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release of competitive products.

Our success in the market for the products we develop will depend largely on our ability to prove our products’ capabilities in a timely manner. Upon demonstration, our customers may not believe that our products and/or technology have the capabilities they were designed to have or that we believe they have. Furthermore, even if we do successfully demonstrate our products’ capabilities, potential customers may be more comfortable doing business with another larger and more established company or may take longer than expected to make the decision to order our products. Significant revenue from new product investments may not be achieved for a number of years, if at all. If the timing of our launch of new products and/or of our customers’ acceptance of such products is different than our assumptions, our revenue and results of operations may be adversely affected.
Additionally, we intend to establish a parts-as-a-service offering for customers, which may present similar challenges to those outlined above with respect to the design, production, and launch of new additive manufacturing solutions. In particular, we may fail to develop a commercially successful offering if we are unable to meet customer needs or industry standards, if we fail to meet customer price expectations, or if our marketing and distribution strategy proves ineffective. If we are unable to establish such an offering, sales of our additive manufacturing solutions and our overall operating results could suffer. To date, we have not established a parts-as-a-service offering and have not accepted any orders or recognized any revenue from such an offering.
Our business activities may be disrupted due to the outbreak of the COVID-19 pandemic.
We face various risks and uncertainties related to the global outbreak of COVID-19. In recent months, the continued spread of COVID-19 has led to disruption and volatility in the global economy and capital markets, which increases the cost of capital and adversely impacts access to capital. Government-enforced travel bans and business closures around the world have significantly impacted our ability to sell, install and service our additive manufacturing systems at customers around the world. It has, and may continue to, disrupt our third-party contract manufacturers and supply chain. We currently anticipate customer payment delays for our products which could negatively impact our results of operations. We also expect some delays in installation of our products at customers’ facilities, which could lead to postponed revenue recognition for those transactions. Furthermore, if significant portions of our workforce are unable to work effectively, including because of illness, quarantines, government actions, facility closures, remote working or other restrictions in connection with the COVID-19 pandemic, our operations will likely be adversely impacted.
If the COVID-19 pandemic continues for a prolonged duration, we or our customers may be unable to perform fully on our contracts, which will likely result in increases in costs and reduction in revenue. These cost increases may not be fully recoverable or adequately covered by insurance. The long-term effects of COVID-19 to the global economy and to us are difficult to assess or predict and may include a further decline in the market prices of our products, risks to employee health and safety, risks for the deployment of our products and services and reduced sales in geographic locations impacted. Any prolonged restrictive measures put in place in order to control COVID-19 or other adverse public health developments in any of our targeted markets may have a material and adverse effect on our business operations and results of operations.
Changes in our product mix may impact our gross margins and financial performance.
Our financial performance may be affected by the mix of products and services we sell during a given period. Our products are sold, and will continue to be sold, at different price points. Sales of certain of our products have, or are expected to have, higher gross margins than others. If our product mix shifts too far into lower gross margin products, and we are not able to sufficiently reduce the engineering, production and other costs associated with those products or substantially increase the sales of our higher gross margin products, our profitability could be reduced. Additionally, the introduction of new products or services may further heighten quarterly fluctuations in gross profit and gross profit margins due to manufacturing ramp-up and start-up costs. We may experience significant quarterly fluctuations in gross profit margins or operating income or loss due to the impact of the mix of products, channels or geographic areas in which we sell our products from period to period.

Our failure to meet our customers’ price expectations would adversely affect our business and results of operations.
Demand for our product lines is sensitive to price. We believe our competitive pricing has been an important factor in our results to date. Therefore, changes in our pricing strategies can have a significant impact on our business and ability to generate revenue. Many factors, including our production and personnel costs and our competitors’ pricing and marketing strategies, can significantly impact our pricing strategies. If we fail to meet our customers’ price expectations in any given period, demand for our products and product lines could be negatively impacted and our business and results of operations could suffer.
We use, and plan to continue using, different pricing models for different products. For example, we plan to use a hardware-as-a-service annual subscription pricing model for certain new products. Such pricing models are still relatively new to some of our customers and may not be attractive to them, especially in regions where they are less common. If customers resist such pricing models, our revenue may be adversely affected and we may need to restructure the way in which we charge customers for our products. To date, while we have accepted pre-orders for our Fiber solution with hardware-as-a-service annual subscription pricing, we have not fulfilled or recognized any revenue from such orders or associated with our hardware-as-a-service annual subscription model in general.
Declines in the prices of our products and services, or in our volume of sales, together with our relatively inflexible cost structure, may adversely affect our financial results.
Our business is subject to price competition. Such price competition may adversely affect our results of operation, especially during periods of decreased demand. Decreased demand also adversely impacts the volume of our systems sales. If our business is not able to offset price reductions resulting from these pressures, or decreased volume of sales due to contractions in the market, by improved operating efficiencies and reduced expenditures, then our operating results will be adversely affected.
Certain of our operating costs are fixed and cannot readily be reduced, which diminishes the positive impact of our restructuring programs on our operating results. To the extent the demand for our products slows, or the additive manufacturing market contracts, we may be faced with excess manufacturing capacity and related costs that cannot readily be reduced, which will adversely impact our financial condition and results of operations.
Our business model is predicated, in part, on building a customer base that will generate a recurring stream of revenues through the sale of our consumables and service contracts. If that recurring stream of revenues does not develop as expected, or if our business model changes as the industry evolves, our operating results may be adversely affected.
Our business model is dependent, in part, on our ability to maintain and increase sales of our proprietary consumables and service contracts as they generate recurring revenues. Existing and future customers of our systems may not purchase our consumables or related service contracts at the same rate at which customers currently purchase those consumables and services. In addition, our entry-level systems focused on low-volume production generally use a lower volume of consumables relative to our higher-end systems focused on high-volume production. If our current and future customers purchase a lower volume of our consumable materials or service contracts, or if our entry-level systems represent an increasing percentage of our future installed customer base, resulting overall in lower purchases of consumables and service contracts on average than our current installed customer base, our recurring revenue stream relative to our total revenues would be reduced and our operating results would be adversely affected.
If demand for our products does not grow as expected, or if market adoption of additive manufacturing does not continue to develop, or develops more slowly than expected, our revenues may stagnate or decline, and our business may be adversely affected.
The industrial manufacturing market, which today is dominated by conventional manufacturing processes that do not involve 3D printing technology, is undergoing a shift towards additive manufacturing. We may not be able to develop effective strategies to raise awareness among potential customers of the benefits of additive manufacturing technologies or our products may not address the specific needs or provide the level of functionality required by potential customers to encourage the continuation of this shift towards additive manufacturing. If additive manufacturing technology does not continue to gain broader market acceptance as an alternative to conventional manufacturing processes, or if the marketplace adopts additive manufacturing technologies that differ from our technologies, we may not be able to increase or sustain the level of sales of our products, and our operating results would be adversely affected as a result.
Reservations for our Production System may not convert to purchase orders.
Our Production System is in the late stages of development, and while select early customers are operational with this solution, volume commercial shipments are not scheduled to begin until 2021 and may occur later or not at all. As a result, we have accepted reservations for the Production System, most of which are accompanied by a financial deposit. Given the anticipated lead times between reservations and the date of delivery of the Production Systems, there is a risk that customers who place reservations may ultimately decide not to convert such reservations into purchase orders and take delivery of their reserved Production System due to potential changes in customer preferences, competitive developments or other factors. As a result, no assurance can be made that reservations will result in the purchase of our Production Systems, and any such failure to convert these reservations could harm our business, prospects, financial condition and operating results.
Defects in new products or in enhancements to our existing products that give rise to product returns or warranty or other claims could result in material expenses, diversion of management time and attention and damage to our reputation.
Our additive manufacturing solutions are complex and may contain undetected defects or errors when first introduced or as enhancements are released that, despite testing, are not discovered until after a machine has been used. This could result in delayed market acceptance of those products or claims from resellers, customers or others, which may result in litigation, increased end user warranty, support and repair or replacement costs, damage to our reputation and business, or significant costs and diversion of support and engineering personnel to correct the defect or error. We may from time to time become subject to warranty or product liability claims related to product quality issues that could lead us to incur significant expenses.
We attempt to include provisions in our agreements with customers that are designed to limit our exposure to potential liability for damages arising from defects or errors in our products. However, it is possible that these limitations may not be effective as a result of unfavorable judicial decisions or laws enacted in the future.
The sale and support of our products entails the risk of product liability claims. Any product liability claim brought against us, regardless of its merit, could result in material expense, diversion of management time and attention, damage to our business and reputation and brand, and cause us to fail to retain existing customers or to fail to attract new customers.
Our operations could suffer if we are unable to attract and retain key management or other key employees.
We believe our success has depended, and continues to depend, on the efforts and talents of our senior management and other key personnel, including, in particular, our co-founder, chief executive officer, and chairman, Ric Fulop. Our executive team is critical to the management of our business and operations, as well as to the development of our strategy. Members of our senior management team may resign at any time. The loss of the services of any members of our senior management team, especially Mr. Fulop, could delay or prevent the successful implementation of our strategy or our commercialization of new applications for our systems or other products, or could otherwise adversely affect our ability to manage our company effectively and carry out our business plan. There is no assurance that if any senior executive leaves in the future, we will be able to rapidly replace him or her and transition smoothly towards his or her successor, without any adverse impact on our operations.
To support the continued growth of our business, we must also effectively recruit, hire, integrate, develop, motivate and retain additional new employees. High demand exists for senior management and other key personnel (including scientific, technical, engineering, financial and sales personnel) in the additive manufacturing industry, and there can be no assurance that we will be able to retain our current key personnel. We experience intense competition for qualified personnel. While we intend to continue to provide competitive compensation packages to attract and retain key personnel, some of our competitors for these employees have greater resources and more experience, making it difficult for us to compete successfully for key personnel. Moreover, new employees may not become as productive as we expect since we may face challenges in adequately integrating them into our workforce and culture. If we cannot attract and retain sufficiently qualified technical employees for our research product development activities, as well as experienced sales and marketing personnel, we may be unable to develop and commercialize new products or new applications for existing products. Furthermore, possible shortages of key personnel, including engineers, in the regions surrounding our Boston facility could require us to pay more to hire and retain key personnel, thereby increasing our costs.
All of our U.S. employees are at-will employees, meaning that they may terminate their employment relationship with us at any time, and their knowledge of our business and industry would be extremely difficult to replace. We generally enter into non-competition agreements with our employees. These agreements prohibit our employees from competing directly with us or working for our competitors or clients while they work for us, and in some cases, for a limited period after they cease working for us. We may be unable to enforce these agreements under the laws of the jurisdictions in which our employees work and it may be difficult for us to restrict our competitors from benefiting from the expertise that our former employees or consultants developed while working for us. If we cannot demonstrate that our legally protectable interests will be harmed, we may be unable to prevent our competitors from benefiting from the expertise of our former employees or consultants and our ability to remain competitive may be diminished.
If we fail to grow our business as anticipated, our net sales, gross margin and operating margin will be adversely affected. If we grow as anticipated but fail to manage our growth and expand our operations accordingly, our business may be harmed and our results of operation may suffer.
Over the past several years, we have experienced rapid growth, and we are attempting to continue to grow our business substantially. To this end, we have made, and expect to continue to make, significant investments in our business, including investments in our infrastructure, technology, marketing and sales efforts. These investments include dedicated facilities expansion and increased staffing, both domestic and international. If our business does not generate the level of revenue required to support our investment, our net sales and profitability will be adversely affected.
Our ability to effectively manage our anticipated growth and expansion of our operations will also require us to enhance our operational, financial and management controls and infrastructure, human resources policies and reporting systems. These enhancements and improvements will require significant capital expenditures, investments in additional headcount and other operating expenditures and allocation of valuable management and employee resources. Our future financial performance and our ability to execute on our business plan will depend, in part, on our ability to effectively manage any future growth and expansion. There are no guarantees we will be able to do so in an efficient or timely manner, or at all.
Our existing and planned global operations subject us to a variety of risks and uncertainties that could adversely affect our business and operating results. Our business is subject to risks associated with selling machines and other products in non-United States locations.
Our products and services are distributed in more than 60 countries around the world, and we derive a substantial percentage of our sales from these international markets. In 2019, we derived approximately 40% of our revenues from countries outside the United States. Accordingly, we face significant operational risks from doing business internationally.
Our operating results may be affected by volatility in currency exchange rates and our ability to effectively manage our currency transaction risks. We incur currency transaction risks if we were to enter into either a purchase or a sale transaction using a different currency from the currency in which we report revenues. In such cases we may suffer an exchange loss because we do not currently engage in currency swaps or other currency hedging strategies to address this risk. As we realize our strategy to expand internationally, our exposure to currency risks may increase. Given the volatility of exchange rates, we can give no assurance that we will be able to effectively manage our currency transaction risks or that any volatility in currency exchange rates will not have an adverse effect on our results of operations.

Other risks and uncertainties we face from our global operations include:
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difficulties in staffing and managing foreign operations;

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limited protection for the enforcement of contract and intellectual property rights in certain countries where we may sell our products or work with suppliers or other third parties;

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potentially longer sales and payment cycles and potentially greater difficulties in collecting accounts receivable;

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costs and difficulties of customizing products for foreign countries;

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challenges in providing solutions across a significant distance, in different languages and among different cultures;

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laws and business practices favoring local competition;

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being subject to a wide variety of complex foreign laws, treaties and regulations and adjusting to any unexpected changes in such laws, treaties and regulations;

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specific and significant regulations, including the European Union’s General Data Protection Regulation, or GDPR, which imposes compliance obligations on companies who possess and use data of EU residents;

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uncertainty and resultant political, financial and market instability arising from the United Kingdom’s exit from the European Union;

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compliance with U.S. laws affecting activities of U.S. companies abroad, including the U.S. Foreign Corrupt Practices Act;

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tariffs, trade barriers and other regulatory or contractual limitations on our ability to sell or develop our products in certain foreign markets;

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operating in countries with a higher incidence of corruption and fraudulent business practices;

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changes in regulatory requirements, including export controls, tariffs and embargoes, other trade restrictions, competition, corporate practices and data privacy concerns;

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potential adverse tax consequences arising from global operations;

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seasonal reductions in business activity in certain parts of the world, particularly during the summer months in Europe and at year end globally;

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rapid changes in government, economic and political policies and conditions; and

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political or civil unrest or instability, terrorism or epidemics and other similar outbreaks or events.

In addition, additive manufacturing has been identified by the U.S. government as an emerging technology and is currently being further evaluated for national security impacts. We expect additional regulatory changes to be implemented that will result in increased and/or new export controls related to 3D printing technologies, components and related materials and software. These changes, if implemented, may result in our being required to obtain additional approvals and/or licenses to sell 3D printers in the global market.
Our failure to effectively manage the risks and uncertainties associated with our global operations could limit the future growth of our business and adversely affect our business and operating results.
As part of our growth strategy, we intend to acquire or make investments in other businesses, patents, technologies, products or services. Our failure to do so successfully could disrupt our business and have an adverse impact on our financial condition.
We have acquired and invested in companies in the past and intended to continue to do so in the future. To the extent we seek to grow our business through acquisitions, we may not be able to successfully identify attractive acquisition opportunities or consummate any such acquisitions if we cannot reach an agreement on commercially favorable terms, if we lack sufficient resources to finance the transaction on our own and cannot obtain financing at a reasonable cost or if regulatory authorities prevent such transaction from being consummated. In addition, competition for acquisitions in the markets in which we operate during recent years has increased, and may continue to increase, which may result in an increase in the costs of acquisitions or cause us to refrain from making certain acquisitions. We may not be able to complete future acquisitions on favorable terms, if at all.
If we do complete future acquisitions, we cannot assure you that they will ultimately strengthen our competitive position or that they will be viewed positively by customers, financial markets or investors. Furthermore, future acquisitions could pose numerous additional risks to our operations, including:
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diversion of management’s attention from their day-to-day responsibilities;

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unanticipated costs or liabilities associated with the acquisition;

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incurrence of acquisition-related costs, which would be recognized as a current period expense;

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problems integrating the purchased business, products or technologies;

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challenges in achieving strategic objectives, cost savings and other anticipated benefits;

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inability to maintain relationships with key customers, suppliers, vendors and other third parties on which the purchased business relies;

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the difficulty of incorporating acquired technology and rights into our platform and of maintaining quality and security standards consistent with our brand;

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difficulty in maintaining controls, procedures and policies during the transition and integration;

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challenges in integrating the new workforce and the potential loss of key employees, particularly those of the acquired business; and

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use of substantial portions of our available cash or the incurrence of debt to consummate the acquisition.

If we proceed with a particular acquisition, we may have to use cash, issue new equity securities with dilutive effects on existing shareholders, incur indebtedness, assume contingent liabilities or amortize assets or expenses in a manner that might have a material adverse effect on our financial condition and results of operations. Acquisitions will also require us to record certain acquisition-related costs and other items as current period expenses, which would have the effect of reducing our reported earnings in the period in which an acquisition is consummated. In addition, we could also face unknown liabilities or write-offs due to our acquisitions, which could result in a significant charge to our earnings in the period in which they occur. We will also be required to record goodwill or other long-lived asset impairment charges (if any) in the periods in which they occur, which could result in a significant charge to our earnings in any such period.
Achieving the expected returns and synergies from future acquisitions will depend, in part, upon our ability to integrate the products and services, technology, administrative functions and personnel of these businesses into our product lines in an efficient and effective manner. We cannot assure you that we will be able to do so, that our acquired businesses will perform at levels and on the timelines anticipated by our management or that we will be able to obtain these synergies. In addition, acquired technologies and intellectual property may be rendered obsolete or uneconomical by our own or our competitors’ technological advances. Management resources may also be diverted from operating our existing businesses to certain acquisition integration challenges. If we are unable to successfully integrate acquired businesses, our anticipated revenues and profits may be lower. Our profit margins may also be lower, or diluted, following the acquisition of companies whose profit margins are less than those of our existing businesses.
In the future, some of our arrangements for additive manufacturing solutions may contain customer-specific provisions that may impact the period in which we recognize the related revenues under GAAP.
Some customers that purchase additive manufacturing solutions from us may require specific, customized factors relating to their intended use of the solution or the installation of the product in the customers’ facilities. These specific, customized factors are occasionally required by the customers to be included in our commercial agreements relating to the purchases. As a result, our responsiveness to our customers’ specific requirements has the potential to impact the period in which we recognize the revenue relating to that additive manufacturing system sale.
Similarly, some of our customers must build or prepare facilities to install a subset of our additive manufacturing solutions, and the completion of such projects can be unpredictable, which can impact the period in which we recognize the revenue relating to that additive manufacturing solution sale.
We rely on our information technology systems to manage numerous aspects of our business and a disruption of these systems could adversely affect our business.
We rely on our information technology systems to manage numerous aspects of our business, including to efficiently purchase products from our suppliers, provide procurement and logistic services, ship products to our customers, manage our accounting and financial functions, including our internal controls, and maintain our research and development data. Our information technology systems are an essential component of our business and any disruption could significantly limit our ability to manage and operate our business efficiently. A failure of our information technology systems to perform properly could disrupt our supply chain, product development and customer experience, which may lead to increased overhead costs and decreased sales and have an adverse effect on our reputation and our financial condition. In addition, during the COVID-19 pandemic, a substantial portion of our employees have conducted work remotely, making us more dependent on potentially vulnerable communications systems and making us more vulnerable to cyberattacks.
Although we take steps and incur significant costs to secure our information technology systems, including our computer systems, intranet and internet sites, email and other telecommunications and data networks, our security measures may not be effective and our systems may be vulnerable to damage or interruption. Disruption to our information technology systems could result from power outages, computer and telecommunications failures, computer viruses, cyber-attack or other security breaches, catastrophic events such as fires, floods, earthquakes, tornadoes, hurricanes, acts of war, terrorism and usage errors by our employees.
Our reputation and financial condition could be adversely affected if, as a result of a significant cyber-event or otherwise:
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our operations are disrupted or shut down;

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our confidential, proprietary information is stolen or disclosed;

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we incur costs or are required to pay fines in connection with stolen customer, employee or other confidential information;

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we must dedicate significant resources to system repairs or increase cyber security protection; or

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we otherwise incur significant litigation or other costs.

If our computer systems are damaged or cease to function properly, or, if we do not replace or upgrade certain systems, we may incur substantial costs to repair or replace them and may experience an interruption of our normal business activities or loss of critical data. Any such disruption could adversely affect our reputation and financial condition.
We also rely on information technology systems maintained by third parties, including third-party cloud computing services and the computer systems of our suppliers for both our internal operations and our customer-facing infrastructure related to our additive manufacturing solutions. These systems are also vulnerable to the types of interruption and damage described above but we have less ability to take measures to protect against such disruptions or to resolve them if they were to occur. Information technology problems faced by third parties on which we rely could adversely impact our business and financial condition as well as negatively impact our brand reputation.
Our current levels of insurance may not be adequate for our potential liabilities.
We maintain insurance to cover our potential exposure for most claims and losses, including potential product and non-product related claims, lawsuits and administrative proceedings seeking damages or other remedies arising out of our commercial operations. However, our insurance coverage is subject to various exclusions, self-retentions and deductibles. We may be faced with types of liabilities that are not covered under our insurance policies, such as environmental contamination or terrorist attacks, or that exceed our policy limits. Even a partially uninsured claim of significant size, if successful, could have an adverse effect on our financial condition.
In addition, we may not be able to continue to obtain insurance coverage on commercially reasonable terms, or at all, and our existing policies may be cancelled or otherwise terminated by the insurer. Maintaining adequate insurance and successfully accessing insurance coverage that may be due for a claim can require a significant amount of our management’s time, and we may be forced to spend a substantial amount of money in that process.
Global economic, political and social conditions and uncertainties in the markets that we serve may adversely impact our business.
Our performance depends on the financial health and strength of our customers, which in turn is dependent on the economic conditions of the markets in which we and our customers operate. The recent declines in the global economy, difficulties in the financial services sector and credit markets, continuing geopolitical uncertainties and other macroeconomic factors all affect the spending behavior of potential customers. The economic uncertainty in Europe, the United States, India, China and other countries may cause end-users to further delay or reduce technology purchases.
We also face risks from financial difficulties or other uncertainties experienced by our suppliers, distributors or other third parties on which we rely. If third parties are unable to supply us with required materials or components or otherwise assist us in operating our business, our business could be harmed.
For example, the possibility of an ongoing trade war between the United States and China may impact the cost of raw materials, finished products or components used in our products and our ability to sell our products in China. Other changes in U.S. social, political, regulatory and economic conditions or in laws and policies governing foreign trade, manufacturing, development and investment could also adversely affect our business. In addition, the ongoing negotiations about transitioning the United Kingdom from the European Union following its formal exit on January 31, 2020 may result in the imposition of tariffs that could have an adverse impact on our results of operation. Additionally, there also is a risk that other countries may decide to leave the European Union. This uncertainty surrounding this transition not only potentially affects our business in the United Kingdom and the European Union, but also may have an effect on global economic conditions and the stability of global financial markets, which in turn could have a material adverse effect on our business, financial condition and results of operations. In extreme cases, we could experience interruptions in production due to the processing of customs formalities or reduced customer spending in the wake of weaker economic performance. If global economic conditions remain volatile for a prolonged period or if European economies experience further disruptions, our results of operations could be adversely affected.
In connection with the Business Combination, we identified a material weakness in our internal controls over financial reporting. Our internal controls over financial reporting currently do not meet all of the standards contemplated by Section 404 of Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and failure to achieve and maintain effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could impair our ability to produce timely and accurate financial statements or comply with applicable regulations and have a material adverse effect on our business.
Following the Business Combination, our management has significant requirements for enhanced financial reporting and internal controls as a public company. The process of designing and implementing effective internal controls is a continuous effort that will require us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. If we are unable to establish or maintain appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations on a timely basis or result in material misstatements in our consolidated financial statements, which could harm our operating results. In addition, we will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. The rules governing the standards that must be met for our management to assess our internal control over financial reporting are complex and require significant documentation, testing, and possible remediation. Testing and maintaining internal controls may divert management’s attention from other matters that are important to our business. Our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting on an annual basis. However, while we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. If we are not able to complete our initial assessment of our internal controls and otherwise implement the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner or with adequate compliance, our independent registered public accounting firm may not be able to certify as to the adequacy of our internal controls over financial reporting.
In addition to our results determined in accordance with GAAP, we believe certain non-GAAP measures may be useful in evaluating our operating performance. We present certain non-GAAP financial measures in this prospectus and intend to continue to present certain non-GAAP financial measures in future filings with the SEC and other public statements. Any failure to accurately report and present our non-GAAP financial measures could cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our Class A common stock.
Matters impacting our internal controls may cause us to be unable to report our financial information on a timely basis and thereby subject us to adverse regulatory consequences, including sanctions by the SEC or violations of applicable NYSE listing rules, which may result in a breach of the covenants under existing or future financing arrangements. There also could be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements. Confidence in the reliability of our financial statements also could suffer if we or our independent registered public accounting firm continue to report a material weakness in our internal controls over financial reporting. This could materially adversely affect us and lead to a decline in the market price of our Class A common stock.
In connection with the Business Combination, our management and auditors determined that a material weakness existed in our internal control over financial reporting due to the fact that we had not completed an annual or quarterly close under a timeline that would be compatible with public company filing deadlines, and with our limited accounting department personnel, this may not be achievable. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements will not be prevented or detected on a timely basis. While we have instituted plans to remediate the issue described above and continue to take remediation steps, including hiring additional personnel, including a vice president of accounting with public company experience, we continued to have a limited number of personnel with the level of GAAP accounting knowledge, specifically related to complex accounting transactions, commensurate with our financial reporting requirements.
Although we believe the hiring of additional accounting resources, implementation of additional reviews and processes requiring timely account reconciliations and analysis and implementation of processes and controls to better identify and manage segregation of duties will remediate the material weakness with respect to insufficient personnel, there can be no assurance that the material weakness will be remediated on a timely basis or at all, or that additional material weaknesses will not be identified in the future. If we are unable to remediate the material weakness, our ability to record, process, and report financial information accurately, and to prepare financial statements within the time periods specified by the rules and forms of the SEC, could be adversely affected which, in turn, to may adversely affect our reputation and business and the market price of our Class A common stock.
The additive manufacturing industry in which we operate is characterized by rapid technological change, which requires us to continue to develop new products and innovations to meet constantly evolving customer demands and which could adversely affect market adoption of our products.
Our revenues are derived from the sale of additive manufacturing systems and related consumables and services. We have encountered and will continue to encounter challenges experienced by growing companies in a market subject to rapid innovation and technological change. While we intend to invest substantial resources to remain on the forefront of technological development, continuing advances in additive manufacturing technology, changes in customer requirements and preferences and the emergence of new standards, regulations and certifications could adversely affect adoption of our products either generally or for particular applications. Our ability to compete in the additive manufacturing market depends, in large part, on our success in developing and introducing new additive manufacturing systems and technology, in improving our existing products and technology and qualifying new materials which our systems can support. We believe that we must continuously enhance and expand the functionality and features of our products and technologies in order to remain competitive. However, we may not be able to:
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develop cost effective new products and technologies that address the increasingly complex needs of prospective customers;

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enhance our existing products and technologies;

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respond to technological advances and emerging industry standards and certifications on a cost-effective and timely basis;

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adequately protect our intellectual property as we develop new products and technologies;

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identify the appropriate technology or product to which to devote our resources; or

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ensure the availability of cash resources to fund research and development.

Even if we successfully introduce new additive manufacturing products and technologies and enhance our existing products and technologies, it is possible that these will eventually supplant our existing products or that our competitors will develop new products and technologies that will replace our own. As a result, any of our products may be rendered obsolete or uneconomical by our or our competitors’ technological advances, leading to a loss in market share, decline in revenue and adverse effects to our business and prospects.
The additive manufacturing industry is competitive. We expect to face increasing competition in many aspects of our business, which could cause our operating results to suffer.
The additive manufacturing industry in which we operate is fragmented and competitive. We compete for customers with a wide variety of producers of additive manufacturing and/or 3D printing equipment that creates 3D objects and end-use parts, as well as with providers of materials and services for this equipment. Some of our existing and potential competitors are researching, designing, developing and marketing other types of products and services that may render our existing or future products obsolete, uneconomical or less competitive. Existing and potential competitors may also have substantially greater financial, technical, marketing and sales, manufacturing, distribution and other resources than we do, including name recognition, as well as experience and expertise in intellectual property rights and operating within certain international markets, any of which may enable them to compete effectively against us. For example, a number of companies that have substantial resources have announced that they are beginning production of 3D printing systems, which will further enhance the competition we face.
Future competition may arise from the development of allied or related techniques for equipment, materials and services that are not encompassed by our patents, from the issuance of patents to other companies that may inhibit our ability to develop certain products and from improvements to existing technologies.
We intend to continue to follow a strategy of continuing product development and distribution network expansion to enhance our competitive position to the extent practicable. But we cannot assure you that we will be able to maintain our current position or continue to compete successfully against current and future sources of competition. If we do not keep pace with technological change and introduce new products and technologies, demand for our products may decline, and our operating results may suffer.
Because the additive manufacturing market is rapidly evolving, forecasts of market growth in this prospectus may not be accurate.
Market opportunity estimates and growth forecasts included in this prospectus are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The forecasts and estimates in this prospectus relating to the expected size and growth of the markets for additive manufacturing technology and other markets in which we participate may prove to be inaccurate. Even if these markets experience the forecasted growth described in this prospectus, we may not grow our business at similar rates, or at all. Our future growth is subject to many factors, including market adoption of our products, which is subject to many risks and uncertainties. Accordingly, the forecasts and estimates of market size and growth described in this prospectus, including our estimates that the size of the total addressable market is expected to be approximately $146 billion in 2030, should not be taken as indicative of our future growth. In addition, these forecasts do not consider the impact of the current global COVID-19 pandemic, and we cannot assure you that these forecasts will not be materially and adversely affected as a result.
Risks Related to Third Parties
We could be subject to personal injury, property damage, product liability, warranty and other claims involving allegedly defective products that we supply.
The products we supply are sometimes used in potentially hazardous or critical applications, such as the assembled parts of an aircraft, medical device or automobile, that could result in death, personal injury, property damage, loss of production, punitive damages and consequential damages. While we have not experienced any such claims to date, actual or claimed defects in the products we supply could result in our being named as a defendant in lawsuits asserting potentially large claims.
We attempt to include legal provisions in our agreements with customers that are designed to limit our exposure to potential liability for damages arising from defects or errors in our products. However, it is possible that these limitations may not be effective as a result of unfavorable judicial decisions or laws enacted in the future. Any such lawsuit, regardless of merit, could result in material expense, diversion of management time and efforts and damage to our reputation, and could cause us to fail to retain or attract customers, which could adversely affect our results of operations.
We could face liability if our additive manufacturing solutions are used by our customers to print dangerous objects.
Customers may use our additive manufacturing systems to print parts that could be used in a harmful way or could otherwise be dangerous. For example, there have been news reports that 3D printers were used to print guns or other weapons. We have little, if any, control over what objects our customers print using our products, and it may be difficult, if not impossible, for us to monitor and prevent customers from printing weapons with our products. While we have never printed weapons on any printers in our offices, there can be no assurance that we will not be held liable if someone were injured or killed by a weapon printed by a customer using one of our products.
We depend on our network of resellers and our business could be adversely affected if they do not perform as expected.
We rely heavily on our global network of resellers to sell our products and to provide installation and support services to customers in their respective geographic regions. These resellers may not be as effective in selling our products or installing and supporting our customers as we expect. Further, our contracts with our resellers provide for termination for convenience, and if our contracts with a significant number of resellers, or with the most effective resellers, were to terminate or if they would otherwise fail or refuse to sell certain of our products, we may not be able to find replacements that are as qualified or as successful in a timely manner, if at all. In addition, if our resellers do not perform as anticipated, or if we are unable to secure qualified and successful resellers, our sales will suffer, which would have an adverse effect on our revenues and operating results. Because we also depend upon our resellers to provide installation and support services for products, if our reseller relationship were terminated or limited to certain products, we may face disruption in providing support for our customers, which would adversely affect our reputation and our results of operations. Any failure to offer high-quality technical support services may adversely affect our relationships with our customers and adversely affect our financial results.

Additionally, a default by one or more resellers that have a significant receivables balance could have an adverse financial impact on our financial results. We have reviewed our policies that govern credit and collections and will continue to monitor them in light of current payment status and economic conditions. In addition, we try to reduce the credit exposures of our accounts receivable by instituting credit limits and having credit insurance. However, there can be no assurance that our efforts to identify potential credit risks will be successful. Our inability to timely identify resellers that are credit risks could result in defaults at a time when such resellers have high accounts receivable balances with us. Any such default would result in a significant charge against our earnings and adversely affect our results of operations and financial condition.
We depend on a limited number of third-party contract manufacturers for substantially all of our manufacturing needs. If these third-party manufacturers experience any delay, disruption or quality control problems in their operations, including due to the COVID-19 pandemic, we could lose market share and our brand may suffer.
We depend on third-party contract manufacturers for the production of our additive manufacturing systems. While there are several potential manufacturers for most of these products, all of our products are manufactured, assembled, tested and generally packaged by a limited number of third-party manufacturers. In most cases, we rely on these manufacturers to procure components and, in some cases, subcontract engineering work. Our reliance on a limited number of contract manufacturers involves a number of risks, including:
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unexpected increases in manufacturing and repair costs;

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inability to control the quality and reliability of finished products;

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inability to control delivery schedules;

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potential liability for expenses incurred by third-party contract manufacturers in reliance on our forecasts that later prove to be inaccurate;

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potential lack of adequate capacity to manufacture all or a part of the products we require; and

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potential labor unrest affecting the ability of the third-party manufacturers to produce our products.

If any of our third-party contract manufacturers experience a delay, disruption or quality control problems in their operations, including due to the COVID-19 pandemic, or if a primary third-party contract manufacturer does not renew its agreement with us, our operations could be significantly disrupted and our product shipments could be delayed. Qualifying a new manufacturer and commencing volume production is expensive and time consuming. Ensuring that a contract manufacturer is qualified to manufacture our products to our standards is time consuming. In addition, there is no assurance that a contract manufacturer can scale its production of our products at the volumes and in the quality that we require. If a contract manufacturer is unable to do these things, we may have to move production for the products to a new or existing third-party manufacturer, which would take significant effort and our business, results of operations and financial condition could be materially adversely affected.
As we contemplate moving manufacturing into different jurisdictions, we may be subject to additional significant challenges in ensuring that quality, processes, and costs, among other issues, are consistent with our expectations. For example, while we expect our third-party contract manufacturers to be responsible for penalties assessed on us because of excessive failures of the products, there is no assurance that we will be able to collect such reimbursements from these manufacturers, which causes us to take on additional risk for potential failures of our products.
In addition, because we use a limited number of third-party contract manufacturers, increases in the prices charged may have an adverse effect on our results of operations, as we may be unable to find a contract manufacturer who can supply us at a lower price. As a result, the loss of a limited source supplier could adversely affect our relationships with our customers and our results of operations and financial condition.
All of our products must satisfy safety and regulatory standards and some of our products must also receive government certifications. Our third-party contract manufacturers are primarily responsible for conducting the tests that support our applications for most regulatory approvals for our products. If our third-party contract manufacturers fail to timely and accurately conduct these tests, we may be unable to obtain the necessary domestic or foreign regulatory approvals or certifications to sell our products in certain jurisdictions. As a result, we would be unable to sell our products and our sales and profitability could be reduced, our relationships with our sales channel could be harmed and our reputation and brand would suffer.
If our suppliers become unavailable or inadequate, our customer relationships, results of operations and financial condition may be adversely affected.
We acquire certain of our materials, which are critical to the ongoing operation and future growth of our business, from several third parties. Generally, our third-party contract manufacturers contract directly with component suppliers and we rely on our contract manufacturers to manage their supply chains. If one of our contract manufacturers has a supply chain disruption, or our relationship with our contract manufacturer terminates, we could experience delays. We also source some materials directly from suppliers. While most manufacturing equipment and materials for our products are available from multiple suppliers, certain of those items are only available from limited sources. Should any of these suppliers become unavailable or inadequate, or impose terms unacceptable to us, such as increased pricing terms, we could be required to spend a significant amount of time and expense to develop alternate sources of supply, and we may not be successful in doing so on terms acceptable to us, or at all. As a result, the loss of a limited source supplier could adversely affect our relationship with our customers as well as our results of operations and financial condition.
Our third-party contract manufacturers’ facilities, and our suppliers’ and our customers’ facilities, are vulnerable to disruption due to natural or other disasters, strikes and other events beyond our control.
A major earthquake, fire, tsunami, hurricane, cyclone or other disaster, such as a pandemic, major flood, seasonal storms, nuclear event or terrorist attack affecting our facilities or the areas in which they are located, or affecting those of our customers or third-party manufacturers or suppliers, could significantly disrupt our or their operations and delay or prevent product shipment or installation during the time required to repair, rebuild or replace our or their damaged manufacturing facilities. These delays could be lengthy and costly. If any of our third-party contract manufacturers’, suppliers’ or customers’ facilities are negatively impacted by such a disaster, production, shipment and installation of our 3D printing machines could be delayed, which can impact the period in which we recognize the revenue related to that 3D printing machine sale. Additionally, customers may delay purchases of our products until operations return to normal. Even if we are able to respond quickly to a disaster, the continued effects of the disaster could create uncertainty in our business operations. In addition, concerns about terrorism, the effects of a terrorist attack, political turmoil, labor strikes, war or the outbreak of epidemic diseases (including the outbreak of COVID-19) could have a negative effect on our operations and sales.
Risks Related to Compliance Matters
Failure of our global operations to comply with anti-corruption laws and various trade restrictions, such as sanctions and export controls, could have an adverse effect on our business.
We operate in a number of countries throughout the world, including countries known to have a reputation for corruption. Doing business on a global basis requires us to comply with anti-corruption laws and regulations imposed by governments around the world with jurisdiction over our operations, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010, as well as the laws of the countries where we do business. We are also subject to various trade restrictions, including trade and economic sanctions and export controls, imposed by governments around the world with jurisdiction over our operations. For example, in accordance with trade sanctions administered by the Office of Foreign Assets Control and the U.S. Department of Commerce, we are prohibited from engaging in transactions involving certain persons and certain designated countries or territories, including Cuba, Iran, Syria, North Korea and the Crimea Region of Ukraine. In addition, our products are subject to export regulations that can involve significant compliance time and may add additional overhead cost to our products. In recent years the U.S. government has had a renewed focus on export matters. For example, the Export Control Reform Act of 2018 and regulatory guidance have imposed additional controls, and may result in the imposition of further additional controls, on the export of certain “emerging and foundational technologies.” Our current and future products may be subject to these heightened regulations, which could increase our compliance costs.

We are committed to doing business in accordance with applicable anti-corruption laws and regulations and with applicable trade restrictions. We are subject, however, to the risk that our affiliated entities or our and our affiliates’ respective officers, directors, employees and agents (including distributors of our products) may take action determined to be in violation of such laws and regulations. Any violation by any of these persons could result in substantial fines, sanctions, civil and/or criminal penalties, or curtailment of operations in certain jurisdictions, and might adversely affect our operating results. In addition, actual or alleged violations could damage our reputation and ability to do business.
We are subject to environmental, health and safety laws and regulations related to our operations and the use of our additive manufacturing systems and consumable materials, which could subject us to compliance costs and/or potential liability in the event of non-compliance.
We are subject to domestic and foreign environmental laws and regulations governing our operations, including, but not limited to, emissions into the air and water and the use, handling, disposal and remediation of hazardous substances. A certain risk of environmental liability is inherent in our production activities. These laws and regulations govern, among other things, the generation, use, storage, registration, handling and disposal of chemicals and waste materials, the presence of specified substances in electrical products, the emission and discharge of hazardous materials into the ground, air or water, the cleanup of contaminated sites, including any contamination that results from spills due to our failure to properly dispose of chemicals and other waste materials and the health and safety of our employees. Under these laws, regulations and requirements, we could also be subject to liability for improper disposal of chemicals and waste materials, including those resulting from the use of our systems and accompanying materials by end-users. Accidents or other incidents that occur at our facilities or involve our personnel or operations could result in claims for damages against us. In the event we are found to be financially responsible, as a result of environmental or other laws or by court order, for environmental damages alleged to have been caused by us or occurring on our premises, we could be required to pay substantial monetary damages or undertake expensive remedial obligations. If our operations fail to comply with such laws or regulations, we may be subject to fines and other civil, administrative or criminal sanctions, including the revocation of permits and licenses necessary to continue our business activities. In addition, we may be required to pay damages or civil judgments in respect of third-party claims, including those relating to personal injury (including exposure to hazardous substances that we generate, use, store, handle, transport, manufacture or dispose of), property damage or contribution claims. Some environmental laws allow for strict, joint and several liabilities for remediation costs, regardless of fault. We may be identified as a potentially responsible party under such laws. The amount of any costs, including fines or damages payments that we might incur under such circumstances could substantially exceed any insurance we have to cover such losses. Any of these events, alone or in combination, could have a material adverse effect on our business, financial condition and results of operations and could adversely affect our reputation.
The export of our products internationally from our production facilities subjects us to environmental laws and regulations concerning the import and export of chemicals and hazardous substances such as the United States Toxic Substances Control Act and the Registration, Evaluation, Authorization and Restriction of Chemical Substances. These laws and regulations require the testing and registration of some chemicals that we ship along with, or that form a part of, our systems and other products. If we fail to comply with these or similar laws and regulations, we may be required to make significant expenditures to reformulate the chemicals that we use in our products and materials or incur costs to register such chemicals to gain and/or regain compliance. Additionally, we could be subject to significant fines or other civil and criminal penalties should we not achieve such compliance.
The cost of complying with current and future environmental, health and safety laws applicable to our operations, or the liabilities arising from past releases of, or exposure to, hazardous substances, may result in future expenditures. Any of these developments, alone or in combination, could have an adverse effect on our business, financial condition and results of operations.
Aspects of our business are subject to privacy, data use and data security regulations, which could increase our costs.
We collect personally identifiable information from our employees, prospects, and our customers. Privacy and security laws and regulations may limit the use and disclosure of certain information and require us to adopt certain cybersecurity and data handling practices that may affect our ability to effectively market our services to current, past or prospective customers. We must comply with privacy laws in the United States, Europe and elsewhere, including GDPR in the European Union, which became effective May 25, 2018, and the California Consumer Privacy Act of 2018, which was enacted on June 28, 2018 and became effective on January 1, 2020. These laws create new individual privacy rights and impose increased obligations, including disclosure obligations, on companies handling personal data. In many jurisdictions, consumers must be notified in the event of a data security breach, and such notification requirements continue to increase in scope and cost. Privacy and security laws and regulations may limit the use and disclosure of certain information and require us to adopt certain cybersecurity and data handling practices that may affect our ability to effectively market our services to current, past or prospective customers. While we have invested in, and intend to continue to invest in, resources to comply with these standards, we may not be successful in doing so, and any such failure could have an adverse effect on our business, results of operations and reputation.
As privacy, data use and data security laws are interpreted and applied, compliance costs may increase, particularly in the context of ensuring that adequate data protection and data transfer mechanisms are in place. In recent years, there has been increasing regulatory enforcement and litigation activity in this area in the United States, Germany and in various other countries in which we operate.
Risks Related to Intellectual Property
Third-party lawsuits and assertions to which we are subject alleging our infringement of patents, trade secrets or other intellectual property rights may have a significant adverse effect on our financial condition.
Third parties may own issued patents and pending patent applications that exist in fields relevant to additive manufacturing. Some of these third parties may assert that we are employing their proprietary technology without authorization. There may be third-party patents or patent applications with claims related to additive manufacturing. Because patent applications can take many years to issue, there may be currently pending patent applications which may later result in issued patents that our additive technologies may infringe. In addition, third parties may obtain patents in the future and claim that our technologies infringe upon these patents. Any third-party lawsuits or other assertion to which we are subject alleging our infringement of patents, trade secrets or other intellectual property rights may have a significant adverse effect on our financial condition.
We may incur substantial costs enforcing and defending our intellectual property rights.
We may incur substantial expense and costs in protecting, enforcing and defending our intellectual property rights against third parties. Intellectual property disputes may be costly and can be disruptive to our business operations by diverting attention and energies of management and key technical personnel and by increasing our costs of doing business. Third-party intellectual property claims asserted against us could subject us to significant liabilities, require us to enter into royalty and licensing arrangements on unfavorable terms, prevent us from assembling or licensing certain of our products, subject us to injunctions restricting our sale of products, cause severe disruptions to our operations or the marketplaces in which we compete or require us to satisfy indemnification commitments with our customers, including contractual provisions under various license arrangements. In addition, we may incur significant costs in acquiring the necessary third-party intellectual property rights for use in our products. Any of these could have an adverse effect on our business and financial condition.
If we are unable to adequately protect or enforce our intellectual property rights, such information may be used by others to compete against us, in particular in developing consumables that could be used with our printing systems in place of our proprietary consumables.
We have devoted substantial resources to the development of our technology and related intellectual property rights. Our success and future revenue growth will depend, in part, on our ability to protect our intellectual property. We rely on a combination of registered and unregistered intellectual property and protect our rights using patents, licenses, trademarks, trade secrets, confidentiality and assignment of invention agreements and other methods.

Despite our efforts to protect our proprietary rights, it is possible that competitors or other unauthorized third parties may obtain, copy, use or disclose our technologies, inventions, processes or improvements. We cannot assure you that any of our existing or future patents or other intellectual property rights will not be challenged, invalidated or circumvented, or will otherwise provide us with meaningful protection. Our pending patent applications may not be granted, and we may not be able to obtain foreign patents or pending applications corresponding to our U.S. patents. Even if foreign patents are granted, effective enforcement in foreign countries may not be available.
Our trade secrets, know-how and other unregistered proprietary rights are a key aspect of our intellectual property portfolio. While we take reasonable steps to protect our trade secrets and confidential information and enter into confidentiality and invention assignment agreements intended to protect such rights, such agreements can be difficult and costly to enforce or may not provide adequate remedies if violated, and we may not have entered into such agreements with all relevant parties. Such agreements may be breached and trade secrets or confidential information may be willfully or unintentionally disclosed, including by employees who may leave our company and join our competitors, or our competitors or other parties may learn of the information in some other way. The disclosure to, or independent development by, a competitor of any of our trade secrets, know-how or other technology not protected by a patent or other intellectual property system could materially reduce or eliminate any competitive advantage that we may have over such competitor. This concern could manifest itself in particular with respect to our proprietary consumables that are used with our systems. Portions of our proprietary consumables may not be afforded patent protection. Chemical companies or other producers of raw materials used in our consumables may be able to develop consumables that are compatible to a large extent with our products, whether independently or in contravention of our trade secret rights and related proprietary and contractual rights. If such consumables are made available to owners of our systems, and are purchased in place of our proprietary consumables, our revenues and profitability would be reduced, and we could be forced to reduce prices for our proprietary consumables.
If our patents and other intellectual property do not adequately protect our technology, our competitors may be able to offer products similar to ours. Our competitors may also be able to develop similar technology independently or design around our patents and other intellectual property. Any of the foregoing events would lead to increased competition and reduce our revenue or gross margin, which would adversely affect our operating results.
If we attempt enforcement of our intellectual property rights, we may be, and have been in the past, subject or party to claims, negotiations or complex, protracted litigation. Intellectual property disputes and litigation, regardless of merit, can be costly and disruptive to our business operations by diverting attention and energies of management and key technical personnel and by increasing our costs of doing business. Any of the foregoing could adversely affect our business and financial condition.
As part of any settlement or other compromise to avoid complex, protracted litigation, we may agree not to pursue future claims against a third party, including related to alleged infringement of our intellectual property rights. Part of any settlement or other compromise with another party may resolve a potentially costly dispute but may also have future repercussions on our ability to defend and protect our intellectual property rights, which in turn could adversely affect our business.
Our additive manufacturing software contains third-party open-source software components, and failure to comply with the terms of the underlying open-source software licenses could restrict our ability to sell our products.
Our additive manufacturing software contains components that are licensed under so-called “open source,” “free” or other similar licenses. Open source software is made available to the general public on an “as-is” basis under the terms of a non-negotiable license. We currently combine our proprietary software with open source software, but not in a manner that we believe requires the release of the source code of our proprietary software to the public. We do not plan to integrate our proprietary software with open source software in ways that would require the release of the source code of our proprietary software to the public; however, our use and distribution of open source software may entail greater risks than use of third-party commercial software. Open source licensors generally do not provide warranties or other contractual protections regarding infringement claims or the quality of the code. In addition, if we combine our proprietary software with open source software in a certain manner, we could, under certain open source licenses, be required to release to the public or remove the source code of our proprietary software. We may also face claims alleging noncompliance with open source license terms or infringement or misappropriation of proprietary software. These claims could result in litigation, require us to purchase a costly license or remove the software. In addition, if the license terms for open source software that we use change, we may be forced to re-engineer our solutions, incur additional costs or discontinue the sale of our offerings if re-engineering could not be accomplished on a timely basis. Although we monitor our use of open source software to avoid subjecting our offerings to unintended conditions, there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to commercialize our offerings. We cannot guarantee that we have incorporated open source software in our software in a manner that will not subject us to liability or in a manner that is consistent with our current policies and procedures.
Risks Related to Our Class A Common Stock
Our issuance of additional shares of Class A common stock or convertible securities may dilute your ownership of us and could adversely affect our stock price.
From time to time in the future, we may issue additional shares of our Class A common stock or securities convertible into our Class A common stock pursuant to a variety of transactions, including acquisitions. Additional shares of our Class A common stock may also be issued upon exercise of outstanding stock options and warrants to purchase our Class A common stock. The issuance by us of additional shares of our Class A common stock or securities convertible into our Class A common stock would dilute your ownership of us and the sale of a significant amount of such shares in the public market could adversely affect prevailing market prices of our Class A common stock. Subject to the satisfaction of vesting conditions and the expiration of lockup agreements, shares issuable upon exercise of options will be available for resale immediately in the public market without restriction.
In the future, we expect to obtain financing or to further increase our capital resources by issuing additional shares of our capital stock or offering debt or other equity securities, including senior or subordinated notes, debt securities convertible into equity, or shares of preferred stock. Issuing additional shares of our capital stock, other equity securities, or securities convertible into equity may dilute the economic and voting rights of our existing stockholders, reduce the market price of our Class A common stock, or both. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred stock, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our Class A common stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing or nature of our future offerings. As a result, holders of our Class A common stock bear the risk that our future offerings may reduce the market price of our Class A common stock and dilute their percentage ownership.
Future sales, or the perception of future sales, of our Class A common stock by us or our existing stockholders in the public market could cause the market price for our Class A common stock to decline.
The sale of substantial amounts of shares of our Class A common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our Class A common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.
In connection with the Business Combination, certain of our stockholders agreed that, subject to certain exceptions, they will not, during the period beginning at the effective time of the Business Combination and continuing to and including the date that is 180 days after the date of effective time, or the Restricted Period, directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of Class A common stock, or any options or warrants to purchase any shares of Class A common stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of Class A common stock, or any interest in any of the foregoing.

In addition, pursuant to the terms of the Fourth Amended and Restated Investors’ Rights Agreement of Legacy Desktop Metal, as amended, the former preferred stockholders of Legacy Desktop Metal are prohibited, for a period of 180 days after the closing date of the Business Combination, from lending, offering, pledging, selling, contracting to sell, selling any option or contracting to purchase, purchasing any option or contracting to sell, granting any option, right, or warrant to purchase, or otherwise transferring or disposing of, directly or indirectly, any shares of Class A common stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Class A common stock held immediately following the effective time of the Business Combination, or entering into any swap or other arrangement that transfers to another, in whole or in party, any of the economic consequences of ownership of such securities.
Upon the expiration or waiver of the lock-ups described above, shares held by these stockholders will be eligible for resale, subject to, in the case of stockholders who are our affiliates, volume, manner of sale and other limitations under Rule 144 promulgated under the Securities Act.
In addition, in connection with the Business Combination, we amended and restated the registration rights agreement with certain of our stockholders pursuant to which we are obligated to register the stockholders’ shares of Class A common stock and shares of Class A common stock that the stockholders may acquire upon exercise of warrants or other rights to acquire Class A common stock. Upon the effectiveness of the registration statement of which this prospectus forms a part, all of these shares of Class A common stock will be available for resale without restriction, subject to any lock-up agreement.
In addition, shares of our Class A common stock issuable upon exercise or vesting of incentive awards under our incentive plans are, once issued, eligible for sale in the public market, subject to any lock-up agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144. Furthermore, shares of our Class A common stock reserved for future issuance under our 2020 Incentive Award Plan, or the 2020 Plan, including pursuant to the evergreen provision that allows our board of directors to reserve additional shares of Class A common stock for future issuance under the 2020 Plan each calendar year, may become available for sale in future.
The market price of shares of our Class A common stock could drop significantly if the holders of the shares described above sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of shares of our Class A common stock or other securities.
Our directors, executive officers and stockholders affiliated with our directors and executive officers own a significant percentage of our Class A common stock and, if they choose to act together, will be able to exert significant control over matters subject to shareholder approval.
Our directors, executive officers, and stockholders affiliated with our directors and executive officers exert significant influence on us. As of December 31, 2020, these holders owned approximately 60.9% of our outstanding Class A Common Stock. As a result, these holders, acting together, have significant control over all matters that require approval of our stockholders, including the election of directors, amendments of our organizational documents, or approval of any merger, sale of assets, or other major corporate transactions. The interests of these holders may not always coincide with our corporate interests or the interests of other stockholders, and they may act in a manner with which you may not agree or that may not be in the best interests of our other stockholders.
Anti-takeover provisions in our governing documents and under Delaware law could make an acquisition of us more difficult, limit attempts by our stockholders to replace or remove our current management and limit the market price of our Class A common stock.
Our certificate of incorporation, bylaws, and Delaware law contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by our board of directors. Among other things, our certificate of incorporation and bylaws include the following provisions:
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a staggered board, which means that our board of directors is classified into three classes of directors with staggered three-year terms and directors are only able to be removed from office for cause;

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limitations on convening special stockholder meetings, which could make it difficult for our stockholders to adopt desired governance changes;

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a prohibition on stockholder action by written consent, which means that our stockholders will only be able to take action at a meeting of stockholders and will not be able to take action by written consent for any matter;

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a forum selection clause, which means certain litigation against us can only be brought in Delaware;

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the authorization of undesignated preferred stock, the terms of which may be established and shares of which may be issued without further action by our stockholders; and

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advance notice procedures, which apply for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management. As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the DGCL, which prevents interested stockholders, such as certain stockholders holding more than 15% of our outstanding Class A common stock, from engaging in certain business combinations unless (i) prior to the time such stockholder became an interested stockholder, our board of directors approved the transaction that resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our Class A common stock, or (iii) following board approval, such business combination receives the approval of the holders of at least two-thirds of our outstanding Class A common stock not held by such interested stockholder at an annual or special meeting of stockholders.
Any provision of our certificate of incorporation, our bylaws or Delaware law that has the effect of delaying, preventing or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our Class A common stock and could also affect the price that some investors are willing to pay for our Class A common stock.
We are an “emerging growth company” and the reduced disclosure requirements applicable to emerging growth companies may make our Class A common stock less attractive to investors.
We are an “emerging growth company,” as defined in the JOBS Act. As an emerging growth company we may follow reduced disclosure requirements and do not have to make all of the disclosures that public companies that are not emerging growth companies do. We will remain an emerging growth company until the earlier of (a) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (b) the last day of the fiscal year following the fifth anniversary of the date of the completion of the initial public offering of Trine; (c) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (d) the date on which we are deemed to be a large accelerated filer under the rules of the SEC, which means the market value of our Class A common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:
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not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

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not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

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reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

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exemptions from the requirements of holding a nonbinding advisory vote of stockholders on executive compensation, stockholder approval of any golden parachute payments not previously approved and having to disclose the ratio of the compensation of our chief executive officer to the median compensation of our employees.
In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period for complying with new or revised accounting standards; and as a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.
We may choose to take advantage of some, but not all, of the available exemptions for emerging growth companies. We cannot predict whether investors will find our Class A common stock less attractive if we rely on these exemptions. If some investors find our Class A common stock less attractive as a result, there may be a less active trading market for our Class A common stock and our share price may be more volatile.
Our certificate of incorporation and bylaws provide that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.
Our certificate of incorporation and bylaws provide that, unless we consent in writing to the selection of an alternative forum, the (a) Court of Chancery of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action, suit or proceeding brought on our behalf; (ii) any action, suit or proceeding asserting a claim of breach of fiduciary duty owed by any of our directors, officers, or stockholders to us or to our stockholders; (iii) any action, suit or proceeding asserting a claim arising pursuant to the DGCL, our certificate of incorporation or bylaws; or (iv) any action, suit or proceeding asserting a claim governed by the internal affairs doctrine; and (b) subject to the foregoing, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, such forum selection provisions shall not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction. The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and our directors, officers, and other employees. Alternatively, if a court were to find the choice of forum provision contained in our certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition.
Additionally, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As noted above, our certificate of incorporation and bylaws provide that the federal district courts of the United States of America shall have jurisdiction over any action arising under the Securities Act. Accordingly, there is uncertainty as to whether a court would enforce such provision. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.
General Risk Factors
Our Class A common stock price may be volatile or may decline regardless of our operating performance. You may lose some or all of your investment.
The trading price of our Class A common stock is likely to be volatile. The stock market recently has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares at an attractive price due to a number of factors such as those listed in this section and the following:

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the impact of the COVID-19 pandemic on our financial condition and the results of operations;

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our operating and financial performance and prospects;

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our quarterly or annual earnings or those of other companies in our industry compared to market expectations;

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conditions that impact demand for our products;

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future announcements concerning our business, our customers’ businesses or our competitors’ businesses;

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the public’s reaction to our press releases, other public announcements and filings with the SEC;

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the market’s reaction to our reduced disclosure and other requirements as a result of being an “emerging growth company” under the JOBS Act;

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the size of our public float;

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coverage by or changes in financial estimates by securities analysts or failure to meet their expectations;

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market and industry perception of our success, or lack thereof, in pursuing our growth strategy;

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strategic actions by us or our competitors, such as acquisitions or restructurings;

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changes in laws or regulations which adversely affect our industry or us;

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changes in accounting standards, policies, guidance, interpretations or principles;

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changes in senior management or key personnel;

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issuances, exchanges or sales, or expected issuances, exchanges or sales of our capital stock;

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changes in our dividend policy;

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adverse resolution of new or pending litigation against us; and

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changes in general market, economic and political conditions in the United States and global economies or financial markets, including those resulting from natural disasters, terrorist attacks, acts of war and responses to such events.

These broad market and industry factors may materially reduce the market price of our Class A common stock, regardless of our operating performance. In addition, price volatility may be greater if the public float and trading volume of our Class A common stock is low. As a result, you may suffer a loss on your investment.
In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from our business regardless of the outcome of such litigation.
If securities analysts do not publish research or reports about us, or if they issue unfavorable commentary about us or our industry or downgrade our Class A common stock, the price of our Class A common stock could decline.
The trading market for our Class A common stock depends, in part, on the research and reports that third-party securities analysts publish about us and the industries in which we operate. We may be unable or slow to attract research coverage and if one or more analysts cease coverage of us, the price and trading volume of our securities would likely be negatively impacted. If any of the analysts that may cover us change their recommendation regarding our Class A common stock adversely, or provide more favorable relative recommendations about our competitors, the price of our Class A common stock would likely decline. If any analyst that may cover us ceases covering us or fails to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price or trading volume of our Class A common stock to decline. Moreover, if one or more of the analysts who cover us downgrades our Class A common stock, or if our reporting results do not meet their expectations, the market price of our Class A common stock could decline.

The obligations associated with being a public company involve significant expenses and require significant resources and management attention, which may divert from our business operations.
We are subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective internal control over financial reporting. As a result, we will incur increased legal, accounting and other expenses that we did not previously incur. Our entire management team and many of our other employees will need to devote substantial time to compliance and may not effectively or efficiently manage our transition into a public company.
In addition, the need to establish the corporate infrastructure demanded of a public company may also divert management’s attention from implementing our business strategy, which could prevent us from improving our business, results of operations and financial condition. We have made, and will continue to make, changes to our internal control over financial reporting, including IT controls, and procedures for financial reporting and accounting systems to meet our reporting obligations as a public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. If we do not continue to develop and implement the right processes and tools to manage our changing enterprise and maintain our culture, our ability to compete successfully and achieve our business objectives could be impaired, which could negatively impact our business, financial condition and results of operations. In addition, we cannot predict or estimate the amount of additional costs we may incur to comply with these requirements. We anticipate that these costs will materially increase our general and administrative expenses.
These rules and regulations result in our incurring legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified people to serve on our board of directors, our board committees or as executive officers.
As a public reporting company, we will be subject to rules and regulations established from time to time by the SEC regarding our internal control over financial reporting. If we fail to establish and maintain effective internal control over financial reporting and disclosure controls and procedures, we may not be able to accurately report our financial results or report them in a timely manner.
We are subject to the rules and regulations established from time to time by the SEC and the NYSE. These rules and regulations require, among other things that we establish and periodically evaluate procedures with respect to our internal control over financial reporting. Reporting obligations as a public company are likely to place a considerable strain on our financial and management systems, processes and controls, as well as on our personnel.
In addition, as a public company, we are required to document and test our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act so that our management can certify as to the effectiveness of our internal control over financial reporting. For additional information related to the risks and uncertainties of our compliance with the Sarbanes-Oxley Act, see “— Risks Related to Our Business and Operations — Our internal controls over financial reporting currently do not meet all of the standards contemplated by Section 404 of Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and failure to achieve and maintain effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could impair our ability to produce timely and accurate financial statements or comply with applicable regulations and have a material adverse effect on our business.”
We are, and have been in the recent past, subject to litigation.
We are currently, and have been in the recent past, subject to litigation, and we could be subject to further litigation in the future. In 2018, we brought a claim in Massachusetts federal court against Markforged, Inc. (“Markforged”), a competitor in the additive manufacturing industry, regarding patent infringement and trade secret misappropriation. Markforged counterclaimed for trade secret misappropriation. We and Markforged entered into a confidential settlement agreement covering such matters in October 2018. In July 2019, Markforged brought a claim against us in Massachusetts federal court alleging false and misleading statements about their products in violation of the settlement agreement, which includes mutual non-disparagement and confidentiality obligations. The hearing was held in December 2020 and the arbitrator is considering the matter.
While we intend to mount vigorous defenses to the above-described proceeding and any future lawsuits that may be brought against us by any third party, we can provide no assurance as to the outcome of any such disputes, and any such actions may result in judgments against us for significant damages. Resolution of any such matters can be prolonged and costly, and the ultimate results or judgments are uncertain due to the inherent uncertainty in litigation and other proceedings. In addition, the additive manufacturing industry has been, and may continue to be, litigious, particularly with respect to intellectual property claims. Moreover, our potential liabilities are subject to change over time due to new developments, changes in settlement strategy or the impact of evidentiary requirements. Regardless of the outcome, litigation has resulted in the past, and may result in the future, in significant legal expenses and require significant attention and resources of management. As a result, any present or future litigation that may be brought against us by any third party could result in losses, damages and expenses that have a significant adverse effect on our financial condition.
We do not intend to pay dividends on our Class A common stock for the foreseeable future.
We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. As a result, we do not anticipate declaring or paying any cash dividends on our Class A common stock in the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our business prospects, results of operations, financial condition, cash requirements and availability, certain restrictions related to our indebtedness, industry trends and other factors that our board of directors may deem relevant. Any such decision will also be subject to compliance with contractual restrictions and covenants in the agreements governing our current and future indebtedness. In addition, we may incur additional indebtedness, the terms of which may further restrict or prevent us from paying dividends on our Class A common stock. As a result, you may have to sell some or all of your Class A common stock after price appreciation in order to generate cash flow from your investment, which you may not be able to do. Our inability or decision not to pay dividends, particularly when others in our industry have elected to do so, could also adversely affect the market price of our Class A common stock.

USE OF PROCEEDS
We are filing the registration statement of which this prospectus is a part to permit holders of the shares of our Class A common stock described in the section entitled “Selling Securityholders” to resell such shares. We will not receive any proceeds from the sale of shares by the Selling Securityholders.
The Selling Securityholders will pay all incremental selling expenses relating to the sale of their shares, including underwriters’ or agents’ commissions and discounts, brokerage fees, underwriter marketing costs and all reasonable fees and expenses of any legal counsel representing the Selling Securityholders, except that we will pay the reasonable fees and expenses of one legal counsel for the Selling Securityholders, in the event of an underwritten offering of their shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, printing and delivery fees, NYSE listing fees and fees and expenses of our counsel and our accountants.
We are also registering shares of our Class A common stock that may be issued upon exercise of warrants. We will receive the proceeds from any exercise of warrants for cash. We intend to use the proceeds the exercise of warrants for cash for general corporate and working capital purposes.

DIVIDEND POLICY
We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and future earnings, if any, for the operation and expansion of our business and do not anticipate declaring or paying any dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, business prospects and other factors the board of directors deems relevant, and subject to the restrictions contained in any financing instruments. The terms of our existing term loan agreement preclude us from paying cash dividends without consent. Our ability to declare dividends may also be limited by restrictive covenants pursuant to any other future debt financing agreements
MARKET INFORMATION
Our Class A common stock and warrants are listed on the NYSE under the symbols “DM” and “DM.WS”, respectively. Prior to the consummation of the Business Combination, our Class A common stock, units and warrants were listed on the NYSE under the symbols “TRNE”, “TRNE.U” and “TRNE.WS”, respectively. As of December 9, 2020, there were 209 holders of record of our Class A common stock and two holders of record of our warrants. The actual number of stockholders of our Class A common stock and the actual number of holders of our warrants is greater than the number of record holders and includes stockholders of our warrants whose Class A common stock or warrants are held in street name by brokers and other nominees.

SELECTED CONSOLIDATED FINANCIAL DATA
The following selected consolidated financial information set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements of and the related notes thereto included elsewhere in this prospectus.
The statement of operations data for the years ended December 31, 2019 and 2018 and the balance sheet data and statement of cash flow data as of December 31, 2019 and 2018 have been derived from our audited consolidated financial statements included elsewhere in this prospectus.
The statement of operations data for the nine months ended September 30, 2020 and 2019 and the balance sheet data and statement of cash flow data as of September 30, 2020 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. The unaudited financial data presented have been prepared on a basis consistent with our audited consolidated financial statements. In the opinion of management, such unaudited financial data reflect all adjustments, consisting only of normal and recurring adjustments necessary for a fair presentation of the results for those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.
	Year Ended December 31,		Nine Months Ended September 30,
(in thousands, except per share amounts)	2019	2018	2020	2019
Statement of Operations Data:
Total revenues	$26,439	$1,034	$8,101	$20,876
Total costs	135,484	124,647	73,870	101,358
Loss from operations	(109,045)	(123,613)	(65,769)	(80,482)
Other expenses:
Interest expense	(503)	(261)	(253)	(389)
Interest and other income, net	5,952	2,535	995	5,102
Loss before income taxes	(103,596)	(121,339)	(65,027)	(75,769)
Provision for income taxes	—	—	—	—
Net loss	$(103,596)	$(121,339)	$(65,027)	$(75,769)
Net loss per share – basic and diluted	$(4.43)	$(7.36)	$(2.21)	$(3.38)

	Year Ended December 31,		As of September 30, 2020
(in thousands)	2019	2018
Balance Sheet Data:
Cash and cash equivalents	$66,161	$29,043	$37,356
Working capital, net	145,089	82,638	76,930
Adjusted working capital (excluding cash)	78,928	53,595	39,574
Total assets	192,711	128,938	127,298
Total debt	9,972	9,953	9,986
Convertible preferred stock	436,533	276,889	436,533
Total stockholders’ deficit	(277,462)	(184,569)	(338,027)

	Year Ended December 31,		Nine Months Ended September 30,
(in thousands)	2019	2018	2020	2019
Statement of Cash Flow Data:
Net cash used in operating activities	$(97,202)	$(111,002)	$(58,927)	$(74,540)
Net cash (used in) provided by investing activities	(26,032)	39,007	30,267	(48,685)
Net cash provided by (used in) financing activities	160,352	45,426	(145)	160,250

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION FOR TRINE AND LEGACY DESKTOP METAL
Introduction
The following unaudited pro forma condensed combined financial statements present the combination of the financial information of Trine and Legacy Desktop Metal, adjusted to give effect to the Business Combination and consummation of the transactions contemplated by the Subscription Agreements, or collectively, the Transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.
Trine was a blank check company incorporated in Delaware on September 26, 2018. Trine was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses. At September 30, 2020, there was $305.4 million held in Trine’s trust account.
Legacy Desktop Metal was incorporated in Delaware on August 25, 2015 and became a wholly owned subsidiary of Desktop Metal upon the closing of the Business Combination. Desktop Metal is pioneering a new generation of additive manufacturing technologies focused on the production of end-use parts. It offers a portfolio of integrated additive manufacturing solutions for engineers, designers, and manufacturers comprised of hardware, software, materials and services. Desktop Metal is headquartered in Burlington, Massachusetts.
The following unaudited pro forma condensed combined balance sheet as of September 30, 2020 assumes that the Transactions occurred on September 30, 2020. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 and for the nine months ended September 30, 2020 present pro forma effect to the Transactions as if they had been completed on January 1, 2019.
The unaudited pro forma combined financial statements do not necessarily reflect what Desktop Metal’s financial condition or results of operations would have been had the Transactions occurred on the dates indicated. The unaudited pro forma combined financial information also may not be useful in predicting the future financial condition and results of operations of Desktop Metal. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.
This information should be read together with Trine’s and Desktop Metal’s audited and unaudited financial statements and related notes, the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this prospectus.
The Business Combination was accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Legacy Desktop Metal has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:
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Legacy Desktop Metal’s shareholders have majority of the voting power in Desktop Metal;

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Legacy Desktop Metal has the ability to appoint a majority of the board of directors of Desktop Metal;

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Legacy Desktop Metal’s existing management comprises the management of Desktop Metal;

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Legacy Desktop Metal comprises the ongoing operations of Desktop Metal;

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Legacy Desktop Metal is the larger entity based on historical revenues and business operations; and

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Desktop Metal assumed Legacy Desktop Metal’s name.

Under this method of accounting, Trine is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination is treated as the equivalent of Legacy Desktop Metal issuing stock for the net assets of Trine, accompanied by a recapitalization. The net assets of Trine are stated at historical cost, with no goodwill or other intangible assets recorded.

Description of the Transactions
The aggregate consideration for the Business Combination was $1.83 billion, paid in the form of shares of Class A common stock. The following summarizes the consideration:
(in thousands, except for value per share)
Total shares transferred at Closing(a)	183,000
Value per share(b)	$10.00
Total Share Consideration	$1,830,000

(a)
The total 183.0 million consideration shares include 161.7 million shares issued for all issued and outstanding Legacy Desktop Metal common, preferred, and restricted stock plus 21.3 million shares underlying unvested, unissued, and/or unexercised options.

(b)
Share consideration is calculated using a $10.00 reference price. The closing share price on the date of the consummation of the Business Combination was $24.77. As the Business Combination was accounted for as a reverse recapitalization, the value per share is disclosed for informational purposes only in order to indicate the fair value of shares transferred.

The following summarizes the unaudited pro forma common stock shares outstanding at the closing of the Business Combination:
Ownership
in thousands	Shares Outstanding	%
Trine Public Shareholders	29,989	13.3%
Trine Founders(A)	5,553	2.5%
Trine Independent Directors	100	0.0%
Total Trine	35,642	15.8%
Legacy Desktop Metal(B)	161,715	72.0%
PIPE Shares	27,498	12.2%
Total Shares at Closing (excluding unvested Legacy Desktop Metal and earn out shares)	224,855	100%
Legacy Desktop Metal – Remaining Consideration Shares(B)	21,285
Other – Earn Out Shares(A)	1,851
Total Shares at Closing (including unvested Legacy Desktop Metal and earn out shares)	247,991

(A)
Excludes 1,851 shares placed into escrow at the closing date. Pursuant to the Sponsor Agreement, dated August 26, 2020, among Legacy Desktop Metal, Trine, the Sponsor and Trine’s directors and officers, or the Sponsor Agreement, 75% of the Founder Shares shall vest at the closing of the Business Combination. 25% of the Founder Shares shall vest if the combined company trades at $12.50 per share or higher for any 20 trading days within a 30 day window by the fifth anniversary of the Business Combination. In the event Desktop Metal enters into a binding agreement on or before the fifth anniversary of the closing of the Business Combination related to certain sale transactions involving the shares of common stock or all or substantially all the assets of Desktop Metal, all unvested Founder Shares shall vest on the day prior to the closing of such sale if the per share price implied in such sale meets or exceeds $12.50.

(B)
Total consideration issued to Legacy Desktop Metal was $1.8 billion or 183.0 million shares ($10 per share price). The total share consideration included 161.7 million Legacy Desktop Metal common, preferred, and restricted stock and 21.3 million shares underlying unvested/unexercised options.

Accordingly, the consideration shares outstanding has been adjusted to exclude 21.3 million consideration shares for unvested, unissued, and/or unexercised options at the closing of the Business Combination.
The following unaudited pro forma condensed combined balance sheet as of September 30, 2020, the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019, and the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 are based on the historical financial statements of Trine and Legacy Desktop Metal. The unaudited pro forma adjustments are based on information currently available, assumptions, and estimates underlying the pro forma adjustments and are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2020
(in thousands)
	As of September 30, 2020		Transaction Accounting Adjustments		As of September 30, 2020
	Trine (Historical) (US GAAP)	Legacy Desktop Metal (Historical) (US GAAP)			Pro Forma Combined
ASSETS
Cash and cash equivalents	$88	$37,356	$305,350	(A)	$566,731
			(10,130)	(B)
			(40,681)	(B)
			274,975	(C)
			215	(D)
			(140)	(M)
			(265)	(N)
			(37)	(E)
Short-term investments	—	53,180			53,180
Accounts receivable, net	—	1,642			1,642
Inventory	—	10,363			10,363
Prepaid expenses and other current assets	81	806	243	(F)	1,130
Prepaid income taxes	243	—	(243)	(F)	—
Total current assets	412	103,347	529,287		633,046
Restricted cash	—	612			612
Property and equipment – net	—	13,601			13,601
Capitalized software, net	—	357			357
Right-of-use assets	—	1,935			1,935
Security deposit	24	—			24
Goodwill	—	2,252			2,252
Acquired technology, net	—	2,453			2,453
Deferred transaction costs	—	2,741	(2,741)	(B)	—
Marketable securities held in Trust Account	305,410	—	(305,350)	(A)	—
			(60)	(E)
Total assets	$305,846	$127,298	$221,136		$654,280

	As of September 30, 2020		Transaction Accounting Adjustments		As of September 30, 2020
	Trine (Historical) (US GAAP)	Legacy Desktop Metal (Historical) (US GAAP)			Pro Forma Combined
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	—	6,604	3	(F)	3,360
			(1)	(E)
			(3,246)	(B)
Accounts payable and accrued expenses	2,676	—	(2,676)	(F)	—
Customer deposits	—	1,778			1,778
Convertible promissory note – related party	1,285	—	215	(D)	—
			(1,500)	(D)
Current portion of operating lease liability	—	858			858
Accrued expenses and other current liabilities	—	6,055	2,673	(F)	5,563
			(2,788)	(B)
			(96)	(E)
			(281)	(G)
Deferred revenue		1,136			1,136
Current portion of long-term debt, net of deferred financing costs	—	9,986			9,986
Total current liabilities	3,961	26,417	(7,697)		22,681
Lease liability, net of current portion	—	2,375			2,375
Deferred underwriting fee payable	10,505	—	(10,505)	(B)	—
Total liabilities	14,466	28,792	(18,202)		25,056
Commitments and Contingences
Common stock subject to possible redemption	286,380	—	(286,380)	(H)	—
Convertible Preferred Stock	—	436,533	(436,533)	(I)	—
Stockholders’ Equity
Common Stock	—	3	(3)	(I)	—
Class A Common Stock (includes unvested 328,910 shares of restricted stock)	—	—	3	(H)	22
			16	(I)
			3	(C)
			1	(J)
			(1)	(J)
			—	(N)
Class B Common Stock	1	—	(1)	(J)	—
Additional paid in capital	5,215	21,254	286,377	(H)	995,751
			274,972	(C)
			(29,828)	(B)

	As of September 30, 2020		Transaction Accounting Adjustments		As of September 30, 2020
	Trine (Historical) (US GAAP)	Legacy Desktop Metal (Historical) (US GAAP)			Pro Forma Combined
			436,520	(I)
			(216)	(K)
			1	(J)
			221	(L)
			1,500	(D)
			(265)	(N)
Retained earnings (deficit)	(216)	(359,289)	(7,185)	(B)	(366,554)
			281	(G)
			216	(K)
			(221)	(L)
			(140)	(M)
Accumulated other comprehensive gain	—	5			5
Total Stockholders’ Equity	5,000	(338,027)	962,251		629,224
Total Liabilities, Convertible Preferred Stock and Stockholders’ Equity	$305,846	$127,298	$221,136		$654,280

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020
(in thousands, except share and per share data)
	For the Nine Months Ended September 30, 2020		Transaction Accounting Adjustments		For the Nine Months Ended September 30, 2020
	Trine (Historical) (US GAAP)	Legacy Desktop Metal (Historical) (US GAAP)			Pro Forma Combined
Revenue	$—	$8,101			$8,101
Cost of sales	—	21,510			21,510
Gross Margin	—	(13,409)	—		(13,409)
Operating costs	4,048	—	(315)	(AA)	3,733
Research and development	—	31,362			31,362
Sales and marketing	—	9,994			9,994
General and administration	—	11,004			11,004
Total operating expenses	4,048	52,360	(315)		56,093
Loss from operations	(4,048)	(65,769)	315		(69,502)
Interest expense	—	(253)			(253)
Interest and other income, net	—	995			995
Interest income	1,110	—	(1,110)	(BB)	—
Income (loss) before income taxes	(2,938)	(65,027)	(795)		(68,760)
Provision for income taxes	36	—	(36)	(CC)	—
Net Income (loss)	$(2,902)	$(65,027)	$(831)		$(68,760)
Basic and diluted net loss per common share	$(0.42)				$(0.31)
Weighted average shares outstanding, basic and diluted	9,054,242				224,525,194

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2019
(in thousands, except share and per share data)
	For the Year Ended December 31, 2019		Transaction Accounting Adjustments		For the Year Ended December 31, 2019
	Trine (Historical) (US GAAP)	Legacy Desktop Metal (Historical) (US GAAP)			Pro Forma Combined
Revenue	$—	$26,439			$26,439
Cost of sales	—	50,796			50,796
Gross Margin	—	(24,357)	—		(24,357)
Operating costs	1,857	—	(333)	(AA)	1,524
Research and development	—	54,656			54,656
Sales and marketing	—	18,749			18,749
General and administration	—	11,283			11,283
Total operating expenses	1,857	84,688	(333)		86,212
Loss from operations	(1,857)	(109,045)	333		(110,569)
Interest expense	—	(503)			(503)
Interest and other income, net	—	5,952	—		5,952
Interest income	5,142	—	(5,142)	(BB)	—
Unrealized gain on marketable securities held in Trust Account	170	—	(170)	(BB)	—
Income (loss) before income taxes	3,455	(103,596)	(4,979)		(105,120)
Provision for income taxes	(726)	—	726	(CC)	—
Net Income (loss)	$2,729	$(103,596)	$(4,253)		$(105,120)
Basic and diluted net loss per common share	$(0.18)				$(0.47)
Weighted average shares outstanding, basic and diluted	8,348,930				224,525,194

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
1. Basis of Presentation
The Business Combination was accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, Trine was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination is treated as the equivalent of Legacy Desktop Metal issuing stock for the net assets of Trine, accompanied by a recapitalization. The net assets of Trine are stated at historical cost, with no goodwill or other intangible assets recorded.
The unaudited pro forma condensed combined balance sheet as of September 30, 2020 assumes that the Transactions occurred on September 30, 2020. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 and for the nine months ended September 30, 2020 presents pro forma effect to the Transactions as if they had been completed on January 1, 2019.
The unaudited pro forma condensed combined balance sheet as of September 30, 2020 has been prepared using, and should be read in conjunction with, the following:
•
Trine’s unaudited condensed balance sheet as of September 30, 2020 and the related notes for the nine months ended September 30, 2020 found elsewhere in this prospectus; and

•
Legacy Desktop Metal’s unaudited condensed consolidated balance sheet as of September 30, 2020 and the related notes for the nine months ended September 30, 2020 found elsewhere in this prospectus.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 has been prepared using, and should be read in conjunction with, the following:
•
Trine’s unaudited condensed statement of operations for the nine months ended September 30, 2020 and the related notes found elsewhere in this prospectus; and

•
Legacy Desktop Metal’s unaudited condensed consolidated statements of operations for the nine months ended September 30, 2020 and the related notes found elsewhere in this prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 has been prepared using, and should be read in conjunction with, the following:
•
Trine’s audited statement of operations for the year ended December 31, 2019 and the related notes found elsewhere in this prospectus; and

•
Legacy Desktop Metal’s audited consolidated statements of operations for the year ended December 31, 2019 and the related notes found elsewhere in this prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.
The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Transactions.
The pro forma adjustments reflecting the consummation of the Transactions are based on certain currently available information and certain assumptions and methodologies that Desktop Metal believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Desktop Metal believes that these assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of Desktop Metal. They should be read in conjunction with the historical financial statements and notes thereto of Trine and Legacy Desktop Metal.
2. Accounting Policies
As part of the preparation of these unaudited pro forma condensed combined financial statements, certain reclassifications were made to align Trine’s and Legacy Desktop Metal’s financial statement presentation. Upon completion of the Transactions, management will perform a comprehensive review of Trine’s and Legacy Desktop Metal’s accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of Desktop Metal. Based on its initial analysis, Desktop Metal has identified the presentation differences that would have an impact on the unaudited pro forma condensed combined financial information and recorded the necessary adjustments.
3. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information
The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Transactions and has been prepared for informational purposes only. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that reflect the transaction in accordance with U.S. GAAP.
The unaudited pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had Desktop Metal filed consolidated income tax returns during the periods presented.
The unaudited pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of Desktop Metal’s shares outstanding, assuming the Transactions occurred on January 1, 2019.
Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2020 are as follows:
(A)
Reflects the reclassification of $305.4 million of cash held in the Trine trust account that becomes available at closing of the Business Combination. This is after the paydown discussed in tickmark (E) below.

(B)
Reflects the settlement of $51.5 million of transaction costs at close in connection with the Business Combination. Of the total, $29.8 million is adjusted against additional paid in capital (inclusive of the PIPE fee and change in deferred underwriting fee), $7.2 million is adjusted against retained earnings, $10.5 million is adjusted against the deferred underwriting, and remaining amount being adjusted against the existing accounts payable and accrued liabilities balances or paid in cash as of September 30, 2020.

(C)
Reflects the proceeds of $274,975,000 from the issuance of 27,497,500 shares of Class A common stock with par value of $0.0001, in the PIPE based on commitments received which was offset by the PIPE fee included in tickmark (B).

(D)
Reflects the settlement of the Trine related party convertible promissory note at close into warrants. On February 24, 2020, Trine issued an unsecured promissory note in the principal amount of $1.5 million to Trine Sponsor IH, LLC, or the Sponsor, of which $1.3 million is outstanding at September 30, 2020, or the 2020 Note, with the remaining $0.2 million drawn prior to the closing of the Business Combination to fund transaction expenses. The 2020 Note is non-interest bearing and was converted into warrants at close, at a price of $1.00 per warrant.

(E)
Reflects the paydown of Trine accrued expenses and current liabilities at closing of the Business Combination.

(F)
Reflects the reclassification of Trine’s accounts payable and accrued expenses and prepaid income taxes to align with the balance sheet presentation of Legacy Desktop Metal.

(G)
Reflects the non-cash settlement of amounts owed to the Sponsor under Trine’s administrative support agreement which ceased upon the closing of the Business Combination.

(H)
Reflects the reclassification of common stock subject to possible redemption to permanent equity at $0.0001 par value.

(I)
Reflects the recapitalization of Legacy Desktop Metal’s equity and issuance of 183.0 million shares of Class A common stock at $0.0001 par value as consideration for the reverse recapitalization. Total consideration issued to Legacy Desktop Metal is $1.8 billion or 183.0 million shares ($10.00 per share price). The total 183.0 million consideration shares include 161.7 million shares issued for all issued and outstanding Legacy Desktop Metal common and preferred stock and restricted stock, as reflected in the pro forma balance sheet, plus 21.3 million shares underlying unvested, unissued, and/or unexercised options, which are excluded from the pro forma balance sheet adjustment since the shares are subject to further vesting or exercise at close.

(J)
Reflects the reclassification of the shares of the Founder Shares from Class B common stock to Class A common stock at close and the reclassification of the par value related to the 25% Founder Shares that remain unvested at close pursuant to the Sponsor Agreement from Class A par value to additional paid in capital.

(K)
Reflects the reclassification of Trine’s historical retained earnings to additional paid in capital as part of the reverse recapitalization.

(L)
Reflects the amount of compensation cost related to the acceleration of the vesting for certain existing Legacy Desktop Metal stock options.

(M)
Reflects the one-time bonus payments on November 30, 2020 to Legacy Desktop Metal executives as a part of the Business Combination.

(N)
Reflects the actual redemption of 26,049 Trine’s Class A common stock outstanding for the $0.3 million held in trust, which is allocated to Class A common stock and additional paid-in capital using $0.0001 par value per share.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations
The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2019 and for the nine months ended September 30, 2020 are as follows:
(AA)
Reflects the elimination of the Trine administrative service fee paid to the Sponsor that ceased upon the closing of the Business Combination.

(BB)
Reflects the elimination of interest income and unrealized gain earned on the Trine trust account.

(CC)
Reflects the income tax effect of pro forma adjustments using the estimated effective tax rate of 0%. In its historical periods, Legacy Desktop Metal concluded that it is more likely than not that it will not recognize the benefits of federal and state net deferred tax assets and as a result established valuation allowance. For pro forma purposes, it is assumed that this conclusion continued at the closing date of the Business Combination and as such, a 0% effective tax rate is reflected.

4. Loss per Share
Net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Transactions, assuming the shares were outstanding since January 1, 2019. As the Transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Transactions have been outstanding for the entire periods presented.
The unaudited pro forma condensed combined financial information has been prepared for the year ended December 31, 2019 and for the nine months ended September 30, 2020:
(in thousands, except share and per share data)	Nine Months Ended September 30, 2020	Year Ended December 31, 2019
Pro forma net loss	$(68,760)	$(105,120)
Pro forma weighted average shares outstanding – basic and diluted	224,525,194	224,525,194
Pro forma net loss per share – basic and diluted	$(0.31)	$(0.47)
Pro forma weighted average shares outstanding – basic and diluted
Trine Public Shareholders	29,988,951	29,988,951
Trine Founders	5,552,813	5,552,813
Trine Independent Directors	100,000	100,000
Total Trine	35,641,764	35,641,764
Legacy Desktop Metal(1)	161,385,931	161,385,931
PIPE share holders	27,497,500	27,497,500
Pro forma weighted average shares outstanding – basic and diluted(2)	224,525,194	224,525,194

(1)
Excludes 21.6 million Legacy Desktop Metal consideration shares that will be issued upon the occurrence of future events (i.e. vesting of restricted stock or exercise of stock options). Total consideration issued to Legacy Desktop Metal was $1.8 billion or 183.0 million shares ($10 per share price). The total shares issued included all issued and outstanding Legacy Desktop Metal common and preferred stock plus shares underlying unvested restricted stock and options. Accordingly, the weighted average pro forma shares outstanding at close has been adjusted to exclude the portion of consideration shares that was restricted, unvested, unissued, and/or unexercised at the closing of the Business Combination.

(2)
For the purposes of applying the if-converted method for calculating diluted earnings per share, it was assumed that all outstanding warrants sold in the Trine IPO, warrants sold in the private placement, Legacy Desktop Metal unvested restricted stock, and Legacy Desktop Metal options are exchanged for Class A common stock. However, since this results in anti-dilution, the effect of such exchange was not included in the calculation of diluted loss per share. Shares underlying these instruments are as follows: (a) 23.5 million shares of Trine Class A common stock underlying the warrants sold in the Trine IPO and private placement, (b) 21.6 million Legacy Desktop Metal consideration shares for restricted, unvested, unissued, and/or unexercised restricted stock and stock options.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF DESKTOP METAL AND ENVISIONTEC
Introduction
The following tables present unaudited pro forma condensed combined financial information about Desktop Metal consolidated balance sheet and statements of income, after giving effect to the merger with EnvisionTEC Group (“EnvisionTEC”). The unaudited pro forma condensed combined financial information is derived from and should be read in conjunction with the historical consolidated financial statements and related notes of Desktop Metal and the combined financial statements of EnvisionTEC, referred to below.
On January 15, 2021, we entered into the EnvisionTEC Merger Agreement, pursuant to which we intend to acquire EnvisionTEC. The aggregate purchase price for the EnvisionTEC Acquisition is (i) $150 million in cash, with such cash amount being subject to customary adjustments based on, among other things, the amount of cash, debt and working capital in the EnvisionTEC business at the closing date and (ii) stock consideration equal to a number of shares of Class A common stock, or the Shares, determined by dividing $150 million by the average volume-weighted trading price on the New York Stock Exchange for one share of our Class A common stock for the ten full trading days ending on and including the full trading day two days prior to the closing of the EnvisionTEC Acquisition, subject to a customary collar that allows for adjustment if the 10-day closing price average is 10% greater or 10% less than the 10-day signing price average. The completion of the EnvisionTEC Acquisition is subject to, among other things, the expiration of the applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and other customary closing conditions.
Legacy Desktop Metal was incorporated in Delaware on August 25, 2015 and became a wholly owned subsidiary of Desktop Metal upon the closing of the Business Combination. Desktop Metal is pioneering a new generation of additive manufacturing technologies focused on the production of end-use parts. It offers a portfolio of integrated additive manufacturing solutions for engineers, designers, and manufacturers comprised of hardware, software, materials and services. Desktop Metal is headquartered in Burlington, Massachusetts.
Legacy Desktop Metal and Trine, a blank check company incorporated in Delaware on September 26, 2018, entered into a business combination agreement that was accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Legacy Desktop Metal has been determined to be the accounting acquirer. The following unaudited pro forma condensed combined balance sheet as of September 30, 2020 assumes that the Legacy Desktop Metal and Trine business combination occurred on September 30, 2020. See "Unaudited Pro Forma Condensed Combined Financial Information for Trine and Legacy Desktop Metal" for the unaudited pro forma condensed combined financial statements presenting the combination of the financial information of Trine and Legacy Desktop Metal.
EnvisionTEC consists of EnvisionTEC, Inc., a Michigan corporation operating in the U.S.; EnvisionTEC GmbH, a German company with limited liability, which operates in Germany; 3dBotics, Inc, d.b.a Virids3D, a Michigan corporation, which prints 3D sand molds, and Gulf Filtration Systems, a Michigan corporation, which holds certain intellectual property. The company is a leading global provider of professional-grade 3D printing solutions for the rapid manufacture of mass customized products across a variety of end markets. The company’s 3D printing solutions include three proprietary print technologies and wide range of print materials. The company’s 3D printing solutions are used by customers for numerous applications, including the development and manufacture of customized jewelry, hearing aid, dental, biotech and foundry products.
The unaudited pro forma condensed combined balance sheet as of September 30, 2020 and the unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2020 and the year ended December 31, 2019, respectively, are presented herein. The unaudited pro forma condensed combined balance sheet combines the unaudited consolidated balance sheets of Desktop Metal and EnvisionTEC as of September 30, 2020 and gives effect to the merger as if it had been completed on January 1, 2019. The unaudited pro forma condensed combined statements of income combine the historical results of Desktop Metal and the combined balance sheet of EnvisionTEC for the nine months ended September 30, 2020, and the year ended December 31, and gives effect to the merger as if it occurred on January 1, 2019.
The unaudited pro forma condensed combined financial information presented is based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed combined financial information is presented for illustrative purposes and does not purport to represent what the financial position or results of operations would actually have been if the merger occurred as of the dates indicated or what financial position or results would be for any future periods. The unaudited pro forma condensed combined financial information is based upon the respective historical consolidated financial statements of Desktop Metal and the combined financial statements of EnvisionTEC as described further in Note 1 — Basis of Pro Forma Presentation.
The merger will be accounted for as a business combination using the acquisition method of accounting under the provisions of Accounting Standards Codification (ASC) 805, “Business Combinations” (ASC 805), with Desktop Metal representing the accounting acquirer under this guidance. The following unaudited pro forma condensed combined financial information primarily gives effect to:
•
Application of the acquisition method of accounting in connection with the merger; and

•
Transaction costs in connection with the merger.

The unaudited pro forma condensed combined financial information includes adjustments which are preliminary and may be revised. There can be no assurance that such revisions will not result in material changes. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the results or financial position that actually would have occurred or that may occur in the future had the merger been completed on the dates indicated, nor is it necessarily indicative of the future operating results or financial position of Desktop Metal after the merger. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors,” beginning on page 6.

Desktop Metal, Inc.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2020
(In thousands, assuming no redemptions)
	As of September 30, 2020				As of September 30, 2020
	Desktop Metal, Trine Pro Forma Combined (Historical) (US GAAP)	EnvisionTEC (Historical) (US GAAP	Transaction Accounting Adjustments	(Note 4 References)	Pro Forma Combined
ASSETS
Current Assets
Cash and cash equivalents	$566,731	$24,987	$(150,000)	A	$441,718
Short-term investments	53,180	—	—		53,180
Accounts receivable, net of allowance for doubtful accounts $1.3 million	1,642	5,480	—		7,122
Inventory	10,363	8,973	—		19,336
Prepaid expenses and other current assets	1,130	1,083	—		2,213
Total current assets	633,046	40,523	(150,000)		523,569
Restricted cash	612	—	—		612
Property, plant and equipment, net	13,601	1,676	—		15,277
Related party loan receivable	—	1,980	—		1,980
Capitalized software, net	357	—	—		357
Right-of-use assets	1,935	—	911	G	2,846
Security deposit	24				24
Goodwill	2,252	—	145,898	A	148,150
Intangible assets, net	2,453	557	123,043	C	126,053
Deferred transaction costs	—	—	—		—
Total Assets	$654,280	$44,736	$119,852		$818,868
LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts Payable	$3,360	$1,580	$—		$4,940
Customer deposits	1,778	—	—		1,778
Current portion of operating lease liability	858	—	505	G	1,363
Accrued expenses and other current liabilities	5,563	2,943	10,287	F	18,793
Deferred revenue	1,136	2,042	(379)	H, I	2,799
Current portion of long-term debt, net of deferred financing costs	9,986	200	(200)	D	9,986
Total current liabilities	22,681	6,765	10,213		39,659
See the accompanying notes to Unaudited Pro Forma Condensed Combined Financial Information.

	As of September 30, 2020				As of September 30, 2020
	Desktop Metal, Trine Pro Forma Combined (Historical) (US GAAP)	EnvisionTEC (Historical) (US GAAP	Transaction Accounting Adjustments	(Note 4 References)	Pro Forma Combined
Long-term debt, net of deferred financing costs	—	1,176	—		1,176
Deferred tax liability	—	—	5,936	E	5,936
Lease liability, net of current portion	2,375	—	406	G	2,781
Total liabilities	25,056	7,941	16,555		49,552
Commitments and contingencies	—	—	—		—
Convertible Preferred Stock	—	—	—		—
Shareholders’ Equity
Common Stock	—	443	(443)	B	—
Class A Common Stock (includes unvested 328,910 shares of restricted stock)	22	—	—		22
Additional paid-in capital	995,751	—	150,000	A	1,145,751
Accumulated deficit	(366,554)	38,588	(48,496)	B, F, H, I	(376,462)
Accumulated other comprehensive income	5	(2,236)	2,236	B	5
Total Stockholders’ Equity	629,224	36,795	103,297		769,316
Total Liabilities, Convertible Preferred Stock and Stockholders’ Equity	$654,280	$44,736	$119,852		$818,868

See the accompanying notes to Unaudited Pro Forma Condensed Combined Financial Information.

Desktop Metal, Inc.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2019
(in thousands, except share and per share data)
	For the Year Ended December 31, 2019				For the Year Ended December 31, 2019
	Desktop Metal, Trine Pro Forma Combined (Historical) (US GAAP)	EnvisionTEC (Historical) (US GAAP	Transaction Accounting Adjustments	(Note References)	Pro Forma Combined
Revenues
Products	$22,758	$34,582	$(330)	4(a)	$57,010
Services	3,681	—	—		3,681
Total revenues	$26,439	$34,582	$(330)		$60,691
Cost of sales
Products	45,268	20,825	4,569	4(b)	70,662
Services	5,528	—	—		5,528
Total cost of sales	50,796	20,825	4,569		76,190
Gross margin	(24,357)	13,757	(4,899)		(15,499)
Operating expenses:
Research and development	54,656	4,755	4,520	4(b)	63,931
Sales and marketing	18,749	5,005	4,296	4(b),4(c)	28,050
General and administrative	12,807	4,834	10,903	4(b),4(d)	28,544
Total Operating Expenses	86,212	14,594	19,719		120,525
Profit/(Loss) from Operations	(110,569)	(837)	(24,618)		(136,024)
Interest expense	(503)	—	—		(503)
Interest and other income, net	5,952	302	—		6,254
Profit/(Loss) before income taxes	$(105,120)	$(535)	$(24,618)		$(130,273)
Provision for income taxes	—	(22)	1,191	4(e)	1,169
Net Profit/(Loss)	$(105,120)	$(557)	$(23,427)		$(129,104)
Shares used to compute earnings per share – basic and diluted	23,379	$—	8,038	5	31,417
Net Loss per share – basic and diluted	$(4.50)	$—	$—		$(4.11)
Other Comprehensive Profit/Loss
Unrealized gain on available-for-sale marketable securities	171	—	—		171
Foreign currency translation	—	(879)	—		(879)
Total Comprehensive Profit/Loss, net of taxes	$(104,949)	$(1,436)	$(23,427)		$(129,812)
See the accompanying notes to Unaudited Pro Forma Condensed Combined Financial Information.

Desktop Metal, Inc.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020
(in thousands, except share and per share data)
	For the Nine Months Ended September 30, 2020				For the Nine Months Ended September 30, 2020
	Desktop Metal, Trine Pro Forma Combined (Historical) (US GAAP)	EnvisionTEC (Historical) (US GAAP	Transaction Accounting Adjustments	(Note References)	Pro Forma Combined
Revenues
Products	$6,113	$32,611	$(202)	4(a)	$38,522
Services	1,988	—	—		1,988
Total revenues	$8,101	$32,611	$(202)		$40,510
Cost of sales
Products	18,145	13,557	3,427	4(b)	35,129
Services	3,365	—	—		3,365
Total cost of sales	21,510	13,557	3,427		38,494
Gross margin	(13,409)	19,054	(3,629)		2,016
Operating expenses:
Research and development	31,362	3,186	3,390	4(b)	37,938
Sales and marketing	9,994	1,253	3,240	4(b),4(c)	14,487
General and administrative	14,737	4,636	461	4(b)	19,834
Total Operating Expenses	56,093	9,075	7,091		72,259
Profit/(Loss) from Operations	(69,502)	9,979	(10,720)		(70,243)
Interest expense	(253)	—	—		(253)
Interest and other income, net	995	511	—		1,506
Profit/(Loss) before income taxes	$(68,760)	$10,490	$(10,720)		$(68,990)
Provision for income taxes	—	(420)	519	4(e)	99
Net Profit/(Loss)	$(68,760)	$10,070	$(10,201)		$(68,891)
Shares used to compute earnings per share – basic and diluted	29,457	—	8,038	5	37,495
Net Loss per share – basic and diluted	$(2.33)	$—	$—		$(1.84)
Other Comprehensive Profit/Loss, net of taxes
Unrealized gain on available-for-sale marketable securities	(70)	—	—		(70)
Foreign currency translation	—	1,348	—		1,348
Total Comprehensive Profit/Loss, net of taxes	$(68,830)	$11,418	$(10,201)		$(67,613)
See the accompanying notes to Unaudited Pro Forma Condensed Combined Financial Information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(In thousands)
Note 1 — Basis of Pro Forma Presentation
The accompanying unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of SEC Regulation S-X. The unaudited pro forma condensed combined balance sheet was prepared using the historical balance sheets of Desktop Metal, taking into account the pro forma effect of the Trine transaction, as of September 30, 2020 and EnvisionTEC as of September 30, 2020. EnvisionTEC’ s fiscal year ends on December 31 and Desktop Metal fiscal year also ends on December 31. The unaudited pro forma condensed combined statements of income were prepared using:
•
the historical unaudited statement of income of Desktop Metal for the nine months ended September 30, 2020, taking into account the pro forma effect of the Trine transaction;

•
the historical audited statement of income of Desktop Metal for the year ended December 31, 2019, taking into account the pro forma effect of the Trine transaction;

•
the historical audited consolidated combined statement of income of EnvisionTEC for the year ended December 31, 2019;

•
the historical unaudited consolidated combined statement of income of EnvisionTEC for the nine months ended September 30, 2020.

Both Desktop Metal and EnvisionTEC’ s historical audited and unaudited financial statements were prepared in accordance with U.S. GAAP and are presented in thousands of U.S. dollars. The historical EnvisionTEC financial statements included within the unaudited pro forma condensed combined balance sheet and statements of income include certain reclassifications that were made to conform EnvisionTEC’ s financial statement presentation to that of Desktop Metal.
The acquisition of EnvisionTEC by Desktop Metal will be accounted for as a business combination using the acquisition method of accounting under the provisions of ASC 805, with Desktop Metal representing the accounting acquirer under this guidance. In the unaudited pro forma condensed combined balance sheet, Desktop Metal’s costs to acquire EnvisionTEC have been allocated to the assets acquired and liabilities assumed, based upon management’s preliminary estimate of what their respective fair values would be as of the date of the merger. The pro forma adjustments are preliminary and are based upon available information and certain assumptions which management believes are reasonable under the circumstances and which are described in the accompanying notes herein. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. Under ASC 805, generally all assets acquired, and liabilities assumed are recorded at their acquisition date fair value. For purposes of the pro forma information presented herein, the fair value of EnvisionTEC’ s identifiable tangible and intangible assets acquired, and liabilities assumed are based on a preliminary estimate of fair value. Any excess of the purchase price over the fair value of identified tangible and intangible assets acquired and liabilities assumed will be recognized as goodwill. Certain current market based assumptions were used which will be updated upon completion of the combination. Management believes the estimated fair values utilized for the assets to be acquired and liabilities to be assumed are based on reasonable estimates and assumptions. Preliminary fair value estimates may change as additional information becomes available and valuation procedures are completed and such changes could be material, as certain valuations have yet to commence or progress to a stage where there is sufficient information for definitive measurement. Following the consummation of the merger, valuations will be completed and management will conduct a final review. As a result of the finalization of the valuation procedures and review, there may be differences identified that, when finalized, could have a material impact on the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined statements of income also include certain purchase accounting adjustments, including items expected to have a continuing impact on the results of the combined company, such as increased amortization expense on acquired intangible assets. The unaudited pro forma condensed combined statements of income do not include the impacts of any revenue, cost or other operating synergies that may result from the merger or any related restructuring costs that may be contemplated.

Note 2 — Reclassifications
The unaudited pro forma condensed combined financial information has been prepared using Desktop Metal’s significant accounting policies as set forth in Desktop Metal’s audited consolidated financial statements for the fiscal year ended December 31, 2019. During the preparation of the unaudited pro forma condensed combined financial information, Desktop Metal performed an initial review of the accounting policies of EnvisionTEC to determine if differences in accounting policies require reclassification or adjustment to conform to Desktop Metal’s accounting policies and classifications.
The following describes the adjustments and reclassifications made in the preparation of the unaudited pro forma condensed combined financial statements incorporated herein for Desktop Metal including the pro forma impact of the Trine transaction:
Balance Sheet as of September 30, 2020
Amount (In thousands)	Presentation in Trine’s Financial Statements	Presentation in Unaudited Pro Forma Condensed Combined Financial Information
$243	Prepaid income taxes	Prepaid expenses and other current assets
3	Accounts payable and accrued expenses	Accounts payable
2,673	Accounts payable and accrued expenses	Accrued expenses and other current
Statement of Income for the Year Ended December 31, 2019
Amount (In thousands)	Presentation in Trine’s Financial Statements	Presentation in Unaudited Pro Forma Condensed Combined Financial Information
$1,857	Operating costs	General and administration
5,142	Interest income	Interest and other income, net
170	Unrealized gain on marketable securities held in	Interest and other income, net
Statement of Income for the Nine Months Ended September 30, 2020
Amount (In thousands)	Presentation in Trine’s Financial Statements	Presentation in Unaudited Pro Forma Condensed Combined Financial Information
$4,048	Operating costs	General and administration
1,110	Interest income	Interest and other income, net
Historical EnvisionTEC financial information included within the unaudited pro forma condensed combined financial information have been reclassified to conform the presentation to that of Desktop Metal as indicated in the table below:
Balance Sheet as of September 30, 2020
Amount (In thousands)	Presentation in EnvisionTEC’s Financial Statements	Presentation in Unaudited Pro Forma Condensed Combined Financial Information
$200	Related party loan	Other Current Loans

Statement of Income for the Year Ended December 31, 2019
Amount (In thousands)	Presentation in EnvisionTEC’s Financial Statements	Presentation in Unaudited Pro Forma Condensed Combined Financial Information
$5,005	Selling, general and administrative	Sales and marketing
4,834	Selling, general and administrative	General and administrative
302	Other income	Interest and other income, net
Statement of Income for the Nine Months Ended September 30, 2020
Amount (In thousands)	Presentation in EnvisionTEC’s Financial Statements	Presentation in Unaudited Pro Forma Condensed Combined Financial Information
$1,253	Selling, general and administrative	Sales and marketing
4,636	Selling, general and administrative	General and administrative
511	Other income	Interest and other income, net
Note 3 — Conforming Accounting Policies
The unaudited pro forma condensed combined financial information has been compiled in a manner consistent with the accounting policies adopted by Desktop Metal. Desktop Metal believes these accounting policies are similar in most material respects to those of EnvisionTEC. During the preparation of these unaudited pro forma condensed combined financial statements, Desktop Metal became aware of differences between the accounting policies of Desktop Metal and EnvisionTEC related to ASC 606, Revenue from Contracts with Customers and ASC 842, Leases.
Desktop Metal adopted ASC 606 using the full retrospective approach effective January 1, 2018 and adopted ASC 842 using the modified retrospective approach effective January 1, 2018. During the preparation of these unaudited pro forma condensed combined financial statements, Desktop Metal reviewed the impact of the difference in adoption dates and determined that the impact to the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 would not be significant. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 and the unaudited condensed combined balance sheet as of September 30, 2020 properly reflect the impacts of adopting these standards.
Upon completion of the merger, management will perform a comprehensive review of Desktop Metal and EnvisionTEC’s accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of Desktop Metal.
Note 4 — Adjustments to Unaudited Pro Forma Condensed Combined Financial Information
The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Transactions and has been prepared for informational purposes only. The historical financial information has been adjusted to give effect to pro forma adjustments that reflect the transaction in accordance with U.S. GAAP.
The unaudited pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had Desktop Metal filed consolidated income tax returns during the periods presented.
The unaudited pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of Desktop Metal’s shares outstanding, assuming the merger occurred on January 1, 2019.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The pro forma adjustments in the Unaudited Pro Forma Condensed Combined Balance Sheet which represent only transaction accounting adjustments are as follows:
Purchase Accounting
A.
Estimated Merger Consideration and Allocation:

The aggregate consideration for the Business Combination is approximately $300.0 million, $150.0 million in cash, and $150.0 million in an equivalent number of shares based on Desktop Metal’s average closing share price of        on       .
The following table summarizes the components of the merger consideration reflected in the unaudited pro forma condensed combined financial information (in thousands of dollars and shares, except for per share amounts and the exchange ratios):
Purchase Price
September 30, 2020
Cash consideration	$150,000
Issuance of Desktop Metal shares	150,000
Total purchase price	$300,000
The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by Desktop Metal in the transaction, reconciled to the estimate of the consideration to be transferred:
Calculation of consideration estimated to be transferred
		September 30, 2020
Net book value of net assets acquired		$36,795
Adjustments to:
Intangible assets	C	123,043
Deferred tax	E	(5,936)
Extinguishment of related party loan	D	200
Goodwill		145,898
Total estimated consideration		$300,000

B.
Reflects the elimination of EnvisionTEC’ s historical equity to present it as a goodwill for Desktop Metal.

C.
Reflects the adjustment to record step-up of intangible assets per description below-

Description	Estimated Useful Life	Estimated Fair Value	Balance Sheet Classification
Customer relationships	10	$42,500	Intangible assets, net
Acquired technology	8	73,100	Intangible assets, net
Trade name	13	8,000	Intangible assets, net
Total identifiable intangible assets		123,600
Historical EnvisionTEC acquired technology		557
Pro forma adjustment		$123,043

D.
To eliminate EnvisionTEC related party loan. This debt will not be assumed by Desktop Metal in connection with the acquisition.

E.
Reflects the adjustments to record an increase to deferred income tax liabilities of $5.9 million resulting from pro forma fair value adjustments for the assets acquired and liabilities assumed.

Reflects the income tax effect of pro forma adjustments using the estimated effective tax rate of 4.8%. In its historical periods, Desktop Metal concluded that it is more likely than not that it will not recognize the benefits of federal and state net deferred tax assets and as a result established a valuation allowance. However, the German operating entity, EnvisionTEC Gmbh, is taxed as a corporation under the applicable tax regulations of Germany. As a result, these pro form statements include tax expense relating to Germany. The remaining EnvisionTEC operating and holding companies are treated as S corporations for U.S. federal income tax purposes and as such, these pro forma financial statements do not reflect a provision for U.S. federal and state income taxes relating to those entities.
F.
To adjust for the nonrecurring transaction expenses incurred by Desktop Metal and EnvisionTEC through the close of the merger. Reflects the increase in net loss of $10.3 million and the corresponding increase to accrued liabilities related to transaction costs expected to be incurred by Desktop Metal and EnvisionTEC on or prior to the closing of the merger.

Accounting policy alignment
G.
Reflects the adjustment for the adoption of ASC 842 to record right-of-use assets and corresponding lease liability related to leased facilities as of September 30, 2020 The lease liability of $0.9 million was calculated based on the remaining lease payments as of the closing date discounted using Desktop Metal’s discount rate and presented as current and noncurrent based on the timing of subsequent payments.

H.
Reflects the deferral of commissions related to the ASC 606 accounting policy alignment.

I.
Reflects the adjustment for warranties related to the ASC 606 accounting policy alignment. Revenue related to warranties of $0.3 million has been deferred as of the nine months ended September 30, 2020.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Income
The pro forma adjustments in the Unaudited Pro Forma Condensed Combined Statements of Income which represent only transaction accounting adjustments are as follows:
(a)
Reflects the ASC 606 accounting policy alignment for commissions and warranties.

Revenue related to warranties of $0.3 million for the twelve months ended December 31, 2019 and $0.2 million for the nine months ended September 30, 2020 have been deferred.
(b)
Reflects additional amortization expense for the estimated fair value adjustment of acquired intangible assets of $14.0 million for the twelve months ended December 31, 2019 and $10.5 million for the nine months ended September 30, 2020. The preliminary estimates of fair value and estimated useful lives will likely differ from final amounts that Desktop Metal will calculate after completing a detailed valuation analysis and difference could have a material effect on the accompanying unaudited pro forma condensed combined financial statements. A 10% increase in the valuation of intangible assets would cause a corresponding increase in the amortization expense to approximately $15.4 million for the twelve months ended December 31, 2019 and $11.5 million for the nine months ended September 30, 2020. A 10% increase in the estimated useful lives of intangible assets would cause a corresponding decrease in the amortization expense to approximately $12.7 million for the twelve months ended December 31, 2019 and $9.5 million for the nine months ended September 30, 2020.

(c)
Reflects Sales & marketing expenses related to commissions of $0.1 million for the twelve months ended December 31, 2019 and $0.05 million for the nine months ended September 30, 2020 have been deferred.

(d)
To adjust for the nonrecurring transaction expenses incurred by Desktop Metal and EnvisionTEC through the close of the merger. Reflects the increase in net loss of $10.3 million related to transaction costs expected to be incurred by Desktop Metal and EnvisionTEC on or prior to the closing of the merger. Transactions costs incurred relate to advisory, audit and legal costs associated with the transaction.

(e)
Reflects the income tax effect of pro forma adjustments using the estimated effective tax rate of

4.8%. In its historical periods, Desktop Metal concluded that it is more likely than not that it will not recognize the benefits of federal and state net deferred tax assets and as a result established a valuation allowance. However, the German operating entity, EnvisionTEC Gmbh, is taxed as a corporation under the applicable tax regulations of Germany. As a result, these pro form statements include tax expense relating to Germany. The remaining EnvisionTEC operating and holding companies are treated as S corporations for U.S. federal income tax purposes and as such, these pro forma financial statements do not reflect a provision for U.S. federal and state income taxes relating to those entities.
Note 5 — Loss per Share
Net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Transactions, assuming the shares were outstanding since January 1, 2019. As the Transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Transactions have been outstanding for the entire periods presented.
The unaudited pro forma condensed combined financial information has been prepared for the year ended December 31, 2019 and for the nine months ended September 30, 2020:
	Nine Months Ended	Year Ended
(in thousands, except share and per share data)	September 30, 2020	December 31, 2019
Pro forma net loss	$(68,891)	$(129,104)
Pro forma weighted average shares outstanding – basic and diluted	37,495	31,417
Pro forma EPS – basic and diluted	$(1.84)	$(4.11)
A 25% fluctuation in the market price of Desktop Metal shares would affect the number of Desktop Metal shares outstanding, as illustrated in the table below: Common Shares Outstanding Reconciliation
Common Shares Outstanding Reconciliation
	September 30, 2020	Flux +25%	Flux -25%
Common shares outstanding at September 30, 2020	29,457	29,457	29,457
Average share price for conversion of Desktop Metal shares for consideration	$18.66	$23.33	$14.00
Estimated shares issued for purchase consideration	8,038	6,431	10,718
Common Shares Outstanding	37,495	35,888	40,175

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of financial condition and results of operations together with the consolidated financial statements and the related notes and other financial information of Desktop Metal included elsewhere in this prospectus. Some of the information contained in this discussion and analysis contains forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth in the section of the prospectus captioned “Risk Factors” and elsewhere in this prospectus, actual results may differ materially from those anticipated in these forward-looking statements.
Business Overview
Desktop Metal is pioneering a new generation of additive manufacturing technologies focused on the production of end-use parts. We offer a portfolio of integrated additive manufacturing solutions for engineers, designers and manufacturers comprised of hardware, software, materials, and services. Our solutions span use cases across the product life cycle, from product development to mass production and aftermarket operations, and they address an array of industries, including automotive, aerospace, healthcare, consumer products, heavy industry, machine design and research and development.
At Desktop Metal, we believe additive manufacturing, commonly referred to as 3D printing, is one of the most exciting and transformational technology innovations of our time. It has the capacity to change the way parts of all materials are designed, manufactured, and sold around the world, as well as empowers businesses of all sizes to make high-performance products faster, more sustainably and at costs and volumes competitive with conventional manufacturing solutions. The additive manufacturing industry is now at a major inflection point, poised for accelerated growth driven by a new generation of technologies that enable high-volume and end-use parts production. We believe Desktop Metal is at the forefront of this transformation, and our mission is to make additive manufacturing accessible to all engineers, designers and manufacturers. In doing so, we believe we will empower businesses to adopt radical, new approaches to design and production and enable businesses to realize the promise of additive manufacturing across a breadth of vertical markets.
Our growth strategy begins with a commitment to research and development. Since our founding in 2015, we have invested significant resources in research and development, including $145.5 million since 2018, towards building an extensive portfolio of proprietary and differentiated technologies with a focus on making additive manufacturing an easy-to-use, economic and scalable solution. Our additive manufacturing products, which incorporate these technologies, offer several key advantages over competitive additive manufacturing technologies and provide our customers with several price points depending on their desired features and applications. Our announced additive manufacturing solutions are as follows:
•
Production System is an industrial manufacturing solution powered by our proprietary SPJ technology and designed to achieve speeds up to 100 times those of legacy PBF additive manufacturing technologies and enable production quantities of up to millions of parts per year at part costs competitive with conventional mass production techniques. Production System is scheduled to begin volume commercial shipments in 2021.

•
Shop System is an affordable, turnkey binder jetting solution designed to bring metal 3D printing to machine and job shops, leveraging build rates up to 10 times those of legacy PBF additive manufacturing technologies in combination with our proprietary sintering technology to enable serial production of dense metal parts with exceptional surface finish and rich feature detail. Shop System began initial shipments in the third quarter of 2020 and has begun commercial shipments in the fourth quarter of 2020.

•
Studio System is designed for office-friendly metal 3D printing and leverages our proprietary BMD technology to minimize requirements for special facilities as compared to legacy PBF additive manufacturing technologies and simplify the production of low volumes of complex, high quality metal parts in-house. Studio System has been shipping in volume since the fourth quarter of 2018.

•
Fiber is a desktop 3D printer that incorporates our proprietary Micro AFP technology and is designed to produce high-resolution composite parts reinforced with aerospace- and industrial-grade continuous fiber tape, unlocking superior part strength with high-performance materials starting at an affordable annual subscription price. Fiber has begun initial commercial shipments in the fourth quarter of 2020.
Software is a critical component of our additive manufacturing solutions and is at the core of their accessibility and ease-of-use. Built on cloud, desktop and mobile technologies, our build preparation software, Fabricate, streamlines the process of setting up prints and works alongside touchscreen controls onboard our products to provide a cohesive, modern user interface and experience across our product portfolio. We also sell an array of consumables, including composite, metal and ceramic materials, which are engineered for use with several of our additive manufacturing products. The sales of these materials provide us with a recurring revenue stream from customers of our additive manufacturing solutions.
We began shipping our first product, the Studio System, in the fourth quarter of 2018. Since then, we have shipped hundreds of units and generated cumulative revenue of over $36.0 million. As of September 30, 2020, we are in the late stages of development for our remaining three additive manufacturing solutions, Shop System, Fiber and Production System, the last of which has already been installed and is operational at early customers prior to commercialization.
At our core, we are a tech company. Our strengths are in technology innovation and product development. Both as a result of this focus and to reach a broad audience, we market and sell our additive manufacturing solutions through a leading global distribution network, managed and augmented by our own internal sales and marketing teams. This distribution network covers over 60 countries around the world and is composed of sales and distribution professionals with decades of experience in digital manufacturing technologies. Similarly, we leverage third-party contract manufacturers to produce our additive manufacturing products. Our internal manufacturing and supply chain teams work collaboratively with both our internal engineering department and these third-party contract manufacturers to scale up initial prototypes for commercialization and volume commercial shipments. Together, our distribution network and manufacturing approach allow us to produce, sell and service our products at-scale in global markets and creates substantial operating leverage as we execute our strategy.
We are led by visionary technologists and a team of proven leaders with experience bringing emerging technologies to market across the hardware, materials and software sectors. Our technologies have the potential to empower engineers and designers to easily access additive manufacturing and drive new application discovery as well as provide manufacturers with reliable and high-performance solutions that facilitate the production of innovative designs in high volumes. We believe that, taken together, these core competencies will propel us towards helping businesses realize the true promise of additive manufacturing.
Recent Developments
Trine Merger
On August 26, 2020, Legacy Desktop Metal entered into the Merger Agreement with Trine, a special purpose acquisition company and Sparrow Merger Sub, Inc., or Merger Sub, a wholly-owned subsidiary of Trine. The terms of the Merger Agreement provided that effective at the time of the Business Combination, Merger Sub merged with and into Legacy Desktop Metal and Legacy Desktop Metal survived the merger as our wholly-owned subsidiary. Upon the closing of the Business Combination, Trine changed its name to Desktop Metal, Inc. with its Class A common stock continuing to be listed on the NYSE under the ticker symbol “DM” and its warrants continuing to be listed on the NYSE under the symbol “DM.WS”. Cash proceeds of the Business Combination were funded through a combination of Trine’s $305 million of cash held in trust, net of redemptions of $0.3 million, and an aggregate of $275 million in aggregate gross proceeds to us from the PIPE. Our cash on hand after giving effect to these transactions will be used for general corporate purposes, including advancement of our product development efforts. We also intend to use the proceeds to acquire other companies or technologies in the additive manufacturing industry.
The Business Combination was accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Legacy Desktop Metal has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:
•
Legacy Desktop Metal’s shareholders have majority of the voting power in Desktop Metal;

•
Legacy Desktop Metal has the ability to appoint a majority of the board of directors of Desktop Metal;

•
Legacy Desktop Metal’s existing management comprises the management of Desktop Metal;

•
Legacy Desktop Metal comprises the ongoing operations of Desktop Metal;

•
Legacy Desktop Metal is the larger entity based on historical revenues and business operations; and

•
Desktop Metal assumed Legacy Desktop Metal’s name.

Under this method of accounting, Trine is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination is treated as the equivalent of Legacy Desktop Metal issuing stock for the net assets of Trine, accompanied by a recapitalization, and the historical financial statements of Legacy Desktop Metal became the historical financial statements of our company upon the closing of the Business Combination.
envisionTEC Acquisition
On January 15, 2021, we entered into the envisionTEC Merger Agreement, pursuant to which we intend to acquire the envisionTEC Group. The aggregate purchase price for the envisionTEC Acquisition is (i) $150 million in cash, with such cash amount being subject to customary adjustments based on, among other things, the amount of cash, debt and working capital in the envisionTEC Group business at the closing date and (ii) stock consideration equal to a number of shares of Class A common stock, or the Shares, determined by dividing $150 million by the average volume-weighted trading price on the New York Stock Exchange for one share of our Class A common stock for the ten full trading days ending on and including the full trading day two days prior to the closing of the envisionTEC Acquisition, subject to a customary collar that allows for adjustment if the 10-day closing price average is 10% greater or 10% less than the 10-day signing price average.
The completion of the envisionTEC Acquisition is subject to, among other things, the expiration of the applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and other customary closing conditions. The envisionTEC Acquisition is not subject to any financing contingency. The envisionTEC Merger Agreement may be terminated under certain circumstances, including by either party if the transactions have not been completed by July 14, 2021.
COVID-19
In March 2020, the World Health Organization declared the outbreak of COVID-19 a pandemic. It is not possible to accurately predict the full impact of the COVID-19 pandemic on our business, financial condition and results of operations due to the evolving nature of the COVID-19 pandemic and the extent of its impact across industries and geographies and numerous other uncertainties. For example, we face uncertainties about the duration and spread of the outbreak, additional actions that may be taken by governmental entities, and the impact it may have on the ability of us, our customers, our suppliers, our manufacturers and our other business partners to conduct business. Governments in affected regions have implemented, and may continue to implement, safety precautions which include quarantines, travel restrictions, business closures, cancellations of public gatherings and other measures as they deem necessary. Many organizations and individuals, including our company and employees, are taking additional steps to avoid or reduce infections, including limiting travel and staying home from work. These measures are disrupting normal business operations and have had significant negative impacts on businesses and financial markets worldwide. We continue to monitor our operations and government recommendations and have made modifications to our normal operations because of the COVID-19 pandemic, including requiring most non-engineering or operations-related team members to work remotely, utilizing heightened cleaning and sanitization procedures, implementing new health and safety protocols and reducing non-essential travel.
The COVID-19 pandemic has caused us to experience several adverse impacts, including extended sales cycles to close new orders for our products, delays in shipping and installing orders due to closed facilities and travel limitations and delays in collecting accounts receivable. The rapid development and uncertainty of the impacts of the COVID-19 pandemic precludes any prediction as to the ultimate adverse impact of the

COVID-19 pandemic on our business. However, the COVID-19 pandemic, and the measures taken to contain it, present material uncertainty and risk with respect to our performance and financial results. In particular, businesses across an array of vertical markets are temporarily reducing capital expenditure budgets globally as they seek to preserve liquidity to ensure the longevity of their own operations, which in turn may lead to reductions in purchases of our additive manufacturing solutions. Further, office closures may prevent organizations from reaching typical utilizations of our additive manufacturing solutions, resulting in reductions in purchases of consumable materials. Additionally, the COVID-19 pandemic may contribute to facility closures at our third-party contract manufacturers and key suppliers, causing delays and disruptions in product manufacturing, which could affect our ability to ship products purchased by our customers in a timely manner. Disruptions in the capital markets as a result of the COVID-19 pandemic may also adversely affect our business if these impacts continue for a prolonged period and we need additional liquidity.
In the short-term, we have taken, and will continue to take, actions to mitigate the impact of the COVID-19 pandemic on our cash flow and results of operations and financial condition. We are managing the variable portion of our cost structure to better align with revenue, including external marketing spend, which will be significantly reduced during this period of disruption. Similarly, we have reduced discretionary research and development spending and plan to continue to closely manage additional spend. Additionally, we have reduced staffing across the organization by 30% across all departments. In the long-term, we believe that the COVID-19 pandemic will encourage organizations to reassess their supply chain structure and may accelerate their adoption of solutions such as additive manufacturing, which could allow for greater flexibility and a reduced reliance on overseas manufacturing.
Key Factors Affecting Operating Results
We believe that our performance and future success depend on many factors that present significant opportunities for us but also pose risks and challenges, including the following:
Commercial Launch of Products
Several of our products are in the late stages of development and are scheduled to begin volume commercial shipments in late 2020 and 2021. Prior to commercialization, we must complete final testing and manufacturing ramp-up of these products at our third-party contract manufacturers. Any delays in successful completion of these steps may impact our ability to generate revenue from these products.
Adoption of Our Additive Manufacturing Solutions
We believe the world is at an inflection point in the adoption of additive manufacturing solutions and that we are well-positioned to take advantage of this opportunity across an array of industries due to our proprietary technologies and global distribution capabilities. We expect that our results of operations, including revenue and gross margins, will fluctuate for the foreseeable future as businesses continue to shift away from conventional manufacturing processes towards additive manufacturing for end-use parts. Our turnkey and volume production solutions are designed to empower businesses to realize the full benefits of additive manufacturing at-scale, including geometric and design flexibility, mass customization and supply chain engineering, among others. The degree to which potential and current customers recognize these benefits and invest in our solutions will affect our financial results.
Pricing, Product Cost and Margins
To date, most of our revenue has been generated by sales of our Studio System. Revenue generated from our Studio product line represented 96% and 73% of total revenue in the years ended December 31, 2019 and 2018, respectively, and represented 96% and 98% of total revenue in the nine months ended September 30, 2020 and 2019, respectively. Revenue not generated from the Studio product line was attributed to development contracts during 2018 and 2019 and a small amount of sales generated by our Shop System during the third quarter of 2020. Going forward, we expect to commercialize our entire product portfolio, which offers customers a range of additive manufacturing solutions spanning multiple price points, materials, throughput levels, operating environments and technologies to enable them to find the solution that achieves their specific goals. Pricing may vary by region due to market-specific supply and demand dynamics and product lifecycles, and sales of certain products have, or are expected to have, higher gross margins than others. As a result, our financial performance depends, in part, on the mix of products we sell during a given period. In addition, we are subject to price competition, and our ability to compete in key markets will depend on the success of our investments in new technologies and cost improvements as well as our ability to efficiently and reliability introduce cost-effective additive manufacturing solutions for our customers.
Continued Investment and Innovation
We believe that we are a leader in mass production and turnkey additive manufacturing solutions, offering breakthrough technologies that enable high throughput and ease-of-use through our broad product portfolio. Our performance is significantly dependent on the investment we make in our research and development efforts and on our ability to be at the forefront of the additive manufacturing industry. It is essential that we continually identify and respond to rapidly evolving customer requirements, develop and introduce innovative new products, enhance existing products and generate customer demand for our solutions. We believe that investment in our additive manufacturing solutions will contribute to long-term revenue growth, but it may adversely affect our near-term profitability.
Components of Results of Operations
Revenue
The majority of our revenue results from the sales of products, including our additive manufacturing products and embedded on-device software and related consumables. Product revenue is recognized upon transfer of control to the customer, which generally takes place at the point of shipment. We also generate a portion of our revenue from software and support services. Software revenue is recognized (i) in the case of on-premises software, upon transfer of control to the customer, which generally takes place upon shipment, and (ii) in the case of cloud-based software, which is primarily sold through one-year annual contracts, ratably over the term of the agreement. Revenue from support services for our additive manufacturing products is primarily generated through one-year annual contracts and is recognized ratably over the term of the agreement.
We generate revenue and deliver products and services principally through sales to resellers, who purchase and resell our products and also provide installation and support services for our additive manufacturing solutions to customers. Occasionally and for certain products (and all related consumables, software and support services), we also generate revenue from and deliver services to our customers directly.
Cost of Sales
Our cost of sales consists of the cost of products and cost of services. Cost of products includes the manufacturing cost of our additive manufacturing products and consumables, which primarily consists of amounts paid to our third-party contract manufacturers and suppliers and personnel-related costs directly associated with manufacturing operations. Cost of services includes personnel-related costs directly associated with the provision of support services to our customers, which include engineers dedicated to remote support as well as, training, support and the associated travel costs. Our cost of sales also includes depreciation and amortization, cost of spare or replacement parts, warranty costs, excess and obsolete inventory and shipping costs, and an allocated portion of overhead costs. We expect cost of sales to increase in absolute dollars in future periods as we expect our revenues to continue to grow.
Gross Profit and Gross Margin
Our gross profit is calculated based on the difference between our revenues and cost of sales. Gross margin is the percentage obtained by dividing gross profit by our revenue. Our gross profit and gross margin are, or may be, influenced by a number of factors, including:
•
Market conditions that may impact our pricing;

•
Product mix changes between established products and new products;

•
Growth in our installed customer base or changes in customer utilization of our additive manufacturing products, which affects sales of our consumable materials and may result in excess or obsolete inventories; and

•
Our cost structure for manufacturing operations, including contract manufacturers, relative to volume, and our product support obligations.

We expect our gross margins to fluctuate over time, depending on the factors described above.
Research and Development
Our research and development expenses represent costs incurred to support activities that advance the development of innovative additive manufacturing technologies, new product platforms and consumables, as well as activities that enhance the capabilities of our existing product platforms. Our research and development expenses consist primarily of employee-related personnel expenses, prototypes, design expenses, consulting and contractor costs and an allocated portion of overhead costs. We expect research and development costs will increase on an absolute dollar basis over time as we continue to invest in advancing our portfolio of additive manufacturing solutions.
Sales and Marketing
Sales and marketing expenses consist primarily of employee-related costs for individuals working in our sales and marketing departments, third party commissions, costs related to trade shows and events and an allocated portion of overhead costs. We expect our sales and marketing costs will increase on an absolute dollar basis as we expand our headcount, initiate new marketing campaigns and launch new product platforms.
General and Administrative
General and administrative expenses consist primarily of personnel-related expenses associated with our executive, finance, legal, information technology and human resources functions, as well as professional fees for legal, audit, accounting and other consulting services, and an allocated portion of overhead costs. We expect our general and administrative expenses will increase on an absolute dollar basis as a result of operating as a public company, including expenses necessary to comply with the rules and regulations applicable to companies listed on a national securities exchange and related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, as well as increased expenses for general and director and officer insurance, investor relations, and other administrative and professional services. In addition, we expect to incur additional costs as we hire additional personnel and enhance our infrastructure to support the anticipated growth of the business.
Interest Expense
Interest expense includes cash interest paid on our term loan as well as amortization of deferred financing fees and costs.
Interest and Other Income, Net
Interest and other income, net includes interest earned on deposits and short-term investments, gains and losses on investments as well as sales and disposals of fixed assets.
Income Taxes
Our income tax provision consists of an estimate for U.S. federal and state income taxes based on enacted rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities and changes in tax law. Due to cumulative losses, we maintain a valuation allowance against our U.S. and state deferred tax assets.

Results of Operations
Comparison of the Nine Months Ended September 30, 2020 and 2019
Revenue
The following table presents the revenue of each of our revenue streams, as well as the percentage of total revenue and change from the prior period.
	For the Nine Months Ended September 30,
	2020		2019		Change in Revenues
(Dollars in thousands)	Revenue	% of Total	Revenue	% of Total	$	%
Product Revenue	$6,113	75%	$18,655	89%	$(12,542)	(67)%
Service Revenue	1,988	25%	2,221	11%	(233)	(10)%
Total Revenue	$8,101	100%	$20,876	100%	$(12,775)	(61)%
Total revenue for the nine months ended September 30, 2020 and 2019, was $8.1 million and $20.9 million, respectively, representing a decrease of $12.8 million, or 61%. The decrease in total revenue was attributable to a decrease in revenue from both products and services. Additionally, revenue was negatively impacted by $0.9 million as a result of our transitioning from a sales agent model to a reseller model.
We sold fewer products during the nine months ended September 30, 2020 as compared to the nine months ended September 30, 2019, leading to an approximately 67% decrease in product revenue. This was primarily due to decreased customer demand and longer sales cycles resulting from the COVID-19 pandemic. Additionally, as a result of customer facilities closures associated with the COVID-19 pandemic, we experienced delays in shipments and installation as well as decreased utilization of our installed products, leading to a decrease in sales of consumables materials.
Service revenue decreased during the nine months ended September 30, 2020, as compared to the nine months ended September 30, 2019, primarily due to a decrease in support and installation revenue resulting from decreased shipments during the period.
The following table presents revenue by geographic region, as well as the percentage of total revenue and change from the prior period.
	For the Nine Months Ended September 30,
	2020		2019		Change in Revenues
(Dollars in thousands)	Revenue	% of Total	Revenue	% of Total	$	%
Americas	$3,334	41%	$13,412	64%	$(10,078)	(74)%
EMEA (Europe, the Middle East and Africa)	3,299	41%	6,250	30%	(2,951)	(47)%
APAC (Asia-Pacific)	1,468	18%	1,214	6%	254	21%
Total Revenue	$8,101	100%	$20,876	100%	$(12,775)	(61)%
Total revenue decreased due to fewer product sales in the Americas and EMEA regions driven by decreased customer demand resulting from the COVID-19 pandemic. This decrease was partially offset by increased sales in the APAC region, driven primarily by an improvement in hardware product volume sold in the region during the nine months ended September 30, 2020.
Cost of Sales
Total cost of sales during the nine months ended September 30, 2020 and 2019 was $21.5 million and $38.5 million, respectively, a decrease of $17.0 million, or 44%.
The decrease in total cost of sales was driven primarily by the decrease in product cost of sales, which resulted from fewer product sales. This decrease was partially offset by an increase to our inventory reserves.

We recognized a $2.9 million obsolescence inventory charge related to product redesigns implemented to reduce costs and enhance performance and functionality.
Gross Profit (Loss) and Gross Margin
The following table presents gross profit by revenue stream, as well as change in gross profit (loss) dollars from the prior period.
	For the Nine Months Ended September 30,		Change in Gross Profit

	2020	2019
(Dollars in thousands)	Gross Profit (Loss)		$	%
Products	$(12,032)	$(16,563)	$4,531	27%
Services	(1,377)	(1,079)	(298)	(28)%
Total	$(13,409)	$(17,642)	$4,233	24%
Total gross profit (loss) during the nine months ended September 30, 2020 and 2019 was $(13.4) million and $(17.6) million, respectively. The change in total gross profit (loss) of $4.2 million is driven by the fact that we sold fewer products in the nine months ended September 30, 2020, as compared to the nine months ended September 30, 2019. Negative gross profit during each of these periods was a result of higher product costs than selling price primarily driven by a combination of small purchase quantities for products and consumables from our third-party contract manufacturers, resulting in higher costs, and the selection of suppliers influenced by time-to-market considerations instead of solely cost considerations.
The following table presents gross margin by revenue stream, as well as the change in gross margin from the prior period.
	For the Nine Months Ended September 30,		Change in Gross Margin

	2020	2019
	Gross Margin		Percentage Points	%
Products	(197)%	(89)%	(1.08)	(121.69)%
Services	(69)%	(49)%	(0.21)	(42.58)%
Total	(166)%	(85)%	(0.81)	(95.87)%
Total gross margin during the nine months ended September 30, 2020 and 2019 was (166)% and (85)%, respectively. The decrease in total gross margin was primarily due to the decrease in gross margin from our product revenue, which resulted mainly from an obsolescence inventory charge related to product redesigns implemented to reduce costs and enhance performance and functionality. This was partially offset by a lower product cost for units shipped in the first nine months of 2020 as compared to the first nine months of 2019. Additionally, during the nine months ended September 30, 2020 we expanded our manufacturing operations team and associated costs to accommodate our expected increase in sales volumes in future periods and the manufacturing ramp-up and initial commercialization of new products scheduled to ship in late 2020 and 2021.
Research and Development
Research and development expenses for the nine months ended September 30, 2020 and 2019 were $31.4 million and $40.6 million, respectively, a decrease of $9.2 million, or 23%. The decrease in research and development expenses was primarily due to a $3.9 million decrease in prototyping costs incurred during the nine months ended September 30, 2020 resulting from the maturation of our product development efforts. Additionally, during the nine months ended September 30, 2020, we reduced engineering consulting expenses and headcount to mitigate the impacts of and uncertainties around COVID-19 as described in the “Recent Developments” section above, resulting in savings of $3.6 million and $1.7 million, respectively. These decreases were partially offset by other individually insignificant variations between the periods.
Sales and Marketing
Sales and marketing expenses for the nine months ended September 30, 2020 and 2019 were $10.0 million and $13.9 million, respectively, a decrease of $3.9 million, or 28%. The decrease in sales and marketing expenses was primarily due to a decrease in third party commissions of $0.9 million resulting from our shift towards a reseller model for our distribution network during the nine months ended September 30, 2020, as compared to the prior sales agent model. During the nine months ended September 30, 2020, we reduced tradeshow and related travel expenses and marketing headcount to mitigate the impacts of and uncertainties around the COVID-19 pandemic as described in the “Recent Developments” section above, resulting in savings of $1.4 million and $0.4 million, respectively. These decreases were partially offset by an increase in sales headcount, resulting in $0.1 million of additional employee-related costs during the nine months ended September 30, 2020. These changes included other individually insignificant variations between the periods.
General and Administrative
General and administrative expenses for the nine months ended September 30, 2020 and 2019 were $11.0 million and $8.3 million, respectively, an increase of $2.7 million, or 33%. The increase in general and administrative expenses was primarily due to an increase in $1.8 million of professional fees incurred as a result of the merger, $0.4 million increase in compensation costs, related to the modification of certain equity based awards, $0.3 million increase in legal expenses related to maintaining our intellectual property.
Interest Expense
Interest expense for the nine months ended September 30, 2020 and 2019 was $0.3 million and $0.4 million, respectively, a decrease of $0.1 million, or 25%. The decrease resulted from a decrease in the variable interest rate paid on our term loan.
Interest and Other Income, Net
Interest and other income, net during the nine months ended September 30, 2020 and 2019 was $1.0 million and $5.1 million, respectively, a decrease of $4.1 million, or 80%. Interest income decreased $2.8 million, from $3.7 million during the nine months ended September 30, 2019 to $0.9 million during the nine months ended September 30, 2020, resulting from a decrease in cash available for investment. The change in net other income from September 30, 2019 to September 30, 2020 was immaterial.
Income Taxes
No provision for federal, foreign or state income taxes has been recorded because we incurred losses during the nine months ended September 30, 2020 and 2019.
We have provided a valuation allowance for all of our deferred tax assets as a result of our historical net losses in the jurisdictions in which we operate. We continue to assess our future taxable income by jurisdiction based on our recent historical operating results, the expected timing of reversal of temporary differences, various tax planning strategies that we may be able to enact in future periods, the impact of potential operating changes on our business and our forecast results from operations in future periods based on available information at the end of each reporting period. To the extent that we are able to reach the conclusion that deferred tax assets are realizable based on any combination of the above factors in a single, or multiple, taxing jurisdictions, a reversal of the related portion of our existing valuation allowances may occur.
Comparison of the Years Ended December 31, 2019 and 2018
Revenue
The following table presents the revenue of each of our revenue streams, as well as the percentage of total revenue and change from the prior year.

	For the Years Ended December 31,
	2019		2018		Change in Revenues
(Dollars in thousands)	Revenue	% of Total	Revenue	% of Total	$	%
Product Revenue	$22,758	86%	$751	73%	$22,007	2,931%
Service Revenue	3,681	14%	283	27%	3,398	1,201%
Total Revenue	$26,439	100%	$1,034	100%	$25,405	2,457%
Total revenue for the years ended December 31, 2019 and 2018 was 26.4 million and $1.0 million, respectively, an increase of $25.4 million, or 2,457%. The increase in total revenue was primarily attributable to the commencement of product shipments in late 2018. We benefitted from a full year of shipments in the year ended December 31, 2019, resulting in a significant increase in our product revenue compared to the same period in 2018.
Service revenue increased due to a significantly higher installed customer base utilizing our services.
The following table presents revenue by geographic region, as well as the percentage of total revenue and change from the prior period.
	For the Years Ended December 31,
	2019		2018		Change in Revenues
(Dollars in thousands)	Revenue	% of Total	Revenue	% of Total	$	%
Americas	$15,801	60%	$1,034	100%	$14,767	1,428%
EMEA	8,993	34%	—	0%	8,993	—
APAC	1,645	6%	—	0%	1,645	—
Total Revenue	$26,439	100%	$1,034		$25,405	2,457%
We began selling internationally during 2019. All sales during 2018 were generated from the Americas region.
Cost of Revenue
Total cost of sales during the years ended December 31, 2019 and 2018 was $50.8 million and $5.5 million, respectively, an increase of $45.3 million or 824%. The increase in total cost of sales was driven primarily by increased cost of product revenue, resulting from the increase in product sales during 2019, as well as an increase in related inventory reserves, warranty accrual and shipping costs. Cost of revenue related to services increased due to a non-recurring engineering services contract, as well as increased customer support personnel needed to support our product sales.
Gross Profit (Loss) and Gross Margin
The following table presents gross profit (loss) by revenue stream, as well as change in gross profit (loss) dollars from the prior period.
	For the Years Ended December 31,		Change in Gross Profit
	2019	2018
(Dollars in thousands)	Gross Profit (Loss)		$	%
Products	$(22,510)	$(3,821)	$(18,689)	(489)%
Services	(1,847)	(613)	(1,234)	(201)
Total	$(24,357)	$(4,434)	$(19,923)	(449)%
Total gross profit (loss) during the years ended December 31, 2019 and 2018 was $(24.4) million and $(4.4) million, respectively. The decrease in gross profit (loss) dollars of $19.9 million resulted from the fact that we sold more units during the year ended December 31, 2019 versus the year ended December 31,

2018. Negative gross profit during these periods was the result of higher system costs than selling price, primarily driven by a combination of small purchase quantities for systems and consumables from our third-party contract manufacturers, resulting in higher costs, and the selection of suppliers influenced by time-to-market considerations instead of just cost considerations. Additionally, in 2019 we expanded our manufacturing operations team and associated costs to accommodate our expected increase in sales volumes in future periods. Gross profit (loss) related to services also decreased due to expenses associated with non-recurring engineering services for a customer-specific contract, as well as increased customer support personnel needed to support our installed product base.
The following table presents gross margin by revenue stream, as well as the change in gross margin from the prior period.
	For the Years Ended December 31,		Change in Gross Margin
	2019	2018
	Gross Margin		Percentage Points	%
Products	(99)%	(509)%	4.10	81%
Services	(50)%	(217)%	1.67	77%
Total	(92)%	(429)%	3.37	79%
Total gross margin was (92)% for 2019, compared with total gross margin of (429)% for 2018. The increase in our gross margin resulted from reductions in product costs resulting from larger volumes of shipments and product reconfiguration efforts.
Research and Development
Research and development expenses during the years ended December 31, 2019 and 2018 were $54.7 million and $59.6 million, respectively, a decrease of $4.9 million, or 8%. The decrease in research and development expenses was primarily due to an $8.6 million decrease in prototyping costs related to the maturation of our product development efforts. These expense reductions were partially offset by increased personnel costs of $3.0 million related to additional headcount, as well as consulting costs of $0.9 million related to new product development. The remaining decrease of $0.2 million resulted from other individually insignificant variations between the two periods.
Sales and Marketing
Sales and marketing expenses during the years ended December 31, 2019 and 2018 were $18.8 million and $14.7 million, respectively, an increase of $4.1 million, or 28%. The increase in sales and marketing expenses resulted from additional commissions of $2.0 million due to increased shipments and a $3.0 million increase in personnel costs resulting from additional headcount in our sales function. These costs were partially offset by a reduction in trade show expenses of $1.2 million. The remaining increase resulted from other individually insignificant variations between the two periods.
General and Administrative
General and administrative expenses during the years ended December 31, 2019 and 2018 were $11.3 million and $44.9 million, respectively, a decrease of $33.6 million, or 75%. The decrease in general and administrative expenses was driven primarily by a decrease in legal and settlement expenses related to non-recurring litigation costs incurred in 2018. In 2018, we were engaged in litigation with a competitor with both parties asserting claims of patent infringement and trade secret misappropriation. The litigation was resolved in October 2018 when the parties entered into a confidential settlement agreement. The legal fees and settlement amount are reflected in general and administrative expenses for 2018. For additional information, refer to Note 11 to the consolidated financial statements included elsewhere in this prospectus. The decrease in legal expenses was offset by a sum of other individually insignificant variations between the two periods.

Interest Expense
Interest expense during the years ended December 31, 2019 and 2018 was $0.5 million and $0.3 million, respectively, an increase of $0.2 million, or 67%. The increase in interest expense results from the fact that our term loan was outstanding for the full year in 2019, versus six months in 2018.
Interest and Other Income, Net
Interest and other income, net during the years ended December 31, 2019 and 2018 was $6.0 million and $2.5 million, respectively, an increase of $3.5 million, or 140%. Interest income increased $1.9 million from $2.6 million for the year ended December 31, 2018 to $4.5 million for the year ended December 31, 2019. The increase resulted from an increase in interest-bearing deposits and short-term investments. Net other income increased $1.6 million from $(0.1) million for the year ended December 31, 2018 to $1.5 million for the year ended December 31, 2019, primarily resulting from a gain recorded upon obtaining a controlling interest in Make Composites in July 2019.
Income Taxes
No provision for federal, foreign or state income taxes has been recorded because we incurred losses during the years ended December 31, 2019 and 2018.
We have provided a valuation allowance for all of our deferred tax assets as a result of our historical net losses in the jurisdictions in which we operate. We continue to assess our future taxable income by jurisdiction based on our recent historical operating results, the expected timing of reversal of temporary differences, various tax planning strategies that we may be able to enact in future periods, the impact of potential operating changes on our business and our forecast results from operations in future periods based on available information at the end of each reporting period. To the extent that we are able to reach the conclusion that deferred tax assets are realizable based on any combination of the above factors in a single, or multiple, taxing jurisdictions, a reversal of the related portion of our existing valuation allowances may occur.
Non-GAAP Financial Information
In addition to our results determined in accordance with GAAP, we believe that EBITDA and Adjusted EBITDA, each non-GAAP financial measures, are useful in evaluating our operational performance. We use this non-GAAP financial information to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that this non-GAAP financial information, when taken collectively, may be helpful to investors in assessing our operating performance.
We define “EBITDA” as net loss plus net interest income, provision for income taxes, depreciation and amortization expense.
We define “Adjusted EBITDA” as EBITDA adjusted for stock-based compensation.
We believe that the use of EBITDA and Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends because it eliminates the effect of financing, capital expenditures, and non-cash expenses such as stock-based compensation and provides investors with a means to compare our financial measures with those of comparable companies, which may present similar non-GAAP financial measures to investors. However, you should be aware that when evaluating EBITDA and Adjusted EBITDA we may incur future expenses similar to those excluded when calculating these measures. In addition, our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our computation of these measures, especially Adjusted EBITDA, may not be comparable to other similarly titled measures computed by other companies because not all companies calculate these measures in the same fashion.
Because of these limitations, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA on a supplemental basis. You should review the reconciliation of net loss to EBITDA and Adjusted EBITDA below and not rely on any single financial measure to evaluate our business.
The following table reconciles net loss to EBITDA and Adjusted EBITDA during the nine months ended September 30, 2020 and 2019 and the years ended December 31, 2019 and 2018:
	For the Nine Months Ended September 30,		For the Years Ended December 31,
(Dollars in thousands)	2020	2019	2019	2018
Net loss attributable to common stockholders	$(65,027)	$(75,769)	$(103,596)	$(121,339)
Interest (income) expense, net	(651)	(3,284)	(3,993)	(2,340)
Income tax expense (benefit)	—	—	—	—
Depreciation and amortization	6,525	5,754	8,087	4,204
EBITDA	(59,153)	(73,299)	(99,502)	(119,475)
Stock compensation expense	4,228	3,430	5,215	2,965
Adjusted EBITDA	$(54,925)	$(69,869)	$(94,287)	$(116,510)
Liquidity and Capital Resources
We have incurred a net loss in each of our annual periods since our inception. We incurred net losses of $103.6 million and $121.3 million during the years ended December 31, 2019 and 2018, respectively. As of September 30, 2020, we had $90.5 million in cash, cash equivalents and short-term investments. As an early stage company, we have primarily obtained cash to fund our operations through preferred stock offerings and debt instruments. We expect we will continue to need investments to support the growth of the business, continue research and development in our product platforms, and support our operations.
Since inception, we have received cumulative net proceeds from the sale of our preferred and common stock of $438.8 million to fund our operations. As of September 30, 2020, our principal sources of liquidity were our cash, cash equivalents and short-term investments of $90.5 million which are principally invested in money market funds and fixed income instruments.
In June 2018, we entered into a three-year, $20.0 million term loan, which provided $10.0 million immediately with the remaining principal balance available to be drawn in up to three draws of not less than $2.0 million for 12 months from close of the facility. We entered into this loan to fund capital expenditures associated with our corporate office. Interest is calculated using the Wall Street Journal Prime rate less 50 basis points, payable monthly in arrears. If our cash and investments fall below $30.0 million, cash equal to the total outstanding amount of the debt is required to be placed in a money market account. In connection with this loan, we are also subject to periodic reporting requirements, and the lender has a first priority lien on all assets. Repayment terms include interest only payments for 36 months, with the principal coming due in June 2021.
In April 2020, we received loan proceeds in the amount of approximately $5.4 million under the Paycheck Protection Program (the “PPP”). The PPP, established as part of the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), provides for loans to qualifying businesses. We repaid the loan in its entirety on May 13, 2020.
We believe that our existing capital resources will be sufficient to support our operating plan and cash commitments for the next 12 months. As of September 30, 2020, we had $37.3 million in cash and cash equivalents, and $53.2 million in short-term liquid investments. This liquid asset balance significantly exceeds our current liabilities of $26.4 million as of the same date. If we anticipate that our actual results will differ from our operating plan, we believe we have sufficient capabilities to enact cost savings measures to preserve capital.
We expect net losses to continue in connection with our ongoing activities, particularly as we continue to invest in commercialization and new product development. Additionally, we may engage in future acquisitions which may require additional capital. As noted in the “Recent Developments” section above, we entered into a Merger Agreement with Trine. On a gross basis, we received $580 million in cash as a result of the transaction, which we expect to support our operations and investments in the near term.
Cash Flows
Since inception, we have primarily used proceeds from issuances of preferred stock and debt instruments to fund our operations. The following table sets forth a summary of cash flows for the periods presented:
	For the Nine Months Ended September 30,		For the Years Ended December 31,
(Dollars in thousands)	2020	2019	2019	2018
Net cash used in operating activities	$(58,927)	$(74,540)	$(97,202)	$(111,002)
Net cash provided by (used in) investing activities	30,267	(48,685)	(26,032)	39,007
Net cash provided by (used in) financing activities	(145)	160,250	160,352	45,426
Net change in cash, cash equivalents, and restricted cash	$(28,805)	$37,025	$37,118	$(26,569)
Cash Flows for the Nine months Ended September 30, 2020 and 2019
Operating Activities
Net cash used for operating activities during the nine months ended September 30, 2020 and 2019 was $(58.9) million and $(74.5) million, respectively. The decrease in cash used in operating activities of $15.6 million was primarily driven by a decrease in net loss of $10.7 million, decrease in non-cash gain on investment of $1.4 million and a decrease in the accretion of discount on investments of $1.5 million from the current period results. This was impacted by a reduction of net cash outflows from operating assets and liabilities of $0.9 million, as follows: increase in net cash inflows from accounts receivable of $10.1 million; increase in net cash outflows from inventory of $(1.0) million; decrease in the net cash inflow from prepaid expense and other current assets of $(0.3) million; increase in net cash outflows related accounts payable of $3.0 million; decrease in net cash inflow from accrued expense of $2.1 million; decrease in customer deposits inflow of $1.9 million. The majority of our inventory consists of finished goods. Inventory balances may fluctuate during cycles of new product launch, commercialization and planned growth of production and sales of products. We expect inventory levels to continue to increase as we launch our additional product lines in the near future.
Investing Activities
Net cash provided by (used in) investing activities during the nine months ended September 30, 2020 and 2019 was $30.3 million and $(48.7) million, respectively. The increase of $79 million in cash provided by investing activities was primarily due to $41 million in purchases of marketable securities, net of maturities, for the nine months ended September 30, 2019 as compared with $31 million in proceeds of marketable securities, net of purchases, for the nine months ended September 30, 2020. Purchases of fixed assets decreased from $7 million for the nine months ended September 30, 2019 to $1 million for the nine months ended September 30, 2020. Additionally, during the nine months ended September 30, 2019 we paid $0.1 million for the acquisition of add LEAP AB, and did not make a similar investment during the nine months ended September 30, 2020.
We expect our capital expenditures in 2020 to be limited to spending associated with sustaining our existing operations and supporting our current development programs (estimated spending of approximately $1.5 million to $2.0 million). We may revise our capital expenditures budget to reflect cash provided by the Business Combination in order to meet strategic objectives, including potentially acquiring companies or technologies in the additive manufacturing industry.
Financing Activities
Net cash (used in) provided by financing activities during the nine months ended September 30, 2020 and 2019 was $(0.1) million and $160.2 million, respectively. The decrease of $160.3 million in cash provided by financing activities resulted primarily from our Series E Preferred Stock offering in January of 2019, with no similar financing occurring during the nine months ended September 30, 2020.
Cash Flows for the Years Ended December 31, 2019 and 2018
Operating Activities
Net cash used for operating activities during the years ended December 31, 2019 and 2018 was $97.2 million and $111.0 million, respectively. The decrease of $13.8 million in cash used for operating activities resulted primarily from a decrease in operating expenses, resulting in a decrease in our net loss of $17.7 million. The decrease in cash used for operating activities was further reduced because our non-cash expenses increased $4.9 million. These decreases in cash used for operating activities were partially offset by the change in our net operating assets and liabilities, which decreased $8.8 million.
The majority of our inventory consists of finished goods. Inventory balances may fluctuate during cycles of new product launch, commercialization and planned growth of production and sales of products.
Investing Activities
Net cash used for investing activities during the year ended December 31, 2019 was $26.0 million and net cash provided by investing activities during the year ended December 31, 2018 was $39.0 million. The change of $65.0 million in cash used for investing activities was primarily due to increased purchases of marketable securities. In 2019, we purchased marketable securities for $215.6 million, compared to purchases of $96.8 million in 2018. The increase in purchases corresponded with the cash inflow from our Series E Preferred Stock offering in January 2019. This was partially offset by reduced spending on property and equipment, as well as an increase in cash provided from sales and maturities of marketable securities.
Financing Activities
Net cash provided by financing activities during the years ended December 31, 2019 and 2018 was $160.4 million and $45.4 million, respectively. The increase in cash provided by financing activities of $115.0 million was primarily due to issuance of our Series E Preferred Stock financing in January of 2019.
Off-Balance Sheet Arrangements
We have no off-balance sheet arrangements and do not utilize any “structured debt,” “special purpose” or similar unconsolidated entities for liquidity or financing purposes.
Critical Accounting Policies and Significant Estimates
Our discussion and analysis of financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. Certain of our accounting policies require the application of judgment in selecting the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. We periodically evaluate the judgments and estimates used for our critical accounting policies to ensure that such judgments and estimates are reasonable for our interim and year-end reporting requirements. These judgments and estimates are based on the our historical experience (where available), current trends and information available from other sources, as appropriate. If different conditions result from those assumptions used in our judgments, the results could be materially different from our estimates. We believe the following critical accounting policy requires significant judgments and estimates in the preparation of our consolidated financial statements:
Revenue Recognition
We recognize revenue from sale of products upon transfer of control, which is generally at the point of shipment. Revenue from sale of services may be recognized over the life of the associated service contract or as services are performed, depending on the nature of the services being provided.

Our contracts with customers often include promises to transfer multiple products and services to the customer. Judgment is required to determine the separate performance obligations present in a given contract, which we have concluded are generally capable of being distinct and accounted for as separate performance obligations. We use standalone selling price (SSP) to allocate revenue to each performance obligation. Significant judgment is required to determine the SSP for each distinct performance obligation in a contract.
We began generating revenue in the fourth quarter of 2018, and as such, we have had limited standalone sales of our products and services. The absence of observable prices resulting from our relatively short period of revenue generation requires us to estimate the SSPs of distinct performance obligations in a given contract.
We determine SSP using market conditions and other observable inputs. We typically have more than one SSP for individual products and services due to the stratification of our customers. The SSP generally varies by size of the customer. Our determination of SSP may change in the future as standalone sales of products and services occur, providing observable prices.
Stock-Based Compensation
We have applied the fair value recognition provisions of Financial Accounting Standards Board Accounting Standards Codification, or ASC, Topic 718 Compensation-Stock Compensation to account for the stock-based compensation for employees and non-employees. We recognize compensation costs related to stock options granted to employees and non-employees based on estimated fair value of the award on the date of grant. Described below is the methodology we have utilized in measuring stock-based compensation expense.
Determining the amount of stock-based compensation to be recorded requires us to develop estimates of the fair value of stock-based awards as of their measurement date. We recognize stock-based compensation expense over the requisite service period, which is the vesting period of the award. Calculating the fair value of stock-based awards requires that we make highly subjective assumptions. We use the Black-Scholes option pricing model to value our stock option awards Use of this valuation methodology requires that we make assumptions as to the volatility of our common stock, the fair value of our common stock on the measurement date, the expected term of our stock options, the risk free interest rate for a period that approximates the expected term of our stock options and our expected dividend yield. Because we are a privately held company with a limited operating history, we utilize data from a representative group of publicly traded companies to estimate the expected stock price volatility. We selected representative companies from the additive manufacturing industry with characteristics similar to us. We use the simplified method as prescribed by the SEC Staff Accounting Bulletin No. 107, Share-Based Payment as we do not have sufficient historical stock option activity data to provide a reasonable basis upon which to estimate the expected term of stock options granted to employees and non-employees. We were precluded from using the simplified method for our August 5, 2020 grant therefore expected term for this grant was based on forecasted exercises. We utilize a dividend yield of zero based on the fact that we have never paid and are not expected to pay cash dividends The risk-free interest rate used for each grant is an interpolated rate to match the term assumption based on the U.S. Treasury yield curve as of the valuation date.
The following table presents the dates of stock options that we granted or modified from the earliest presented period in these financial statements through September 30, 2020 with the corresponding exercise price for each option grant or modifications and our current estimate of the fair value per option on each grant or modification date, which we utilize to calculate stock-based compensation expense.

Grant Date	Number of Share Options Granted	Weighted- Average Exercise Price per Share	Weighted- Average Estimated Fair Value per Share of Common Stock	Weighted- Average Estimated Fair Value per Share of Options
February 27, 2018	976,200	$3.00	$3.00	$1.59
May 11, 2018	589,925	$3.00	$3.00	$1.59
September 7, 2018	221,600	$3.39	$3.39	$1.79
November 13, 2018	227,000	$3.39	$3.39	$1.82
March 1, 2019	1,273,495	$4.08	$4.08	$2.15
May 8, 2019	931,415	$4.08	$4.08	$2.14
September 18, 2019	592,115	$4.08	$4.08	$2.08
November 13, 2019	574,800	$4.08	$4.08	$2.08
March 12, 2020	387,829	$4.08	$4.08	$2.01
June 11, 2020	3,419,763	$1.71	$1.71	$0.86
July 14, 2020	2,528,052	$1.71	$9.75	$8.39
August 5, 2020	584,500	$1.71	$9.75	$8.27
Determination of the fair value of Common Stock on Grant Dates
There has been no public market for our equity instruments to date, as a result, the estimated fair value of our common shares has historically been determined by our board of directors as of the grant date with input from management, considering our most recently available third-party valuations of common shares and our board of directors’ assessment of additional objective and subjective factors that the board believed were relevant and which may have changed from the date of the most recent valuation through the date of grant. Following the consummation of the merger with Trine, the fair value of the combined entity’s common stock will be determined based on the quoted market price of the entity’s common stock. We engaged an independent third-party valuation specialist to perform contemporaneous valuations of our common shares in connection with each of our convertible preferred stock issuances and as of June 30, 2019, December 31, 2019, March 31, 2020, and August 20, 2020. The valuations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants, or AICPA, Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation. The independent third-party valuation specialist considered all objective and subjective factors that it believed to be relevant for each valuation conducted in accordance with AICPA’s Practice Aid, including our best estimate of our business condition, prospects, and operating performance at each valuation date. Other significant factors included:
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The rights and preferences of our preferred stock as compared to those of our common stock, including liquidation preferences of preferred stock;

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Our results of operations and financial position;

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Our stage of development and business strategy and the material risks related to our business and industry;

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The composition of, and changes to, our management team and board of directors;

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The lack of liquidity of our common stock;

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The valuation of publicly traded peer companies; and

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The likelihood of achieving a liquidity event for the holders of our common stock and stock options, given prevailing market conditions.

The dates of our contemporaneous valuations have not always coincided with the date of our stock option grants. In determining the exercise prices of the stock options set forth in the table above, our board of directors considered, among other things, the most recent contemporaneous valuation of our common stock and their assessment of additional objective and subjective factors that were relevant as of the grant dates. These factors include the current operating performance of the company, assumptions regarding the future operating performance of the company, and the likelihood of achieving a liquidity event in the capital markets. If we had made different assumptions, our stock-based compensation expense, net loss, and net loss per share applicable to common stockholders could have been materially different.
Recent Accounting Pronouncements
Refer to Note 2 of Legacy Desktop Metal’s condensed consolidated financial statements found elsewhere in this prospectus.
Internal Control Over Financial Reporting
In the course of preparing the financial statements that are included in this prospectus, our management has determined that we have material weaknesses in our internal control over financial reporting. These material weaknesses primarily pertain to timely reconciliation and analysis of certain key accounts and the ability to produce financial statements on a public company timeline. We have concluded that these material weaknesses in our internal control over financial reporting occurred because, prior to this offering, we were a private company and did not have the necessary business processes, personnel and related internal controls to operate in a manner to satisfy the accounting and financial reporting timeline requirements of a public company.
In order to remediate these material weaknesses, we have taken and plan to take the following actions:
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the hiring and continued hiring of additional accounting, finance and legal resources with public company experience; and

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implementation of additional review controls and processes and requiring timely account reconciliations and analyses.

In accordance with the provisions of the JOBS Act, we and our independent registered public accounting firm were not required to, and did not, perform an evaluation of our internal control over financial reporting as of September 30, 2020 nor any period subsequent in accordance with the provisions of the Sarbanes-Oxley Act. Accordingly, we cannot assure you that we have identified all, or that we will not in the future have additional, material weaknesses. Material weaknesses may still exist when we report on the effectiveness of our internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act after the completion of this offering.
Quantitative and Qualitative Disclosures About Market Risk
We are exposed to market risks from fluctuations in interest rates, which may adversely affect our results of operations and financial condition. We seek to minimize these risks through regular operating and financing activities and, if we consider it to be appropriate, through the use of derivative financial instruments. We do not purchase, hold or sell derivative financial instruments for trading or speculative purposes. For additional information on our variable rate debt, refer to the notes to our unaudited condensed consolidated financial statements found elsewhere in this prospectus.
Interest Rate Risk
We have exposure to interest rate risk from our variable rate debt. We do not hedge our exposure to changes in interest rates. At September 30, 2020, we had $10 million in variable rate debt outstanding. A 10% change in interest rates would have an immaterial impact on annualized interest expense.

BUSINESS
Company Overview
Desktop Metal is pioneering a new generation of additive manufacturing technologies focused on the production of end-use parts. We offer a portfolio of integrated additive manufacturing solutions for engineers, designers and manufacturers comprised of hardware, software, materials and services. Our solutions span use cases across the product life cycle, from product development to mass production and aftermarket operations, and they address an array of industries, including automotive, aerospace, healthcare, consumer products, heavy industry, machine design and research and development.
At Desktop Metal, we believe additive manufacturing, commonly referred to as 3D printing, is one of the most exciting and transformational technology innovations of our time. It has the capacity to change the way parts of nearly all materials are designed, manufactured and sold around the world, and it provides businesses of all sizes the means to make high-performance products faster, more sustainably, and at costs and volumes competitive with conventional manufacturing processes. Our mission is to make additive manufacturing accessible to all engineers, designers and manufacturers. In doing so, we believe we will empower businesses to adopt radical, new approaches to design and production and enable the success of many of the high-growth industries that will drive global economic growth in the years to come.
Additive manufacturing represents a paradigm shift for global manufacturing, which is a $12 trillion industry, according to estimates from A.T. Kearney. It is a radical change from conventional manufacturing processes such as casting, stamping, molding or computer numerical controlled, or CNC, machining. These conventional processes present numerous business hurdles, including long lead times, geometric and design limitations, minimum order quantities, and upfront costs associated with manufacturing tooling, such as molds, dies, jigs, or fixtures. These constraints often prevent or delay businesses from reacting rapidly to supply chain disruptions or shifts in customer demand with introductions of new, high-performing and cost-effective products. By eliminating tooling requirements, additive manufacturing offers the potential to overcome many of these hurdles and allows for breakthroughs in materials, product design and supply chain flexibility. We believe there is significant demand for additive manufacturing technology but that existing additive manufacturing solutions have fallen short of the throughput, repeatability, part quality and economics that manufacturers need to drive wider adoption. As a result, manufacturers’ use of current 3D printing technologies is focused on design and prototyping applications rather than volume production of end-use parts.
The additive manufacturing industry is now at a major inflection point. According to the Wohlers Report 2020 and management estimates, the global additive manufacturing market, which includes spending on systems, materials, parts and other 3D printing software and services, is expected to grow from $12 billion in 2019 to $146 billion in 2030 at a compound annual growth rate of approximately 25%. This rapid growth is being driven, in part, by a new generation of additive manufacturing technologies that enable high-volume and end-use parts production. With our broad portfolio of additive manufacturing solutions, we believe Desktop Metal is at the forefront of this transformation with the potential to help businesses realize the promise of additive manufacturing across a wide range of vertical markets.
Our potential to capitalize on this significant opportunity set is rooted in our deep experience in and commitment to research and development. Our engineering efforts are led by a team of world-renowned experts in advanced manufacturing, material science and robotics, including four MIT professors. Since our founding in 2015, we have invested significant resources in developing an extensive portfolio of proprietary and differentiated technologies, with a focus on making additive manufacturing an easy-to-use, economic and scalable solution. Our product platforms, which incorporate these technologies, offer several key advantages over competitive additive manufacturing technologies and provide our customers with several price points depending on their desired features and applications. Our announced additive manufacturing solutions are as follows:
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Production System is an industrial manufacturing solution designed to achieve speeds up to 100 times those of legacy powder bed fusion, or PBF, additive manufacturing technologies, enabling production quantities of up to millions of parts per year at costs competitive with conventional mass production techniques. Production System is scheduled to begin volume commercial shipments in 2021.

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Shop System is designed to bring metal additive manufacturing to machine and job shops with an affordable, turnkey solution that achieves exceptional surface finish parts with rich feature detail at speeds up to 10 times those of legacy PBF additive manufacturing technologies. Ship System began initial shipments in the third quarter of 2020 and has begun commercial shipments in the fourth quarter of 2020.

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Studio System is an office-friendly metal additive manufacturing system that minimizes requirements for special facilities or expensive environmental, health, and safety, or EHS, equipment as compared to legacy PBF additive manufacturing technologies. It also simplifies the production of low volumes of complex, high-quality metal parts in-house through an integrated software workflow. Studio System has been shipping in volume since the fourth quarter of 2018.

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Fiber is a desktop 3D printer designed to produce composite parts reinforced with aerospace- and industrial-grade continuous fiber tape, unlocking superior part strength with high-performance materials starting at an affordable annual subscription price. Fiber has begun initial commercial shipments in the fourth quarter of 2020.

We have constructed a leading distribution channel for additive manufacturing solutions to reach a broad audience and to market, sell, and support our products. Our network of third-party value-added resellers and agents (our “resellers”) covers over 60 countries around the world and is composed of sales and distribution professionals with decades of experience in digital manufacturing technologies. This enables us to sell and service our products at-scale in markets globally and is designed to produce substantial operational leverage as we execute our strategy.
At our core, we are a company of innovators. We are led by visionary technologists and a team of proven leaders with experience bringing emerging technologies to market across the hardware, materials and software sectors. Our technologies have the potential to empower engineers and designers to easily access additive manufacturing and drive new application discovery as well as provide manufacturers with reliable and high-performance solutions that facilitate the production of innovative designs in high volumes. We believe that, taken together, these core competencies will propel us towards helping businesses realize the true promise of additive manufacturing.
Industry Background
Conventional manufacturing processes have numerous shortcomings.
Historically, processes such as casting, stamping, molding and machining have dominated global manufacturing, which is a $12 trillion industry, according to estimates by A.T. Kearney. These conventional and subtractive manufacturing techniques have numerous limitations. Most require high upfront expenses in the form of tools, such as molds, dies, jigs or fixtures. Designing and manufacturing these tools can result in long lead times for parts as well as minimum volume requirements in order to achieve cost efficiencies. Tooling requirements associated with casting, stamping, and molding also leave little room for design iteration without increasing time-to-market and development costs. New parts and design changes often require a new mold, thereby slowing the pace at which businesses can introduce new products and react to shifts in market preferences and making it difficult to compete effectively. CNC machining is an alternative to stamping, casting and molding that does not require a mold or die, enabling lower-volume production with reduced lead times. However, because CNC machining is a subtractive process in which material is removed from a solid block to create a part, it typically results in higher part costs and significant material waste. In addition, the CNC machining process often requires heavy involvement from specialist technicians, and machine programming can be time intensive. Each of these conventional manufacturing processes also creates design restrictions that can result in significantly higher part weights and costs or require assemblies, adversely impacting performance in favor of manufacturability and driving additional manufacturing and supply chain complexity.
Additive manufacturing has the potential to address the limitations of conventional manufacturing.
Additive manufacturing addresses many of the limitations of conventional manufacturing through a combination of flexibility, ease of use and cost, making it an efficient and effective process across the product life cycle, from design and prototyping to production. Additive manufacturing is a digital manufacturing process that produces 3D objects from digital models through the repeated deposition of thin layers of material. This process eliminates the need for tooling inputs and provides a range of benefits including:
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Accelerated time-to-market.   Businesses can manufacture design files at the push of a button with no tooling required. While design cycles for conventional manufacturing can take weeks or months, additive manufacturing can shorten this cycle to days due to the ability to rapidly switch between or iterate on designs without excessive delay. Such improvements in time-to-market for new products can help businesses react more rapidly to shifts in customer demand.

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Design flexibility.   Conventional manufacturing can force design comprises as a result of subtractive manufacturing processes or the use of tools. While 3D printing may involve design guidelines primarily to reduce dependency on supports and optimize process success, designers generally have freedom to produce geometries not possible or economically feasible with conventional manufacturing. As an example, with additive manufacturing, designers can produce intricate organic or complex, lattice shapes that are optimized for strength and functional performance to reduce weight and material usage.

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Assembly consolidation.   Improved design flexibility enables the consolidation of sub-assemblies into single parts, which can improve reliability by reducing the number of failure points in a product. Decreasing part quantity is also a productivity breakthrough for many businesses. With fewer unique parts to fabricate, procure, store and assemble, businesses can drastically simplify their supply chains.

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Mass customization.   Additive manufacturing enables the customization and production of designs at scale, eliminating costs traditionally associated with multiple tools and tooling changeover as well as reducing the risk of excess inventory and material obsolescence. Each part printed using additive manufacturing can be identical to or radically different from the other parts within a given print. Several end markets, including audiology and dental, have already leveraged mass customization through additive manufacturing to improve the aesthetics and performance of parts.

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Supply chain re-engineering.   Additive manufacturing suitable for end-use parts production can improve supply chains by enabling on-demand manufacturing in distributed locations. Decentralized networks of additive manufacturing systems with low tooling and set-up costs can replace centralized facilities with conventional manufacturing equipment. In addition, producing parts near the point and time of demand can significantly reduce lead times, inventories, and dependencies on forecasting without incurring additional costs related to logistics and customs.

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Sustainable manufacturing.   Additive manufacturing is a more efficient production process than subtractive techniques, such as CNC machining. It requires fewer material inputs and reduces material waste. By enabling optimized geometries lighter than conventionally manufactured counterparts, additive manufacturing can also lead to downstream sustainability benefits, including reduced fuel consumption in industries such as automotive and aerospace. In addition, by reducing supply chain complexity, additive manufacturing can reduce emissions from transporting physical goods around the world.

Many businesses are motivated to deploy additive manufacturing to improve production processes at-scale.
Many businesses faced with increased global competition and rapidly changing market preferences are turning to additive manufacturing to overcome the limitations of conventional manufacturing and provide a competitive advantage. According to an Ernst & Young global survey, 83% of industrial businesses in 2019 were either already applying or considering applying additive manufacturing technologies, a significant increase from 36% in 2016. According to the Wohlers Report 2020, spending on additive manufacturing products and services roughly doubled from $6 billion to $12 billion during this same period. While many businesses still value the rapid prototyping benefits of additive manufacturing, they are also eager to realize benefits largely related to end-use part production. According to Ernst & Young, over 50% of industrial businesses expect to use additive manufacturing to produce products that better meet customer requirements; reduce logistics efforts, transport and inventories; and manufacture existing products at lower costs.

Most existing additive manufacturing technologies primarily focus on design & prototyping applications.
Most commercially available 3D printers leverage legacy additive manufacturing technologies including fused filament fabrication, or FFF, stereolithography, or SLA, and PBF. These first-generation additive technologies build parts by tracing each layer using a single point or multiple points, such as an extrusion nozzle in FFF printers or a laser in SLA and PBF systems. While these technologies have evolved significantly since the early 2000s, they can typically only increase part throughput with additional time or systems, which limits customers’ ability to increase production without also increasing their equipment costs. Many existing additive manufacturing solutions consequently continue to focus on design and prototyping use cases or other low volume production applications where design flexibility and turnaround time are important to customers, but costs and throughput are not.
As a result, businesses still face hurdles in adopting legacy additive manufacturing for end-use production.
While the growth of additive manufacturing has accelerated in recent years, many companies still hesitate to fully adopt the existing, legacy technologies to produce end-use parts, preventing them from realizing the full benefits of additive manufacturing. Ernst & Young found that only 18% of industrial businesses in 2019 used additive manufacturing for end-use parts, lagging other use cases such as rapid prototyping. Because these existing, legacy technologies are better suited to design and prototyping applications, businesses pursuing additive manufacturing solutions face significant barriers to adopting these technologies for end-use applications. Using legacy additive manufacturing technologies to make end-use parts can be expensive, particularly for businesses under margin pressure. This is due to the high costs of legacy additive manufacturing equipment and related consumable materials, which are often priced at high levels by vendors to compensate for the low productivity of their systems. When combined with the limited throughput of these legacy additive manufacturing technologies, high upfront and operating costs result in part costs that typically cannot compete with conventional manufacturing. Consequently, business in industries that require inexpensive parts in large quantities, such as automotive and consumer products, face challenges in adopting additive manufacturing for end-use parts production.
Our Market Opportunity
In part as a result of the drawbacks of these legacy additive manufacturing technologies, businesses of all sizes are engaging Desktop Metal to begin their deployment of additive manufacturing for scalable, end-use parts production. We believe our product portfolio enables customers to capture value at every stage in the product lifecycle from research and development to the high-volume mass production of end-use parts. We provide easy-to-use, high-throughput, and integrated additive manufacturing solutions comprised of hardware, software, materials, and services. Our solutions expand the addressable market for additive manufacturing by facilitating applications in vertical markets that have been restricted from adopting additive manufacturing due to cost and productivity hurdles, such as automotive, consumer products, heavy industry and machine design. As a result, we believe we are at the forefront of the next generation of companies that will drive the accelerated adoption of additive manufacturing for end-use parts, whereas legacy additive manufacturing technologies are primarily focused on enabling rapid prototyping. According to the Wohlers Report 2020 and management estimates, this market will grow from $12 billion in 2019 to $146 billion in 2030 at compound annual growth rate of approximately 25%, as additive manufacturing displaces conventional manufacturing across a growing range of industrial applications.
Our Growth Strategy
The key elements of our strategy for growth include the following:
Expand our product offerings with a focus on integrated solutions that make additive manufacturing suitable for production applications and accessible to a broad audience.
We believe the adoption of additive manufacturing, particularly for end-use parts, is driven by the availability of solutions that offer a tool-free, digital path to producing large quantities of parts that are both higher performance and lower cost than achievable through conventional manufacturing processes. Our product portfolio includes additive manufacturing technologies designed for volume production, and we intend to continue investing significant resources in enhancing these solutions and developing technologies with breakthrough advances in print speed and other process parameters to deliver the highest throughput systems and lowest part costs in the additive manufacturing market. We believe that such improvements will encourage customer investment in additive manufacturing across a range of industrial applications and vertical markets where conventional manufacturing has customarily held cost and volume advantages. Improved system productivity and economics will expand our market opportunity and enable customers to enjoy the benefits of additive manufacturing at-scale, including lighter, more sustainable parts and a digital supply chain. Our solutions focused on volume production also enable us to capture recurring revenue streams through the sales of consumables and service contracts. We are also committed to lowering the barriers to adopting such additive manufacturing solutions by providing integrated, turnkey experiences that reduce workflow complexity and include all the software, hardware, and materials required to produce end-use parts. To accomplish this, we intend to continue investing in software, materials, and sintering technologies complementary to our 3D printers that enable ease of use and broad adoption across a wide set of customers with varying levels of experience with additive manufacturing.
Qualify additional materials to reach new verticals and expand our addressable market
Our current product portfolio supports 3D printing using an array of materials, including Polyetheretherketone, or PEEK, and Polyetherketoneketone, or PEKK, composites, stainless steels, tool steels, low alloy steels, precious metals and ceramics, and we are in the process qualifying additional materials for printing. Our metal additive manufacturing systems are designed using sintering-based, powder metallurgy processes, for which there are hundreds of metal alloys and ceramics with well-characterized and high-quality material properties. These powder metallurgy materials offer a broad set of materials for us to evaluate and qualify for use with our metal additive manufacturing solutions. Our Production System also provides an open platform for customers to develop and print with specialized materials that are either proprietary to them or not included on our internal development roadmap. By qualifying additional industrial materials on our systems and enabling customers to do the same, we believe we can serve a broader customer base and address new applications and vertical markets, thereby expanding market share of our solutions and helping drive adoption of additive manufacturing.
Establish a robust parts-as-a-service offering
We envision establishing a parts-as-a-service offering in which we directly manufacture parts for sale to our customers. This offering will enable us to provide a more holistic suite of solutions for our customers. For example, providing parts-as-a-service enables customers to leverage our technology with a lower initial capital expenditure investment before bringing their production in-house when they are ready to purchase our additive manufacturing systems. We believe such services will facilitate lead generation for our additive manufacturing systems at-scale and enable high-performance and specialized applications using new materials ahead of broader market introduction. In addition, as we expand our use of innovative business models such as hardware-as-a-service, in which we provide customers access to our systems on a limited time basis for a recurring annual subscription fee, a parts-as-a-service offering will enable us to leverage depreciated additive manufacturing systems returned by customers upgrading to a newer generation of systems. To date we have not recognized any revenue from either the parts-as-a-service or the hardware-as-a-service business models.
Extend our distribution channels and reach
We have a leading global distribution network consisting of over 80 resellers covering more than 60 countries around the world. We intend to extend this distribution network by adding further geographic coverage and sales capacity as well as developing industry-specific expertise to drive penetration in vertical markets such as automotive, aerospace, medical, and consumer products. We also expect to continue building out a high-velocity sales channel for lower price point products, such as Fiber, by partnering with additional volume distributors of software and hardware as well as expanding our internal sales infrastructure and online sales presence. To augment the reach of our distribution network, we intend to grow our direct sales efforts focused primarily on serving major accounts and expanding our footprint within multinational or Fortune 500 organizations.

Build a diverse, global customer base
We believe that our success depends, in part, on our ability to develop a diverse, global customer base to reduce risks associated with revenue concentration in any single geographic region or industry. Our customers today include businesses of all sizes, ranging from small and medium enterprises to Fortune 500 organizations and span many industries and applications, including aerospace, automotive, consumer products, medical devices, heavy industry, and research and development. We aim to leverage our global distribution network to reach new customers broadly as well as opportunities in targeted industries and geographies. We believe this diversification will also allow us to identify new applications for which our solutions are appropriate and provide us with customer feedback to assist our product development efforts and ensure we are addressing a broad range of market needs.
Promote awareness through training and education
As businesses increasingly embrace additive manufacturing over the next decade, we intend to educate the market on best practices for adoption of the technology across the entire product life cycle. Our leadership position provides a platform to deliver this education both for our existing customers and the market as a whole. Such education is a critical component of our sales and marketing efforts. We believe businesses that are well-informed or that have firsthand experience of the benefits of our additive manufacturing solutions relative to conventional manufacturing are more likely to purchase and expand their use of our products and services over time. To drive such awareness, we are developing rich additive manufacturing content and curricula for delivery through both online and in-person media, including classes, programs, certifications, and professional services. We also intend to develop global centers of excellence, leveraging our own headquarters in conjunction with our distribution network’s presences, to serve as showrooms, learning facilities and focal points for additive manufacturing-focused professional services.
Pursue strategic acquisitions and partnerships
We intend to selectively pursue acquisitions and/or equity investments in businesses that represent a strategic fit and are consistent with our overall growth strategy. Such partnerships would allow us to accelerate market penetration of our additive manufacturing solutions by enabling expansion of our product portfolio, access to new markets, and a stronger value proposition for our customers while delivering margin improvements and increased customer lifetime value. We believe that because of our core focus on engineering and technology development as well as our unique distribution network, we will be able to integrate and drive adoption of new technologies and capabilities acquired via strategic partnerships.
Our Competitive Strengths
We are a pioneer in the additive manufacturing industry with a mission to make the technology accessible to all designers, engineers, and manufacturers. We believe our collective expertise coupled with the following competitive strengths, will allow us to maintain and extend a leadership position in next-generation additive manufacturing and expand our market opportunity:
Differentiated and proprietary technology platform
Over the last five years, we have invested significant resources in developing proprietary technologies across hardware, software and materials science to accelerate the widespread adoption of additive manufacturing. These technologies serve as the foundation of our additive manufacturing solutions. Our key print process innovations include:
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Single Pass Jetting, or SPJ.   A powder metallurgy-based process in which all the sequential steps of conventional binder jetting are combined and applied with each pass of a single print carriage, leading to significant increases in printer throughput and improvements in part costs.

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Bound Metal Deposition, or BMD.   A powder metallurgy-based process in which loose powders and dangerous lasers commonly associated with 3D printing are eliminated in favor of bound metal rods to shape parts layer-by-layer, leading to reductions in requirements for special facilities.

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Micro Automated Fiber Placement, or Micro AFP.   A process in which tape pre-impregnated with continuous fiber, or continuous fiber prepreg tape, is deposited along a part’s critical load paths in combination with chopped fiber filament to build high-strength and high-resolution parts with aerospace- and industrial-grade materials.

In addition to these process innovations, we have developed purpose-built, proprietary sintering technology that delivers industrial-strength sintering in an office-friendly package as well as breakthrough sintering process simulation software. These fundamental technologies represent the cornerstones of our future product introductions and are critical to enhancing our existing offerings. Elements of these technologies and processes are protected by our know-how and by over 120 patents or pending patent applications.
Broad product portfolio
Every organization has a different challenge or application that drives its consideration of additive manufacturing. We offer our customers a range of solutions spanning multiple price points, materials, throughput levels, operating environments, and technologies to enable businesses to find the solution that solves their specific pain point and achieves their goals. Our broad product portfolio covers a spectrum of use cases, scaling with customer needs from entry-level, office-friendly additive manufacturing systems for low volume production of metal or composite parts to high-end, industrial additive manufacturing systems for mass production of low-cost metal parts. In addition, it eliminates the need for customers to source products for different applications from multiple third-party vendors, giving us a market advantage relative to competitors with a more limited set of solutions.
High printer throughput
We believe that our proprietary SPJ technology and each of our binder jet product platforms enables the highest rate of metal parts production among competing additive manufacturing systems for a given layer resolution. The Production System, which is designed to achieve print speeds of up to 12,000 cubic centimeters per hour at a 65-micron printed layer height, can enable customers to manufacture up to hundreds of thousands or even millions of parts per year using additive manufacturing, unlocking new applications due to improved part costs and enhanced design flexibility. Our additive manufacturing solutions employ additional, proprietary technology innovations as a means to overcome some of the challenges that arise with high-speed metal 3D printing and ensure part consistency and accuracy. Through continued advances in underlying hardware and our own technology and processes, we believe that our products’ print speeds will continue to increase, driving down the cost of parts produced on our additive manufacturing systems. This will further differentiate our solutions from competitors while also improving our ability to compete with conventional manufacturing processes at larger quantities of parts and across a wider range of applications.
Integrated, turnkey solutions
We provide our customers with easy-to-use and end-to-end, turnkey solutions for additive manufacturing without the need for additional third-party equipment. We believe our compelling user experience across our product portfolio begins with cohesive and modern software applications for efficient printer build preparation and communication with our additive manufacturing systems, which receive feature enhancements via over-the-air or offline firmware updates. For our solutions related to metal additive manufacturing, which is a complex process that involves multiple steps to go from a digital file to a metal part, we have developed a furnace using proprietary technology purpose-built to provide industrial strength, partial-pressure and vacuum-enabled sintering in an office-friendly package. Sintering is a critical step for powder metallurgy-based metal additive manufacturing processes. Our furnace, which is designed to achieve temperatures up to 1,400 degrees Celsius and can fit through ADA-compliant doors, enables Studio System and Shop System customers with minimal additive manufacturing experience or materials expertise to process high-density, complex metal parts entirely in-house without third-party equipment required. We also provide a range of consumables and materials optimized for use with our additive manufacturing systems and designed to enable high-quality parts.

Global distribution capabilities
We have developed an industry-leading global distribution network for our metal and composite additive manufacturing solutions consisting of over 80 resellers covering over 60 countries around the world and within a short drive of a significant portion of worldwide manufacturing sector locations. Our resellers, who have extensive experience across digital modeling, 3D printing, and metal manufacturing processes, provide marketing, sales, application engineering, and local support services for end users across an array of vertical markets. They also bring an existing base of customers into which we can drive awareness of and ultimately sell our additive manufacturing solutions.
Visionary and experienced management team
Our management team has deep operational experience bringing emerging technologies to market across the hardware and software sectors. In engineering, we are led by accomplished and visionary technologists across the additive manufacturing, robotics, and materials science industries, including a lead inventor of binder jetting and an industry authority in powder metallurgy. Our commercialization efforts are managed by individuals with prior successes in building and growing indirect, channel-driven sales organizations.
Our Product Platforms
Since our founding in 2015, we have developed an extensive portfolio of proprietary technologies that form the foundation of our integrated additive manufacturing solutions, which are comprised of hardware, software, materials and services.
Production System
Created by leading inventors of binder jetting and single-pass inkjet technology, the Production System is designed to be the fastest way to 3D print metal parts at scale.
Scheduled to begin volume commercial shipments in 2021 and operational at select customers today, the Production System leverages our patent pending SPJ technology to achieve print speeds up to 12,000 cubic centimeters per hour at a 65-micron printed layer height. SPJ represents a significant step forward from conventional binder jetting, which uses multiple carriages to complete the steps required to print each layer, including depositing, spreading, and compacting a thin layer of powder in a “build box” and then depositing and drying liquid binding agent, or binder, in the regions that will form parts. The sequential nature of this conventional process adds time per layer and reduces productivity. SPJ consolidates these steps into the motion of a single print carriage over the build box while advance binder chemistry eliminates the drying step. As a result, SPJ dramatically reduces print time and increases mechanical efficiency. In addition, the Production System print carriage features a mirrored design that allows it to print bi-directionally, removing wasted motion during printing and delivering speeds up to 100 times those of legacy PBF additive manufacturing technologies. This throughput advantage is reinforced by an open material platform that allows customers to use low-cost, third-party metal injection molding, or MIM, powders. As a result, the Production System can produce parts at costs competitive with conventional mass production techniques such as casting or MIM for quantities up to hundreds of thousands of units. In addition, the Production System’s process enables the re-use of reclaimed metal powder, resulting in near zero waste and further improving part costs.
The Production System also leverages other proprietary innovations to ensure accuracy and reliability at high print speeds, including:
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Constant wave spreading.   During printing, the Production System maintains a constant powder wave in front of printhead carriage, designed to ensure uniform layer thickness and density throughout the entire build box and resulting in more consistent parts within each build.

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Anti-ballistics technology.   Using patented technology, the Production System maintains a controlled environment below the printhead to minimize binder and powder particle splash back, which can occur during high-speed printing, designed to drastically reduce variability in the printing process while increasing the longevity of the printhead.

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Real-time optical bed inspection.   An overhead camera monitors each layer to determine print defects and nozzle performance during printing and detect when automated printhead cleaning is required, minimizing and preventing part defects within each build.

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Inert processing environment.   The Production System operates using an inert, chemically inactive processing environment across the printer and auxiliary processing equipment, including the powder processing unit and powder station. This enables support for a range of both non-reactive and reactive metals in a controlled fashion while also promoting consistent characteristics and quality across printed parts.

Key Production System benefits include:
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Excellent part quality.   The Production System’s 1200 dots per inch, or DPI, native printhead work in conjunction with constant wave spreading technology to enable the production of dense, high-quality parts capable of performing in the most demanding end-use applications.

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Competitive part costs.   Customers can achieve part costs competitive with conventional mass production techniques as a result of the Production System’s high-speed 3D printing combined with the ability to densely nest many parts in a single build and support for low-cost MIM powders readily available from third parties.

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Leading repeatability.   Leveraging patented anti-ballistics technology and real-time optical print bed inspection, the Production System is designed to achieve the robust repeatability required to operate on the factory floor and produce end-use parts at-scale.

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Wide material compatibility.   An inert processing environment, open material platform, and array of proprietary binders enable the Production System to support a variety of metals, ranging from stainless steels to reactive metals and high-performance super alloys.

The Production System is currently in the testing and pilot production phase of development, and we are accepting orders for the solution.
Shop System
The Shop System introduces high-quality binder jetting to the machine shop market. With the Shop System, businesses can reliably produce serial batches of complex, end-use metal parts in a fraction of the time and cost of conventional manufacturing and comparably priced additive manufacturing technologies.
Scheduled to begin volume commercial shipments in late 2020, the Shop System prints using a single-pass binder jetting architecture, in which a high-resolution, page-wide printhead deposits binder in a single pass over the build box and a separate carriage is used for powder spreading. The printhead technology supports small droplet sizes and high nozzle density, enabling the daily production of hundreds of intricate parts with fine features. The Shop System is a turnkey solution with software that allows customers to automatically nest up to hundreds of parts in a single print and a configurable build volume printer designed to scale to a customer’s desired throughput. It also includes a powder station that supports part depowdering prior to sintering and closed-loop powder recycling as well as our furnace technology with software & profiles optimized for mid-volume throughput of parts.
Key Shop System benefits include:
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Easy to use and operate.   Designed with the modern machine shop in mind, the Shop System produces parts with excellent surface finish and resolution at the push of a button through its easy-to-use software interface. It features engineered powders and processing parameters optimized for use with the system to deliver exceptional quality and ensure repeatability.

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High productivity.   Featuring a high-speed, single pass print carriage, the Shop System produces high-quality, complex metal parts up to 10 times the speed and at a fraction of the cost of legacy PBF additive manufacturing technologies, amplifying customers’ existing output with up to hundreds of end-use metal parts per day.

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Superior print quality.   Customers can print dense, complex parts with incredibly fine feature detail and surface finishes as low as four-micron roughness average (Ra) out of the furnace owing to the Shop System’s high-resolution printhead.

The Shop System is currently in the testing and pilot production phase of development, and we are accepting orders for the solution.
Studio System
The Studio System is an office-friendly metal 3D printing system. Integrated through Desktop Metal’s cloud-based Fabricate software, the turnkey solution delivers an automated workflow for producing complex metal parts in-house via additive manufacturing.
Shipping in volume since the fourth quarter of 2018, the Studio System leverages our proprietary BMD technology, a powder metallurgy-based additive manufacturing process in which loose powders and dangerous lasers associated with legacy PBF additive manufacturing technologies are eliminated in favor of bound metal rods extruded through a nozzle to shape parts layer-by-layer. BMD minimizes requirements for special facilities or expensive EHS equipment as compared to legacy technologies and improves ease-of-use while enabling new features such as use of closed-cell infill for lightweight strength. The Studio System consists of three key components, the printer, debinder, and furnace, each of which has been designed in-house for simple installation and ease-of-use. In addition, the furnace, which is fully-automated and sized to fit through ADA-compliant doors, is built using proprietary technology that provides industrial-strength, vacuum-enabled sintering in an office friendly package, designed to ensure uniform heating and cooling without the residual stresses introduced into parts by legacy PBF additive manufacturing processes, which can result in poor part performance. Parts produced using the Studio System also feature our patented Separable Supports technology, which enables simplified post-processing and support removal relative to legacy PBF additive manufacturing technologies.
Key Studio System benefits include:
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High-quality parts.   Users can easily 3D print difficult-to-machine parts with up to 98% density and featuring complex geometry like undercuts and internal channels. Fabricate software automates complicated metallurgical processes to produce high-quality parts with densities and feature accuracy similar to casting.

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Easy to use.   Designed to simplify the otherwise complicated powder metallurgy process, the Studio System is built to make 3D printing metal parts as easy as uploading a design to Fabricate and pressing print with no guesswork or manual calculations required. Material changeovers are quick and easy, enabled by our unique, hot-swappable material cartridge design.

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Designed for the office.   The Studio System is designed to seamlessly integrate 3D printing into design and engineering workflows. By eliminating lasers and loose metal powders, the system is easy to use in a team’s work environment with no third-party equipment and minimal facilities investment required.

Fiber
Scheduled to begin volume commercial shipments in late 2020, Fiber is the world’s first desktop 3D printer to fabricate high-resolution parts with aerospace- and industrial-grade continuous fiber composite tape materials used in industrial Automated Fiber Placement, or AFP, processes. Based on our breakthrough Micro AFP technology, customers can now print parts with a superior level of strength and stiffness and in a broad range of materials that traditionally required expensive, industrial AFP systems.
During the Micro AFP process, one Fiber printhead deposits a continuous fiber prepreg tape along critical load paths of a part to build dense, reinforced sections while a second printhead extrudes chopped fiber filament to build a high-resolution exterior shell. The materials used to make the resulting parts are up to two times stronger than steel at one-fifth its weight and up to 75 times stiffer and 60 times stronger than standard FFF polymer materials such as Acrylonitrile Butadiene Styrene, or ABS. To switch between the printheads, Fiber uses a robotic tool changer architecture, which enables future expandability and can store up to four tools, including additional FFF heads for different materials or future enhancements.
Key Fiber benefits include:
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Strong parts.   Fiber combines the ease-of-use and strong surface finish of FFF printing with the exceptional performance of continuous fiber tape prepreg with high fiber loading and the ability to be layered in multiple orientations based on specific loading conditions, resulting in high-strength parts for demanding applications.

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Wide range of materials.   To enable a broad set of applications from consumer electronics to automotive, Fiber supports a wide range of fiberglass and carbon fiber-reinforced composites, including PEEK, PEKK, and Nylon (Polyamide 6, or “PA6”) composites, which exhibit excellent mechanical properties, are temperature, chemical, and corrosion resistant, and electrostatic discharge, or ESD, compliant.

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Accessible to all.   With its easy-to-use platform featuring both entry-level and advanced software settings, and affordable annual subscription pricing models, Fiber offers high-quality composite 3D printing starting at an accessible price point.

Fiber is currently in the testing and pilot production phase of development, and we are accepting orders for the solution.
Consumable materials
We sell an array of consumable materials, or consumables, for use with several of our currently and soon-to-be shipping additive manufacturing systems. The sales of these materials provide us with a recurring revenue stream from customers of our additive manufacturing solutions. These materials consist of:
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BMD materials.   For use with the Studio System, we sell metal and ceramic materials, including stainless steels, carbon steels and tool steels. We also continue to develop additional materials including, but not limited to, superalloys and copper, to meet our customers’ needs for new applications and vertical markets. These office-friendly materials are delivered in our unique cartridge-based, rod format, which is a key differentiator for the Studio System as it allows for high metal loading and high-force extrusion during printing, resulting in high density parts with strong mechanical properties, as well as quick and easy material changeovers.

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Micro AFP materials.   For use with Fiber, we sell both continuous and chopped fiber-reinforced composite materials. Fiber’s Micro AFP tape head deposits aerospace- and industrial-grade continuous fiber prepreg tape while the FFF printhead deposits chopped fiber filament. We provide carbon fiber and fiberglass reinforcement options along with several thermoplastics, including PEEK, PEKK, and Nylon (PA6). This selection of materials enables a range of customer applications requiring high strength, low weight, temperature or chemical resistance, and ESD compliance.

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Binder jetting and SPJ materials.   For use with the Shop System and Production System, we sell proprietary binders, engineered in-house by our materials team to support a broad array of MIM alloys and to maximize success through each stage of the binder jetting process, resulting in high-resolution parts with exceptional surface finish and strong material properties. While we offer an open platform on the Production System for third-party metal powders, we sell metal powders for use with the Shop System, starting with stainless steels and with additional materials currently in various stages of qualification.
In addition, depending on the product, our consumables may include wear components for our additive manufacturing systems, which require replacement after a specified usage amount or in accordance with predetermined replacement cycles, in order to maintain the proper operations of the equipment.
Software
Software is a key component of our additive manufacturing solutions and is at the core of their accessibility and ease-of-use. Built on cloud, desktop, and mobile technologies, our build preparation software, Fabricate, streamlines the process of setting up prints and provides a cohesive, modern user interface and experience across our product portfolio. In addition to basic features such as automatic support generation, part scaling and positioning, Fabricate also enables the unique features of each of our additive manufacturing systems, such as the ability to configure the quantity, placement, and orientation of continuous fiber tape for Fiber, to adjust closed-cell infill for the Studio System, and to densely nest multiple parts into a build for the Shop System and Production System. The software natively reads commonly used 3D CAD file formats as well as traditional 3D printing file formats, such as STLs.
Our systems each feature onboard, color touchscreen controls and a user-friendly experience consistent with Fabricate. For our cloud-enabled systems, these onboard controls facilitate remote over-the-air updates delivered directly to the equipment, allowing for continuous improvement via new features and enhancements.
In addition, we are developing Live Sinter, a proprietary sintering process simulation software designed to improve part accuracy, reduce sintering support structures and associated costs and minimizing printing trial and error for powder metallurgy-based additive manufacturing processes. We intend to introduce Live Sinter to customers in late 2020 as a companion software product for our Shop System and Production System solutions prior to broader commercialization efforts. This software dynamically simulates the results of the sintering process by leveraging a GPU-accelerated, multi-physics engine in combination with finite element analysis, or FEA, and artificial intelligence. It also automates the compensation of geometries for the distortion and shrinkage that typically occurs during sintering, further optimizing the printing process to create high-accuracy parts.
Customers
Our customers range from small and medium sized enterprises to Fortune 500 companies and represent a broad array of industries, including automotive, aerospace, healthcare, consumer products, heavy industry, machine design, research, and others. No single customer has accounted for more than 10% of our total revenue from inception to date.
Research and Development
The additive manufacturing market is undergoing rapid technological advancements across hardware, software, and materials. We invest significant resources into ongoing research and development programs because we believe our ability to maintain and extend our market position depends, in part, on breakthrough technologies that offer a unique value proposition for our customers and differentiation versus our competitors. Our research and development team, which is responsible for both the development of new products and improvements to our existing product portfolio, consists of talented and dedicated engineers, technicians, scientists, and professionals with experience from a wide variety of the world’s leading additive manufacturing, robotics, materials, and technology organizations. Our primary areas of focus in research and development include, but are not limited to:
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Printing technologies for metals, composites, and polymers focused on driving improvements to speed, ease of use, and part size;

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Sintering technology to increase material compatibility and part quality;

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Powder metallurgy techniques to minimize part distortion and shrinkage;

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Powder processing technology to ensure reliable and repeatable printing at scale;

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Binder formulation to enhance the support for additional materials; and

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Simulation and artificial intelligence-based software tools to maximize part quality and accuracy.

Sales and Marketing
We sell our additive manufacturing solutions primarily through a global distribution network consisting of over 80 resellers covering over 60 countries around the world. Our resellers purchase and resell our products to our customers, for whom they also perform installation, application engineering, and local support and maintenance services, with backup services provided by our internal applications engineering and support teams. Our resellers are overseen by Desktop Metal regional channel managers, and most operate on an exclusive basis with respect to the metal additive manufacturing technologies that we offer. Many resellers offer third-party digital manufacturing software, polymer 3D printers, and/or CNC machines in their respective regions, which provides an opportunity to cross-sell our additive manufacturing solutions to a broad, existing customer base that has purchased these other products. To augment the reach of our distribution network, we also intend to grow our direct sales efforts focused primarily on serving major accounts and expanding our footprint within multinational or Fortune 500 organizations.
Our marketing strategies are focused on supporting sales growth by (i) driving awareness; (ii) developing comprehensive sales and marketing content, tools, and campaigns for each stage of the sales process; and (iii) scaling those campaigns via our global distribution network. We drive awareness for Desktop Metal, our additive manufacturing solutions, and our customers’ successes through public relations and communications efforts that span mainstream, business, and trade press across the manufacturing sector generally and in key verticals such as automotive, aerospace, healthcare, consumer products, heavy industry and machine design. Our internal marketing team develops compelling, high-fidelity content in multiple formats and delivery methods to facilitate marketing campaigns and sales enablement.
Manufacturing and Suppliers
Our core hardware products are manufactured via third-party contract manufacturers with international quality certifications, such as ISO 9001, ISO 13485, and ISO/TS 16949. We design the products and processes and internally manufacture the initial engineering prototypes. Our internal manufacturing and supply chain teams work collaboratively with both our internal engineering department and our third-party contract manufacturers to scale up the prototypes for commercialization through a phase gate product launch process. Our third-party contract manufacturers provide a variety of services including sourcing off-the-shelf components, manufacturing custom components/assemblies, final product assembly and integration, end of line testing and quality assurance per our specifications.
We initially manage the supply chain for key components and materials, and then set up supply agreements to ensure stable supply and redundancy where applicable. Depending on the criticality of the component, our internal supply chain group may continue to manage the supplier relationship throughout the life of the product. Commodity hardware items are managed by our contract manufacturer’s sourcing team under a vendor list approved by us to leverage the buying power of their global scale. Commodity consumables are qualified and purchased directly from known industry leaders and provided to the customer to properly support equipment operation. Key consumables used in various printing processes are developed and produced with core partners to ensure protection of intellectual property and production that meets our formula and specifications. Inventory levels are managed with our manufacturing partners to ensure an adequate supply is on hand to meet business forecasts with the ability to produce at multiple locations.
Intellectual Property
Our ability to drive innovation in the additive manufacturing market depends in part upon our ability to protect our core technology and intellectual property. We attempt to protect our intellectual property rights, both in the United States and abroad, through a combination of patent, trademark, copyright and trade secret laws, as well as nondisclosure and invention assignment agreements with our consultants and employees and through non-disclosure agreements with our vendors and business partners. Unpatented research, development, know-how and engineering skills make an important contribution to our business, but we pursue patent protection when we believe it is possible and consistent with our overall strategy for safeguarding intellectual property.
As of December 9, 2020, we own or co-own 34 issued United States patents, 25 issued foreign patents and have 143 pending or allowed patent applications. In addition, we have 8 issued United States trademarks and 8 pending United States trademark applications. Desktop Metal’s patents and patent applications are directed to, among other things, additive manufacturing and related technologies.
Employees
Our employees are critical to our success. As of December 9, 2020, we had 203 full-time employees based primarily in the greater Boston, Massachusetts area. We also engage numerous consultants and contractors to supplement our permanent workforce. A majority of our employees are engaged in research and development and related functions. To date, we have not experienced any work stoppages and consider our relationship with our employees to be in good standing. None of our employees are subject to a collective bargaining agreement or represented by a labor union.
Facilities
Our corporate headquarters is located in an approximately 60,000 square foot facility that we lease in Burlington, Massachusetts. Our lease of this facility expires in 2024, and we have the option to extend the lease for an additional five-year period. We believe that our office space is adequate for our current needs and, should we need additional space, we believe we will be able to obtain additional space on commercially reasonable terms.
Government Regulations
We are subject to various laws, regulations and permitting requirements of federal, state and local authorities, including related to environmental, health and safety; anti-corruption and export controls. We believe that we are in material compliance with all such laws, regulations and permitting requirements.
Environmental Matters
We are subject to domestic and foreign environmental laws and regulations governing our operations, including, but not limited to, emissions into the air and water and the use, handling, disposal and remediation of hazardous substances. A certain risk of environmental liability is inherent in our production activities. These laws and regulations govern, among other things, the generation, use, storage, registration, handling and disposal of chemicals and waste materials, the presence of specified substances in electrical products, the emission and discharge of hazardous materials into the ground, air or water, the cleanup of contaminated sites, including any contamination that results from spills due to our failure to properly dispose of chemicals and other waste materials and the health and safety of our employees. We are required to obtain environmental permits from governmental authorities for certain operations.
The export of our products internationally from our production facilities subjects us to environmental laws and regulations concerning the import and export of chemicals and hazardous substances such as TSCA and REACH. These laws and regulations require the testing and registration of some chemicals that we ship along with, or that form a part of, our systems and other products.
See “Risk Factors — We are subject to environmental, health and safety laws and regulations related to our operations and the use of our additive manufacturing systems and consumable materials, which could subject us to compliance costs and/or potential liability in the event of non-compliance” for additional information about the environmental, health and safety laws and regulations that apply to our business.
Export and Trade Matters
We are subject to anti-corruption laws and regulations imposed by governments around the world with jurisdiction over our operations, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010, as well as the laws of the countries where we do business. We are also subject to various trade restrictions, including trade and economic sanctions and export controls, imposed by governments around the world with jurisdiction over our operations. For example, in accordance with trade sanctions administered by the Office of Foreign Assets Control and the U.S. Department of Commerce, we are prohibited from engaging in transactions involving certain persons and certain designated countries or territories, including Cuba, Iran, Syria, North Korea and the Crimea Region of Ukraine. In addition, our products are subject to export regulations that can involve significant compliance time and may add additional overhead cost to our products. In recent years the United States government has a renewed focus on export matters. For example, the Export Control Reform Act of 2018 and regulatory guidance thereunder have imposed additional controls and may result in the imposition of further additional controls, on the export of certain “emerging and foundational technologies.” Our current and future products may be subject to these heightened regulations, which could increase our compliance costs.
See “Risk Factors — Failure of our global operations to comply with anti-corruption laws and various trade restrictions, such as sanctions and export controls, could have an adverse effect on our business” for additional information about the environmental, health and safety laws and regulations that apply to our business.
Competition
Desktop Metal has experienced, and expects to continue to experience, competition from a number of companies, including other vendors of additive manufacturing systems. A variety of additive manufacturing technologies compete with our proprietary technologies, including, but not limited to: binder jetting, FFF, PBF, and directed energy deposition, or DED.
We believe that we provide the only additive manufacturing solutions addressing customer requirements around both productivity and ease of use. We are well-positioned to compete in our industry based on these core competencies and on the following competitive strengths:
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Highest rates of metal parts production among competing binder jetting and legacy PBF additive manufacturing solutions for a given layer resolution, enabled by our SPJ technology, which eliminates wasted motion and time during the printing process and delivers parts at costs competitive with conventional manufacturing;

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Cost-effective, industrial sintering technology designed to be office-friendly, easily serviceable by a global distribution network, and more gas and power efficient than industrial sintering equipment;

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Breakthrough Micro AFP technology that uses aerospace- and industrial-grade continuous fiber composites in conjunction with desktop FFF printing for continuous fiber-reinforced parts with exceptional surface finish;

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Integrated software experiences with a cohesive, modern user interface for efficient print preparation and simplified system operations; and

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Global distribution capabilities in over 60 countries around the world, featuring world-class levels of support and applications engineering services.

In addition, our broad product portfolio offers customers a variety of capabilities and price points that can scale with customer needs, and we believe that this enables us to compete across a wide range of vertical markets. It also eliminates the need for customers to source products for different applications from multiple third-party vendors, giving us a significant market advantage relative to vendors with a more limited product portfolio.
We also compete with established organizations selling conventional manufacturing solutions and services, such as casting, MIM, or CNC machining. Such businesses typically primarily address volume production applications. We believe we compete favorably against such offerings and are well-positioned to drive adoption of additive manufacturing given the benefits our solutions provide around lead time reductions, improved design flexibility and performance, supply chain efficiencies, and part costs, which we expect to decrease over time as our technologies and system productivity improves as a result of our research and development efforts.

Legal Proceedings
We are from time to time subject to various claims, lawsuits and other legal and administrative proceedings arising in the ordinary course of business. Some of these claims, lawsuits and other proceedings may involve highly complex issues that are subject to substantial uncertainties, and could result in damages, fines, penalties, non-monetary sanctions or relief. We recognize provisions for claims or pending litigation when we determine that an unfavorable outcome is probable and the amount of loss can be reasonably estimated. Due to the inherent uncertain nature of litigation, the ultimate outcome or actual cost of settlement may materially vary from estimates.
We are currently engaged in arbitration with Markforged, Inc., a competitor in the 3D printing industry, regarding claims against us alleging false and misleading statements about their products in violation of a settlement agreement that we entered into with Markforged, Inc. in 2018 to settle a prior dispute regarding patent infringement and trade secret misappropriation. Markforged, Inc. initiated this proceeding by filing a complaint in federal court in Boston on July 30, 2019. The Company successfully compelled the case to arbitration. Markforged, Inc. filed its demand for arbitration with JAMS on October 21, 2019. The demand seeks damages based on an alleged breach of the settlement agreement. One provision of that agreement prohibits either party from making statements that misrepresent the functionality of the other party’s products and further provides for liquidated damages of $100,000 for each occurrence. In anticipation of the arbitration hearing, the parties have exchanged expert reports, including reports on possible damage calculations. The hearing was held in December 2020 and the arbitrator is considering the matter. See Note 11 to the consolidated financial statements included elsewhere in this prospectus for additional information.

MANAGEMENT
The following table sets forth, as of the date of this prospectus, certain information regarding our executive officers and directors who are responsible for overseeing the management of our business.
Name	Age	Position
Executive Officers:
Ric Fulop	46	Chief Executive Officer, Chairman and Director
Steve Billow	53	President
Elizabeth Linardos	48	Chief Financial Officer and Treasurer
Meg Broderick	52	General Counsel and Secretary
Ilya Mirman	51	Chief Marketing Officer
Jonah Myerberg	44	Chief Technology Officer
Non-Employee Directors:
Scott Dussault	49	Director
Dayna Grayson	44	Director
Leo Hindery, Jr.	73	Director
Wen Hsieh	47	Director
Jeff Immelt	64	Director
Byron Knight	43	Director
Stephen Nigro	61	Director
Steve Papa	48	Director
Andy Wheeler	42	Director
Bilal Zuberi	44	Director
Executive Officers
Ric Fulop.   Mr. Fulop has served as our Chief Executive Officer and Chairman of our board of directors since December 2020. Prior to that, Mr. Fulop served as the Chief Executive Officer of Legacy Desktop Metal from its incorporation in 2015. Prior to the founding of Legacy Desktop Metal, Mr. Fulop was a general partner at North Bridge Venture Partners from 2010 to 2015 and served as a Founder of A123 Systems, Inc. from 2001 to 2010. Mr. Fulop currently serves on the board of governors of World Economic Forum Advanced Manufacturing Initiative (nonprofit). Mr. Fulop holds an M.B.A. from the MIT Sloan School of Management. We believe Mr. Fulop is qualified to serve on our board of directors due to his experience managing our company, his knowledge of our industry and his extensive business and finance experience.
Steve Billow.   Mr. Billow has served as our President since December 2020. Prior to that, Mr. Billow served as the President of Legacy Desktop Metal from March 2019. Prior to joining Legacy Desktop Metal, Mr. Billow served as Vice President and Chief Technology Officer of the Inkjet Solution of Electronics for Imaging from 2013 to March 2019. Mr. Billow holds a B.S. in Chemical Engineering from Clarkson University, an M.S. in Chemical Engineering from the University of Rochester and an M.S. in System Design and Management from MIT.
Elizabeth Linardos.   Ms. Linardos has served as our Chief Financial Officer since December 2020. Prior to that, Ms. Linardos served as the Chief Financial Officer of Legacy Desktop Metal from August 2020. Prior to that, she served as our Vice President, Finance from December 2017. Prior to joining Legacy Desktop Metal, Ms. Linardos served as Director of Finance of Digital Lumens, Inc., a provider of intelligent LED lighting, from 2014 to December 2017, and as Director of Accounting for A123 Systems, Inc. from 2008 to 2013. Ms. Linardos is a certified public accountant and holds a B.S. in Accounting and an M.S.T. in Taxation from Bentley University.
Meg Broderick.   Ms. Broderick has served as our General Counsel since December 2020. Prior to that, Ms. Broderick served as the General Counsel of Legacy Desktop Metal from April 2019. Prior to joining

Legacy Desktop Metal, Ms. Broderick served as Vice President and Deputy General Counsel of Carbon Black, Inc., a cybersecurity company, from 2015 to April 2019, as Vice President and General Counsel of NEC Energy Solutions, an energy-storage company, from 2013 to 2015, and as Deputy General Counsel of A123 Systems, Inc. from 2008 to 2013. Ms. Broderick holds a B.A. from Providence College and a J.D. from Boston University School of Law.
Ilya Mirman.   Mr. Mirman has served as our Chief Marketing Officer since December 2020. Prior to that, Mr. Mirman served as the Chief Marketing Officer of Legacy Desktop Metal from August 2020. Prior to that, Mr. Mirman served as Legacy Desktop Metal’s Vice President, Marketing from February 2018. Over the last 20 years, Mr. Mirman has held marketing leadership positions at technology companies, including serving as Vice President of Marketing for Onshape, a computer-aided design software company, from 2013 to 2016 and as Vice President of Marketing of SolidWorks Corp. from 2000 to 2005. Mr. Mirman holds a B.A. from the University of Massachusetts, an M.S. from Stanford University and an M.B.A. from the MIT Sloan School of Management.
Jonah Myerberg.   Mr. Myerberg has served as our Chief Technology Officer since December 2020. Prior to that, Mr. Myerberg served as the Chief Technology Officer of Legacy Desktop Metal from its incorporation in 2015. Prior to the founding of Legacy Desktop Metal, Mr. Myerberg served as Director of Technology, A123 Motorsports for A123 Systems, Inc. from 2005 to 2013. Mr. Myerberg holds a B.S. in Mechanical Engineering from Lehigh University and an M.S. in Mechanical Engineering from Johns Hopkins University.
Non-Employee Directors
Scott Dussault.   Mr. Dussault has served as a member of our board of directors since December 2020. Mr. Dussault has served as Executive Vice President, Chief Operating Officer and Chief Financial Officer of Nasuni Corporation since January 2015. He was previously Executive Vice President and Chief Financial Officer at Demandware, Inc. Prior to Demandware, Mr. Dussault was CFO at Archivas, and was also Chief Financial Officer at Astra Tech, Inc., a wholly owned subsidiary of Astra Zeneca, and StorageNetworks. Mr. Dussault began his career with Ernst & Young LLP. Mr. Dussault holds a Bachelor of Science degree in Business Administration and Accounting from Stonehill College. We believe Mr. Dussault is qualified to serve on our board due to his extensive leadership and management history as the chief financial officer, together with his background in public accounting.
Dayna Grayson.   Ms. Grayson has served as a member of our board of directors since December 2020. Ms. Grayson is a Managing Partner of Construct Capital, a venture capital firm she co-founded in 2020. Prior to that, Ms. Grayson served as a Partner of New Enterprise Associates from 2012 to 2020. Ms. Grayson currently serves on the boards of directors of numerous private companies. Ms. Grayson holds an M.S. from the University of Virginia and an M.B.A. from Harvard Business School. We believe Ms. Grayson is qualified to serve on our board of directors due to her extensive experience in identifying, investing in and building next-generation technologies and companies.
Leo Hindery, Jr.   Mr. Hindery has served as a member of our board of directors since September 2018. From September 2018 until December 2020, Mr. Hindery served as our CEO and Chairman. In January 1988, Mr. Hindery founded, and ran as Managing Partner, InterMedia Partners, a series of media industry investment funds. In February 1997, he was named President and CEO of Tele-Communications, Inc. (TCI), a cable television system operator. In March 1999, TCI merged into AT&T and Mr. Hindery became President and CEO of AT&T Broadband. In November 1999, Mr. Hindery was named Chairman and CEO of GlobalCenter Inc., an Internet services company, which merged into Exodus Communications, Inc. Following this merger, until October 2004, he was the founding Chairman and CEO of The YES Network, after which he reconstituted and ran InterMedia Partners until our incorporation. He is a member of the Council on Foreign Relations and a Director of Hemisphere Media Group, Inc. Mr. Hindery has an MBA from the Stanford University Graduate School of Business and received an undergraduate degree from Seattle University. We believe Mr. Hindery is qualified to serve on our board of directors due to his extensive industry and board experience.
Wen Hsieh.   Mr. Hsieh has served as a member of our board of directors since December 2020. Mr. Hsieh serves as General Partner of Kleiner Perkins Caufield & Byers, a venture capital firm he joined in

2006. Mr. Hsieh currently serves on the boards of directors of numerous private companies. Mr. Hsieh holds a B.S., M.S. and Ph.D. from California Institute of Technology. We believe Mr. Hsieh is qualified to serve on our board of directors due to his extensive experience in identifying, investing in and building next-generation technologies and companies.
Jeff Immelt.   Mr. Immelt has served as a member of our board of directors since December 2020. Mr. Immelt serves as Venture Partner at New Enterprise Associates, a venture capital firm he joined in 2018. Mr. Immelt previously served as Chief Executive Officer of General Electric Co. and in various other roles with General Electric Co. from 2001 to 2017. Mr. Immelt currently serves on the boards of directors at Twilio Inc. and Bloom Energy Corp., in addition to numerous private companies. Mr. Immelt holds a B.A. from Dartmouth College and an M.B.A. from Harvard Business School. We believe Mr. Immelt is qualified to serve on our board of directors due to his extensive leadership and management history as the chief executive officer of a Fortune 500 company and his experience as a director of numerous public and private companies, together with his background in public company governance.
Byron Knight.   Mr. Knight has served as a member of our board of directors since December 2020. Mr. Knight serves as Managing Director of Koch Disruptive Technologies, LLC, a subsidiary and the venture capital arm of Koch Industries, Inc., which he joined in March 2018. Mr. Knight previously worked at Georgia-Pacific, LLC as Vice President, eCommerce from 2016 to 2018 and as General Partner, Emerging Business from 2014 to 2016. Mr. Knight serves on the boards of directors of numerous private companies. Mr. Knight holds a B.S. from Georgia Institute of Technology. We believe Mr. Knight is qualified to serve on our board of directors due to his extensive management history and experience in identifying and investing in manufacturing and logistics technologies and companies.
Stephen Nigro.   Mr. Nigro has served as a member of our board of directors since December 2020. Mr. Nigro served as a consultant to Legacy Desktop Metal from August 2020. He most recently served as President, 3D Printing at HP, Inc., an information technology and services company, from 2015 until 2019. Mr. Nigro previously served as the Senior Vice President of HP, Inc.’s Imaging & Printing business. Mr. Nigro serves on the board of directors of Kornit Digital Ltd. Mr. Nigro holds a B.S. from University of California Santa Barbara and an M.S. from Stanford University. We believe Mr. Nigro is qualified to serve on our board of directors due to his extensive management history and his leadership experience in the additive manufacturing industry.
Steve Papa.   Mr. Papa has served as a member of our board of directors since December 2020. Mr. Papa serves as the chief executive officer of Parallel Wireless, a company he founded in 2012. Mr. Papa serves on the boards of directors of numerous private companies. Mr. Papa holds a B.S. from Princeton University and an M.B.A. from Harvard Business School. We believe Mr. Papa is qualified to serve on our board of directors due to his extensive management history as the founder and chief executive officer of multiple companies and his experience in identifying, investing in and building next-generation technologies and companies.
Andy Wheeler.   Mr. Wheeler has served as a member of our board of directors since December 2020. Mr. Wheeler serves as general partner of GV, a venture capital firm he joined in 2012. Mr. Wheeler currently serves on the board of directors of numerous private companies. Mr. Wheeler holds an S.B. and M.Eng. from MIT. We believe Mr. Wheeler is qualified to serve on our board of directors due to his extensive management history as the chief technology officer of multiple companies and his experience in identifying, investing in and building next-generation technologies and companies.
Bilal Zuberi.   Mr. Zuberi has served as a member of our Board of Directors since December 2020. Mr. Zuberi serves as a partner at Lux Capital, a venture capital firm he joined in 2013. Mr. Zuberi currently serves on the boards of directors of numerous private companies. Mr. Zuberi holds a B.S. from The College of Wooster and a Ph.D. from MIT. We believe Mr. Zuberi is qualified to serve on our board of directors due to his extensive experience in identifying, investing in and building next-generation technologies and companies.
Board Composition and Election of Directors
Director Independence
NYSE listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that Ms. Grayson and Messrs. Dussault, Hsieh, Immelt, Knight, Papa, Wheeler and Zuberi are “independent directors” as defined in the NYSE listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.
Classified Board of Directors
In accordance with our certificate of incorporation, our board of directors is divided into three classes with staggered, three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire are elected to serve from the time of election and qualification until the third annual meeting following election. Our directors are divided among the three classes as follows:
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the Class I directors are Dayna Grayson, Byron Knight and Andy Wheeler, and their terms will expire at our 2021 annual meeting of stockholders;

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the Class II directors are Wen Hsieh, Jeff Immelt, Steve Papa and Bilal Zuberi, and their terms will expire at our 2022 annual meeting of stockholders; and

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the Class III directors are Scott Dussault, Ric Fulop, Leo Hindery, Jr. and Stephen Nigro, and their terms will expire at the 2023 annual meeting of stockholders.

Our certificate of incorporation provides that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of our company. Subject to the Stockholders Agreement, our directors may be removed only for cause by the affirmative vote of the holders of at least two-thirds of our outstanding voting stock entitled to vote in the election of directors.
Board Committees
Our board of directors directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the board of directors and standing committees. We have a standing audit committee, nominating and corporate governance committee and compensation committee. In addition, from time to time, special committees may be established under the direction of the board of directors when necessary to address specific issues.
Audit Committee
Our audit committee is responsible for, among other things:
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appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

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discussing with our independent registered public accounting firm their independence from management;

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reviewing, with our independent registered public accounting firm, the scope and results of their audit;

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approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

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overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the quarterly and annual financial statements that we file with the SEC;

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overseeing our financial and accounting controls and compliance with legal and regulatory requirements;

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reviewing our policies on risk assessment and risk management;

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reviewing related person transactions; and

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establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Our audit committee consists of Messrs. Dussault, Immelt and Zuberi, with Mr. Dussault serving as chair. Rule 10A-3 of the Exchange Act and the NYSE rules require that our audit committee have at least one independent member, have a majority of independent members and be composed entirely of independent members. Our board of directors has affirmatively determined that Messrs. Dussault, Immelt and Zuberi each meet the definition of “independent director” for purposes of serving on the audit committee under Rule 10A-3 of the Exchange Act and the NYSE rules. Each member of our audit committee also meets the financial literacy requirements of NYSE listing standards. In addition, our board of directors has determined that Messrs. Dussault and Immelt each qualify as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. Our board of directors has adopted a written charter for the audit committee.
Compensation Committee
Our compensation committee is responsible for, among other things:
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reviewing and approving the corporate goals and objectives, evaluating the performance of and reviewing and approving, (either alone or, if directed by our board of directors, in conjunction with a majority of the independent members of the board of directors) the compensation of our Chief Executive Officer;

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overseeing an evaluation of the performance of and reviewing and setting or making recommendations to our board of directors regarding the compensation of our other executive officers;

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reviewing and approving or making recommendations to our board of directors regarding our incentive compensation and equity-based plans, policies and programs;

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reviewing and approving all employment agreement and severance arrangements for our executive officers;

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making recommendations to our board of directors regarding the compensation of our directors; and

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retaining and overseeing any compensation consultants.

Our compensation committee consists of Ms. Grayson and Mr. Hsieh, with Ms. Grayson serving as chair. Our board of directors has affirmatively determined that Ms. Grayson and Mr. Hsieh each meet the definition of “independent director” for purposes of serving on the compensation committee under the NYSE rules, including the heightened independence standards for members of a compensation committee, and are “non-employee directors” as defined in Rule 16b-3 of the Exchange Act. Our board of directors has adopted a written charter for the compensation committee.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee is responsible for, among other things:
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identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors;

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overseeing succession planning for our Chief Executive Officer and other executive officers;

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periodically reviewing our board of directors’ leadership structure and recommending any proposed changes to our board of directors;

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overseeing an annual evaluation of the effectiveness of our board of directors and its committees; and

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developing and recommending to our board of directors a set of corporate governance guidelines.

Our nominating and corporate governance committee consists of Messrs. Papa and Wheeler, with Mr. Papa serving as chair. Our board of directors has affirmatively determined that Messrs. Papa and Wheeler each meet the definition of “independent director” under the NYSE rules. Our board of directors has adopted a written charter for the nominating and corporate governance committee.
Risk Oversight
Our board of directors is responsible for overseeing our risk management process. Our board of directors focuses on our general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our audit committee is also responsible for discussing our policies with respect to risk assessment and risk management. Our board of directors believes its administration of its risk oversight function has not negatively affected our board of directors’ leadership structure.
Compensation Committee Interlocks and Insider Participation
None of our executive officers serves as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee.
Code of Business Conduct and Ethics
We adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code is posted on our corporate website at www.desktopmetal.com/investors. In addition, we intend to post on our website all disclosures that are required by law or the NYSE listing standards concerning any amendments to, or waivers from, any provision of the code. The information contained in, or accessible through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

EXECUTIVE AND DIRECTOR COMPENSATION
Except as otherwise noted, this section presents the executive and director compensation of Legacy Desktop Metal prior to the Business Combination.
Executive Compensation
Overview
Our “Named Executive Officers” for the year ended December 31, 2020, include Ric Fulop, our Chief Executive Officer, Elizabeth Linardos, our Chief Financial Officer, and Steve Billow, our President.
2020 Summary Compensation Table
The following table presents information regarding the total compensation of our Named Executive Officers for the year ended December 31, 2020.
Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Ric Fulop	2020	332,500	—	150,000	508	483,008
Chief Executive Officer	2019	350,000	—	—	540	350,540
Elizabeth Linardos	2020	247,841	3,635,366	40,000	355	3,923,562
Chief Financial Officer
Steve Billow	2020	308,750	2,596,476	150,000	714	3,055,941
President	2019	263,541	2,163,700	—	600	2,427,841

(1)
Amount reflects the grant date fair value of stock options granted during the applicable year as calculated in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. See Note 13 to the consolidated financial statements included elsewhere in this prospectus for information regarding the assumptions used in calculating this amount. For Ms. Linardos and Mr. Billow, the amounts shown for 2020 also include $137,745 for Ms. Linardos and $2,273,983 for Mr. Billow, which represents the incremental fair value attributable to the repricing of stock options during 2020, computed as of the repricing date in accordance with ACS topic 718. For a further description of the repricing, see the section entitled “Narrative to 2020 Summary Compensation Table — Equity Compensation” below.

(2)
Amounts shown for Mr. Fulop and Ms. Linardos reflect one-time cash bonus payments awarded in connection with the Business Combination. For Mr. Billow, amount shown reflects a discretionary performance bonus earned for fiscal year 2020. For a further description of these payments, see the section entitled “Narrative to 2020 Summary Compensation Table — Cash Bonus Compensation” below.

(3)
Amount reflects the value of gross up for the taxable portion of group term life insurance in excess of $50,000.

Narrative to 2020 Summary Compensation Table
Base Salaries
Our Named Executive Officers receive a base salary to compensate them for services rendered to us. The base salary payable to each Named Executive Officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. For 2020, the annual base salaries for Mr. Fulop and Mr. Billow remained at their prior year levels of $350,000 and $325,000, respectively, and the annual base salary for Ms. Linardos was set at $280,000 in connection with her transition to the role of Chief Financial Officer during 2020.
From May through July 2020 we implemented temporary salary reductions due to the impact of the COVID-19 pandemic on our business. The base salaries actually earned by our Named Executive Officers for 2020 is set forth in the “Salary” column of the 2020 Summary Compensation Table above.

Cash Bonus Compensation
Mr. Fulop and Ms. Linardos received performance bonuses of $150,000 and $40,000, respectively, in connection with the successful completion of the Business Combination during 2020. Pursuant to his offer letter, Mr. Billow received a discretionary performance bonus of $150,000, which was based on individual and company performance in 2020, as determined by Mr. Fulop.
Equity Compensation
Prior to the Business Combination, we typically granted stock options as the long-term incentive component of our compensation program. Stock options allow employees, including our Named Executive Officers, to purchase shares of our common stock at a price equal to the fair market value of our common stock on the date of grant. Our stock options have vesting schedules that are designed to encourage continued employment and typically vest as to 25% of the shares subject to the option on the first anniversary of the applicable vesting commencement date and as to the remaining 75% of the shares in 36 substantially equal monthly installments thereafter, subject to the recipient’s continued service through each applicable vesting date. From time to time, our board of directors may also construct alternate vesting schedules as it determines appropriate to motivate particular employees.
In June 2020, Mr. Billow was granted an option to purchase 610,609 shares of our common stock (as converted in connection with the Business Combination), which vests as to 75% of the shares pursuant to our standard time-based vesting schedule described above and as to 25% of the shares based on the attainment of an adjusted EBITDA breakeven threshold by June 30, 2022.
In June 2020 and August 2020, Ms. Linardos was granted options to purchase 30,530 and 512,912 shares of our common stock (as converted in connection with the Business Combination), respectively. The options vest pursuant to our standard vesting schedule described above with 25% of the shares vesting on the first anniversary of the vesting commencement date and as to the remaining 75% of the shares in 36 substantially equal installments thereafter.
In July 2020, the board approved a stock option repricing in which the strike price of employees’ unvested stock options was modified to the strike price consummate with the recent third party stock valuation. No vested stock option awards were eligible for repricing. The repriced options are subject to a new four year vesting schedule with a vesting commencement date of September 1, 2020. Employees had the ability to opt out of the repricing of the unvested stock options by providing notice to the company. Mr. Billow and Ms. Linardos participated in the repricing.
In connection with the Business Combination, we began granting restricted stock units as the long-term incentive component of our compensation program. No restricted stock units were granted to our named executive officers during 2020.
Executive Employment Arrangements
In connection with his commencement of employment with us in March 2019, we entered into an offer letter with Mr. Billow pursuant to which he serves as our President. Under the offer letter, in the event Mr. Billow is laid off, terminated by us without cause, or if he resigns for good reason, he will be entitled to receive base salary continuation for a period of 12 months. Upon a change in control, 50% of the unvested shares subject to Mr. Billow’s then-outstanding options would vest. If Mr. Billow is terminated by us without cause or he resigns for good reason, in either case, within six months following a change in control, the remaining 50% of the unvested shares subject to his then-outstanding options would vest. Mr. Billow waived any potential accelerated vesting of his outstanding options in connection with the Business Combination.
We entered into an offer letter with Ms. Linardos, which was most recently revised in September 2020 in connection with her transition to the role of Chief Financial Officer. Under the offer letter, in the event Ms. Linardos is terminated by us without cause, subject to her execution and non-revocation of a release of claims, she will be entitled to receive base salary continuation for a period of six months and we will pay the employer portion of COBRA premium payments for Ms. Linardos and her covered dependents for up to six months following termination.

In connection with Ms. Linardos’s transition to the role of Chief Financial Officer, we amended the options previously granted to her to (i) provide that 50% of the unvested shares subject to the option will vest upon the closing of the Business Combination, subject to her continuing to provide services to us through such date, (ii) provide that the entire option will vest in the event she is terminated by us without cause or resigns for good reason, in either case, within 6 months following the closing of the Business Combination, and (iii) extend the post-termination exercise period of the options to five years following any termination of employment, other than for cause.
For purposes of Mr. Billow’s and Ms. Linardos’s offer letters “cause” generally means the executive’s (i) violation of a company policy or rule, (ii) breach, attempted breach or violation of the executive’s restrictive covenant agreement with us, (iii) failure to materially perform job duties and responsibilities reasonably expected of the executive’s position, (iv) arrest for, conviction of, or plea of guilty or no contest to any felony or to a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, (v) dishonest statements or acts with respect to or affecting the company, (vi) gross negligence, willful misconduct or insubordination, or (vii) other conduct that could be harmful to our business, interests or reputation. For purposes of Mr. Billow’s and Ms. Linardos’s offer letter, “good reason” means (i) our requirement that the executive relocate to a location more than 35 miles from our current location in Burlington, Massachusetts, (ii) a material reduction in the executive’s job responsibilities, or (iii) a material reduction in the executive’s compensation.
We have not entered into an employment agreement or offer letter with Mr. Fulop that sets forth the terms and conditions of his employment with us.
Our Named Executive Officers have entered into restrictive covenant agreements with us that generally contain 12-month post-employment non-competition and non-solicitation covenants. For Mr. Billow and Ms. Linardos, during the post-employment period that the executive is subject to the non-competition covenant, and subject to limited exceptions, we agreed to provide “garden leave” pay at a rate that equals 50% of the executive’s highest annual base salary within the two years prior to termination.
Outstanding Equity Awards at Fiscal Year End
The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each Named Executive Officer as of December 31, 2020. Mr. Fulop did not hold any outstanding equity incentive plan awards as of December 31, 2020.
		Option Awards
Name and Principal Position	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number Of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number Of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Elizabeth Linardos	12/01/2017	121,740	—	—	2.46	11/30/2027
Chief Financial Officer	05/08/2019	4,324	—	—	3.34	05/07/2029
	06/11/2020	15,265	15,265(1)	—	1.40	06/10/2030
	07/17/2020	256,456	256,456(1)	—	1.40	07/16/2030
	09/01/2020(4)	27,668	27,668(1)	—	1.40	11/30/2027
	09/01/2020(4)	3,944	3,944(1)	—	1.40	05/07/2029
Steve Billow	03/01/2019	457,957	—	—	3.34	02/28/2029
President	06/11/2020	—	457,956(2)	152,652(3)	1.40	06/10/2030
	09/01/2020(4)	—	763,261(2)	—	1.40	02/28/2029

(1)
The options vest as to 25% of the shares on the first anniversary of the vesting commencement date and as to the remaining 75% of the shares in 36 substantially equal monthly installments thereafter, subject to Ms. Linardos continuing to provide services to us through each applicable vesting date and accelerated vesting as to 50% of the unvested shares in connection with the Business Combination and full accelerated vesting in the event Ms. Linardos is terminated without cause or resigns for good reason, in either case, within 6 months following the closing of the Business Combination as described above under “Narrative to 2020 Summary Compensation Table — Executive Employment Arrangements”.

(2)
The option vests as to 25% of the shares on the first anniversary of the vesting commencement date and as to the remaining 75% of the shares in 36 substantially equal monthly installments thereafter, subject to Mr. Billow continuing to provide services to us through each applicable vesting date and accelerated vesting in connection with a change in control as described above under “Narrative to 2020 Summary Compensation Table — Executive Employment Arrangements”.

(3)
The option vests upon the achievement of an adjusted EBITDA breakeven threshold by June 30, 2022.

(4)
Represents options that were repriced in July 2020. See “Narrative to 2020 Summary Compensation Table — Equity Compensation” above for additional information.

Health, Welfare and Retirement Plans
Our Named Executive Officers are eligible to participate in our employee benefit plans and programs, including medical, dental and vision benefits, life insurance, and disability insurance, to the same extent as our other full-time employees, subject to the terms and eligibility requirements of those plans.
We also sponsor a 401(k) defined contribution plan in which our Named Executive Officers may participate, subject to limits imposed by the Internal Revenue Code, or the Code, to the same extent as all of our other full-time employees. Currently, we do not match contributions made by participants in the 401(k) plan. We believe that providing a vehicle for tax-deferred retirement savings through our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our Named Executive Officers, in accordance with our compensation policies.
Director Compensation
Historically, we have not made annual cash or equity compensation awards to our non-employee directors for service on our board of directors, although we have granted equity awards to certain non-employee directors from time to time in recognition of their service on our board.
In August 2020 we granted each of Dayna Grayson and Steve Papa an option to purchase 61,061 shares of our common stock (as adjusted in connection with the Business Combination). Each option vests as to 25% of the shares on August 5, 2021 and as to the remaining 75% of the shares in 36 substantially equal monthly installments thereafter, subject to continued service through each applicable vesting date. In addition, in August 2020 Stephen Nigro was granted 61,061 restricted stock units (as adjusted in connection with the Business Combination). The restricted stock units vest as to 25% of the shares on August 24, 2021 and as to the remaining 75% of the shares in 12 substantially equal quarterly installments thereafter, subject to continued service through each applicable vesting date. In addition, Mr. Nigro has provided consulting services to us and was paid $40,935 for such services in 2020. On September 1, 2020, options to purchase 170,970 shares of our common stock previously granted to Jeff Immelt were repriced.
2020 Director Compensation
The following table sets forth the compensation earned by our non-employee directors for service on our board during 2020.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Scott Dussault	—	—	—	—	—
Dayna Grayson	—	—	413,590	—	413,590
Leo Hindery, Jr.	—	—	—	—	—
Wen Hsieh	—	—	—	—	—
Jeff Immelt	—	—	348,345	—	348,345
Byron Knight	—	—	—	—	—
Stephen Nigro	—	487,259	—	40,935	528,194
Steve Papa	—	—	413,590	—	413,590
Andy Wheeler	—	—	—	—	—
Bilal Zuberi	—	—	—	—	—

(1)
Amount reflects the grant date fair value of stock and option awards granted during fiscal year 2020 as calculated in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. See Note 13 to the consolidated financial statements included elsewhere in this prospectus for information regarding the assumptions used in calculating this amount. For Mr. Immelt, the amounts shown represents the incremental fair value attributable to the repricing of stock options during 2020, computed as of the repricing date in accordance with ACS topic 718. For a further description of the repricing, see the section entitled “Narrative to 2020 Summary Compensation Table — Equity Compensation” above.

(2)
Amount reflects fees paid for consulting services provided by Mr. Nigro in 2020.

The table below shows the aggregate numbers of option awards (exercisable and unexercisable) and unvested stock awards held as of December 31, 2020 by each non-employee director who was serving as of December 31, 2020.
Name	Options Outstanding at Fiscal Year End	Unvested Restricted Shares Outstanding at Fiscal Year End
Scott Dussault	—	—
Dayna Grayson	61,060	—
Leo Hindery, Jr.	—	—
Wen Hsieh	—	—
Jeff Immelt	390,789	—
Byron Knight	—	—
Stephen Nigro	—	61,060
Steve Papa	61,060	—
Andy Wheeler	—	—
Bilal Zuberi	—	—
In December 2020 we adopted a compensation program for our non-employee directors, referred to herein as the Director Compensation Program, which supersedes the current arrangements with our non-employee directors and will apply broadly to all of our non-employee directors. Pursuant to the Director Compensation Program, our non-employee directors will receive cash compensation as follows:
•
Each non-employee director will receive an annual cash retainer in the amount of $40,000 per year;

•
The chair of the board will receive an additional annual cash retainer in the amount of $45,000 per year;

•
The chairperson of the audit committee will receive additional annual cash compensation in the amount of $20,000 per year for such chairperson’s service on the audit committee. Each non-chairperson member of the audit committee will receive additional annual cash compensation in the amount of $10,000 per year for such member’s service on the audit committee;

•
The chairperson of the compensation committee will receive additional annual cash compensation in the amount of $15,000 per year for such chairperson’s service on the compensation committee. Each non-chairperson member of the compensation committee will receive additional annual cash compensation in the amount of $7,500 per year for such member’s service on the compensation committee; and

•
The chairperson of the nominating and corporate governance committee will receive additional annual cash compensation in the amount of $10,000 per year for such chairperson’s service on the nominating and corporate governance committee. Each non-chairperson member of the nominating and corporate governance committee will receive additional annual cash compensation in the amount of $5,000 per year for such member’s service on the nominating and corporate governance committee.

Director fees under the program will be payable in arrears in four equal quarterly installments not later than the fifteenth day following the final day of each calendar quarter, provided that the amount of each payment will be prorated for any portion of a quarter that a director is not serving on our board.
Under the Director Compensation Program, upon a director’s initial appointment or election to our Board, such non-employee director will automatically be granted a number of restricted stock units relating to shares of our Class A common stock equal to the quotient obtained by dividing $280,000 by the fair market value of a share of common stock of the Company on the date of grant (with any partial shares that result rounded up to the nearest whole share), or the Initial Grant. Additionally, on the date of each annual stockholder’s meeting following the completion of the Business Combination, each non-employee director will automatically be granted a number of restricted stock units relating to shares of our Class A common stock equal to the quotient obtained by dividing $140,000 by the fair market value of a share of Class A common stock of the Company on the date of grant (with any partial shares that result rounded up to the nearest whole share), or the Annual Grant. The Initial Grant will vest in substantially equal monthly installments for three years from the date of grant, subject to continued service as a non-employee director through each applicable vesting date. The Annual Grant will vest on the earlier of the first anniversary of the date of grant or the date of the next annual stockholder’s meeting following the date of grant, subject to continued service as a non-employee director through the vesting date. Upon a non-employee director’s termination of service on the Board due to death or disability or in the event of a change in control (as defined in the 2020 Plan) of our company, the Initial Grant and the Annual Grant will vest in full. For any non-employee directors that are appointed to our Board after any annual stockholder’s meeting, such non-employee director will be eligible to receive a pro-rata portion of the Annual Grant for such year.
Incentive Plans
The following summarizes the material terms of the 2020 Incentive Award Plan, or the 2020 Plan, which is the long-term incentive compensation plan in which our named executive officers are eligible to participate, and the 2015 Stock Incentive Plan, under which we have previously made periodic grants of equity and equity-based awards to our named executive officers and other key employees prior to the Business Combination.
2020 Incentive Award Plan
Administration
The 2020 Plan is administered by our board of directors, which may delegate its duties and responsibilities to one or more committees of its directors and/or our officers (referred to collectively as the plan administrator below), subject to the limitations imposed under the 2020 Plan, Section 16 of the Exchange Act, stock exchange rules and other applicable laws. The plan administrator has the authority to take all actions and make all determinations under the 2020 Plan, to interpret the 2020 Plan and award agreements and to adopt, amend and repeal rules for the administration of the 2020 Plan as it deems advisable. The plan administrator also has the authority to determine which eligible service providers receive awards, grant awards and set the terms and conditions of all awards under the 2020 Plan, including any vesting and vesting acceleration provisions, subject to the conditions and limitations in the 2020 Plan.

Award Limits
The number of shares of Class A common stock initially available for issuance under the 2020 Plan is equal to the sum of (i) 12,400,813 shares of Class A common stock, (ii) the number of shares available for future grants under the 2015 Plan and the Make Composites, Inc. 2018 Equity Incentive Plan, together with the 2015 Plan, the Prior Plans, and (iii) any shares which are subject to awards granted under the Prior Plans that are forfeited or lapse unexercised. The number of shares initially available for issuance will be increased by an annual increase on January 1 of each calendar year beginning in 2021 and ending in and including 2030, equal to the lesser of (A) 5% of the shares of Class A common stock outstanding on the final day of the immediately preceding calendar year and (B) a smaller number of shares determined by our board of directors. No more than 12,400,813 shares of Class A common stock may be issued under the 2020 Plan upon the exercise of incentive stock options. Shares issued under the 2020 Plan may be authorized but unissued shares, shares purchased in the open market or treasury shares. The 2020 Plan also includes annual limits on awards that may be granted to non-employee directors. The maximum aggregate grant date fair value, as determined in accordance with FASB ASC Topic 718 (or any successor thereto), of awards granted to a non-employee director for services as a director under the 2020 Plan during any fiscal year may not exceed $1,000,000 in the fiscal year of the non-employee director’s initial service, and $750,000 in any other fiscal year. The plan administrator may, however, make exceptions to such limits in extraordinary circumstances, subject to the limitations in the 2020 Plan.
Share Counting Provisions
If an award under the 2020 Plan or a Prior Plan is terminated, expires or lapses or is exchanged for cash, surrendered, repurchased, cancelled without having been fully exercised or forfeited, in any case, in a manner that results in us acquiring shares covered by the award at a price not greater than the price (as adjusted to reflect any equity restructuring) paid by the participant for the shares or not issuing any shares covered by the award, the unused shares covered by the award will, as applicable, become or again be available for award grants under the 2020 Plan. Shares delivered by a participant to satisfy the applicable exercise or purchase price of an award granted under the 2020 Plan or a Prior Plan and/or to satisfy any applicable tax withholding obligation will, as applicable, become or again be available for award grants under the 2020 Plan. Dividend equivalents paid in cash will not be counted against the number of shares reserved under the 2020 Plan.
Awards granted under the 2020 Plan in substitution for any options or other stock or stock based awards granted by an entity before the entity’s merger or consolidation with our company (or any of our subsidiaries) or our (or any of our subsidiaries’) acquisition of the entity’s property or stock will not reduce the shares available for grant under the 2020 Plan, but will count against the maximum number of shares that may be issued upon the exercise of incentive stock options.
Eligibility
Our employees, consultants and non-employee directors or any of our subsidiaries (as defined in the 2020 Plan) are eligible to participate in the 2020 Plan.
Types of Awards
The 2020 Plan provides for the grant of stock options, including incentive stock options and nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, and other stock or cash based awards. Certain awards under the 2020 Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the 2020 Plan will be set forth in award agreements, which will detail the terms and conditions of awards, including any applicable vesting and payment terms and post-termination exercise limitations. A brief description of each award type follows.
•
Stock Options and Stock Appreciation Rights, or SARs. Stock options provide for the purchase of shares of Class A common stock in the future at an exercise price set on the grant date. Incentive stock options, by contrast to nonqualified stock options, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding periods and other requirements of the Code are satisfied. SARs entitle their holder, upon exercise, to receive an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The plan administrator will determine the number of shares covered by each option and SAR, the exercise price of each option and SAR and the conditions and limitations applicable to the exercise of each option and SAR. The exercise price of a stock option or SAR will not be less than 100% of the fair market value of the underlying share on the grant date, unless otherwise determined by the plan administrator and except with respect to certain substitute awards granted in connection with a corporate transaction. Unless otherwise determined by the plan administrator, the term of a stock option or SAR may not be longer than ten years. Notwithstanding the foregoing, incentive stock options granted to certain significant stockholders will have an exercise price no less than 110% of the fair market value of the underlying shares on the grant date and a term no longer than five years.
•
Restricted Stock. Restricted stock is an award of nontransferable shares of Class A common stock that remain forfeitable unless and until specified conditions are met and which may be subject to a purchase price. Upon issuance of restricted stock, recipients generally have the rights of a stockholder with respect to such shares, which generally include voting rights in such shares and the right to receive dividends and other distributions in relation to the award; however, dividends may be paid with respect to restricted stock only to the extent the vesting conditions have been satisfied and the restricted stock vests. The terms and conditions applicable to restricted stock will be determined by the plan administrator, subject to the conditions and limitations contained in the 2020 Plan.

•
Restricted Stock Units, or RSUs. RSUs are contractual promises to deliver shares of Class A common stock in the future, which may also remain forfeitable unless and until specified conditions are met and may be accompanied by the right to receive the equivalent value of dividends paid on shares of Class A common stock prior to the delivery of the underlying shares. The plan administrator may provide that the delivery of the shares underlying RSUs will be deferred on a mandatory basis or at the election of the participant. The terms and conditions applicable to RSUs will be determined by the plan administrator, subject to the conditions and limitations contained in the 2020 Plan.

•
Other Stock or Cash Based Awards. Other stock or cash based awards are awards of cash, fully vested shares of Class A common stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of Class A common stock or other property. Other stock or cash based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation to which a participant is otherwise entitled. The plan administrator will determine the terms and conditions of other stock or cash based awards, which may include any purchase price, performance goal, transfer restrictions, vesting conditions and payment terms.

Performance Criteria
The plan administrator may select performance criteria for an award to establish performance goals for a performance period. Performance criteria under the 2020 Plan may include, but will not be limited to, the following: net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization, and non-cash equity-based compensation expense); gross or net sales or revenue or sales or revenue growth; net income (either before or after taxes) or adjusted net income; profits (including but not limited to gross profits, net profits, profit growth, net operation profit or economic profit), profit return ratios or operating margin; budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); cash flow (including operating cash flow and free cash flow or cash flow return on capital); return on assets; return on capital or invested capital; cost of capital; return on stockholders’ equity; total stockholder return; return on sales; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in or maintenance of such price or dividends); regulatory achievements or compliance; implementation, completion or attainment of objectives relating to research, development, regulatory, commercial, or strategic milestones or developments; market share; economic value or economic value added models; division, group or corporate financial goals; customer satisfaction/growth; customer service; employee satisfaction; recruitment and maintenance of personnel; human resources management; supervision of litigation and other legal matters; strategic partnerships and transactions; financial ratios (including those measuring liquidity, activity, profitability or leverage); debt levels or reductions; sales-related goals; financing and other capital raising transactions; cash on hand; acquisition activity; investment sourcing activity; and marketing initiatives, any of which may be measured in absolute terms or as compared to any incremental increase or decrease. Such performance goals also may be based solely by reference to our company’s performance or the performance of a subsidiary, division, business segment or business unit of our company or a subsidiary, or based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies. When determining performance goals, the plan administrator may provide for exclusion of the impact of an event or occurrence which the plan administrator determines should appropriately be excluded, including, without limitation, non-recurring charges or events, acquisitions or divestitures, changes in the corporate or capital structure, events unrelated to the business or outside of the control of management, foreign exchange considerations, and legal, regulatory, tax or accounting changes.
Change in Control and Certain Other Transactions
In connection with certain corporate transactions and events affecting the Class A common stock, including a change in control, or change in any applicable laws or accounting principles, the plan administrator has broad discretion to take action under the 2020 Plan to prevent the dilution or enlargement of intended benefits, facilitate the transaction or event or give effect to the change in applicable laws or accounting principles. This includes canceling awards for cash or property, accelerating the vesting of awards, providing for the assumption or substitution of awards by a successor entity, adjusting the number and type of shares subject to outstanding awards and/or with respect to which awards may be granted under the 2020 Plan and replacing or terminating awards under the 2020 Plan. In addition, in the event of certain non-reciprocal transactions with stockholders, the plan administrator will make equitable adjustments to the 2020 Plan and outstanding awards as it deems appropriate to reflect the transaction.
Amendment and Termination
The administrator may amend, suspend or terminate the 2020 Plan at any time. However, no amendment, other than an amendment that increases the number of shares available under the 2020 Plan, may materially and adversely affect an award outstanding under the 2020 Plan without the consent of the affected participant. Our board of directors is required to obtain stockholder approval for any amendment to the 2020 Plan to the extent necessary to comply with applicable laws. Further, the plan administrator cannot, without the approval of stockholders, amend any outstanding stock option or SAR to reduce its price per share. The 2020 Plan will remain in effect until the tenth anniversary of the earlier of (i) the date our board of directors adopted the 2020 Plan and (ii) the date the stockholders approved the 2020 Plan, unless earlier terminated by the our board of directors. No awards may be granted under the 2020 Plan after its termination.
Foreign Participants, Claw-back Provisions, Transferability and Participant Payments
The plan administrator may modify awards granted to participants who are foreign nationals or employed outside the United States or establish subplans or procedures to address differences in laws, rules, regulations or customs of such foreign jurisdictions. All awards will be subject to any company claw-back policy as set forth in such claw-back policy or the applicable award agreement. Except as the plan administrator may determine or provide in an award agreement, awards under the 2020 Plan are generally non-transferrable, except by will or the laws of descent and distribution, or, subject to the plan administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant. With regard to tax withholding obligations arising in connection with awards under the 2020 Plan, and exercise price obligations arising in connection with the exercise of stock options under the 2020 Plan, the plan administrator may, in its discretion, accept cash, wire transfer or check, shares of Class A common stock that meet specified conditions, a promissory note, a “market sell order,” such other consideration as the plan administrator deems suitable or any combination of the foregoing.
2015 Stock Incentive Plan
From and after the effective date of the 2020 Plan, no additional awards under our 2015 Plan can be made. However, the 2015 Plan continues to govern the terms and conditions of the outstanding awards previously granted thereunder, which include options.

Share Reserve
As of September 30, 2020, stock options covering 19,577,353 shares with a weighted-average exercise price of $1.53 per share were outstanding under the 2015 Plan. If an option granted under the 2015 Plan is terminated, expires or lapses or is exchanged for cash, surrendered, repurchased, cancelled without having been fully exercised or forfeited, in any case, in a manner that results in us acquiring shares covered by the award at a price not greater than the price (as adjusted to reflect any equity restructuring) paid by the participant for the shares or not issuing any shares covered by the award, any unused shares subject to the option will become available for issuance under the 2020 Plan.
Administration
Our board of directors or a committee delegated by our board of directors administers the 2015 Plan. Subject to the terms of the 2015 Plan, the administrator has the power to, among other things, make all other determinations necessary or desirable for the plan administration.
Awards
Options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards under the 2015 Plan were available for grant to officers, employees and directors, as well as consultants and advisors of the Company and its affiliates.
Changes to Capitalization
In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spinoff or other similar change in capitalization or event, or any dividend or distribution to holders of Class A common stock other than an ordinary cash dividend, the number and class of securities available under the 2015 Plan, the number and class of securities and exercise price per share of each outstanding option, the share and per share provisions and the measurement price of each outstanding SAR, the number of shares subject to and the repurchase price per share subject to each outstanding restricted stock award and the share and per share related provisions and the purchase price, if any, of each outstanding other stock-based award, will be equitably adjusted by the Company (or substituted awards may be made, if applicable) in the manner determined by the administrator.
Reorganization Event
In connection with a reorganization event, including any merger or consolidation of the Company with or into another entity, any transfer or disposition of all shares of the Company for cash, securities or other property pursuant to a share exchange or other transaction or any liquidation or dissolution of the Company the administrator in its discretion may provide any for any combination of the following: (i) awards will be assumed, or new rights substituted therefor, by another entity, (ii) upon written notice to participants, provide that all unexercised awards will terminate immediately prior to such change in control transaction unless exercised by the participants, (iii) outstanding awards will become exercisable, realizable, or deliverable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon such reorganization event, (iv) in the event of a reorganization event under the terms of which holders of Class A common stock will receive a cash payment for each share surrendered in the reorganization event (the “Acquisition Price”), make or provide for a cash payment to participants with respect to each award held by a participant equal to (A) the number of shares of Class A common stock subject to the vested portion of the award (after giving effect to any acceleration of vesting) multiplied by (B) the excess, if any, of the Acquisition Price over the exercise, measurement or purchase price of such award and any applicable tax withholdings, in exchange for the termination of such award or (v) in connection with a liquidation or dissolution of the Company, awards will convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings).
Amendment and Termination
The administrator may terminate or amend the 2015 Plan at any time and from time to time, provided that no amendment shall materially or adversely affect any award outstanding at the time of the amendment without the consent of the affected participant. However, we must generally obtain stockholder approval for any amendment to the extent required by applicable law.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The following includes a summary of transactions since January 1, 2018 to which we have been a party in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than transactions that are described under the section “Executive and Director Compensation.” We also describe below certain other transactions with our directors, executive officers and stockholders.
Stockholders Agreement
In connection with the execution of the Merger Agreement, we entered into a stockholders agreement with the Sponsor, or the Stockholders Agreement. Pursuant to the Stockholders Agreement, the Sponsor and its successors and any permitted transferees (as defined in the Stockholders Agreement), the Trine Stockholders, have (i) the right to nominate Leo Hindery, Jr., or the Sponsor Director, to our board of directors for so long as the Trine Stockholders beneficially own, in the aggregate, a number of shares of Class A common stock equal to or greater than 25% of the aggregate number of shares of Class A common stock beneficially owned by the Trine Stockholders immediately following the closing of the Business Combination, or the Initial Sponsor Shares, and (ii) certain information rights for so long as the Trine Stockholders beneficially own, in the aggregate, a number of shares of Class A common stock equal to or greater than 25% of the Initial Sponsor Shares. The Stockholders Agreement will terminate with respect to the Sponsor at the time that it and its permitted transferees cease to collectively beneficially own, in the aggregate, a number of shares of Class A common stock equal to or greater than 25% of the Initial Sponsor Shares.
Registration Rights Agreement
In connection with the execution of the Merger Agreement, we and certain stockholders of Legacy Desktop Metal and Trine entered into an amended and restated registration rights agreement, or the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, we agreed to file a shelf registration statement with respect to the registrable securities under the Registration Rights Agreement within 45 days of the closing of the Business Combination. Up to twice in any 12 month period, certain Legacy Desktop Metal stockholders and Trine stockholders may request to sell all or any portion of their registrable securities in an underwritten offering so long as the total offering price is reasonably expected to exceed $75.0 million. We also agreed to provide customary “piggyback” registration rights. The Registration Rights Agreement also provides that we will pay certain expenses relating to such registrations and indemnify the stockholders against certain liabilities.
Series D Preferred Stock Financing
From June 2017 through June 2018, Legacy Desktop Metal sold an aggregate of 13,672,329 shares of its Series D preferred stock to related persons at a purchase price of $8.5656 per share. The following table summarizes purchases of Series D preferred stock from Legacy Desktop Metal by such related persons:
Name	Shares of Series D Preferred Stock	Total Purchase Price
GV 2017, L.P.(1)	1,751,190	$14,999,993
Jeffrey Immelt(2)	11,674	$99,995
KPCB Holdings, Inc., as nominee(3)	233,492	$1,999,999
Lux Ventures IV, L.P.(4)	1,167,460	$9,999,995
New Enterprise Associates 15, L.P.(5)	2,336,291	$20,011,734
The Northern Trust Company(6)	8,172,222	$69,999,985
Total	13,672,329	$117,111,701

(1)
Entities affiliated with GV 2017, L.P. held more than 5% of Legacy Desktop Metal’s capital stock.

(2)
Mr. Immelt is a director.

(3)
KPCB Holdings, Inc., as nominee currently held more than 5% of Legacy Desktop Metal’s capital stock.

(4)
Entities affiliated with Lux Ventures IV, L.P. held more than 5% of Legacy Desktop Metal’s capital stock.

(5)
Entities affiliated with New Enterprise Associates 15, L.P. held more than 5% of Legacy Desktop Metal’s capital stock.

(6)
Entities affiliated with The Northern Trust Company held more than 5% of Legacy Desktop Metal’s capital stock.

Series E and E-1 Preferred Stock Financing
In January 2019, Legacy Desktop Metal sold an aggregate of 11,575,577 shares of its Series E preferred stock and 2,494,737 shares of Series E-1 preferred stock to related persons at a purchase price of $10.0211 per share. The following table summarizes purchases of Series E preferred stock and Series E-1 preferred stock from Legacy Desktop Metal by such related persons:
Name	Shares of Series E Preferred Stock	Total Purchase Price
KDT Desktop Metal Holdings, LLC(1)	7,484,209	$75,000,007
KPCB Holdings, Inc., as nominee(2)	99,790	$1,000,006
Lux Co-Invest Opportunities, L.P.(3)	1,496,842	$15,000,003
New Enterprise Associates 15, L.P.(4)	1,496,842	$15,000,003
The Northern Trust Company(5)	997,894	$9,999,996
Total	11,575,577	$116,000,015

(1)
KDT Desktop Metal Holdings, LLC held more than 5% of Legacy Desktop Metal’s capital stock.

(2)
KPCB Holdings, Inc., as nominee held more than 5% of Legacy Desktop Metal’s capital stock.

(3)
Entities affiliated with Lux Co-Invest Opportunities, L.P. held more than 5% of Legacy Desktop Metal’s capital stock.

(4)
Entities affiliated with New Enterprise Associates 15, L.P. held more than 5% of Legacy Desktop Metal’s capital stock

(5)
Entities affiliated with The Northern Trust Company held more than 5% of Legacy Desktop Metal’s capital stock.

Name	Shares of Series E-1 Preferred Stock	Total Purchase Price
GV 2019, L.P.(1)	2,494,737	$25,000,008.95

(1)
Entities affiliated with GV 2019, L.P. held more than 5% of Legacy Desktop Metal’s capital stock.

Investors’ Rights Agreement
Legacy Desktop Metal was party to the Fourth Amended and Restated Investors’ Rights Agreement, dated as of January 14, 2019, as amended, which provided, among other things, that certain holders of its capital stock, including (i) entities affiliated with Google Ventures, KDT Desktop Metal Holdings, Inc., KPCB Holdings, Inc., as nominee, Lux Ventures, New Enterprise Associates, and The Northern Trust Company, each of which held more than 5% of Legacy Desktop Metal’s capital stock, (ii) Ford Motor Company, which is affiliated with a former director, Gary Johnson, and (iii) Jeffrey Immelt, a director, had the right to demand that Legacy Desktop Metal file a registration statement or request that their shares of capital stock be covered by a registration statement that Legacy Desktop Metal was otherwise filing. Andy Wheeler, Byron Knight, Wen Hsieh, Bilal Zuberi and Dayna Grayson, each of whom are directors, are affiliated with Google Ventures, KDT Desktop Metal Holdings, Inc., KPCB Holdings, Inc., as nominee, Lux Ventures and New Enterprise Associates, respectively. This agreement terminated upon completion of the Business Combination.
Right of First Refusal
Pursuant to certain of Legacy Desktop Metal’s equity compensation plans and certain agreements with its stockholders, including the Fourth Amended and Restated Right of First Refusal and Co-sale Agreement, dated as of January 14, 2019, or the ROFR Agreement, Legacy Desktop Metal or its assignees had the right to purchase shares of Legacy Desktop Metal capital stock which stockholders propose to sell to other parties. Certain holders of Legacy Desktop Metal capital stock, including (i) entities affiliated with Google Ventures, KDT Desktop Metal Holdings, Inc., KPCB Holdings, Inc., as nominee, Lux Ventures, New Enterprise Associates and The Northern Trust Company, each of which held more than 5% of Desktop Metal’s capital stock, (ii) Ford Motor Company, which is affiliated with a former director, Gary Johnson, (iii) and Jeffrey Immelt, a director, had rights of first refusal and co-sale under the ROFR Agreement. Andy Wheeler, Byron Knight, Wen Hsieh, Bilal Zuberi and Dayna Grayson, each of whom are directors, are affiliated with Google Ventures, KDT Desktop Metal Holdings, Inc., KPCB Holdings, Inc., as nominee, Lux Ventures and New Enterprise Associates, respectively. These rights terminated upon completion of the Business Combination.
Voting Agreement
Legacy Desktop Metal was a party to the Fourth Amended and Restated Voting Agreement, dated as of January 14, 2019, pursuant to which certain holders of its capital stock, including (i) entities affiliated with Google Ventures, KDT Desktop Metal Holdings, Inc., KPCB Holdings, Inc., as nominee, Lux Ventures, New Enterprise Associates and The Northern Trust Company, each of which held more than 5% of Desktop Metal’s capital stock, (ii) Ford Motor Company, which is affiliated with a former director, Gary Johnson, and (iii) Jeffrey Immelt and Ric Fulop, each of whom are directors, agreed to vote their shares of Legacy Desktop Metal capital stock on certain matters, including with respect to the election of directors. Andy Wheeler, Byron Knight, Wen Hsieh, Bilal Zuberi and Dayna Grayson, each of whom are directors, are affiliated with Google Ventures, KDT Desktop Metal Holdings, Inc., KPCB Holdings, Inc., as nominee, Lux Ventures and New Enterprise Associates, respectively. This agreement terminated upon completion of the Business Combination.
Warrants
In August 2020, Legacy Desktop Metal issued a warrant to purchase up to 300,000 shares of Legacy Desktop Metal’s common stock to KDT Desktop Metal Holdings, LLC, which held more than 5% of Desktop Metal’s capital stock, in exchange for technical research and development advisor services. The warrant was cashlessly exercised for 200,151 shares of Legacy Desktop Metal’s common stock in connection with the consummation of the Business Combination.
Option Repricing
In July 2020, Legacy Desktop Metal’s board of directors approved a stock option repricing in which the strike price of employees’ unvested stock option awards was modified to the strike price consummate with the recent third party stock valuation. No vested stock option awards were eligible for repricing. The repriced options are subject to a new four year vesting schedule with a vesting commencement date of September 1, 2020. Employees had the ability to opt out of the repricing of the unvested stock option grants by providing notice to Legacy Desktop Metal. Steve Billow, Meg Broderick and Elizabeth Linardos, each an executive officer, participated in the repricing.
Restricted Stock Unit Grant to Director
In August 2020, Legacy Desktop Metal’s board of directors approved a grant of 50,000 restricted stock units to Stephen Nigro in connection with his role as a consultant to Desktop Metal.
Transaction Bonuses
In December 2020, our Chief Executive Officer and Chairman, Ric Fulop, and our General Counsel, Meg Broderick, were each awarded a cash bonus of $150,000 in connection with their efforts related to the Business Combination. Ms. Broderick was previously awarded a cash bonus in the amount of $40,000 in connection with the Business Combination.
Director and Officer Indemnification
Legacy Desktop Metal’s charter and bylaws provided for indemnification and advancement of expenses for its directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. Legacy Desktop Metal also entered into indemnification agreements with each of its directors. Following the Business Combination, these agreements were replaced with new indemnification agreements for each director and officer.
PIPE Investment
In August 2020, Jeffrey Immelt, a director, entered into a Subscription Agreement with Trine to subscribe for 25,000 shares of Class A common stock at a purchase price of $250,000 pursuant to a private placement of Trine Class A common stock that closed immediately prior to the Business Combination.
Procedures with Respect to Review and Approval of Related Person Transactions
Our board of directors recognizes the fact that transactions with related persons present a heightened risk of conflicts of interests (or the perception of such conflicts of interest). We have adopted a written policy on transactions with related persons that is in conformity with the requirements for issuers having publicly held common stock that is listed on the NYSE. Under the policy, our legal department is primarily responsible for developing and implementing processes and procedures to obtain information regarding related persons with respect to potential related person transactions and then determining, based on the facts and circumstances, whether such potential related person transactions do, in fact, constitute related person transactions requiring compliance with the policy. If the legal department determines that a transaction or relationship is a related person transaction requiring compliance with the policy, our general counsel will be required to present to the audit committee all relevant facts and circumstances relating to the related person transaction. The audit committee will be required to review the relevant facts and circumstances of each related person transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related person’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of the our code of business conduct and ethics, and either approve or disapprove the related person transaction. If advance audit committee approval of a related person transaction requiring the audit committee’s approval is not feasible, then the transaction may be preliminarily entered into by management upon prior approval of the transaction by the chair of the audit committee, subject to ratification of the transaction by the audit committee at the audit committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. If a transaction was not initially recognized as a related person transaction, then, upon such recognition, the transaction will be presented to the audit committee for ratification at the audit committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. Our management will update the audit committee as to any material changes to any approved or ratified related person transaction and will provide a status report at least annually of all then-current related person transactions. No director will be permitted to participate in approval of a related person transaction for which he or she is a related person.

PRINCIPAL STOCKHOLDERS
The following table sets forth information with respect to the beneficial ownership of our Class A common stock, as of December 31, 2020 by:
•
each person or group of affiliated persons known by us to beneficially own more than 5% of our Class A common stock;

•
each of our named executive officers;

•
each of our directors; and

•
all of our executive officers and directors as a group.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. Applicable percentage ownership is based on 226,704,981 shares of Class A common stock outstanding as of December 31, 2020. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of Class A common stock subject to options, warrants or other rights held by such person that are currently exercisable or will become exercisable within 60 days of December 31, 2020 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Unless noted otherwise, the address of all listed stockholders is c/o Desktop Metal, Inc., 63 3rd Ave., Burlington, MA 01803. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.
	Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares of Class A Common Stock Beneficially Owned	Percentage Ownership of Outstanding Class A Common Stock
5% or Greater Stockholders
Entities affiliated with New Enterprise Associates(1)	28,416,088	12.53%
Entities affiliated with Lux Ventures(2)	18,651,974	8.23%
KPCB Holdings, Inc., as nominee(3)	17,856,665	7.88%
Entities affiliated with Google Ventures(4)	14,302,438	6.31%
Named Executive Officers and Directors
Ric Fulop(5)	21,981,930	9.70%
Steve Billow(6)	457,956	*
Elizabeth Linardos(7)	429,397	*
Scott Dussault	—	—
Dayna Grayson	—	—
Leo Hindery, Jr.(8)	17,406,750	7.35%
Wen Hsieh(3)	17,856,665	7.88%
Jeff Immelt(9)	259,075	*
Byron Knight	—	—
Stephen Nigro	—	—
Steve Papa	—	—
Andy Wheeler	—	—
Bilal Zuberi	—	—
All executive officers and directors as a group (16 persons)(10)	61,386,251	25.74%

*
less than 1%

(1)
Consists of (a) 135,514 shares of Class A common stock held by NEA Seed IV, LLC (Seed), (b) 17,161 shares of Class A common stock held by NEA Ventures 2015, L.P. (Ven 2015), and (c) 28,263,413 shares of Class A common stock held by New Enterprise Associates 15, L.P. (NEA 15). The securities directly held by NEA 15 are indirectly held by NEA Partners 15, L.P. (Partners 15), which is the sole general partner of NEA 15; NEA 15 GP, LLC (NEA 15 LLC), which is the sole general partner of Partners 15; and each of the individual managers of NEA 15 LLC. The individual Managers of NEA 15 LLC (the NEA 15 Managers) are Forest Baskett, Anthony A. Florence, Mohamad Makhzoumi, Joshua Makower, Scott D. Sandell, and Peter Sonsini. NEA Partners 15, NEA 15 LLC, and the NEA 15 Managers share voting and dispositive power with regard to the shares owned directly by NEA 15. The securities directly held by Seed are indirectly held by New Enterprise Associates 16, L.P. (NEA 16), which is the sole member of Seed; NEA Partners 16, L.P. (Partners 16), which is the sole general partner of NEA 16; NEA 16 GP, LLC (NEA 16 LLC), which is the sole general partner of Partners 16; and each of the individual managers of NEA 16 LLC. The individual Managers of NEA 16 LLC (the NEA 16 Managers) are Forest Baskett, Ali Behbahani, Carmen Chang, Anthony A. Florence, Mohamad Makhzoumi, Joshua Makower, Scott D. Sandell, Paul Walker, and Peter Sonsini. NEA 16, NEA Partners 16, NEA 16 LLC, and the NEA 16 Managers share voting and dispositive power with regard to the shares owned directly by Seed. Karen P. Welsh, the general partner of Ven 2015, shares voting and dispositive power with regard to the shares owned directly by Ven 2015. All indirect holders of the above referenced shares disclaim beneficial ownership of all applicable shares except to the extent of their actual pecuniary interest therein. The address for these entities and individuals is 1954 Greenspring Drive, Suite 600, Timonium, MD 21093.

(2)
Consists of (a) 193,592 shares of Class A common stock held by Lux Ventures V, L.P., (b) 16,630,411 shares of Class A common stock held by Lux Ventures IV, L.P., and (c) 1,827,971 shares of Class A common stock held by Lux Ventures IV, L.P. Lux Venture Partners V, LLC is the general partner of Lux Ventures V, L.P. and exercises voting and dispositive power over the shares noted herein held by Lux Ventures V, L.P. Lux Venture Partners IV, LLC is the general partner of Lux Ventures IV, L.P. and exercises voting and dispositive power over the shares noted herein held by Lux Ventures IV, L.P. Lux Co-Invest Partners, LLC is the general partner of Lux Co-Invest Opportunities, L.P. and exercises voting and dispositive power over the shares noted herein held by Lux Co-Invest Opportunities, L.P. Peter Hebert and Josh Wolf are the individual managing members of Lux Venture Partners V, LLC, Lux Venture Partners IV, LLC and Lux Co-Invest Partners, LLC (the “Individual Managers”). The Individual Managers, as the sole managers of Lux Venture Partners V, LLC, Lux Venture Partners IV, LLC and Lux Co-Invest Partners, LLC, may be deemed to share voting and dispositive power for the shares noted herein held by Lux Ventures V, L.P., Lux Ventures IV, L.P. and Lux Co-Invest Opportunities, L.P. Each of Lux Venture Partners V, LLC, Lux Venture Partners IV, LLC, Lux Co-Invest Partners, LLC and the Individual Managers separately disclaim beneficial ownership over the shares noted herein except to the extent of their pecuniary interest therein. The address for these entities and individuals is c/o Lux Capital Management, 920 Broadway, 11th Floor, New York, NY 10010.

(3)
All shares are held for convenience in the name of “KPCB Holdings, Inc., as nominee” for the accounts of such entities. Consists of 17,134,580 shares held by Kleiner Perkins Caufield & Byers XVI, LLC (“KPCB XVI”), 586,570 shares held by KPCB XVI Founders Fund, LLC (“XVI Founders”), 131,219 shares held by Kleiner Perkins Caufield & Byers XVII, LLC (“KPCB XVII”), and 4,296 shares held by KPCB XVII Founders Fund, LLC (“XVII Founders”). The managing member of KPCB XVI and XVI Founders is KPCB XVI Associates, LLC (“KPCB XVI Associates”). Beth Seidenberg, L. John Doerr, Randy Komisar, Theodore E. Schlein and Wen Hsieh, the managing members of KPCB XVI Associates, exercise shared voting and dispositive control over the shares held by KPCB XVI and XVI Founders. Such managing members disclaim beneficial ownership of all shares held by KPCB XVI and XVI Founders except to the extent of their pecuniary interest therein. The managing member of KPCB XVII and XVII Founders is KPCB XVII Associates, LLC (“KPCB XVII Associates”). Beth Seidenberg, Ilya Fushman, Mamoon Hamid, Theodore E. Schlein and Wen Hsieh, the managing members of KPCB XVII Associates, exercise shared voting and dispositive control over the shares held by KPCB XVII and XVII Founders. Such managing members disclaim beneficial ownership of all shares held by KPCB XVII and XVII Founders except to the extent of their pecuniary interest therein. The principal business address for all entities and individuals affiliated with Kleiner Perkins Caufield & Byers is c/o Kleiner Perkins Caufield & Byers, LLC, 2750 Sand Hill Road, Menlo Park, CA 94025.

(4)
Consists of (a) 2,332,177 shares of Class A common stock held by GV 2017, L.P., (b) 8,923,643 shares of Class A common stock held by GV 2016, L.P., and (c) 3,046,618 shares of Class A common stock held by GV 2017, L.P. GV 2017 GP, L.P. (the general partner of GV 2017, L.P.), GV 2017 GP, L.L.C. (the general partner of GV 2017 GP, L.P.), Alphabet Holdings LLC (the sole member of GV 2017 GP, L.L.C.), XXVI Holdings Inc. (the managing member of Alphabet Holdings LLC), and Alphabet Inc. (the sole stockholder of XXVI Holdings Inc.) may each be deemed to have sole power to vote or dispose of the shares held directly by GV 2017, L.P. GV 2016 GP, L.P. (the general partner of GV 2016, L.P.), GV 2016 GP, L.L.C. (the general partner of GV 2016 GP, L.P.), Alphabet Holdings LLC (the sole member of GV 2016 GP, L.L.C.), XXVI Holdings Inc. (the managing member of Alphabet Holdings LLC), and Alphabet Inc. (the sole stockholder of XXVI Holdings Inc.) may each be deemed to have sole power to vote or dispose of the shares held directly by GV 2016, L.P. GV 2019 GP, L.P. (the general partner of GV 2019, L.P.), GV 2019 GP, L.L.C. (the general partner of GV 2019 GP, L.P.), Alphabet Holdings LLC (the sole member of GV 2019 GP, L.L.C.), XXVI Holdings Inc. (the managing member of Alphabet Holdings LLC), and Alphabet Inc. (the sole stockholder of XXVI Holdings Inc.) may each be deemed to have sole power to vote or dispose of the shares held directly by GV 2019, L.P. The principal mailing address for each of GV 2016, L.P., GV 2016 GP, L.P., GV 2016 GP, L.L.C, GV 2017, L.P., GV 2017 GP, L.P., GV 2017 GP, L.L.C, GV 2019, L.P., GV 2019 GP, L.P., GV 2019 GP, L.L.C., Alphabet Holdings LLC, XXVI Holdings Inc., and Alphabet Inc. is 1600 Amphitheatre Parkway, Mountain View, CA 94043.

(5)
Consists of (a) 20,095,149 shares of Class A common stock held directly by Mr. Fulop, (b) 628,927 shares of Class A common stock held by Bluebird Trust, (c) 628,927 shares of Class A common stock held by Khaki Campbell Trust, and (d) 628,927 shares of Class A common stock held by Red Tailed Hawk Trust. The trustee of the Bluebird Trust, Khaki Campbell Trust and Red Tailed Hawk Trust is Steve Papa. Voting and investment power over the shares held of record by the trusts is exercised by Mr. Fulop and his wife.

(6)
Consists of shares of Class A common stock subject to options held by Mr. Billow that are exercisable within 60 days of December 31, 2020.

(7)
Consists of Class A common stock subject to options held by Ms. Linardos that are exercisable within 60 days of December 31, 2020.

(8)
Consists of (i) 7,403,750 shares of Class A common stock and (ii) 10,003,000 shares of Class A common stock subject to warrants held by the Sponsor. Robin Trine Holdings, LLC (“RTH”) and HPS Investment Partners, LLC (“HPS”) are the members of the Sponsor, and as such each of HPS and RTH has appointed a member to the board of the Sponsor, which board has voting and investment discretion with respect to the shares of Class A common stock held of record by the Sponsor. Mr. Hindery is the managing member of RTH. Based on the foregoing, Mr. Hindery, RTH and HPS may be deemed to have shared beneficial ownership of shares held directly by the Sponsor. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The business address of Mr. Hindery and RTH is 405 Lexington Avenue, 48th Floor, New York, New York 10174. The business address of HPS is 40 West 57th Street, 33rd Floor, New York, NY 10019.

(9)
Consists of (a) 39,256 shares of Class A common stock and (b) 219,819 shares of Class A common stock subject to options held by Mr. Immelt that are exercisable within 60 days of December 31, 2020.

(10)
Consists of (i) 49,562,430 shares of Class A common stock, (ii) 1,820,821 shares of Class A common stock subject to options that are exercisable within 60 days of December 31, 2020 and (iii) 10,003,000 shares of Class A common stock subject to warrants.

SELLING SECURITYHOLDERS
The Selling Securityholders listed in the table below may from time to time offer and sell any or all of the shares of Class A common stock set forth below pursuant to this prospectus. When we refer to the “Selling Securityholders” in this prospectus, we refer to the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold any of the Selling Securityholders’ interest in the shares of Class A common stock after the date of this prospectus.
The following table sets forth information concerning the shares of Class A common stock that may be offered from time to time by each Selling Securityholder. The number of shares beneficially owned by each Selling Securityholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. Percentage ownership is based on 226,704,981 shares of Class A common stock outstanding as of December 31, 2020. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of Class A common stock subject to options, warrants or other rights held by such person that are currently exercisable or will become exercisable within 60 days of December 31, 2020 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Unless noted otherwise, the address of all listed Selling Securityholders is c/o Desktop Metal, Inc., 63 3rd Avenue, Burlington, Massachusetts 01803. Each of the Selling Securityholders listed has sole voting and investment power with respect to the shares beneficially owned by the Selling Securityholder unless noted otherwise, subject to community property laws where applicable.
The following table sets forth certain information provided by or on behalf of the Selling Securityholders concerning the Class A common stock that may be offered from time to time by each Selling Securityholder pursuant to this prospectus. The Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. Any changed or new information given to us by the Selling Securityholders, including regarding the identity of, and the securities held by, each Selling Securityholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary. A Selling Securityholder may sell all, some or none of such securities in this offering. See “Plan of Distribution.”
The following selling securityholders have held a position or with us since our inception in September 26, 2018. Ric Fulop is our Chief Executive Officer and the Chairman of our Board of Directors. Jeffrey Immelt is a member of our Board of Directors. Leo Hindery, Jr. is a member of our Board of Directors and was the Chairman and our Chief Executive Officer until the Business Combination. M. Ian G. Gilchrist was a member of our Board of Directors and our President until the Business Combination. Mark J. Coleman was Executive Vice President and General Counsel until the Business Combination. Pierre M. Henry was our Chief Financial Officer and Executive Vice President of Development until the Business Combination. Josephine Linden, Marc Nathanson, Kent R. Sander, and Abbas Zuaiter were members of our Board of Directors until the Business Combination.
	Shares Beneficially Owned Prior to Offering		Number of Shares Being Offered	Shares Beneficially Owned After the Offering
Name of Selling Stockholder	Number	Percentage		Number	Percentage
40 North Ventures LP(1)	2,483,140	1.10%	2,483,140	—	—%
Abbas F. Zuaiter	25,000	*	25,000	—	—
Ali El-Siblani(2)	12,500,000	5.23%	12,500,000	—	—
Alyeska Master Fund 3, LP(3)	7,175	*	4,000	3,175	*
Alyeska Master Fund, LP(3)	892,825	*	496,000	396,825	*
Andrew H. Palmer	57,204	*	57,204	—	—
Banque Pictet & Cie S.A. acting as nominee on behalf of clients(4)	300,000	*	300,000	—	—
BAR Holdings, LLC(5)	200,000	*	200,000	—	—
Baron Growth Fund(6)	1,275,000	*	1,275,000	—	—

	Shares Beneficially Owned Prior to Offering		Number of Shares Being Offered	Shares Beneficially Owned After the Offering
Name of Selling Stockholder	Number	Percentage		Number	Percentage
Baron Opportunity Fund(6)	500,000	*	500,000	—	—
Best View Enterprises Limited(7)	200,000	*	200,000	—	—
Blue Ridge Private Holdings, LLC(8)	1,000,000	*	1,000,000	—	—
Bluebird Trust(9)	628,927	*	628,927	—	—
BMW i Ventures SCS SICAV-RAIF(10)	356,946	*	356,946	—	—
Brian L. Spector 2004 Revocable Trust	25,000	*	25,000	—	—
Brian White	100,000	*	100,000	—	—
Carmichael Roberts	57,204	*	57,204	—	—
ChaChaCha 2019 Trust DTD 9/20/2019	1,000,000	*	1,000,000	—	—
Charles Clarvit	100,000	*	100,000	—	—
CRA Fund II LLC(11)	175,000	*	175,000	—	—
Crashfund, LLC(12)	57,204	*	57,204	—	—
Crocker Mountain LLC(13)	50,000	*	50,000	—	—
D.E. Shaw Oculus Portfolios, L.L.C.(14)	268,750	*	268,750	—	—
D.E. Shaw Valence Portfolios, L.L.C.(14)	806,250	*	806,250	—	—
Daniel Wagner	27,399	*	27,399	—	—
Data Collective III, L.P.(15)	811,114	*	811,114	—	—
DCVC Opportunity Fund II, L.P.(16)	777,623	*	777,623	—	—
Devery Doleman	207,055	*	207,055	—	—
Dowe Ventures LLC(17)	100,000	*	100,000	—	—
Dyal Capital Partners IV (B) LP(18)	750,000	*	750,000	—	—
Elizabeth Hitchcock	57,204	*	57,204	—	—
Emes PE, LLC(19)	500,000	*	500,000	—	—
Entrepreneur America Mentors, LLC(20)	1,436,657	*	1,436,657	—	—
Ford Motor Company(21)	4,277,172	1.89%	4,277,172	—	—
Founder Collective Entrepreneurs’ Fund II, L.P.(22)	57,204	*	57,204	—	—
Founder Collective II, L.P.(22)	514,829	*	514,829	—	—
Founding Pillar Fund, LLC(23)	3,050	*	3,050	—	—
FTF Diversified Holdings, LP(24)	200,000	*	200,000	—	—
Gabriel Wagner	27,399	*	27,399	—	—
GAFLP II, Ltd.(25)	50,000	*	50,000	—	—
Greek Associates(26)	300,000	*	300,000	—	—
GRIDS Ventures Fund II LTD(27)	100,000	*	100,000	—	—
GV 2016, L.P.(28)	8,923,643	3.94%	8,923,643	—	—
GV 2017, L.P.(28)	2,332,177	1.03%	2,332,177	—	—
GV 2019, L.P.(28)	3,046,618	1.34%	3,046,618	—	—
Helen Frances Liang	50,000	*	50,000	—	—
Highbridge Capital Management, LLC as the trading Manager for Highbridge Tactical Credit Master Fund, LP(29)	2,178,076	*	850,000	1,328,076	*
Home Technology Ventures I, LLC(30)	642,091	*	642,091	—	—
HPS Investment Partners, LLC(31)	8,529,308	3.76%	8,529,308	—	—
HPS Partners Holdings II, LLC(31)	200,000	*	200,000	—	—
Hubbard Street Ventures LLC(32)	50,000	*	50,000	—	—

	Shares Beneficially Owned Prior to Offering		Number of Shares Being Offered	Shares Beneficially Owned After the Offering
Name of Selling Stockholder	Number	Percentage		Number	Percentage
InvestCo 777, LLC (33)	400,000	*	400,000	—	—
James Goldstein	10,000	*	10,000	—	—
James P. Rosenfield 1995 Trust	50,000	*	50,000	—	—
Jeff Fagnan	28,602	*	28,602	—	—
Jeffrey Brian Straubel	1,000,000	*	1,000,000	—	—
Jeffrey R. Immelt(34)	307,923	*	39,256	268,667	*
Jitendra Saxena	25,000	*	25,000	—	—
John H. Chory	4,000	*	4,000	—	—
Josephine Linden	25,000	*	25,000	—	—
KDT Desktop Metal Holdings, LLC(35)	9,384,282	4.14%	9,384,282	—	—
Kenneth A. Bronfin and Sarina M. Bronfin	7,500	*	7,500	—	—
Kenneth W. Lang Revocable Trust	30,000	*	30,000	—	—
Kent R. Sander	25,000	*	25,000	—	—
Khaki Campbell Trust(9)	628,927	*	628,927	—	—
KPCB Holdings, Inc., as nominee(36)	17,856,665	7.88%	17,856,665	—	—
LAUNCH Fund I, LP(37)	57,204	*	57,204	—	—
Lawrence D. Kingsley	20,000	*	20,000	—	—
Lawry Family 2012 Trust	25,000	*	25,000	—	—
Leo Hindery, Jr.	4,254,097	1.88%	4,254,097	—	—
Leon Wagner	493,185	*	493,185	—	—
Lux Co-Invest Opportunities, LP(38)	1,827,917	*	1,827,917	—	—
Lux Ventures IV, LP(38)	16,630,411	7.34%	16,630,411	—	—
LVIP Baron Growth Opportunities Fund(6)	135,000	*	135,000	—	—
Magmanor, LLC(39)	57,204	*	57,204	—	—
Malcolm Ian Grant Gilchrist	682,451	*	682,451	—	—
Marc Nathanson	25,000	*	25,000	—	—
Mark J. Coleman	1,573,613	*	1,573,613	—	—
Media Backwards, LLC(40)	165,643	*	165,643	—	—
Meyer Malka	25,000	*	25,000	—	—
Michael L. Volpe	57,204	*	57,204	—	—
Miller Opportunity Trust, a Series of Trust for Advised Portfolios(41)	7,902,073	3.49%	6,000,000	1,902,073	*
Moonrise Venture Partners I LP(42)	285,144	*	285,144	—	—
Museum Associates dba Los Angeles County Museum of Art(43)	100,000	*	100,000	—	—
NEA Ventures 2015, L.P.(44)	17,161	*	17,161	—	—
New Enterprise Associates 15, L.P.(44)	28,263,413	12.47%	28,263,413	—	—
OM Venture Partners, LLC(45)	150,000	*	150,000	—	—
Panasonic Ventures, LLC(46)	622,098	*	622,098	—	—
Pardeep Kohli	7,500	*	7,500	—	—
Paresh Patel	100,000	*	100,000	—	—
Patient Partners, LP(47)	120,000	*	120,000	—	—
Patni Holdings, LLC(48)	25,000	*	25,000	—	—

	Shares Beneficially Owned Prior to Offering		Number of Shares Being Offered	Shares Beneficially Owned After the Offering
Name of Selling Stockholder	Number	Percentage		Number	Percentage
Philip Liang	16,000	*	16,000	—	—
Pierre Michel Henry	496,931	*	496,931	—	—
Pillar I, L.P. (23)	100,560	*	100,560	—	—
Pitrizza, LLC(49)	547,983	*	547,983	—	—
Plum Bush Private LLC(50)	100,000	*	100,000
Red Tailed Hawk Trust(9)	628,927	*	628,927	—	—
Ric Fulop(9)	20,095,149	8.86%	20,095,149	—	—
Ryan Maierson	4,000	*	4,000	—	—
Rich D’Amore	57,204	*	57,204	—	—
Riot Ventures Opportunity II-A, L.P.(51)	1,096,782	*	1,096,782	—	—
Riot Ventures Opportunity II-B, LLC(51)	73,119	*	73,119	—	—
Riot Ventures Opportunity P, LLC(51)	48,746	*	48,746	—	—
Robert M. Blanck, Jr.	16,000	*	16,000	—	—
SAEV Guernsey Holdings Limited(52)	2,150,388	*	2,150,388	—	—
SCGC Capital Holding Company Limited(53)	1,556,367	*	1,556,367	—	—
Scopus Fund Ltd(54)	30,400	*	30,400	—	—
Scopus Partners II, L.P.(54)	85,580	*	85,580	—	—
Scopus Partners, L.P.(54)	55,880	*	55,880	—	—
Scopus Vista Fund Ltd(54)	47,740	*	47,740	—	—
Scopus Vista Partners, L.P.(54)	780,400	*	780,400	—	—
Seth W. Lawry 1999 Trust	25,000	*	25,000	—	—
Staggs Trust	100,000	*	100,000	—	—
Stanley N. Lapidus	1,000	*	1,000	—	—
Sun Hung Kai Strategic Capital Limited(55)	500,000	*	500,000	—	—
Susan L. Mazur	4,000	*	4,000	—	—
Tech Opportunities LLC(56)	1,068,845	*	900,000	168,845	*
The Assaf Family Trust dtd 3/24/05	100,000	*	100,000	—	—
The Northern Trust Company (ABN 62 126 279 918) in its capacity as custodian for the Future Fund Investment Company No.4 Pty Ltd(57)	11,198,714	4.94%	11,198,714	—	—
The Scott B. Kapnick 2016 Revocable Trust	550,000	*	550,000	—	—
Theo Lubke and Anne-Marie Kim	2,500	*	2,500	—	—
Trently Holdings, LLC(58)	400,000	*	400,000	—	—
Tyche Partners II, L.P.(57)	365,594	*	365,594	—	—
Tyche Partners, L.P.(57)	2,456,175	1.08%	2,456,175	—	—
V.F. & A.L. Goldstein 2012 Family Trust	10,000	*	10,000	—	—
Vertex Ventures US Fund I, L.P.(58)	427,717	*	427,717	—	—
Vipul Shah	10,000	*	10,000	—	—
VY Baron Growth Portfolio(6)	90,000	*	90,000	—	—
William H. Miller III Living Trust Dated April 17, 2017, as amended	2,003,500	*	1,000,000	1,003,500	*

	Shares Beneficially Owned Prior to Offering		Number of Shares Being Offered	Shares Beneficially Owned After the Offering
Name of Selling Stockholder	Number	Percentage		Number	Percentage
WO Select Investments, LLC(61)	250,000	*	250,000	—	—
XN Exponent Master Fund LP(62)	3,000,000	1.32%	3,000,000	—	—
Yves A. Behar	114,395	*	114,395	—	—
Zuaiter Capital Holdings, LLC(63)	401,686	*	401,686	—	—

*
less than 1%

(1)
The controlling entity of 40 North Ventures LP is 40 North VC GP LLC. The managers (controlling persons) of 40 North VC GP LLC are David S. Winter and David J. Millstone. The principal business address is c/o 40 North Management LLC, 9 West 57th Street, 46th Floor, New York, NY 10019.

(2)
Consists of 12,500,000 shares of Class A common stock that may be issued to Mr. El-Siblani as consideration pursuant to the envisionTEC Merger Agreement upon the closing of the envisionTEC Acquisition. The number of shares actually issued to Mr. El-Siblani upon the closing of the envisionTEC Acquisition will be determined by dividing $150 million by the average volume-weighted trading price on the New York Stock Exchange for one share of our Class A common stock for the ten full trading days ending on and including the full trading day two days prior to the closing of the envisionTEC Acquisition, subject to a customary collar that allows for adjustment if the 10-day closing price average is 10% greater or 10% less than the 10-day signing price average.

(3)
All holdings by entities associated with Alyeska Investment Group, L.P. consist of (a) 7,175 shares of Class A common stock held by Alyeska Master Fund 3, LP and (b) 892,825 shares of Class A common Stock held by Alyeska Master Fund, LP. Alyeska Investment Group, L.P., the investment manager of the Alyeska Master Fund, LP and Alyeska Master Fund 3, LP has voting and investment control of the shares held by the Selling Securityholder. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The principal business address is 77 W. Wacker, Suite 700, Chicago, IL 60601.

(4)
The principal business address of Banquet Picket & Cie S.A. acting as nominee on behalf of clients is Route des Acacias 60, 1227 Carouge, Geneva, Switzerland.

(5)
The Member of BAR Holdings, LLC is Bennett Rosenthal and the principal business address is 2000 Avenue of the Stars, 12th Floor, Los Angeles, CA 90067.

(6)
All holdings by entities associated with the Baron entities consist of (a) 1,275,000 shares of Class A common stock held directly by Baron Growth Fund, (b) 500,000 Class A common stock held directly by Baron Opportunity Fund (c) 135,000 Class A common stock held directly by LVIP Baron Growth Opportunities Fund, and (d) 90,000 Class A common shares held by VY Baron Growth Portfolio. Ronald Baron has voting and/or investment control over the shares held by Baron Growth Fund and Baron Opportunity Fund. Mr. Baron disclaims beneficial ownership of the shares. The principal business address of Baron Growth Fund and Baron Opportunity Fund is 767 Fifth Avenue, 48th Floor, New York, NY 10153.

(7)
Best View Enterprises Limited is controlled by Jason So and the principal business address is 32/F, New World Tower 1, 18 Queen’s Road Central, Hong Kong.

(8)
The principal business address of Blue Ridge Private Holdings, LLC is 660 Madison Avenue, 20th Floor, New York, NY 10065.

(9)
Consists of (a) 20,095,149 shares of Class A common stock held directly by Mr. Fulop, (b) 628,927 shares of Class A common stock held by Bluebird Trust, (c) 628,927 shares of Class A common stock held by Khaki Campbell Trust, and (d) 628,927 shares of Class A common stock held by Red Tailed Hawk Trust. The trustee of the Bluebird Trust, Khaki Campbell Trust and Red Tailed Hawk Trust is Steve Papa. Voting and investment power over the shares held of record by the trusts is exercised by Mr. Fulop and his wife.

(10)
The principal business address is 5 Heienhaff Street, Senningerberg, Luxemburg L-1736.

(11)
The following individuals may be deemed to be beneficial owners of the shares held by CRA

Fund II LLC: Gideon Argov, Michael C. Ascione Revocable Trust, Garth H. Greimann Revocable Trust, Lawrence S. Hamelsky Revocable Trust, Ross M. Jones Revocable Trust, The David Randolph Peeler Trust — 2001 and Robert J. Small Revocable Trust. The principal business address of CRA Fund II LLC is c/o Berkshire Partners LLC, 200 Clarendon Street, 35th Floor, Boston, MA 02116.
(12)
The Managers of Crashfund, LLC are Jeff Seibert and Wayne Chang and the principal office address is 509 Avila Road, San Mateo, CA 94402.

(13)
The Managing Member of Crocker Mountain LLC is Jeremy M. Sclar and the address is 33 Boylston Street, Suite 3000, Chestnut Hill, MA 02467.

(14)
D.E. Shaw Oculus Portfolios, L.L.C. directly holds 268,750 shares of Class A common stock and D.E. Shaw Valence Portfolios, L.L.C. directly holds 806,250 shares of Class A common stock. D. E. Shaw & Co., L.P. (“DESCO LP”), as the investment adviser of D. E. Shaw Oculus Portfolios, L.L.C., may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. D. E. Shaw & Co., L.L.C. (“DESCO LLC”), as the manager of D. E. Shaw Oculus Portfolios, L.L.C., may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. Julius Gaudio, Maximilian Stone, and Eric Wepsic, or their designees, exercise voting and investment control over the Subject Shares on DESCO LP’s and DESCO LLC’s behalf. D. E. Shaw & Co., Inc. (“DESCO Inc.”), as general partner of DESCO LP, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. D. E. Shaw & Co. II, Inc. (“DESCO II Inc.”), as managing member of DESCO LLC, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. None of DESCO LP, DESCO LLC, DESCO Inc., or DESCO II Inc. owns any shares of the Company directly, and each such entity disclaims beneficial ownership of the Subject Shares. David E. Shaw does not own any shares of the Company directly. By virtue of David E. Shaw’s position as President and sole shareholder of DESCO Inc., which is the general partner of DESCO LP, and by virtue of David E. Shaw’s position as President and sole shareholder of DESCO II Inc., which is the managing member of DESCO LLC, David E. Shaw may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares and, therefore, David E. Shaw may be deemed to be the beneficial owner of the Subject Shares. David E. Shaw disclaims beneficial ownership of the Subject Shares. The principal business address is 1166 Avenue of Americas, 9th Floor, New York, NY 10036.

(15)
The principal business address of Data Collective III, L.P. is 270 University Avenue, Palo Alto, CA 94301.

(16)
The shares are held directly by DCVC Opportunity Fund II, L.P. (DCVC LP) on behalf of itself and as nominee for certain affiliated entities. DCVC Opportunity Fund II GP, LLC is the General Partner of DCVC LP. The principal business address is 270 University Avenue, Palo Alto, CA 94301.

(17)
Douglas K. Atamian is the Manager of Dowe Ventures LLC and the principal business address is 140 Morgan Drive, Norwood, MA, 02062.

(18)
The General Partner of Dyal Capital Partners IV (B) LP is NB Dyal Associates IV LP. NBSH Acquisition, LLC is the Manager of Neuberger Berman Group LLC, which is the General Partner of NB Alternatives Holdings LLC, which is the Manager of NB Alternatives GP Holdings LLC, which in turn is the Manager of NB Dyal GP Holdings LLC, which in turn is the Manager of NB Dyal Associates IV LP. The principal business address is 1209 Avenue of the Americas, 24th Floor, New York, NY 10104.

(19)
Sawdust Investment Management Corp is Manager of Emes PE, LLC. The principal business address is 30 S. Wacker Drive, Suite 2500, Chicago, IL 60606.

(20)
Robert Ryan and Theresa Ryan are deemed to beneficially own the shares of Class A common stock held by Entrepreneur America Mentors, LLC. The principal business address is 13 Orion Belt Way, Hamilton, MT 59840.

(21)
The principal business address for Ford Motor Company is One American Road, Dearborn, MI 48126.

(22)
The General Partner of the entities affiliated with Founder Collective is Founder Collective GP II, LLC. Founder Collective GP II, LLC, and its three managing members, may be deemed to have beneficial ownership over Founder Collective Entrepreneurs’ Fund II, L.P. and Founder Collective II, L.P. The principal business address is 1 Mifflin Place, Suite 300, Cambridge, MA 02138.
(23)
Pillar I GP, LLC is the general partner and controlling entity of Pillar I, L.P. and the managing member with indirect voting or investment power of Founding Pillar Fund, LLC. Jamie Goldstein and Russ Wilcox control Pillar I GP, LLC. The principal business address is 207 South Street, 5th Floor, Boston, MA 02111.

(24)
Danielle Lambert and Anthony Fadell are the trustees of Fund the Future Trust, the sole limited partner of FTF Diversified Holdings, LP. The principal business address is 121 Alhambra Plaza, Suite 1202, Coral Gables, FL 33134.

(25)
The principal business address of GAFLP II, Ltd. is 1900 Scenic Drive, Austin, TX 78703.

(26)
The principal business address of Greek Associates is 16130 Ventura Boulevard, Suite 320, Encino, CA 91436.

(27)
The principal business address of GRIDS Ventures Fund II LTD is Av. Brigadeiro Faria Lima, 2277 — cj 1703, Sao Paulo — SP — Brazil — 01452-000.

(28)
All holdings by entities associated with Google Ventures consist of (a) 2,332,177 shares of Class A common stock held by GV 2017, L.P., (b) 8,923,643 shares of Class A common stock held by GV 2016, L.P., and (c) 3,046,618 shares of Class A common stock held by GV 2017, L.P. GV 2017 GP, L.P. (the general partner of GV 2017, L.P.), GV 2017 GP, L.L.C. (the general partner of GV 2017 GP, L.P.), Alphabet Holdings LLC (the sole member of GV 2017 GP, L.L.C.), XXVI Holdings Inc. (the managing member of Alphabet Holdings LLC), and Alphabet Inc. (the sole stockholder of XXVI Holdings Inc.) may each be deemed to have sole power to vote or dispose of the shares held directly by GV 2017, L.P. GV 2016 GP, L.P. (the general partner of GV 2016, L.P.), GV 2016 GP, L.L.C. (the general partner of GV 2016 GP, L.P.), Alphabet Holdings LLC (the sole member of GV 2016 GP, L.L.C.), XXVI Holdings Inc. (the managing member of Alphabet Holdings LLC), and Alphabet Inc. (the sole stockholder of XXVI Holdings Inc.) may each be deemed to have sole power to vote or dispose of the shares held directly by GV 2016, L.P. GV 2019 GP, L.P. (the general partner of GV 2019, L.P.), GV 2019 GP, L.L.C. (the general partner of GV 2019 GP, L.P.), Alphabet Holdings LLC (the sole member of GV 2019 GP, L.L.C.), XXVI Holdings Inc. (the managing member of Alphabet Holdings LLC), and Alphabet Inc. (the sole stockholder of XXVI Holdings Inc.) may each be deemed to have sole power to vote or dispose of the shares held directly by GV 2019, L.P. The principal mailing address for each of GV 2016, L.P., GV 2016 GP, L.P., GV 2016 GP, L.L.C, GV 2017, L.P., GV 2017 GP, L.P., GV 2017 GP, L.L.C, GV 2019, L.P., GV 2019 GP, L.P., GV 2019 GP, L.L.C., Alphabet Holdings LLC, XXVI Holdings Inc., and Alphabet Inc. is 1600 Amphitheatre Parkway, Mountain View, CA 94043.

(29)
Highbridge Tactical Credit Master Fund, L.P. (“TCF”) the “Highbridge Fund” beneficially holds 2,178,076 Class A common shares which includes 1,243,091 Class A common shares underlying warrants. Highbridge Capital Management, LLC (“HCM”), the trading manager of the Highbridge Fund, may be deemed to be the beneficial owner of the shares held by the Highbridge Fund. Jonathan Segal and Jason Hempel are responsible for the investment and voting decisions made by HCM with respect to the shares held by TCF. The Highbridge Fund and the foregoing individuals disclaim any beneficial ownership of these shares. The business address of HCM and the Highbridge Fund is 277 Park Avenue, 23rd Floor, New York, NY 10172.

(30)
The controlling entity of Home Technology Ventures I, LLC is Home Technology Ventures Management, LLC, and the manager is Christopher Langford. The principal business address is 2049 Solway Lane, Charlotte, NC 28269.

(31)
Scott B. Kapnick is the manager of HPS Investment Partners, LLC and HPS Partners Holdings, LLC. Their principal business address is 40 West 57th Street, 33rd Floor, New York, NY 10019.

(32)
Erik Jarnryd is the manager of Hubbard Street Ventures LLC and the principal business address is 61 Hubbard Street, Concord, MA 01742.

(33)
Eric L. Smidt is the manager of InvestCo 777, LLC and the principal business address is 26541 Agoura Road, Suiteusb 101, Calabasas, CA 91302.

(34)
Consists of (a) 39,256 shares of Class A common stock and (b) 219,819 shares of Class A common stock subject to options held by Mr. Immelt that are exercisable within 60 days of December 31, 2020.

(35)
The managing director of KDT Desktop Metal Holdings, LLC is Byron Knight, and the principal business address is 4111 E. 37th Street N., Wichita, Kansas 67220.

(36)
All shares are held for convenience in the name of “KPCB Holdings, Inc., as nominee” for the accounts of such entities. Consists of 17,134,580 shares held by Kleiner Perkins Caufield & Byers XVI, LLC (“KPCB XVI”), 586,570 shares held by KPCB XVI Founders Fund, LLC (“XVI Founders”), 131,219 shares held by Kleiner Perkins Caufield & Byers XVII, LLC (“KPCB XVII”), and 4,296 shares held by KPCB XVII Founders Fund, LLC (“XVII Founders”). The managing member of KPCB XVI and XVI Founders is KPCB XVI Associates, LLC (“KPCB XVI Associates”). Beth Seidenberg, L. John Doerr, Randy Komisar, Theodore E. Schlein and Wen Hsieh, the managing members of KPCB XVI Associates, exercise shared voting and dispositive control over the shares held by KPCB XVI and XVI Founders. Such managing members disclaim beneficial ownership of all shares held by KPCB XVI and XVI Founders except to the extent of their pecuniary interest therein. The managing member of KPCB XVII and XVII Founders is KPCB XVII Associates, LLC (“KPCB XVII Associates”). Beth Seidenberg, Ilya Fushman, Mamoon Hamid, Theodore E. Schlein and Wen Hsieh, the managing members of KPCB XVII Associates, exercise shared voting and dispositive control over the shares held by KPCB XVII and XVII Founders. Such managing members disclaim beneficial ownership of all shares held by KPCB XVII and XVII Founders except to the extent of their pecuniary interest therein. The principal business address for all entities and individuals affiliated with Kleiner Perkins Caufield & Byers is c/o Kleiner Perkins Caufield & Byers, LLC, 2750 Sand Hill Road, Menlo Park, CA 94025. Wen Hsieh is a member of our Board of Directors.

(37)
The shares are held directly by LAUNCH Fund I, LP. Jason Calacanis is the General Partner and maintains a principal business address at 767 Bryant Street, #203, San Francisco, CA 94107.

(38)
All holdings by entities associated with Lux Ventures consist of (a) 193,592 shares of Class A common stock held by Lux Ventures V, LP, (b) 16,630,411 shares of Class A common stock held by Lux Ventures IV, LP, and (c) 1,827,971 shares of Class A common stock held by Lux Ventures IV, LP. Lux Venture Partners V, LLC is the general partner of Lux Ventures V, LP and exercises voting and dispositive power over the shares noted herein held by Lux Ventures V, LP. Lux Venture Partners IV, LLC is the general partner of Lux Ventures IV, LP and exercises voting and dispositive power over the shares noted herein held by Lux Ventures IV, LP. Lux Co-Invest Partners, LLC is the general partner of Lux Co-Invest Opportunities, LP and exercises voting and dispositive power over the shares noted herein held by Lux Co-Invest Opportunities, LP. Peter Hebert and Josh Wolf are the individual managing members of Lux Venture Partners V, LLC, Lux Venture Partners IV, LLC and Lux Co-Invest Partners, LLC (the “Individual Managers”). The Individual Managers, as the sole managers of Lux Venture Partners V, LLC, Lux Venture Partners IV, LLC and Lux Co-Invest Partners, LLC, may be deemed to share voting and dispositive power for the shares noted herein held by Lux Ventures V, LP, Lux Ventures IV, LP and Lux Co-Invest Opportunities, LP. Each of Lux Venture Partners V, LLC, Lux Venture Partners IV, LLC, Lux Co-Invest Partners, LLC and the Individual Managers separately disclaim beneficial ownership over the shares noted herein except to the extent of their pecuniary interest therein. The address for these entities and individuals is c/o Lux Capital Management, 920 Broadway, 11th Floor, New York, NY 10010.

(39)
The shares are held directly by Magmanor, LLC. SC US SSF 2013 (TTGP), L.L.C. is the general partner of SC U.S. Scout Seed Fund 2013 Management, L.P., which is the general partner of Sequoia Capital U.S. Scout Seed Fund 2013, L.P., which is the sole member of Sequoia Capital U.S. Scout Fund III, L.L.C., which is the sole member of Magmanor, LLC. The principal business address of all entities is 2800 Sand Hill Road, Suite 101, Menlo Park, CA 94025.

(40)
Lawrence Aidem is the controlling person of Media Backwards, LLC and its principal business address is 250 W. 94th Street, #8a, New York, NY 10025.

(41)
All holdings by entities associated with Miller Value Partners consists of (i) 7,902,073 Class A common shares held by Miller Opportunity Trust, A Series of Trust for Advised Portfolios (MOT) and (ii) 2,003,500 Class A common shares held by William H. Miller III Living Trust Dated April 17, 2017 (WHM). Miller Value Partners, LLC (MVP) is the Investment Manager of MOT and WHM, is the Control Person of MVP. MVP and WHM may be deemed to be the beneficial owner of the shares held by MOT. The principal business address is c/o Miller Value Partners, One South Street, Suite 2550, Baltimore, MD 21202.

(42)
The shares are held directly by Moonrise Venture Partners I LP. Donald T. Pacal is the Managing Member of Moonrise Lunar Management LLC which is the general partner of Moonrise Venture Partners GP I LLC which is the general partner of Moonrise Venture Partners I LP. The principal business address is 268 Mason Street, Greenwich, CT 06830.

(43)
The shares are held directly by Museum Associates dba Los Angeles County museum of Art. The principal business address is 5905 Wilshire Boulevard, Los Angeles, CA 90036.

(44)
Consists of (a) 135,514 shares of Class A common stock held by NEA Seed IV, LLC (Seed), (b) 17,161 shares of Class A common stock held by NEA Ventures 2015, L.P. (Ven 2015), and (c) 28,263,413 shares of Class A common stock held by New Enterprise Associates 15, L.P. (NEA 15). The securities directly held by NEA 15 are indirectly held by NEA Partners 15, L.P. (Partners 15), which is the sole general partner of NEA 15; NEA 15 GP, LLC (NEA 15 LLC), which is the sole general partner of Partners 15; and each of the individual managers of NEA 15 LLC. The individual Managers of NEA 15 LLC (the NEA 15 Managers) are Forest Baskett, Anthony A. Florence, Mohamad Makhzoumi, Joshua Makower, Scott D. Sandell, and Peter Sonsini. NEA Partners 15, NEA 15 LLC, and the NEA 15 Managers share voting and dispositive power with regard to the shares owned directly by NEA 15. The securities directly held by Seed are indirectly held by New Enterprise Associates 16, L.P. (NEA 16), which is the sole member of Seed; NEA Partners 16, L.P. (Partners 16), which is the sole general partner of NEA 16; NEA 16 GP, LLC (NEA 16 LLC), which is the sole general partner of Partners 16; and each of the individual managers of NEA 16 LLC. The individual Managers of NEA 16 LLC (the NEA 16 Managers) are Forest Baskett, Ali Behbahani, Carmen Chang, Anthony A. Florence, Mohamad Makhzoumi, Joshua Makower, Scott D. Sandell, Paul Walker, and Peter Sonsini. NEA 16, NEA Partners 16, NEA 16 LLC, and the NEA 16 Managers share voting and dispositive power with regard to the shares owned directly by Seed. Karen P. Welsh, the general partner of Ven 2015, shares voting and dispositive power with regard to the shares owned directly by Ven 2015. All indirect holders of the above referenced shares disclaim beneficial ownership of all applicable shares except to the extent of their actual pecuniary interest therein. The address for these entities and individuals is 1954 Greenspring Drive, Suite 600, Timonium, MD 21093.

(45)
The shares are held directly by OM Venture Partners, LLC of which Jane Mendillo is the Manager. The principal business address is c/o Old Mountain Private Trust, Inc., 551 5th Avenue, Suite 2800, New York, NY 10176.

(46)
The principal business address for Panasonic Ventures, LLC is 205 Ravendale Dr., Mountain View, CA 94043.

(47)
Patient Capital Management, LLC is the Investment Manager of Patient Partners, LP and Samantha M. McLemore is the Control Person of Patient Capital Management, LLC. Patient Capital Management, LLC and Ms. McLemore may be deemed to be the beneficial owner of the shares held by Patient Partners, LP. The principal business address is c/o Miller Value Partners, One South Street, Suite 2550, Baltimore, MD 21202.

(48)
The shares are held directly by Patni Holdings, LLC. Anirudh Patni is the Manager of Patni Holdings, LLC. The principal business address is 1105 North Market Street, Suite 1300, Wilmington, DE 19801.

(49)
Pitrizza, LLC beneficially holds 547,983 Class A common shares which includes 326,107 Class A common shares underlying warrants. Jason Capone is the beneficial owner of Pitrizza, LLC and the principal business address is 200 Dorado Beach Drive, West Beach 3512, Dorado, Puerto Rico 00646.

(50)
David P. Fialkow is the beneficial owner of the shares held by Plum Bush Private LLC and its principal business address is 625 Main Street, Millis, MA 02054.

(51)
All holdings of entities affiliated with Riot Ventures consist of (i) 1,096,782 Class A common stock held directly by Riot Ventures Opportunity II-A, L.P.; (ii) 73,119 shares of Class A common stock held directly by Riot Ventures Opportunity II-B, LLC and (iii) 48,746 shares of Class A common stock held directly by Riot Ventures Opportunity P, LLC. Stephen Marcus is Managing Member of Riot Ventures Opportunity, GP I, LLC, which is the general partner of Riot Venture Opportunity II-A, LP. John C. Backus, Jr. is the Managing Member of PROOF GP, LLC, which is the Manager of Riot Ventures Opportunity II-B, LLC. The principal business address is 1113 Electric Avenue, Unit 1, Venice, CA 90291.

(52)
The controlling entity is Saudi Arabian Oil Company and the principal business address is Al Midra Tower, 11th Floor, West Wing, Dhahran, Saudi Arabia, Eastern Province, 31311.

(53)
The principal business address of SCGC Capital Holding Company Limited is Vista Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

(54)
All holdings by entities associated with Scopus Asset Management, L.P. consist of (a) 30,400 shares of Class A common stock held by Scopus Fund Ltd, (b) 55,880 shares of Class A common stock held by Scopus Partners, L.P., (c) 85,580 shares of Class A common stock held by Scopus Partners, L.P., (d) 47,740 shares of Class A common stock held by Scopus Partners, L.P. and (e) 780,400 shares of Class A common stock held by Scopus Vista Partners, L.P. Scopus Asset Management, L.P. is the investment Advisor for Scopus Partners, L.P., Scopus Partners II, L.P., Scopus Vista Partners, L.P., Scopus Fund Ltd, and Scopus Vista Fund Ltd. The business address for all entities is 717 Fifth Avenue, 21st Floor, New York, NY 10022.

(55)
The principal business address of Sun Hung Kai Strategic Capital Limited is 42/F, Lee Garden One, 33 Hysan Avenue, Causeway Bay, Hong Kong.

(56)
All holdings by entities associated with Tech Opportunities LLC consist of (a) 900,000 shares of Class A common stock held by Tech Opportunities LLC and (b) 168,845 warrants held by Hudson Bay Master Fund Ltd. Hudson Bay Capital Management LP, the investment manager of Tech Opportunities LLC, has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Tech Opportunities LLC and Sander Gerber disclaims beneficial ownership over these securities. The principal business address is 777 Third Avenue, 30th Floor, New York, NY 10017.

(57)
The Future Fund Investment Company No.4 Pty Ltd is a wholly owned subsidiary of the Future Fund Board of Guardians, which is an Australian statutory body corporate established pursuant to the Future Fund Act 2006 (Cth). The principal business address is Level 42, 120 Collins Street, Melbourne VIC 3000 Australia.

(58)
David B. Kaplan is the Manager of Trently Holdings, LLC and the principal business address is 2000 Avenue of the Stars, 12th Floor, Los Angeles, CA 90067.

(59)
All holdings by entities associated with Tyche Partners consist of (a) 2,456,175 shares of Class A common stock held by Tyche Partners, L.P. and (b) 365,594 shares of Class A common stock held by Tyche Partners II, L.P. The Managing Partner of Tyche Partners, L.P. and Tyche Partners II, L.P. is Weijie Yun. The business address of both entities is 2762 Ross Road, Palo Alto, CA 94303.

(60)
All shares are held directly by Vertex Ventures US Fund I, L.P. Jonathan Heiliger is the Manager of Vertex. The principal business address is 345 California Avenue, Palo Alto, CA 94301.

(61)
Aaron Wolfson is the manager of WO Select Investments, LLC and has sole voting and investment power over the shares. Mr. Wolfson disclaims any beneficial ownership except to the extent of his pecuniary interest. The principal business address is One State Street Plaza, Fl. 29, New York, NY 10004.

(62)
XN Exponent Advisors LLC serves as investment manager to XN Exponent Master Fund LP (the “Fund”) and has sole authority to make investment decisions and determine how to vote any securities held by the Fund. XN Exponent Advisors LLC is wholly owned by XN LP, a registered investment advisor. The general partner of XN LP is XN Management GP LLC, which is indirectly controlled by Gaurav Kapadia. The principal business address of the entities referenced herein is 412 West 15th Street, 13th Floor, New York, New York 10011.

(63)
Abbas F. Zuaiter is the Managing Member and beneficial owner of the shares held by Zuaiter Capital Holdings, LLC. The principal business address is 165 Mason Street, Greenwich, CT 06850.

DESCRIPTION OF CAPITAL STOCK
General
The following description summarizes some of the terms of our certificate of incorporation and bylaws and of the General Corporation Law of the State of Delaware. This description is summarized from, and qualified in its entirety by reference to, our certificate of incorporation and bylaws, each of which has been publicly filed with the SEC, as well as the relevant provisions of the DGCL.
Capital stock
Our authorized capital stock consists of 500,000,000 shares of Class A common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share. As of December 31, 2020, there were 226,704,981 shares of Class A common stock outstanding. No shares of preferred stock have been issued or are outstanding. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.
Class A Common Stock
Holders of shares of Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of Class A common stock do not have cumulative voting rights in the election of directors.
In the event of our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to any future holders of preferred stock having liquidation preferences, if any, the holders of Class A common stock will be entitled to receive pro rata our remaining assets available for distribution. Holders of Class A common stock do not have preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the Class A common stock. The rights, powers, preferences and privileges of holders of the Class A common stock are subject to those of the holders of any shares of preferred stock that the board of directors may authorize and issue in the future.
Preferred Stock
Under the terms of the certificate of incorporation, our board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, powers, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.
The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of the outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of Class A common stock by restricting dividends on the Class A common stock, diluting the voting power of the Class A common stock or subordinating the liquidation rights of the Class A common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the Class A common stock.
Redeemable Warrants
Public Stockholders’ Warrants
Each whole warrant entitles the registered holder to purchase one whole share of our Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination. Pursuant to the Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of shares of Class A common stock. This means that only a whole warrant may be exercised at any given time by a warrant holder. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.
We have agreed that as soon as practicable, but in no event later than 15 business days after the closing of the Business Combination, we will use our best efforts to file with the SEC a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the Warrant Agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.
Once the warrants become exercisable, we may call the warrants for redemption:
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in whole and not in part;

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at a price of $0.01 per warrant;

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upon not less than 30 days’ prior written notice of redemption, or the 30-day redemption period, to each warrant holder; and

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if, and only if, the reported last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrant holders.

If and when the warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares of Class A common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state Blue Sky laws or we are unable to effect such registration or qualification.
If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.
If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. If we call our warrants for redemption and our management does not take advantage of this option, holders of our Private Placement Warrants (as described below) would still be entitled to exercise their warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.
A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of Class A common stock outstanding immediately after giving effect to such exercise.
If the number of outstanding shares of Class A common stock is increased by a stock dividend payable in shares of Class A common stock, or by a split-up of shares of Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Class A common stock. A rights offering to holders of Class A common stock entitling holders to purchase shares of Class A common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A common stock equal to the product of (i) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) and (ii) one (1) minus the quotient of (x) the price per share of Class A common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A common stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A common stock on account of such shares of Class A common stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends (initially defined as up to $0.50 per share in a 365 day period), (c) to satisfy the redemption rights of the holders of Class A common stock in connection with the Business Combination, (d) to satisfy the redemption rights of the holders of Class A common stock in connection with a stockholder vote to amend our certificate of incorporation (i) to modify the substance or timing of our obligation to redeem 100% of our Class A common stock if we had not completed an initial business combination within 24 months from the closing of the Trine IPO or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, or (e) in connection with the redemption of our public shares upon our failure to complete an initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event. Other than the adjustments described above, no other adjustments will be required under the warrant agreement.
If the number of outstanding shares of our Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock.
Whenever the number of shares of Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of Class A common stock (other than those described above or that solely affects the par value of such shares of Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A common stock in such a transaction is payable in the form of Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.
The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the Warrant Agreement, which is filed as an exhibit to this prospectus, for a complete description of the terms and conditions applicable to the warrants. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.
The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A common stock and any voting rights until they exercise their warrants and receive shares of Class A common stock. After the issuance of shares of Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Class A common stock to be issued to the warrant holder.

Private Placement Warrants
The private placement warrants (including the Class A common stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination (except under limited exceptions) and they will not be redeemable by us so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. Except as described below, the private placement warrants have terms and provisions that are identical to those of the public stockholders’ warrants sold, including as to exercise price, exercisability and exercise period. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the public stockholders’ warrants.
If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.
The Sponsor agreed not to transfer, assign or sell any of the private placement warrants (including the Class A common stock issuable upon exercise of any of these warrants) until the date that is 30 days after the date we closed the Business Combination, except for certain limited exceptions.
On February 24, 2020, we issued the 2020 Note to the Sponsor. The 2020 Note bore no interest and was repayable in full upon consummation of the Business Combination. The Sponsor had the option to convert any unpaid balance of the 2020 Note into warrants equal to the principal amount of the 2020 Note so converted divided by $1.00. Upon closing of the Business Combination, the 2020 Note was converted into 1,500,000 warrants. The terms of these warrants are identical to the terms of the private placement warrants.
Dividends
Declaration and payment of any dividend is subject to the discretion of our board of directors. The time and amount of dividends is dependent upon, among other things, our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders and any other factors or considerations our board of directors may regard as relevant.
We currently intend to retain all available funds and any future earnings to fund the development and growth of our business, and therefore do not anticipate declaring or paying any cash dividends on Class A common stock in the foreseeable future.
Anti-Takeover Provisions
The certificate of incorporation and bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.
Authorized but Unissued Shares
The authorized but unissued shares of Class A common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the NYSE. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Class A common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Classified Board of Directors
Our certificate of incorporation provides that our board of directors is divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our board of directors.
Stockholder Action; Special Meetings of Stockholders
Our certificate of incorporation provides that stockholders may not take action by written consent, but may only take action at annual or special meetings of stockholders. As a result, a holder controlling a majority of capital stock would not be able to amend the bylaws or remove directors without holding a meeting of stockholders called in accordance with the bylaws. Further, our certificate of incorporation provides that only the chairperson of our board of directors, a majority of our board of directors, our Chief Executive Officer or our President may call special meetings of stockholders, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders controlling a majority of capital stock to take any action, including the removal of directors.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
In addition, our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting or special meeting of stockholders. Generally, in order for any matter to be “properly brought” before a meeting, the matter must be (a) specified in a notice of meeting given by or at the direction of our board of directors, (b) if not specified in a notice of meeting, otherwise brought before the meeting by our board of directors or the chairperson of the meeting, or (c) otherwise properly brought before the meeting by a stockholder present in person who (1) was a stockholder both at the time of giving the notice and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with the advance notice procedures specified in our bylaws or properly made such proposal in accordance with Rule 14a-8 under the Exchange Act and the rules and regulations thereunder, which proposal has been included in the proxy statement for the annual meeting. Further, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (a) provide timely notice in writing and in proper form to the secretary and (b) provide any updates or supplements to such notice at the times and in the forms required by our bylaws. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, our principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made.
Stockholders at an annual meeting or special meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of the outstanding voting securities until the next stockholder meeting.
Amendment of Certificate of Incorporation or Bylaws
Our bylaws may be amended or repealed by a majority vote of our board of directors or by the holders of at least sixty-six and two-thirds percent of the voting power of all of the then-outstanding shares entitled to vote generally in the election of directors, voting together as a single class. The affirmative vote of a majority of our board of directors and at least sixty-six and two-thirds percent in voting power of the outstanding shares entitled to vote would be required to amend certain provisions of our certificate of incorporation.
Limitations on Liability and Indemnification of Officers and Directors
Our certificate of incorporation and bylaws provide indemnification and advancement of expenses for our directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. We have entered into indemnification agreements with each of our directors and officers. In some cases, the provisions of those indemnification agreements may be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, our certificate of incorporation and bylaws include provisions that eliminate the personal liability of directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director.
These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of our company. Pursuant to Section 262 of the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Stockholders’ Derivative Actions
Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in its favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of the our shares at the time of the transaction to which the action relates.
Forum Selection
Our certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware, to the fullest extent permitted by applicable law, is the sole and exclusive forum for: (i) any derivative action brought by a stockholder on behalf of the Company, (ii) any claim of breach of a fiduciary duty owed by any of our directors, officers, stockholders or employees, (iii) any claim against us arising under our certificate of incorporation, bylaws or the DGCL or (iv) any claim against us governed by the internal affairs doctrine. Our certificate of incorporation designates the federal district courts of the United States of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
Transfer Agent and Registrar
The transfer agent and registrar for the Class A common stock is Continental Stock Transfer & Trust Company.
Trading Symbol and Market
Our Class A common stock is listed on the NYSE under the symbol “DM” and our warrants are listed on the NYSE under the symbol “DM.WS”.

PLAN OF DISTRIBUTION
We are registering 198,614,636 shares of Class A common stock for possible sale by the Selling Securityholders from time to time and up to 25,010,494 shares of Class A common stock that are issuable upon the exercise of the warrants. We are required to pay all fees and expenses incident to the registration of the shares of our Class A common stock to be offered and sold pursuant to this prospectus.
The shares of Class A common stock beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then-current market price or in negotiated transactions. The Selling Securityholders may sell their shares by one or more of, or a combination of, the following methods:
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purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

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ordinary brokerage transactions and transactions in which the broker solicits purchasers;

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block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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an over-the-counter distribution in accordance with the rules of the NYSE;

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through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

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to or through underwriters or broker-dealers;

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in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

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in privately negotiated transactions;

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in options transactions;

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through a combination of any of the above methods of sale; or

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any other method permitted pursuant to applicable law.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.
To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of Class A common stock in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell shares of Class A common stock short and redeliver the shares to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).
A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.
In offering the shares covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.
In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.
A holder of warrants may exercise its warrants in accordance with the Warrant Agreement on or before the expiration date by surrendering, at the office of the warrant agent, Continental Stock Transfer & Trust Company, the certificate evidencing such warrant, an election to purchase, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

LEGAL MATTERS
The validity of the shares of Class A common stock offered hereby will be passed upon for us by Latham & Watkins LLP. Certain attorneys affiliated with Latham & Watkins LLP own shares of our Class A common stock.
EXPERTS
The financial statements of Trine Acquisition Corp. as of December 31, 2019 and 2018 and for the year ended December 31, 2019 and for the period from September 26, 2018 (inception) through December 31, 2018 appearing in this prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere in this prospectus, and are included in reliance on such report given on the authority of such firm as an expert in accounting and auditing.
The financial statements of Desktop Metal, Inc. prior to the Business Combination and its subsidiaries as of and for the years ended December 31, 2019 and 2018 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
The financial statements of EnvisionTEC Group as of and for the years ended December 31, 2019 and 2018 included in this prospectus have been so included in reliance on the report of BDO USA LLP, independent auditor, appearing elsewhere herein, given on the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Class A common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the Class A common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. We file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. You may read and copy this information at the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, District of Columbia, 20549. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

DESKTOP METAL, INC.
INDEX TO FINANCIAL STATEMENTS
Audited financial statements of Trine Acquisition Corp.
Report of Independent Registered Public Accounting Firm	F-3
Balance Sheets as of December 31, 2019 and 2018	F-4
Statements of Operations for the year ended December 31, 2019 and for the period from September 26, 2018 (inception) through December 31, 2018	F-5
Statements of Changes in Stockholders’ Equity (Deficit) for the year ended December 31, 2019 and for the period from September 26, 2018 (inception) through December 31, 2018	F-6
Statements of Cash Flows for the year ended December 31, 2019 and for the period from September 26, 2018 (inception) through December 31, 2018	F-7
Notes to Financial Statements	F-8
Unaudited consolidated financial statements of Trine Acquisition Corp.
Condensed Consolidated Balance Sheets as of September 30, 2020 (Unaudited) and December 31, 2019	F-21
Condensed Consolidated Statements of Operations for the three and nine months ended September 30, 2020 and 2019 (Unaudited)	F-22
Condensed Consolidated Statements of Changes in Stockholders’ Equity for the three and nine months ended September 30, 2020 (Unaudited)	F-23
Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2020 and 2019 (Unaudited)	F-25
Notes to Condensed Consolidated Financial Statements (Unaudited)	F-26
Audited consolidated financial statements of Desktop Metal, Inc. and subsidiaries
Report of Independent Registered Public Accounting Firm	F-39
Consolidated Balance Sheets as of December 31, 2019 and 2018	F-40
Consolidated Statements of Operations for the years ended December 31, 2019 and 2018	F-41
Consolidated Statements of Comprehensive Loss for the years ended December 31, 2019 and 2018	F-42
Consolidated Statements of Convertible Preferred Stock and Stockholders’ Equity for the years ended December 31, 2019 and 2018	F-43
Consolidated Statements of Cash Flows for the years ended December 31, 2019 and 2018	F-44
Notes to Consolidated Financial Statements	F-45
Unaudited condensed consolidated financial statements of Desktop Metal, Inc. and subsidiaries
Unaudited Condensed Consolidated Balance Sheets as of September 30, 2020 and December 31, 2019	F-70
Unaudited Condensed Consolidated Statements of Operations for the nine months ended September 30, 2020 and 2019	F-71
Unaudited Condensed Consolidated Statements of Comprehensive Loss for the nine months ended September 30, 2020 and 2019	F-72
Unaudited Condensed Consolidated Statements of Convertible Preferred Stock and Stockholders’ Equity for the nine months ended September 30, 2020 and 2019	F-73
Unaudited Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2020 and 2019	F-75
Notes to Unaudited Condensed Consolidated Financial Statements	F-76

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and the Board of Directors of
Trine Acquisition Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Trine Acquisition Corp. (the “Company”) as of December 31, 2019 and 2018, the related statements of operations, changes in stockholders’ equity (deficit) and cash flows for the year ended December 31, 2019 and for the period from September 26, 2018 (inception) through December 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the year ended December 31, 2019 and for the period from September 26, 2018 (inception) through December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Marcum LLP
Marcum LLP
We have served as the Company’s auditor since 2018.
New York, NY
March 26, 2020

TRINE ACQUISITION CORP.
BALANCE SHEETS
	December 31, 2019	December 31, 2018
ASSETS
Current assets
Cash	$138,533	$119,136
Prepaid income taxes	242,620	—
Prepaid expenses	190,917	—
Total Current Assets	572,070	119,136
Security deposit	23,800	23,800
Deferred offering costs	—	182,742
Marketable securities held in Trust Account	304,528,924	—
Total Assets	$305,124,794	$325,678
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable and accrued expenses	$303,190	$20,222
Accrued offering costs	—	25,149
Promissory note – related party	—	299,000
Total Current Liabilities	303,190	344,371
Deferred tax liability	35,655	—
Deferred underwriting fee payable	10,505,250	—
Total Liabilities	10,844,095	344,371
Commitments and Contingencies (Note 6)
Common stock subject to possible redemption, 28,504,462 shares at redemption value as of December 31, 2019	289,280,690	—
Stockholders’ Equity (Deficit)
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 1,510,538 and -0- shares issued and outstanding (excluding 28,504,462 and -0- shares subject to possible redemption) as of December 31, 2019 and 2018, respectively	151	—
Class B convertible common stock, $0.0001 par value; 10,000,000 shares authorized; 7,503,750 shares issued and outstanding	750	750
Additional paid in capital	2,313,769	24,250
Retained earnings/(Accumulated deficit)	2,685,339	(43,693)
Total Stockholders’ Equity (Deficit)	5,000,009	(18,693)
Total Liabilities and Stockholders’ Equity (Deficit)	$305,124,794	$325,678

The accompanying notes are an integral part of the financial statements.

TRINE ACQUISITION CORP.
STATEMENTS OF OPERATIONS
	Year Ended December 31, 2019	For the Period from September 26, 2018 (inception) Through December 31, 2018
Operating costs	$1,856,857	$43,693
Loss from operations	(1,856,857)	(43,693)
Other income:
Interest income	5,142,140	—
Unrealized gain on marketable securities held in Trust Account	169,784	—
Other income	5,311,924	—
Income (loss) before provision for income taxes	3,455,067	(43,693)
Provision for income taxes	(726,035)	—
Net income (loss)	$2,729,032	$(43,693)
Weighted average shares outstanding, basic and diluted(1)	8,348,930	6,525,000
Basic and diluted net loss per common share(2)	$(0.18)	$(0.01)

(1)
Excludes an aggregate of 28,504,462 shares subject to possible redemption at December 31, 2019. At December 31, 2018, excluded an aggregate of 978,750 shares that were subject to forfeiture to the extent that the underwriters’ over-allotment was not exercised in full or in part (see Note 5).

(2)
Net loss per common share—basic and diluted excludes interest income of $4,202,325 attributable to common stock subject to possible redemption for the year ended December 31, 2019 (see Note 2).

The accompanying notes are an integral part of the financial statements.

TRINE ACQUISITION CORP.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
	Class A Common Stock		Class B Common Stock		Additional Paid in Capital	Retained Earnings (Accumulated Deficit)	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance – September 26, 2018 (inception)	—	$—	—	$—	$—	$—	$—
Sale of common stock to Sponsor	—	—	7,503,750	750	24,250	—	25,000
Net loss	—	—	—	—	—	(43,693)	(43,693)
Balance – December 31, 2018	—	—	7,503,750	750	24,250	(43,693)	(18,693)
Sale of 30,015,000 Units, net of underwriting fees and offering expenses	30,015,000	3,002	—	—	283,064,358	—	283,067,360
Sale of 8,503,000 Private Placement Warrants	—	—	—	—	8,503,000	—	8,503,000
Common stock subject to possible redemption	(28,504,462)	(2,851)	—	—	(289,277,839)	—	(289,280,690)
Net income	—	—	—	—	—	2,729,032	2,729,032
Balance – December 31, 2019	1,510,538	$151	7,503,750	$750	$2,313,769	$2,685,339	$5,000,009

The accompanying notes are an integral part of the financial statements.

TRINE ACQUISITION CORP.
STATEMENTS OF CASH FLOWS
	Year Ended December 31, 2019	For the Period from September 26, 2018 (inception) Through December 31, 2018
Cash Flows from Operating Activities:
Net income (loss)	$2,729,032	$(43,693)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(5,142,140)	—
Unrealized gain on marketable securities held in Trust Account	(169,784)	—
Deferred tax provision	35,655	—
Changes in operating assets and liabilities:
Prepaid income taxes	(242,620)	—
Prepaid expenses	(190,917)	—
Security deposit	—	(23,800)
Accounts payable and accrued expenses	282,968	20,222
Net cash used in operating activities	(2,697,806)	(47,271)
Cash Flows from Investing Activities:
Investment of cash in Trust Account	(300,150,000)	—
Cash withdrawn from Trust Account to pay income taxes	933,000	—
Net cash used in investing activities	(299,217,000)	—
Cash Flows from Financing Activities:
Proceeds from sale of Class B convertible common stock to Sponsor	—	25,000
Proceeds from sale of Units, net of underwriting fees paid	294,147,000	—
Proceeds from sale of Private Placement Warrants	8,503,000	—
Advances from related party	150,000	—
Repayment of advances from related party	(150,000)	—
Proceeds from promissory note – related party	—	300,000
Repayment of promissory note – related party	(299,000)	(1,000)
Payment of offering costs	(416,797)	(157,593)
Net cash provided by financing activities	301,934,203	166,407
Net Change in Cash	19,397	119,136
Cash – Beginning	119,136	—
Cash – Ending	$138,533	$119,136
Supplemental cash flow information:
Cash paid for income taxes	$933,000	$—
Non-cash investing and financing activities:
Initial classification of common stock subject to possible redemption	$286,423,829	$—
Change in value of common stock subject to possible redemption	$2,856,861	$—
Deferred underwriting fee payable	$10,505,250	$—
Offering costs included in accrued offering costs	$—	$25,149
The accompanying notes are an integral part of the financial statements.

TRINE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018
Note 1 — Description of Organization and Business Operations
Organization and General
Trine Acquisition Corp. (the “Company”) is a blank check company incorporated in Delaware on September 26, 2018. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Initial Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).
As of December 31, 2019, the Company had not commenced any operations. All activity for the period from September 26, 2018 (inception) through December 31, 2019 relates to the Company’s formation, the initial public offering (the “Initial Public Offering”), which is described below, and identifying a target business for a Business Combination. The Company will not generate any operating revenues until after the completion of its Initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on cash and marketable securities from the proceeds derived from the Initial Public Offering.
Sponsor and Initial Public Offering
The registration statements for the Company’s Initial Public Offering were declared effective on March 14, 2019. On March 19, 2019, the Company consummated the Initial Public Offering of 26,100,000 units (the “Units”) at $10.00 per Unit, generating gross proceeds of $261,000,000, which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 7,720,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Unit in a private placement to the Company’s sponsor, Trine Sponsor IH, LLC, a Delaware limited liability company (the “Sponsor”), generating gross proceeds of $7,720,000, which is described in Note 4.
On March 29, 2019, in connection with the underwriters’ election to fully exercise their over-allotment option, the Company sold an additional 3,915,000 Units at $10.00 per Unit and sold an additional 783,000 Private Placement Warrants at $1.00 per Private Placement Warrant, generating total gross proceeds of $39,933,000. Following such closing, an additional $39,150,000 of net proceeds ($10.00 per Unit) was deposited in the Trust Account, resulting in $300,150,000 ($10.00 per Unit) held in the Trust Account.
Transaction costs amounted to $17,082,640, consisting of $6,003,000 of underwriting fees, $10,505,250 of deferred underwriting fees and $574,390 of other offering costs. In addition, as of December 31, 2019, cash of $138,533 was held outside of the Trust Account (as defined below) and is available for working capital purposes.
The Trust Account
Following the closing of the Initial Public Offering, an amount of $300,150,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), and invested only in U.S. government treasury bills with a maturity of one hundred eighty (180) days or less or in money market funds that meet certain conditions under Rule 2a-7 under the Investment Company Act of 1940 and that invest only in direct U.S. government obligations. Funds will remain in the Trust Account until the earlier of (i) the consummation of the Initial Business Combination or (ii) the distribution of the Trust Account proceeds as described below. The remaining proceeds held outside the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

TRINE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2019 AND 2018
Note 1 — Description of Organization and Business Operations (Continued)
The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest to pay taxes, if any, none of the funds held in the Trust Account will be released until the earlier of: (i) the completion of the Initial Business Combination; (ii) the redemption of any shares of Class A common stock included in the Units (the “Public Shares”) sold in the Initial Public Offering that have been properly tendered in connection with a stockholder vote to amend the Company’s certificate of incorporation to modify the substance or timing of its obligation to redeem 100% of the Public Shares if it does not complete the Initial Business Combination by March 19, 2021 (the “Combination Period”); and (iii) the redemption of 100% of the Public Shares if the Company is unable to complete an Initial Business Combination within the Combination Period (subject to the requirements of law). The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders.
Initial Business Combination
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating an Initial Business Combination. The Initial Business Combination must be with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding deferred underwriting fees and taxes payable) at the time of the agreement to enter into the Initial Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect an Initial Business Combination.
NYSE rules require that the Company must complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding deferred underwriting fees and taxes payable) at the time of the signing a definitive agreement in connection with an Initial Business Combination. The Company’s board of directors will make the determination as to the fair market value of the Initial Business Combination. If the Company’s board of directors is not able to independently determine the fair market value of an Initial Business Combination, then Company will obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions with respect to the satisfaction of such criteria. While the Company considers it unlikely that its board of directors will not be able to make an independent determination of the fair market value of an Initial Business Combination, it may be unable to do so if it is less familiar or experienced with the business of a particular target or if there is a significant amount of uncertainty as to the value of a target’s assets or prospects.
The Company, after signing a definitive agreement for an Initial Business Combination, will either (i) seek stockholder approval of the Initial Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their Public Shares, regardless of whether they vote for or against the Initial Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable, or (ii) provide stockholders with the opportunity to sell their Public Shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable. The decision as to whether the Company will seek stockholder approval of the Initial Business Combination or will allow stockholders to sell their Public Shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval, unless a vote is required by law or under NYSE rules. If the Company seeks stockholder approval, it will complete its Initial Business Combination only if a

TRINE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2019 AND 2018
Note 1 — Description of Organization and Business Operations (Continued)
majority of the outstanding shares of common stock voted are voted in favor of the Initial Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon consummation of the Initial Business Combination. In such case, the Company would not proceed with the redemption of its Public Shares and the related Initial Business Combination, and instead may search for an alternate Initial Business Combination.
If the Company holds a stockholder vote or there is a tender offer for shares in connection with an Initial Business Combination, a public stockholder will have the right to redeem its Public Shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable.
Pursuant to the Company’s amended and restated certificate of incorporation, if the Company is unable to complete the Initial Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, subject to lawfully available funds therefor, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. The Sponsor and the Company’s officers and directors entered into a letter agreement (the “Letter Agreement”) with the Company, pursuant to which they agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares (as defined below) held by them if the Company fails to complete the Initial Business Combination within the Combination Period. However, if the Sponsor or any of the Company’s directors, officers or affiliates acquire shares of Class A common stock during or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete the Initial Business Combination within the prescribed time period.
In the event of a liquidation, dissolution or winding up of the Company after an Initial Business Combination, the Company’s stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. The Company’s stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock, except that the Company will provide its stockholders with the opportunity to redeem their Public Shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, upon the completion of the Initial Business Combination, subject to the limitations described herein.
Note 2 — Summary of Significant Accounting Policies
Basis of presentation
The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”).

TRINE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2019 AND 2018
Note 2 — Summary of Significant Accounting Policies (Continued)
Emerging growth company
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.
This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.
Use of estimates
The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates.
Cash and cash equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2019 and 2018.
Marketable securities held in Trust Account
At December 31, 2019, substantially all of the assets held in the Trust Account were held in U.S. Treasury Bills.
Common stock subject to possible redemption
The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain

TRINE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2019 AND 2018
Note 2 — Summary of Significant Accounting Policies (Continued)
future events. Accordingly, common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.
Income taxes
The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2019 and 2018. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2019 and 2018. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
Net loss per common share
Net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. The Company applies the two-class method in calculating earnings per share. Shares of common stock subject to possible redemption at December 31, 2019, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic loss per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of warrants sold in the Initial Public Offering and private placement to purchase 23,510,500 shares of common stock in the calculation of diluted loss per common share, since the exercise of the warrants is contingent upon the occurrence of future events. As a result, diluted net loss per common share is the same as basic net loss per common share for the periods presented.
Reconciliation of net loss per common share
The Company’s net income (loss) is adjusted for the portion of income that is attributable to common stock subject to possible redemption, as these shares only participate in the earnings of the Trust Account and not the income or losses of the Company. Accordingly, basic and diluted net loss per common share is calculated as follows:

TRINE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2019 AND 2018
Note 2 — Summary of Significant Accounting Policies (Continued)
	Year Ended December 31, 2019	For the Period from September 26, 2018 (Inception) Through December 31, 2018
Net income (loss)	$2,729,032	$(43,693)
Less: Income attributable to common stock subject to possible redemption	(4,202,325)	—
Adjusted net loss	$(1,473,293)	$(43,693)
Weighted average shares outstanding, basic and diluted	8,348,930	6,525,000
Basic and diluted net loss per common share	$(0.18)	$(0.01)
Concentration of credit risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times may exceed the Federal Depository Insurance Coverage of $250,000. At December 31, 2019 and 2018, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Financial instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.
Recent accounting pronouncements
Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.
Note 3 — Initial Public Offering
Pursuant to the Initial Public Offering, the Company sold 30,015,000 Units at a purchase price of $10.00 per Unit, which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,915,000 Units at $10.00 per Unit. Each Unit consists of one share of the Company’s Class A common stock, $0.0001 par value, and one-half of one redeemable warrant (each, a “Warrant” and, collectively, the “Warrants”). Each whole Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share. No fractional warrants will be issued upon separation of the Units and only whole Warrants will trade. Each Warrant will become exercisable on the later of 30 days after the completion of the Company’s Initial Business Combination or 12 months from the closing of the Initial Public Offering, and will expire five years after the completion of the Company’s Initial Business Combination or earlier upon redemption or liquidation. Once the Warrants become exercisable, the Company may redeem the outstanding Warrants in whole and not in part at a price of $0.01 per Warrant upon a minimum of 30 days’ prior written notice of redemption, if and only if the last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sent the notice of redemption to the Warrant holders.

TRINE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2019 AND 2018
Note 3 — Initial Public Offering (Continued)
Note 4 — Private Placement
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased from the Company an aggregate of 7,720,000 Private Placement Warrants at a price of $1.00 per warrant, for an aggregate purchase price of $7,720,000. On March 29, 2019, in connection with the underwriters’ election to fully exercise their over-allotment option, the Company sold an additional 783,000 Private Placement Warrants to the Sponsor, at a price of $1.00 per Private Placement Warrant, generating gross proceeds of $783,000. Each whole Private Placement Warrant is exercisable for one whole share of the Company’s Class A common stock at a price of $11.50 per share.
A portion of the purchase price of the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Initial Business Combination is not completed within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.
Note 5 — Related Party Transactions
Founder Shares
On October 17, 2018, the Company’s initial sponsor, Trine Sponsor LLC (the “Initial Sponsor”), purchased 8,625,000 shares of Class B convertible common stock (the “Founder Shares”) for an aggregate purchase price of $25,000, or approximately $0.003 per share. As used herein, unless the context otherwise requires, “Founder Shares” shall be deemed to include the shares of Class A common stock issuable upon conversion thereof. On November 12, 2018, the Initial Sponsor transferred 25,000 shares of Class B common stock to each of Ms. Linden and Messrs. Nathanson, Zuaiter and Sander in compensation for their services as independent directors of the Company. In February 2019, the Initial Sponsor assigned 8,525,000 Founder Shares to the Sponsor. The Founder Shares are identical to the Class A common stock included in the Units sold in the Initial Public Offering except that the Founder Shares automatically convert into shares of Class A common stock at the time of the Company’s Initial Business Combination and are subject to certain transfer restrictions, as described in more detail below. Holders of Founder Shares may also elect to convert their shares of Class B convertible common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time. In February 2019, the Sponsor forfeited 1,437,500 Founder Shares and in March 2019, the Company effected a 1.044 for 1 stock dividend of the Class B convertible common stock, resulting in 7,503,750 Founder Shares issued and outstanding, of which an aggregate of up to 978,750 Founder Shares were subject to forfeiture to the extent that the over-allotment option was not exercised in full by the underwriters. The forfeiture was to be adjusted to the extent that the over-allotment option was not exercised in full by the underwriters so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option, 978,750 Founder Shares are no longer subject to forfeiture.
The Company’s initial stockholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the Initial Business Combination or (B) subsequent to the Initial Business Combination, (x) if the last sale price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Initial Business Combination, or (y) the date on which

TRINE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2019 AND 2018
Note 5 — Related Party Transactions (Continued)
we complete a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.
The Sponsor and the Company’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the Initial Business Combination. Pursuant to the Letter Agreement, the Sponsor and the Company’s officers and directors have agreed to vote any Founder Shares held by them and any Public Shares purchased after Initial Public Offering (including in open market and privately negotiated transactions) in favor of an Initial Business Combination.
Related Party Advances
Through March 19, 2019, the Sponsor advanced an aggregate of $150,000 to be used for the payment of costs related to the Initial Public Offering. The advances were non-interest bearing, unsecured and due on demand. The advances were repaid upon the consummation of the Initial Public Offering on March 19, 2019.
Promissory Note — Related Party
On October 17, 2018, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note was non-interest bearing and payable on the earlier of June 30, 2019 or the completion of the Initial Public Offering. The outstanding borrowings under the Note in the amount of $299,000 were repaid upon the consummation of the Initial Public Offering on March 19, 2019.
Related Party Loans
In order to finance transaction costs in connection with an intended Initial Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds on a non-interest basis as may be required. If the Company completes its Initial Business Combination, it would repay such loaned amounts. In the event that the Company’s Initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period. The Company does not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as it does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account. No written agreements exist with respect to such loans.
On February 24, 2020, the Company issued an unsecured promissory note (the “Note”) in the principal amount of $1,500,000 to the Sponsor. The Note is non-interest bearing and payable upon the consummation of an Initial Business Combination. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $1.00 per warrant at the option of the Sponsor. Such warrants would be identical to the Private Placement Warrants. In February and March 2020, the Company borrowed an aggregate amount of $376,801 under the Note.
The Company may pay HPS Investment Partners, LLC (“HPS”) or the HPS Funds, entities affiliated with one of the Company’s directors, fees in connection with potentially providing financing or other investments in connection with the Initial Business Combination. The amount of any fees the Company

TRINE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2019 AND 2018
Note 5 — Related Party Transactions (Continued)
pays to HPS or the HPS Funds will be subject to the review of the Company’s audit committee pursuant to the audit committee’s policies and procedures relating to transactions that may present conflicts of interest.
Executive Compensation
In November 2018, the Company agreed to pay its Chief Financial Officer a fee of approximately $16,667 per month. In March 2019, such amount increased to $25,000 per month, which will be payable until the earlier of the consummation of an Initial Business Combination or the Company’s liquidation. For the year ended December 31, 2019 and for the period from September 26, 2018 (inception) through December 31, 2018, the Company incurred $279,167 and $33,333 in fees, respectively.
Administrative Support Agreement
The Company entered into an agreement whereby, commencing on March 14, 2019 through the earlier of the Company’s consummation of an Initial Business Combination or the Company’s liquidation, to pay an affiliate of the Sponsor $35,000 per month for office space, utilities and secretarial and administrative support. For the year ended December 31, 2019, the Company incurred $332,500 in fees for these services. At December 31, 2019, $103,330 of such fees are included in accounts payable and accrued expenses in the accompanying balance sheets.
Note 6 — Commitments and Contingencies
Contingent Fee Arrangement
In October 2018, the Company agreed to pay its President a fee of $12,500 per month. One-half of the fee became payable upon the closing of the Initial Public Offering and the other one-half of the fee will accrue and become payable on the consummation of the Initial Business Combination. As of December 31, 2019, the Company incurred $93,750 in fees related to the portion that became payable upon the closing of the Initial Public Offering. If the Company does not consummate an Initial Business Combination, the Company will not be required to pay the contingent fees that will become payable on the consummation of the Initial Business Combination. As of December 31, 2019, the amount of these contingent fees was $93,750.
Registration Rights
Pursuant to a registration rights agreement entered into on March 14, 2019, the holders of the Founder Shares, Private Placement Warrants (and their underlying securities) and any Units that may be issued upon conversion of working capital loans, if any, are entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of Class A common stock) pursuant to a registration rights agreement. These holders are entitled to certain demand and “piggyback” registration rights.
The holders of the Founder Shares, Private Placement Warrants and Warrants that may be issued upon conversion of working capital loans will not be able to sell these securities until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters were paid cash underwriting discount of $0.20 per Unit, or $6,003,000 in the aggregate. In addition, the underwriters are entitled to a deferred fee of $0.35 per Unit, or $10,505,250 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its Initial Business Combination. If the Company does

TRINE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2019 AND 2018
Note 6 — Commitments and Contingencies (Continued)
not complete an Initial Business Combination and subsequently liquidates, the trustee and the underwriters have agreed that (i) they will forfeit any rights or claims to their deferred underwriting fees, including any accrued interest thereon, then in the Trust Account upon liquidation, and (ii) that the deferred underwriters’ fees will be distributed on a pro rata basis, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes to the public stockholders.
Note 7 — Stockholders’ Equity
Preferred Stock
The Company is authorized to issue 1,000,000 shares of $0.0001 par value preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2019 and 2018, there were no shares of preferred stock issued or outstanding.
Common Stock
The authorized common stock of the Company includes up to 100,000,000 shares of Class A, $0.0001 par value, common stock and 10,000,000 shares of Class B, $0.0001 par value convertible common stock. The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of the Initial Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. If the Company enters into an Initial Business Combination, it may (depending on the terms of such an Initial Business Combination) be required to increase the number of shares of Class A common stock which the Company is authorized to issue at the same time as the Company’s stockholders vote on the Initial Business Combination, to the extent the Company seeks stockholder approval in connection with the Initial Business Combination. Holders of the Company’s common stock are entitled to one vote for each share of common stock. At December 31, 2019 and 2018, there were 1,510,538 and -0- shares of Class A common stock issued and outstanding, excluding 28,504,462 and -0- shares of Class A common stock subject to possible redemption, respectively, and 7,503,750 shares of Class B convertible common stock issued and outstanding.
Warrants
Each warrant is exercisable to purchase one share of our Class A common stock.
The Public Warrants will become exercisable on the later of (a) 30 days after the completion of an Initial Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available. The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of an Initial Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of an Initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if

TRINE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2019 AND 2018
Note 7 — Stockholders’ Equity (Continued)
the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of an Initial Business Combination or earlier upon redemption or liquidation.
Once the warrants become exercisable, the Company may redeem the Public Warrants:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption; and

•
if, and only if, the reported last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.

•
If, and only if, there is a current registration statement in effect with respect to the shares of Class A common stock underlying such warrants.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of an Initial Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
In addition, if the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of an Initial Business Combination at a newly issued price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the Company’s initial stockholders or their respective affiliates, without taking into account any Founder Shares held by them, as applicable, prior to such issuance), the exercise price of the Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the newly issued price.
If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete an Initial Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they

TRINE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2019 AND 2018
Note 7 — Stockholders’ Equity (Continued)
receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
Note 8 — Income Tax
The Company’s net deferred tax liability at December 31, 2019 is as follows:
Deferred tax liability
Unrealized gain on marketable securities held in the Trust Account	$(35,655)
Total deferred tax liability	(35,655)
The income tax provision for the year ended December 31, 2019 consists of the following:
Federal
Current	$690,380
Deferred	35,655
State
Current	$—
Deferred	—
Income tax provision	$726,035
As of December 31, 2019, the Company did not have any U.S. federal and state net operating loss carryovers (“NOLs”) available to offset future taxable income.
A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2019 is as follows:
Statutory federal income tax rate	21.0%
State taxes, net of federal tax benefit	0.0%
Income tax provision	21.0%
The Company files income tax returns in the U.S. federal jurisdiction and is subject to examination by the various taxing authorities. The Company’s tax returns since inception remain open and subject to examination.
Note 9 — Fair Value Measurements
The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

TRINE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2019 AND 2018
Note 9 — Fair Value Measurements (Continued)
Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:
Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2019, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Level	December 31, 2019
Assets:
Marketable securities held in Trust Account	1	$304,528,924
Note 10 — Subsequent Events
The Company evaluated events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Other than as described in these financial statements and below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

TRINE ACQUISITION CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
	September 30, 2020	December 31, 2019
	(Unaudited)
ASSETS
Current assets
Cash	$87,616	$138,533
Prepaid income taxes	242,620	242,620
Prepaid expenses	81,792	190,917
Total Current Assets	412,028	572,070
Security deposit	23,800	23,800
Marketable securities held in Trust Account	305,409,720	304,528,924
Total Assets	$305,845,548	$305,124,794
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities – Accounts payable and accrued expenses	$2,675,310	$303,190
Convertible promissory note – related party	1,285,415	—
Deferred tax liability	—	35,655
Deferred underwriting fee payable	10,505,250	10,505,250
Total Liabilities	14,465,975	10,844,095
Commitments and Contingencies (Note 7)
Common stock subject to possible redemption, 28,129,612 and 28,504,462 shares at redemption value as of September 30, 2020 and December 31, 2019, respectively	286,379,569	289,280,690
Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 1,885,388 and 1,510,538 shares issued and outstanding (excluding 28,129,612 and 28,504,462 shares subject to possible redemption) as of September 30, 2020 and December 31, 2019, respectively	189	151
Class B convertible common stock, $0.0001 par value; 10,000,000 shares authorized; 7,503,750 shares issued and outstanding at September 30, 2020 and December 31, 2019	750	750
Additional paid in capital	5,214,852	2,313,769
(Accumulated deficit)/Retained earnings	(215,787)	2,685,339
Total Stockholders’ Equity	5,000,004	5,000,009
Total Liabilities and Stockholders’ Equity	$305,845,548	$305,124,794

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

TRINE ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Operating costs	$3,040,133	$510,526	$4,047,981	$1,181,659
Loss from operations	(3,040,133)	(510,526)	(4,047,981)	(1,181,659)
Other income:
Interest income	27,625	1,754,117	1,111,200	3,756,180
Unrealized (loss) gain on marketable securities held in Trust Account	—	(178,078)	—	24,710
Other income	27,625	1,576,039	1,111,200	3,780,890
(Loss) income before benefit from (provision for) income taxes	(3,012,508)	1,065,513	(2,936,781)	2,599,231
Benefit from (provision for) income taxes	51,898	(223,758)	35,655	(545,838)
Net (loss) income	$(2,960,610)	$841,755	$(2,901,126)	$2,053,393
Weighted average shares outstanding, basic and diluted(1)	9,095,586	8,854,332	9,054,242	8,158,050
Basic and diluted net loss per common share(2)	$(0.33)	$(0.05)	$(0.42)	$(0.11)

(1)
Excludes an aggregate of 28,129,612 and 28,603,405 shares subject to possible redemption at September 30, 2020 and 2019, respectively.

(2)
Net loss per common share — basic and diluted excludes interest income of nil and $1,241,074 attributable to common stock subject to possible redemption for the three months ended September 30, 2020 and 2019, respectively, and $934,253 and $2,940,055 attributable to common stock subject to possible redemption for the nine months ended September 30, 2020 and 2019, respectively (see Note 2).

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

TRINE ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(Unaudited)
THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2020
	Class A Common Stock		Class B Common Stock		Additional Paid in Capital	(Accumulated Deficit)/ Retained Earnings	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance – January 1, 2020	1,510,538	$151	7,503,750	$750	$2,313,769	$2,685,339	$5,000,009
Change in value of common stock subject to possible redemption	38,111	4	—	—	(239,724)	—	(239,720)
Net income	—	—	—	—	—	239,716	239,716
Balance – March 31, 2020	1,548,649	155	7,503,750	750	2,074,045	2,925,055	5,000,005
Change in value of common stock subject to possible redemption	43,187	5	—	—	180,223	—	180,228
Net loss	—	—	—	—	—	(180,232)	(180,232)
Balance – June 30, 2020	1,591,836	$160	7,503,750	$750	$2,254,268	$2,744,823	$5,000,001
Change in value of common stock subject to possible redemption	293,552	29	—	—	2,960,584	—	2,960,613
Net loss	—	—	—	—	—	(2,960,610)	(2,960,610)
Balance – September 30, 2020	1,885,388	$189	7,503,750	$750	$5,214,852	$(215,787)	$5,000,004
The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2019
	Class A Common Stock		Class B Common Stock		Additional Paid in Capital	(Accumulated Deficit)/ Retained Earnings	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance – January 1, 2019	—	$—	7,503,750	$750	$24,250	$(43,693)	$(18,693)
Sale of 30,015,000 Units, net of underwriting discount and offering expenses	30,015,000	3,002	—	—	283,064,358	—	283,067,360
Sale of 8,503,000 Private Placement Warrants	—	—	—	—	8,503,000	—	8,503,000
Common stock subject to possible redemption	(28,636,988)	(2,864)	—	—	(286,507,378)	—	(286,510,242)
Net loss	—	—	—	—	—	(41,421)	(41,421)
Balance – March 31, 2019	1,378,012	138	7,503,750	750	5,084,230	(85,114)	5,000,004
Change in value of common stock subject to possible redemption	(27,430)	(3)	—	—	(1,253,056)	—	(1,253,059)
Net income	—	—	—	—	—	1,253,059	1,253,059
Balance – June 30, 2019	1,350,582	$135	7,503,750	$750	$3,831,174	$1,167,945	$5,000,004
Change in value of common stock subject to possible redemption	61,013	6	—	—	(841,764)	—	(841,758)
Net income	—	—	—	—	—	841,755	841,755
Balance – September 30, 2019	1,411,595	$141	7,503,750	$750	$2,989,410	$2,009,700	$5,000,001
The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

TRINE ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Nine Months Ended September 30,
	2020	2019
Cash Flows from Operating Activities:
Net (loss) income	$(2,901,126)	$2,053,393
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(1,111,200)	(3,756,180)
Unrealized gain on marketable securities held in Trust Account	—	(24,710)
Deferred income taxes	(35,655)	5,189
Changes in operating assets and liabilities:
Prepaid income taxes	—	(392,351)
Prepaid expenses	109,125	(309,314)
Accounts payable and accrued expenses	2,372,120	175,916
Net cash used in operating activities	(1,566,736)	(2,248,057)
Cash Flows from Investing Activities:
Investment of cash in Trust Account	—	(300,150,000)
Cash withdrawn from Trust Account to pay franchise and income taxes	230,404	933,000
Net cash provided by (used in) investing activities	230,404	(299,217,000)
Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting fees paid	—	294,147,000
Proceeds from sale of Private Placement Warrants	—	8,503,000
Advances from related party	—	150,000
Repayment of advances from related party	—	(150,000)
Proceeds from convertible promissory note – related party	1,285,415	—
Repayment of promissory note – related party	—	(299,000)
Payment of offering costs	—	(416,797)
Net cash provided by financing activities	1,285,415	301,934,203
Net Change in Cash	(50,917)	469,146
Cash – Beginning	138,533	119,136
Cash – Ending	$87,616	$588,282
Supplemental cash flow information:
Cash paid for income taxes	$—	$933,000
Non-cash investing and financing activities:
Initial classification of common stock subject to possible redemption	$—	$248,644,071
Change in value of common stock subject to possible redemption	$(2,901,121)	$39,960,988
Deferred underwriting fee payable	$—	$10,505,250
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

TRINE ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS SEPTEMBER 30, 2020
(Unaudited)
Note 1 — Description of Organization and Business Operations
Organization and General
Trine Acquisition Corp. (the “Company”) is a blank check company incorporated in Delaware on September 26, 2018. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Initial Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).
Sparrow Merger Sub, Inc., a Delaware corporation, is a wholly owned subsidiary of the Company (“Merger Sub”).
As of September 30, 2020, the Company had not commenced any operations. All activity through September 30, 2020 relates to the Company’s formation, the initial public offering (the “Initial Public Offering”), which is described below, identifying a target business for an Initial Business Combination, and activities in connection with the proposed acquisition of Desktop Metal, Inc. (“Desktop Metal”) (see Note 7). The Company will not generate any operating revenues until after the completion of its Initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on cash and marketable securities from the proceeds derived from the Initial Public Offering. On August 26, 2020, the Company entered into a proposed business combination with Desktop Metal, Inc. (“Desktop Metal”) (see Note 7).
Sponsor and Initial Public Offering
The registration statements for the Company’s Initial Public Offering were declared effective on March 14, 2019. On March 19, 2019, the Company consummated the Initial Public Offering of 26,100,000 units (the “Units”) at $10.00 per Unit, generating gross proceeds of $261,000,000, which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 7,720,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Unit in a private placement to the Company’s sponsor, Trine Sponsor IH, LLC, a Delaware limited liability company (the “Sponsor”), generating gross proceeds of $7,720,000, which is described in Note 4.
On March 29, 2019, in connection with the underwriters’ election to fully exercise their over-allotment option, the Company sold an additional 3,915,000 Units at $10.00 per Unit and sold an additional 783,000 Private Placement Warrants at $1.00 per Private Placement Warrant, generating total gross proceeds of $39,933,000. Following such closing, an additional $39,150,000 of net proceeds ($10.00 per Unit) was deposited in the Trust Account, resulting in $300,150,000 ($10.00 per Unit) held in the Trust Account.
Transaction costs amounted to $17,082,640, consisting of $6,003,000 of underwriting fees, $10,505,250 of deferred underwriting fees and $574,390 of other offering costs. In addition, as of September 30, 2020, cash of $87,616 was held outside of the Trust Account (as defined below) and is available for working capital purposes.
The Trust Account
Following the closing of the Initial Public Offering, an amount of $300,150,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), and invested only in U.S. government treasury bills with a maturity of one hundred eighty (180) days or less or in money market funds that meet certain conditions under Rule 2a-7 under the Investment Company Act of 1940 and that invest only in direct U.S. government obligations. Funds will remain in the Trust Account until the earlier of (i) the consummation of the Initial Business Combination or (ii) the distribution of the Trust Account proceeds as described below. The remaining proceeds held outside the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.
The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest to pay taxes, if any, none of the funds held in the Trust Account will be released until the earlier of: (i) the completion of the Initial Business Combination; (ii) the redemption of any shares of Class A common stock included in the Units (the “Public Shares” ) sold in the Initial Public Offering that have been properly tendered in connection with a stockholder vote to amend the Company’s certificate of incorporation to modify the substance or timing of its obligation to redeem 100% of the Public Shares if it does not complete the Initial Business Combination by March 19, 2021 (the “Combination Period”); and (iii) the redemption of 100% of the Public Shares if the Company is unable to complete an Initial Business Combination within the Combination Period (subject to the requirements of law). The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders.
Initial Business Combination
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating an Initial Business Combination. The Initial Business Combination must be with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding deferred underwriting fees and taxes payable) at the time of the agreement to enter into the Initial Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect an Initial Business Combination.
NYSE rules require that the Company must complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding deferred underwriting fees and taxes payable) at the time of the signing a definitive agreement in connection with an Initial Business Combination. The Company’s board of directors will make the determination as to the fair market value of the Initial Business Combination. If the Company’s board of directors is not able to independently determine the fair market value of an Initial Business Combination, then Company will obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions with respect to the satisfaction of such criteria. While the Company considers it unlikely that its board of directors will not be able to make an independent determination of the fair market value of an Initial Business Combination, it may be unable to do so if it is less familiar or experienced with the business of a particular target or if there is a significant amount of uncertainty as to the value of a target’s assets or prospects.
The Company, after signing a definitive agreement for an Initial Business Combination, will either (i) seek stockholder approval of the Initial Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their Public Shares, regardless of whether they vote for or against the Initial Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable, or (ii) provide stockholders with the opportunity to sell their Public Shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable. The decision as to whether the Company will seek stockholder approval of the Initial Business Combination or will allow stockholders to sell their Public Shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval, unless a vote is required by law or under NYSE rules. If the Company seeks stockholder approval, it will complete its Initial Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Initial Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon consummation of the Initial Business Combination. In such case, the Company would not proceed with the redemption of its Public Shares and the related Initial Business Combination, and instead may search for an alternate Initial Business Combination.
If the Company holds a stockholder vote or there is a tender offer for shares in connection with an Initial Business Combination, a public stockholder will have the right to redeem its Public Shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable.
Pursuant to the Company’s amended and restated certificate of incorporation, if the Company is unable to complete the Initial Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, subject to lawfully available funds therefor, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. The Sponsor and the Company’s officers and directors entered into a letter agreement (the “Letter Agreement”) with the Company, pursuant to which they agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares (as defined below) held by them if the Company fails to complete the Initial Business Combination within the Combination Period. However, if the Sponsor or any of the Company’s directors, officers or affiliates acquire shares of Class A common stock during or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete the Initial Business Combination within the prescribed time period.
In the event of a liquidation, dissolution or winding up of the Company after an Initial Business Combination, the Company’s stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. The Company’s stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock, except that the Company will provide its stockholders with the opportunity to redeem their Public Shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, upon the completion of the Initial Business Combination, subject to the limitations described herein.
Risks and Uncertainties
In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (COVID-19) as a pandemic which continues to spread throughout the United States and the World. As of the date the financial statements were available to be issued, there was considerable uncertainty around the expected duration of this pandemic. We have concluded that while it is reasonably possible that COVID-19 could have a negative effect on identifying a target company for a Business Combination, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Note 2 — Liquidity and Going Concern
As of September 30, 2020, the Company had $87,616 in its operating bank account, $305,409,720 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem the Public Shares in connection therewith and a working capital deficit of $2,427,730. As of September 30, 2020, approximately $5,260,000 of the amount on deposit in the Trust Account represented interest income, which is available to pay the Company’s tax obligations, if any.

Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account primarily to identify and evaluate prospective acquisition candidates, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses, review corporate documents and material agreements of prospective target businesses, select the target business to acquire and structure, negotiate and complete a Business Combination.
On February 24, 2020, the Company issued the Sponsor a convertible promissory note, pursuant to which the Company borrowed an aggregate amount of $1,500,000. Of such amount $1,285,415 was used to finance transaction costs in connection with a Business Combination. The loan is non-interest bearing and due upon an Initial Business Combination (see Note 6). The loans are convertible into warrants, at a price of $1.00 per warrant at the option of the Sponsor. Such warrants would be identical to the Private Placement Warrants.
The Company will need to raise additional capital through loans or additional investments from its Sponsor, an affiliate of the Sponsor, or the Company’s officer and directors. The Company’s Sponsor, an affiliate of the Sponsor, or the Company’s officer and directors may, but are not obligated to, loan the Company funds as may be required. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, suspending the pursuit of a potential transaction. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through March 19, 2021, which is the date the Company is required to cease all operations except for the purpose of winding up if it has not completed a Business Combination. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.
Note 3 — Summary of Significant Accounting Policies
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in consolidated financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.
The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 as filed with the SEC on March 26, 2020, which contains the audited financial statements and notes thereto. The financial information as of December 31, 2019 is derived from the audited financial statements presented in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. The interim results for the three and nine months ended September 30, 2020 are not necessarily indicative of the results to be expected for the year ending December 31, 2020 or for any future interim periods.
Principles of Consolidation
The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.
This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of condensed consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of September 30, 2020 and December 31, 2019.
Marketable Securities Held in Trust Account
At September 30, 2020, substantially all of the assets held in the Trust Account were held in money market funds, which are invested in U.S. Treasury securities. At December 31, 2019, substantially all of the assets held in the Trust Account were held in U.S. Treasury Bills.
Common Stock Subject to Possible Redemption
The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of the Company’s condensed consolidated balance sheets.
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of September 30, 2020 and December 31, 2019. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at September 30, 2020 and December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception. The effective tax rate differs from the statutory tax rate of 21% for the three and nine months ended September 30, 2020 primarily due to the non-deductibility of transactional expenses incurred in connection with the search for potential targets for a Business Combination, as well as the valuation allowance recorded against the Company’s net operating losses.
Net Loss Per Common Share
Net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. The Company applies the two-class method in calculating earnings per share. Shares of common stock subject to possible redemption at September 30, 2020 and 2019, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic loss per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of warrants sold in the Initial Public Offering and private placement to purchase 23,510,500 shares of common stock in the calculation of diluted loss per common share, since the exercise of the warrants is contingent upon the occurrence of future events. As a result, diluted net loss per common share is the same as basic net loss per common share for the periods presented.
Reconciliation of Net Loss Per Common Share
The Company’s net (loss) income is adjusted for the portion of income that is attributable to common stock subject to possible redemption, as these shares only participate in the earnings of the Trust Account and not the income or losses of the Company. Accordingly, basic and diluted net loss per common share is calculated as follows:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net (loss) income	$(2,960,610)	$841,755	$(2,901,126)	$2,053,393
Less: Income attributable to common stock subject to possible redemption	—	(1,241,074)	(924,253)	(2,940,055)
Adjusted net loss	$(2,960,610)	$(399,319)	$(3,835,379)	$(886,662)
Weighted average shares outstanding, basic and diluted	9,095,586	8,854,332	9,054,242	8,158,050
Basic and diluted net loss per common share	$(0.33)	$(0.05)	$(0.42)	$(0.11)
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times may exceed the Federal Depository Insurance

Coverage of $250,000. At September 30, 2020 and December 31, 2019, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account
Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed consolidated balance sheets, primarily due to their short-term nature.
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s unaudited condensed consolidated financial statements.
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Note 4 — Initial Public Offering
Pursuant to the Initial Public Offering, the Company sold 30,015,000 Units at a purchase price of $10.00 per Unit, which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,915,000 Units at $10.00 per Unit. Each Unit consists of one share of the Company’s Class A common stock, $0.0001 par value, and one-half of one redeemable warrant (each, a “Warrant” and, collectively, the “Warrants”). Each whole Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share. No fractional warrants will be issued upon separation of the Units and only whole Warrants will trade. Each Warrant will become exercisable on the later of 30 days after the completion of the Company’s Initial Business Combination or 12 months from the closing of the Initial Public Offering, and will expire five years after the completion of the Company’s Initial Business Combination or earlier upon redemption or liquidation. Once the Warrants become exercisable, the Company may redeem the outstanding Warrants in whole and not in part at a price of $0.01 per Warrant upon a minimum of 30 days’ prior written notice of redemption, if and only if the last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sent the notice of redemption to the Warrant holders.
Note 5 — Private Placement
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased from the Company an aggregate of 7,720,000 Private Placement Warrants at a price of $1.00 per warrant, for an aggregate purchase price of $7,720,000. On March 29, 2019, in connection with the underwriters’ election to fully exercise their over-allotment option, the Company sold an additional 783,000 Private Placement Warrants to the Sponsor, at a price of $1.00 per Private Placement Warrant, generating gross proceeds of $783,000. Each whole Private Placement Warrant is exercisable for one whole share of the Company’s Class A common stock at a price of $11.50 per share.
A portion of the purchase price of the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Initial Business Combination is not completed within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.
Note 6 — Related Party Transactions
Founder Shares
On October 17, 2018, the Company’s initial sponsor, Trine Sponsor LLC (the “Initial Sponsor”), purchased 8,625,000 shares of Class B convertible common stock (the “Founder Shares”) for an aggregate purchase price of $25,000, or approximately $0.003 per share. As used herein, unless the context otherwise requires, “Founder Shares” shall be deemed to include the shares of Class A common stock issuable upon conversion thereof. On November 12, 2018, the Initial Sponsor transferred 25,000 shares of Class B common stock to each of Ms. Linden and Messrs. Nathanson, Zuaiter and Sander in compensation for their services as independent directors of the Company. In February 2019, the Initial Sponsor assigned 8,525,000 Founder Shares to the Sponsor. The Founder Shares are identical to the Class A common stock included in the Units sold in the Initial Public Offering except that the Founder Shares automatically convert into shares of Class A common stock at the time of the Company’s Initial Business Combination and are subject to certain transfer restrictions, as described in more detail below. Holders of Founder Shares may also elect to convert their shares of Class B convertible common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time. In February 2019, the Sponsor forfeited 1,437,500 Founder Shares and in March 2019, the Company effected a 1.044 for 1 stock dividend of the Class B convertible common stock, resulting in 7,503,750 Founder Shares issued and outstanding, of which an aggregate of up to 978,750 Founder Shares were subject to forfeiture to the extent that the over-allotment option was not exercised in full by the underwriters. The forfeiture was to be adjusted to the extent that the over-allotment option was not exercised in full by the underwriters so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option, 978,750 Founder Shares are no longer subject to forfeiture.
The Company’s initial stockholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the Initial Business Combination or (B) subsequent to the Initial Business Combination, (x) if the last sale price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Initial Business Combination, or (y) the date on which we complete a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.
The Sponsor and the Company’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the Initial Business Combination. Pursuant to the Letter Agreement, the Sponsor and the Company’s officers and directors have agreed to vote any Founder Shares held by them and any Public Shares purchased after Initial Public Offering (including in open market and privately negotiated transactions) in favor of an Initial Business Combination.
Related Party Advances
Through March 19, 2019, the Sponsor advanced an aggregate of $150,000 to be used for the payment of costs related to the Initial Public Offering. The advances were non-interest bearing, unsecured and due on demand. The advances were repaid upon the consummation of the Initial Public Offering on March 19, 2019.
Promissory Note — Related Party
On October 17, 2018, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note was non-interest bearing and payable on the earlier of June 30, 2019 or the completion of the Initial Public

Offering. The outstanding borrowings under the Note in the amount of $299,000 were repaid upon the consummation of the Initial Public Offering on March 19, 2019.
Related Party Loans
In order to finance transaction costs in connection with an intended Initial Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds on a non-interest basis as may be required. If the Company completes its Initial Business Combination, it would repay such loaned amounts. In the event that the Company’s Initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period. The Company does not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as it does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account. No written agreements exist with respect to such loans.
On February 24, 2020, the Company issued an unsecured promissory note (the “Note”) in the principal amount of $1,500,000 to the Sponsor. The Note is non-interest bearing and payable upon the consummation of an Initial Business Combination. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $1.00 per warrant at the option of the Sponsor. Such warrants would be identical to the Private Placement Warrants. As of September 30, 2020, there was $1,285,415 outstanding under the Note.
The Company may pay HPS Investment Partners, LLC (“HPS”) or the HPS Funds, entities affiliated with one of the Company’s directors, fees in connection with potentially providing financing or other investments in connection with the Initial Business Combination. The amount of any fees the Company pays to HPS or the HPS Funds will be subject to the review of the Company’s audit committee pursuant to the audit committee’s policies and procedures relating to transactions that may present conflicts of interest.
Executive Compensation
In November 2018, the Company agreed to pay its Chief Financial Officer a fee of approximately $16,667 per month. In March 2019, such amount increased to $25,000 per month, which will be payable until the earlier of the consummation of an Initial Business Combination or the Company’s liquidation. For each of the three months ended September 30, 2020 and 2019, the Company incurred $75,000 in fees. For the nine months ended September 30, 2020 and 2019, the Company incurred $150,000 and $204,167 in fees, respectively.
Administrative Support Agreement
The Company entered into an agreement whereby, commencing on March 14, 2019 through the earlier of the Company’s consummation of an Initial Business Combination or the Company’s liquidation, to pay an affiliate of the Sponsor $35,000 per month for office space, utilities and secretarial and administrative support. For each of the three months ended September 30, 2020 and 2019, the Company incurred $105,000 in fees for these services. For the nine months ended September 30, 2020 and 2019, the Company incurred $315,000 and $227,500 in fees for these services, respectively. At September 30, 2020 and December 31, 2019, $280,828 and $103,330 of such fees are included in accounts payable and accrued expenses in the accompanying condensed consolidated balance sheets, respectively.
Note 7 — Commitments and Contingencies
Contingent Fee Arrangement
In October 2018, the Company agreed to pay its President a fee of $12,500 per month. One-half of the fee became payable upon the closing of the Initial Public Offering and the other one-half of the fee will accrue and become payable on the consummation of the Initial Business Combination. As of September 30, 2020, the Company incurred $150,000 in fees related to the portion that became payable upon the closing of the

Initial Public Offering. If the Company does not consummate an Initial Business Combination, the Company will not be required to pay the contingent fees that will become payable on the consummation of the Initial Business Combination. As of September 30, 2020, the amount of these contingent fees was $150,000.
In August 2020, the Company entered into an agreement with a placement agent to for services related to proposed capital raised in connection with the proposed acquisition of Desktop Metal (the “Private Placement”). As compensation for these services, the Company has agreed to pay a fee of 3.0% of the gross proceeds of the Private Placement and in addition, may elect to pay a discretionary fee of up 2.0% of the gross proceeds raised in the event the Private Placement is completed to the Company’s satisfaction, Payment for these services are payable upon the consummation of the Business Combination.
Registration Rights
Pursuant to a registration rights agreement entered into on March 14, 2019, the holders of the Founder Shares, Private Placement Warrants (and their underlying securities) and any Units that may be issued upon conversion of working capital loans, if any, are entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of Class A common stock) pursuant to a registration rights agreement. These holders are entitled to certain demand and “piggyback” registration rights.
The holders of the Founder Shares, Private Placement Warrants and Warrants that may be issued upon conversion of working capital loans will not be able to sell these securities until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters were paid cash underwriting discount of $0.20 per Unit, or $6,003,000 in the aggregate. In addition, the underwriters are entitled to a deferred fee of $0.35 per Unit, or $10,505,250 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its Initial Business Combination. If the Company does not complete an Initial Business Combination and subsequently liquidates, the trustee and the underwriters have agreed that (i) they will forfeit any rights or claims to their deferred underwriting fees, including any accrued interest thereon, then in the Trust Account upon liquidation, and (ii) that the deferred underwriters’ fees will be distributed on a pro rata basis, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes to the public stockholders.
Merger Agreement
On August 26, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Merger Sub and Desktop Metal. Pursuant to the terms of the Merger Agreement, a business combination between the Company and Desktop Metal will be effected through the merger of Merger Sub with and into Desktop Metal, with Desktop Metal surviving the merger as a wholly owned subsidiary of the Company (the “Merger”).
At the effective time of the Merger (the “Effective Time”), each share of Desktop Metal preferred stock, par value $0.0001 per share (“Desktop Metal preferred stock”), and each share of Desktop Metal common stock, par value $0.0001 per share (“Desktop Metal common stock”), will be converted into the right to receive such number of shares of Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”) equal to the Per Share Preferred Stock Consideration (as defined in the Merger Agreement) or the Per Share Common Stock Consideration (as defined in the Merger Agreement), as applicable. Pursuant to the terms of the Merger Agreement, the Company is required to use reasonable best efforts to cause the Common Stock to be issued in connection with the transactions contemplated by the Merger Agreement (the “Transactions”) to be listed on the New York Stock Exchange (“NYSE”) prior to the closing of the Merger (the “Closing”).
The Merger Agreement contains customary representations, warranties and covenants by the parties thereto and the Closing is subject to certain conditions as further described in the Merger Agreement.

Note 8 — Stockholders’ Equity
Preferred Stock
The Company is authorized to issue 1,000,000 shares of $0.0001 par value preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At September 30, 2020 and December 31, 2019, there were no shares of preferred stock issued or outstanding.
Common Stock
The authorized common stock of the Company includes up to 100,000,000 shares of Class A, $0.0001 par value, common stock and 10,000,000 shares of Class B, $0.0001 par value convertible common stock. The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of the Initial Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. If the Company enters into an Initial Business Combination, it may (depending on the terms of such an Initial Business Combination) be required to increase the number of shares of Class A common stock which the Company is authorized to issue at the same time as the Company’s stockholders vote on the Initial Business Combination, to the extent the Company seeks stockholder approval in connection with the Initial Business Combination. Holders of the Company’s common stock are entitled to one vote for each share of common stock. At September 30, 2020 and December 31, 2019, there were 1,885,388 and 1,510,538 shares of Class A common stock issued and outstanding, excluding 28,129,612 and 28,504,462 shares of Class A common stock subject to possible redemption, respectively, and 7,503,750 shares of Class B convertible common stock issued and outstanding.
Warrants
Each warrant is exercisable to purchase one share of the Company’s Class A common stock.
The Public Warrants will become exercisable on the later of (a) 30 days after the completion of an Initial Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available. The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of an Initial Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of an Initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of an Initial Business Combination or earlier upon redemption or liquidation.

Once the warrants become exercisable, the Company may redeem the Public Warrants:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption; and

•
if, and only if, the reported last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.

•
If, and only if, there is a current registration statement in effect with respect to the shares of Class A common stock underlying such warrants.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of an Initial Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
In addition, if the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of an Initial Business Combination at a newly issued price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the Company’s initial stockholders or their respective affiliates, without taking into account any Founder Shares held by them, as applicable, prior to such issuance), the exercise price of the Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the newly issued price.
If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete an Initial Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
Note 9 — Fair Value Measurements
The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.
Level 3:	Unobservable inputs based on the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability.
The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at September 30, 2020 and December 31, 2019, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Level	September 30, 2020	December 31, 2019
Assets:
Marketable securities held in Trust Account	1	$305,409,720	$304,528,924
Note 10 — Subsequent Events
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the unaudited condensed consolidated financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and the Board of Directors of Desktop Metal, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Desktop Metal, Inc. and its subsidiaries (the “Company”) as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive loss, convertible preferred stock and stockholders’ equity, and cash flows, for the years then ended and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform an audit of its internal controls over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ DELOITTE & TOUCHE LLP
Boston, Massachusetts
September 14, 2020
We have served as the Company’s auditor since 2016.

DESKTOP METAL, INC.
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2019 and 2018
(in thousands, except share and per share amounts)
	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$66,161	$29,043
Short-term investments	84,754	64,229
Accounts receivable, net of allowance for doubtful accounts $0.2 million and $0.0 million	4,523	3,058
Inventory	8,405	3,982
Deferred cost of goods sold	262	2,991
Prepaid expenses and other current assets	1,626	2,435
Total current assets	165,731	105,738
Restricted cash	612	612
Property and equipment, net	18,387	18,997
Non-current investments	—	450
Capitalized software, net	446	788
Right-of-use assets	2,289	2,353
Goodwill	2,252	—
Acquired technology, net	2,994	—
Total Assets	$192,711	$128,938
Liabilities, Convertible Preferred Stock and Stockholders’ Equity
Current liabilities:
Accounts payable	$10,228	$14,573
Customer deposits	2,325	2,173
Current portion of operating lease liability	806	626
Accrued expenses and other current liabilities	5,053	1,806
Deferred revenue	2,230	3,922
Total current liabilities	20,642	23,100
Long-term debt, net of deferred financing costs	9,972	9,953
Lease liability, net of current portion	3,026	3,565
Total liabilities	33,640	36,618
Commitments and Contingences (Note 11)
Convertible Preferred Stock (Note 13)	436,533	276,889
Stockholders’ Equity:
Common Stock, $0.0001 par value – authorized, 156,000,000 shares; issued and outstanding, 31,388,426 and 29,083,805 shares at December 31, 2019 and 2018, respectively (includes unvested 4,575,313 and 9,731,550 shares of restricted stock)	3	2
Additional paid-in capital	16,722	6,440
Notes receivable	—	(249)
Accumulated deficit	(294,262)	(190,666)
Accumulated other comprehensive income (loss)	75	(96)
Total Stockholders’ Equity	(277,462)	(184,569)
Total Liabilities, Convertible Preferred Stock and Stockholders’ Equity	$192,711	$128,938
See notes to consolidated financial statements.

DESKTOP METAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2019 and 2018
(in thousands, except per share amounts)
	Years Ended December 31,
	2019	2018
Revenues
Products	$22,758	$751
Services	3,681	283
Total revenues	26,439	1,034
Cost of sales
Products	45,268	4,572
Services	5,528	896
Total cost of sales	50,796	5,468
Gross margin	(24,357)	(4,434)
Operating expenses:
Research and development	54,656	59,607
Sales and marketing	18,749	14,674
General and administrative	11,283	44,898
Total operating expenses	84,688	119,179
Loss from operations	(109,045)	(123,613)
Interest expense	(503)	(261)
Interest and other income, net	5,952	2,535
Loss before income taxes	(103,596)	(121,339)
Provision for income taxes	—	—
Net loss	$(103,596)	$(121,339)
Net loss per share – basic and diluted	$(4.43)	$(7.36)
See notes to consolidated financial statements.

DESKTOP METAL, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
FOR THE YEARS ENDED DECEMBER 31, 2019 and 2018
(in thousands)
	Years Ended December 31,
	2019	2018
Net loss	$(103,596)	$(121,339)
Other comprehensive gain, net of taxes:
Unrealized gain on available-for-sale marketable securities	171	114
Total comprehensive loss, net of taxes of $0	$(103,425)	$(121,225)
See notes to consolidated financial statements.

DESKTOP METAL, INC.
CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2019 and 2018
(in thousands, except share amounts)
	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Notes Receivable	Accumulated Deficit	Accumulated Other Comprehensive (Loss) Income	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
BALANCE – January 1, 2018	79,994,884	$241,789	12,971,191	$2	$2,810	$—	$(69,327)	$(210)	$(66,725)
Issuance of Series D Convertible Preferred Stock – net of issuance costs ($169)	4,097,785	35,100	—	—	—	—	—	—	—
Exercise of common stock options	—	—	526,898	—	373	—	—	—	373
Vesting of restricted Common Stock	—	—	5,575,000	—	8		—	—	8
Stock-based compensation expense	—	—	—	—	2,965	—	—	—	2,965
Common Stock warrants issued	—	—	—	—	35	—	—	—	35
Issuance of notes receivable to stockholder	—	—	279,166	—	249	(249)	—	—	—
Net loss	—	—	—	—	—	—	(121,339)	—	(121,339)
Other comprehensive income	—	—	—	—	—	—	—	114	114
BALANCE – December 31, 2018	84,092,669	276,889	19,352,255	2	6,440	(249)	(190,666)	(96)	(184,569)
Issuance of Series E Convertible Preferred Stock – net of issuance costs ($124)	13,450,703	134,667	—	—	—	—	—	—	—
Issuance of Series E-1 Convertible Preferred Stock–net of issuance costs ($22)	2,494,737	24,977	—	—	—	—	—	—	—
Exercise of common stock options	—	—	996,753	—	708	—	—	—	708
Vesting of restricted Common Stock	—	—	5,653,512	1	7	—	—	—	8
Stock-based compensation expense	—	—	—	—	5,215	—	—	—	5,215
Common Stock warrants issued	—	—	—	—	1,038	—	—	—	1,038
Issuance of common stock for acquisitions	—	—	873,203	—	3,563	—	—	—	3,563
Repayment of notes receivable	—	—	(62,610)	—	(249)	249	—	—	—
Net loss	—	—	—	—	—	—	(103,596)	—	(103,596)
Other comprehensive income	—	—	—	—	—	—	—	171	171
BALANCE – December 31, 2019	100,038,109	$436,533	26,813,113	$3	$16,722	$(0)	$(294,262)	$75	$(277,462)

See notes to consolidated financial statements.

DESKTOP METAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2019 and 2018
(in thousands)
	Years Ended December 31,
	2019	2018
Cash Flows from Operating Activities:
Net loss	$(103,596)	$(121,339)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	8,087	4,204
Stock-based compensation	5,215	2,965
Expense related to Common Stock warrants issued	1,038	35
(Gain) loss on disposal of property and equipment	(7)	63
Gain on investment, related to Make Composites, Inc.	(1,426)	—
Impairment of capitalized software	444	—
Accretion of discount on investments	(1,570)	(540)
Amortization of debt financing cost	19	—
Net (increase) decrease in accrued interest related to marketable securities	(36)	135
Changes in operating assets and liabilities:
Accounts receivable	(1,465)	(3,058)
Inventory and deferred cost of goods sold	(1,694)	(6,973)
Prepaid expenses and other current assets	809	651
Accounts payable	(4,455)	9,066
Accrued expenses and other current liabilities	3,272	(501)
Customer deposits	152	609
Deferred revenue	(1,693)	3,922
Change in right of use assets and lease liabilities, net	(296)	(241)
Net cash used in operating activities	(97,202)	(111,002)
Cash Flows from Investing Activities:
Purchases of property and equipment	(6,867)	(13,970)
Proceeds from sale of property and equipment	—	14
Capitalized software, net	(321)	(806)
Purchase of marketable securities	(215,584)	(96,828)
Proceeds from sales and maturities of marketable securities	196,836	151,047
Cash paid for acquisition, net of cash acquired	(96)	—
Other investments	—	(450)
Net cash (used in) provided by investing activities	(26,032)	39,007
Cash Flows from Financing Activities
Proceeds from Preferred Stock issuances, net of issuance cost	159,644	35,100
Proceeds from exercise of stock options	708	373
Proceeds from term loan	—	9,953
Net cash provided by financing activities	160,352	45,426
Net increase (decrease) in cash, cash equivalents, and restricted cash	37,118	(26,569)
Cash and cash equivalents at beginning of year	29,043	55,612
Restricted cash	612	612
Cash, cash equivalents, and restricted cash at end of year	$66,773	$29,655
Supplemental cash flow information:
Interest paid	$485	$251
Non-cash investing and financing activities:
Common Stock issued for acquisitions	$3,563	$—
Additions to right of use assets and lease liabilities	$296	$—
Purchase of property and equipment included in accrued expense	$109	$307
Common Stock forfeited in satisfaction of note receivable	$249	$—
See notes to consolidated financial statements.

DESKTOP METAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018
1.   ORGANIZATION, NATURE OF BUSINESS, AND RISK AND UNCERTAINTIES
Organization and Nature of Business
Desktop Metal, Inc. and subsidiaries (the “Company” “Desktop Metal”) is a Delaware corporation headquartered in Burlington, Massachusetts. The Company was founded in 2015 and is accelerating the transformation of manufacturing with 3D printing solutions for engineers, designers, and manufacturers. The Company designs, produces and markets 3D printing systems to a variety of end customers.
Risks and Uncertainties
The Company is subject to a number of risks similar to those of other companies of similar size in its industry, including, but not limited to, the need for successful development of products, the need for additional funding, competition from substitute products and services from larger companies, protection of proprietary technology, patent litigation, dependence on key individuals, and risks associated with changes in information technology. The Company has financed its operations to date primarily with proceeds from the sale of Convertible Preferred Stock. The Company’s long-term success is dependent upon its ability to successfully market its products and services; generate revenue; maintain or reduce its operating costs and expenses; meet its obligations; obtain additional capital when needed; and, ultimately, achieve profitable operations. Management believes that existing cash and investments as of September 2020 will be sufficient to fund operating and capital expenditure requirements through at least twelve months from the date of issuance of these consolidated financial statements.
2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The consolidated financial statements of the Company are prepared in conformity with accounting principles generally accepted in the United States of America (“US GAAP”). The accompanying consolidated financial statements include the accounts of Desktop Metal, Inc. and its wholly owned subsidiaries, Desktop Metal Securities Corporation and Desktop Metal GmbH. The functional currency of Desktop Metal GmbH is U.S. Dollars. All intercompany transactions and balances have been eliminated in consolidation.
Use of Estimates
The preparation of the consolidated financial statements in conformity with GAAP requires the Company’s management to make judgements, estimates and assumptions regarding uncertainties that affect the reported amounts of assets, liabilities and related disclosures of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period.
Although the Company regularly assesses these estimates, actual results could differ materially from these estimates. Changes in estimates are recorded in the period in which they become known. The Company bases its estimates on historical experience and various other assumptions that it believes to be reasonable under the circumstances. Actual results may differ from management’s estimates if these results differ from historical experience or other assumptions prove not to be substantially accurate, even if such assumptions are reasonable when made.
Cash and Cash Equivalents
Cash equivalents include all highly liquid investments maturing within 90 days or less from the date of purchase. Cash equivalents, consist of money market funds, totaling $40.5 million and $24 million as of

DESKTOP METAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018
2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
December 31, 2019 and 2018 respectively, as well as other highly-liquid cash equivalents totaling $25 million as of December 31, 2019.
Short-Term Investments
All of the Company’s investments, which consist of debt securities, are classified as available for sale and are carried at fair value. Unrealized gains and losses considered to be temporary in nature are recorded as a component of accumulated other comprehensive loss, net of related income taxes. The Company reviews all investments for reductions in fair value that are other than temporary. When such reductions occur, the cost of the investment is adjusted to fair value through recording a loss on investments in the consolidated statements of operations. Gains and losses on investments are calculated on the basis of specific identification.
Restricted Cash
The Company maintains a letter of credit for the benefit of the landlord for their office facility. The issuer of the letter of credit requires the Company to maintain a deposit in the amount of $0.6 million to secure the letter, which is reported as restricted cash in the consolidated balance sheets. This letter of credit automatically renews every year until it matures on February 7, 2024; therefore, it is classified as long term in nature at December 31, 2019 and 2018.
Revenue
Product Revenue and Service Revenue
Product revenue include sales of the Company’s 3-D metal systems, which consist of modular printers, furnaces, and debinders as well as sale of accessories and consumables. These consumables are primarily comprised of materials, which are used by the printers during the printing process to produce parts. Certain on-premises software that is embedded with the hardware and sold with the product bundle and is included within product revenue. Revenue from products is recognized upon transfer of control, which is generally at the point of shipment. The Company typically recognizes revenue on embedded software once the customer has been given access to the software.
Services revenue includes revenue from various software cloud-based solutions the Company offers to facilitate the design of parts and operation of the Company’s products. The Company offers multiple software products, which are licensed through either a cloud-based solution and/or an on-premises software subscription, depending on the product. For the cloud-based solution, the Company typically provides an annual subscription that the customer does not have the right to take possession of and is renewed at expiration. The revenue from the cloud-based solution is recognized ratably over the annual term as the Company considers the services provided under the cloud-based solution to be a series of distinct performance obligations, as the Company provides continuous daily access to the cloud solution. For on-premises software subscriptions, the Company typically recognizes revenue once the customer has been given access to the software. Service revenue also consists of installation, training, and post contract support. When the Company enters into development contracts, control of the development service is transferred over time, and the related revenue is recognized over time.
Revenue Recognition
The Company adopted Accounting Standards Codification (ASC) 606, Revenue from Contracts with Customers, on January 1, 2018, using the full retrospective method. Revenue is measured as the amount of consideration expected to be received in exchange for transferring goods or providing services. The amount of

DESKTOP METAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018
2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
consideration is typically a fixed price at the contract inception. Consideration from shipping and handling is recorded on a gross basis within product revenue.
The Company determines revenue recognition through the following steps:
•
Identification of the contract, or contracts, with a customer

•
Identification of the performance obligations in the contract

•
Determination of the transaction price

•
Allocation of the transaction price to the performance obligations in the contract

•
Recognition of revenue when, or as, the Company satisfies a performance obligation

Nature of Products and Services
The Company sells its products primarily through authorized resellers, independent sales agents, and its own sales force. Revenue from hardware and consumables is recognized upon transfer of control, which is generally at the point of shipment.
The Company’s post-contract support is primarily sold through one-year annual contracts and post contract support revenue is recognized ratably over the term of the agreement. Post contract support is related to the service and maintenance of the Company’s hardware products after delivery and installation to the customer. Service revenue from installation and training is recognized as performed.
Our terms of sale generally provide payment terms that are customary in the countries where the Company transacts business. To reduce credit risk in connection with certain sales, the Company may, depending upon the circumstances, require deposits or payment in full prior to shipment.
Due to the short term nature of our contracts substantially all of our outstanding performance obligations are recognized within one year.
Shipping and handling activities that occur after control over a product has transferred to a customer are accounted for as fulfillment activities rather than performance obligations, as allowed under a practical expedient provided by ASC 606. The shipping and handling fees charged to customers are recognized as revenue and the related costs are included in cost of revenue at the point in time when ownership of the product is transferred to the customer. Sales taxes and value added taxes collected concurrently with revenue generating activities are excluded from revenue.
Significant Judgements
The Company enters into contracts with customers that can include various combinations of hardware products, software licenses, and services, which are distinct and accounted for as separate performance obligations. Products or services that are promised to a customer can be considered distinct if both of the following criteria are met: (i) the customer can benefit from the products or services either on its own or together with other readily available resources and (ii) the Company’s promise to transfer the products, software, or services to the customer is separately identifiable from other promises in the contract. Determining whether products and services are considered distinct performance obligations that should be accounted for separately versus together may require significant judgment.
Judgement is required to determine the standalone selling price (SSP). The transaction price is allocated to each distinct performance obligation on a relative standalone selling price basis and revenue is recognized for each performance obligation when control has passed. In most cases, the Company is able to establish SSP based historical transaction data of the observable prices of hardware products sold

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018
2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
separately in comparable circumstances to similar customers, observable renewal rates for software and post contract support, and the Company’s best estimates selling price at which the Company would have sold the product regularly on a stand-alone basis for training and installation. The Company reassesses the SSP on a periodic basis or when facts and circumstances change.
Contract Balances
The timing of revenue recognition, billings and cash collections results in billed accounts receivable, customer deposits and deferred revenues (contract liabilities) on the consolidated balance sheets. Timing of revenue recognition may differ from the timing of invoicing to customers. The Company record a receivable at the time of invoicing. For most contracts, customers are invoiced when products are shipped or when services are performed. The Company will typically bill in advance for post-contract support and cloud-based software licenses, resulting in deferred revenue.
When products have been delivered, but the product revenue associated with the arrangement has been deferred the Company includes the costs for the delivered items in deferred costs of goods sold on the consolidated balance sheets until recognition of the related revenue occurs, at which time it is recognized in cost of goods sold.
As of December 31, 2019, the Company deferred approximately $2.2 million of revenue and $0.3 million of costs, included in deferred costs of goods sold. The $3.9 million of revenue deferred as of December 31, 2018 was recognized as revenue in 2019. The deferred revenue consists primarily of billed post contract support and cloud-based software licenses that are recognized ratably over the term of the agreement, and to a lesser extent related to contracts that have outstanding performance obligations, and contracts that have acceptance terms that have not yet been fulfilled.
As of December 31, 2018, the Company deferred approximately $3.9 million of revenue and $3 million of costs, included in deferred costs of goods sold for hardware products delivered in 2018, and the remaining obligations for software, and services products to be delivered in 2019. The Company began shipping its 3-D metal solutions during the fourth quarter of 2018. Due to the lack of history of the performance of the product and associated risk of return, as well as the lack of history of estimating additional costs associated with installation, the Company considered these as variable revenue constraints that required deferral of revenue for certain customers. The Company has recognized revenue only to the extent that it is probable that a significant reversal will not occur.
As our contracts are primarily one year or less, substantially all deferred revenue outstanding at the end of the year is recognized during the following year.
Our terms of sale generally provide payment terms that are customary in the countries where we transact business. To reduce credit risk in connection with certain sales, we may, depending upon the circumstances, require deposits prior to shipment.
During the years ended December 31, 2019 and 2018, the Company pays commissions to its external partners and internal sales team. The Company acts as a principal in the contracts with their partners as the Company controls the product, establishes the price, and bears the risk of nonperformance. The Company records the revenue on a gross basis and commissions are recorded as a sales and marketing expense. The Company recognizes its commission expense as a point-in-time expense as contract obligations are primarily completed within a one-year contract period.
See Note 14 for additional information related to disaggregation of revenue.

DESKTOP METAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018
2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Allowance for Doubtful Accounts
In evaluating the collectability of accounts receivable, the Company assesses a number of factors, including specific customers’ abilities to meet their financial obligations, the length of time receivables are past due, and historical collection experience. If circumstances related to specific customers change, or economic conditions deteriorate such that our past collection experience is no longer relevant, our estimate of the recoverability of our accounts receivable could be further reduced from the levels provided for in the consolidated financial statements.
The Company evaluates specific accounts for which it is believed a customer may have an inability to meet their financial obligations. In these cases, judgment is applied, based on available facts and circumstances, and record a specific reserve is recorded for that customer to reduce the receivable to an amount expected to be collected. These specific reserves are reevaluated and adjusted as additional information is received that impacts the amount reserved.
As of December 31, 2019, and 2018, the Company has recorded $0.2 million and $0.0 million respectively, in allowance of doubtful accounts. In the years ended December 31, 2019 and 2018 the Company recorded bad debt expense of $0.2 million and $0.0 million, respectively.
Earnings Per share
The Company presents basic and diluted loss per common share amounts. Basic loss per common share is calculated by dividing net loss available to Common Stockholders by the weighted average number of common shares outstanding during the applicable period.
The denominator for diluted earnings per share is a computation of the weighted-average number of ordinary shares and the potential dilutive ordinary shares outstanding during the period. Potential dilutive shares outstanding include the dilutive effect of in-the-money options and unvested Restricted Stock Agreements (“RSAs”) using the treasury stock method. See Note 16 for further information.
Warranty Reserve
Substantially, all of the Company’s products, hardware, and software are covered by a standard assurance warranty of one year. In the event of a failure of hardware product or software covered by this warranty, the Company may repair or replace the software or hardware product at its option. The Company’s warranty reserve reflects estimated material and labor costs for potential or actual product issues in its installed base for which the Company expects to incur an obligation. The Company periodically assesses the adequacy of the warranty reserve and adjusts the amount as necessary. If the data used to calculate the adequacy of the warranty reserve are not indicative of future requirements, additional or reduced warranty reserves may be required.
As of December 31, 2019 and 2018 the Company has recorded $1.5 million and $0.1 million, respectively, of warranty reserve within accrued expenses and other current liabilities on the consolidated balance sheets. Accrued warranty consisted of the following (in thousands):
	Years Ended December 31,
	2019	2018
Warranty reserve, at the beginning of the year	$116	$—
Additions to warranty reserve	2,352	116
Claims fulfilled	(977)	—
Warranty reserve, at the end of the year	$1,491	$116

DESKTOP METAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018
2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Warranty reserve is recorded through cost of sales in the consolidated statements of operations.
Inventory and Deferred Cost of Goods Sold
Inventory is stated at the lower of cost or net realizable value, determined on a first-in, first-out basis, and consists of the following (in thousands):
	Years Ended December 31,
	2019	2018
Work in process	$1,081	$2,741
Finished goods	7,324	1,241
	$8,405	$3,982
The Company provides for inventory losses based on obsolescence and levels in excess of forecasted demand. In these cases, inventory is reduced to the estimated net realizable value based on historical usage and expected demand.
Inventory provisions based on obsolescence and inventory in excess of forecasted demand are recorded through cost of sales in the consolidated statements of operations.
Concentrations of Credit Risk and Off-Balance-Sheet Risk
The Company has no significant off-balance-sheet risk, such as foreign exchange contracts, option contracts, or other foreign hedging arrangements. Financial instruments that potentially expose the Company to concentrations of credit risk consist mainly of cash and cash equivalents. The Company maintains its cash and cash equivalents principally with accredited financial institutions of high-credit standing.
Customer Deposits
Payments received from customers who have placed reservations or purchase orders in advance of shipment are refundable upon cancellation or non-delivery by the Company and are included within customer deposits on the consolidated balance sheets.
Property and Equipment
Property and equipment is stated at cost. Expenditures for repairs and maintenance are expensed as incurred. When assets are retired or disposed of, the assets and related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is included in the determination of net income or loss. Depreciation is recorded using the straight-line method over the estimated useful lives of the related assets.
Business Combinations
The Company allocates the purchase price of acquired companies to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values. The estimates used to value the net assets acquired are based in part on historical experience and information obtained from the management of the acquired company. The Company generally values the identifiable intangible assets acquired using a discounted cash flow model. The significant estimates used in valuing certain of the intangible assets, include, but are not limited to future expected cash flows of the asset, discount rates to determine the present value of the future cash flows and expected technology life cycles. Intangible assets are amortized over their estimated useful life; the period over which the Company anticipates generating economic benefit from

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018
2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
the asset. Fair value adjustments subsequent to the acquisition date, that are not measurement period adjustments, are recognized in earnings.
Goodwill and Intangible Assets
The Company has recorded $2.3 million of goodwill and $3.3 million of acquired technology, net of $0.3 million of amortization expense as of December 31, 2019, as a result of two business combinations completed during the year ended December 31, 2019.
Goodwill represents the future economic benefits arising from other assets acquired in a business combination or an acquisition that is not individually identified and separately recorded. The excess of the purchase price over the estimated fair value of net assets of businesses acquired in a business combination is recognized as goodwill. Intangible assets consist of identifiable intangible assets, including developed technology, resulting from the Company’s acquisitions.
Goodwill is not amortized but is tested for impairment at least annually (as of the first day of the fourth quarter) or as circumstances indicate the value may no longer be recoverable. To assess if goodwill is impaired, the Company performs a qualitative assessment to determine whether further impairment testing is necessary. The Company then compares the carrying amount of the single reporting unit to the fair value of the reporting unit. An excess carrying value over fair value would indicate that goodwill may be impaired.
The Company evaluates definite-lived intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If indicators of impairment are present, the Company then compares the estimated undiscounted cash flows that the specific asset is expected to generate to its carrying value. If such assets are impaired, the impairment recognized is measured as the amount by which the carrying amount of the asset exceeds its fair value. To date, there have been no impairments of goodwill or intangible assets. Intangible assets are amortized over their useful life.
Impairment of Long-Lived Assets
The Company evaluates whether events or circumstances have occurred that indicate that the estimated remaining useful life of its long-lived assets may warrant revision or that the carrying value of these assets may be impaired. The Company does not believe that any events have occurred through December 31, 2019, that would indicate its long-lived assets are impaired, other than the capitalized software as detailed in Note 6.
Research and Development
Research and development costs are expensed as incurred. Research and development expense includes costs, primarily related to salaries and benefits for employees and prototypes and design expenses, incurred to develop intellectual property and is charged to expense as incurred. Costs incurred internally in researching and developing a software product to be sold to customers are charged to expense until technological feasibility has been established for the product. Once technological feasibility is established, software costs are capitalized until the product is available for general release to customers. Judgment is required in determining when technological feasibility of a product is established. The Company has determined that technological feasibility for software products is reached after all high-risk development issues have been resolved through coding and testing. Generally, this occurs shortly before the products are released, such that there are no material costs to capitalize.

DESKTOP METAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018
2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Advertising Expense
Advertising expense is included within sales and marketing expense in the consolidated statements of operations and was $0.1 million, $0.1 million for the years ended December 31, 2019 and 2018, respectively. It primarily includes promotional expenditures and is expensed as incurred; as such, efforts have not met the direct-response criteria required for capitalization.
Stock-Based Compensation
The Company accounts for all stock options granted to employees and nonemployees using a fair value method. Stock-based compensation is measured at the grant-date fair value of the award and is then recognized as the related services are rendered, typically over the vesting period. The measurement date for employee awards is generally the date of the grant and the measurement date for nonemployee awards is generally the date the performance of services is completed. The Company estimates forfeitures that will occur in their determination of the expense recorded.
Income Taxes
The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the Company’s consolidated financial statements and tax returns. Deferred tax assets and liabilities are determined based upon the differences between the consolidated financial statements carrying amounts and the tax bases of existing assets and liabilities and for loss and credit carryforwards, using enacted tax rates expected to be in effect in the years in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that these assets may not be realized.
The Company provides reserves for potential payments of taxes to various tax authorities related to uncertain tax positions. Amounts recognized are based on a determination of whether a tax benefit taken by the Company in its tax filings or positions is “more likely than not” to be sustained on audit. The amount recognized is equal to the largest amount that is more than 50% likely to be sustained. Interest and penalties associated with uncertain tax positions are recorded as a component of income tax expense. As of December 31, 2019 and 2018, the Company has not identified any uncertain tax positions for which reserves would be required.
Comprehensive Loss
The Company’s comprehensive loss consists of its net loss and unrealized gain and loss from investments.
Recently Issued Accounting Standards
Recently Adopted Accounting Guidance
In November 2016, the Financial Accounting Standards Board (FASB) Issued Accounting Standards Update (ASU) No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, that requires the changes in restricted cash and restricted cash equivalents that result from transfers between cash, cash equivalents, and restricted cash and restricted cash equivalents should not be presented as cash flow activities in the consolidated statements of cash flows. The Company has adopted the ASU as of January 1, 2019 on a retrospective basis.
In January 2016, the FASB Issued ASU No. 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, which amends the guidance in U.S. GAAP on the classification and measurement of financial instruments. Although the ASU retains many current requirements, it significantly revises an

DESKTOP METAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018
2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
entity’s accounting related to (1) the classification and measurement of investments in equity securities and (2) the presentation of certain fair value changes for financial liabilities measured at fair value. The ASU also amends certain disclosure requirements associated with the fair value of financial instruments. The Company has adopted the ASU as of January 1, 2019, with no effect on the Company’s net loss or other comprehensive loss.
Recent Accounting Guidance Not Yet Adopted
In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740) — Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes by eliminating some exceptions to the general approach in Accounting Standards Codification 740, Income Taxes. It also clarifies certain aspects of the existing guidance to promote more consistent application. This standard is effective for calendar-year public business entities in 2021 and interim periods within that year, and early adoption is permitted. The Company is currently in the process of evaluating the impact the new standard will have on our consolidated financial statements.
In June 2018, the FASB issued ASU No. 2018-07, Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, which substantially aligns the measurement and classification guidance for share-based payments to nonemployees with the guidance for share-based payments to employees. The ASU also clarifies that any share-based payment issued to a customer should be evaluated by the new revenue recognition standard. The new ASU requires a modified retrospective transition approach. The ASU is effective for the Company beginning January 1, 2020. The Company intends to adopt the updated standard when it reports its annual results.
In January 2017, the FASB issued ASU No. 2017-04, Intangibles — Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment (“ASU 2017-04”), which eliminates the performance of Step 2 from the goodwill impairment test. In performing its annual or interim impairment testing, an entity will instead compare the fair value of the reporting unit with its carrying amount and recognize any impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value. Additionally, an entity should consider income tax effects from any tax-deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment loss. As a smaller reporting company pursuant to Rule 12b-2 of the Securities Exchange Act of 1934, as amended, these changes become effective for the Company on January 1, 2023. The Company is currently evaluating the potential impact of these changes on its consolidated financial statements.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses. This ASU added a new impairment model (known as the current expected credit loss (“CECL”) model) that is based on expected losses rather than incurred losses. Under the new guidance, an entity recognizes as an allowance its estimate of expected credit losses. The CECL model applies to most debt instruments, trade receivables, lease receivables, financial guarantee contracts, and other loan commitments. The CECL model does not have a minimum threshold for recognition of impairment losses and entities will need to measure expected credit losses on assets that have a low risk of loss. As a smaller reporting company pursuant to Rule 12b-2 of the Securities Exchange Act of 1934, as amended, these changes become effective for the Company on January 1, 2023. The Company is currently evaluating the potential impact of these changes on its consolidated financial statements.

DESKTOP METAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018
3.   PROPERTY AND EQUIPMENT
Depreciation is expensed using the straight-line method over the estimated useful lives of the assets as follows:
Asset Classification	Useful Life
Equipment	3 – 5 years
Furniture and fixtures	3 years
Computer equipment	3 Years
Tooling	3 Years
Software	3 Years
Leasehold improvements	Shorter of asset’s useful life or remaining life of the lease
Property and equipment — net consisted of the following at December 31, 2019 and 2018 (in thousands):
	Years Ended December 31,
	2019	2018
Equipment	$13,358	$8,306
Furniture and fixtures	895	875
Computer equipment	1,089	1,045
Tooling	1,823	1,303
Software	954	302
Leasehold improvements	13,880	13,357
Construction in process	170	—
Property and equipment – gross	32,169	25,188
Less: accumulated depreciation	(13,782)	(6,191)
Property and equipment – net	$18,387	$18,997
Depreciation and amortization expense was $7.6 million and $4.1 million for the years ended December 31, 2019 and 2018, respectively.
4.   ACQUISITIONS
In July 2019, the Company acquired all outstanding shares of Make Composites, Inc. (“Make”) for a total purchase price of $5.4 million through the issuance of 873,203 shares of the Company’s Common Stock. Make is a composite printer research and development company that was acquired primarily for the complementary technology. The Company incurred transaction costs totaling $0.1 million that are included in general and administrative expenses in the consolidated statements of operations. The purchase price was allocated with $1.9 million to goodwill, $3.2 million to acquired technology, and $0.3 million to acquired tangible assets, consisting primarily of cash. The Company recorded a gain of $1.4 million on its original non-controlling investment of Make. This gain is recorded in interest and other income, net in the consolidated statements of operations. The goodwill acquired is deductible for income tax purposes. As of December 31, 2019, the Company’s accounting for the acquisition is complete. In connection with the acquisition, the Company issued restricted stock, options and warrants to employees and contractors of Make which have future service obligations to vest and are accounted for as post-combination expense.
In March 2019, the Company acquired all outstanding shares of addLEAP AB, a Swedish3D printer research and development company, for a purchase price of $0.4 million paid in cash. The acquisition was

DESKTOP METAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018
4.   ACQUISITIONS (Continued)
completed to further the Company’s advances in 3D printing. The purchase price was allocated to $0.3 million of goodwill and $0.1 million of acquired technology. Total transaction costs of $0.1 million are included in general and administrative expenses in the consolidated statements of operations. The goodwill acquired is deductible for income tax purposes. As of December 31, 2019, the Company’s accounting for the acquisition is complete. In connection with the acquisition, the Company issued 74,843 shares of restricted stock that have future service obligations to vest and are accounted for as post-combination expense.
5.   ACQUIRED TECHNOLOGY
Acquired technology consisted of the following (in thousands):
	Gross Value	Estimated Life	Accumulated Amortization	Balance December 31, 2019
Total acquired technology	$3,270	5 years	$276	$2,994
The Company recognized $0.3 million of amortization expense as of December 31, 2019 and expects to recognize $0.7 million of amortization expense annually in the years ended December 31, 2020, through 2023, and $0.4 million in 2024. The weighted-average remaining amortization period is 4.5 years.
6.   CAPITALIZED SOFTWARE
The Company capitalizes certain costs related to the development and implementation of cloud computing software. Costs incurred during the application development phase are capitalized only when the Company believes it is probable the development will result in new or additional functionality. The types of costs capitalized during the application development phase include employee compensation, as well as consulting fees for third-party developers working on these projects. The capitalized costs are amortized on a straight-line basis over the estimated useful life of the asset, which is typically 3 years.
The Company incurred $0.2 million and $18,000 in amortization expense for the years ended December 31, 2019 and 2018, respectively. The Company recorded an impairment charge of $0.4 million in the year ended December 31, 2019, for software that will no longer be utilized by the Company.
Capitalized software consists of the following (in thousands):
	Years Ended December 31,
	2019	2018
Capitalized software development costs	$1,127	$806
Accumulated amortization	(237)	(18)
Impairment	(444)	—
Total capitalized software costs	$446	$788
The Company expects to incur amortization expense of $0.2 million, $0.1 million, and $0.1 million for the years ending 2020, 2021, and 2022, respectively.
7.   FAIR VALUE MEASUREMENTS
The Company uses the following three-tier fair value hierarchy, which prioritizes the inputs used in measuring the fair values for certain of its assets and liabilities:
Level 1 is based on observable inputs, such as quoted prices in active markets;

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018
7.   FAIR VALUE MEASUREMENTS (Continued)
Level 2 is based on inputs other than the quoted prices in active markets that are observable either directly or indirectly; and
Level 3 is based on unobservable inputs in which there is little or no market data, which requires the Company to develop its own assumptions.
This hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value. Items measured at fair value on a recurring basis include money market funds.
The following fair value hierarchy table presents information about the Company’s financial assets measured at fair value on a recurring basis and indicates the fair value hierarchy of the inputs the Company utilized to determine such fair value (in thousands):
	December 31, 2019
	Quoted Prices in Active Markets for Identical Items (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets:
Money market funds	$40,454	$—	$—	$40,454
Asset-backed securities	—	16,806	—	16,806
Corporate bonds	—	67,948	—	67,948
Other investments	—	25,001	—	25,001
Total assets	$40,454	$109,755	$—	$150,209

	December 31, 2018
	Quoted Prices in Active Markets for Identical Items (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets:
Money market funds	$24,380	$—	$—	$24,380
Asset-backed securities	—	13,285	—	13,285
Corporate bonds	—	50,944	—	50,944
Other investments	—	—	450	450
Total assets	$24,380	$64,229	$450	$89,059
At December 31, 2019 and December 31, 2018 other investments consisted of other cash equivalents and an investment in Make Composites, Inc. respectively. All investments mature within one year.
8.   SHORT-TERM INVESTMENTS
The Company invests its excess cash in fixed income instruments denominated and payable in U.S. dollars including U.S. treasury securities, corporate bonds and asset-backed securities in accordance with the Company’s investment policy that primarily seeks to maintain adequate liquidity and preserve capital.
The Company has designated all investments as available-for-sale and therefore such investments are reported at fair value. Unrealized gains or losses on investments are recorded in accumulated other comprehensive gain (loss), a component of stockholders’ equity.

DESKTOP METAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018
8.   SHORT-TERM INVESTMENTS (Continued)
The following table summarizes the Company’s short-term investments (in thousands):
December 31, 2019	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
Asset-backed securities	$16,786	$20	$—	$16,806
Corporate bonds	67,893	55	—	67,948
	$84,679	$75	$—	$84,754

December 31, 2018	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
Asset-backed securities	$13,350	$—	$(65)	$13,285
Corporate bonds	50,975	—	(31)	50,944
	$64,325	$—	$(96)	$64,229
9.   ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES
The following table summarizes the Company’s components of accrued expenses and other current liabilities (in thousands):
	Years Ended December 31,
	2019	2018
Warranty reserve	$1,491	$116
Compensation and benefits related	897	278
Professional services	780	517
Inventory purchases	620	381
Accrued sales and use tax	578	4
Other	687	510
	$5,053	$1,806
10.   DEBT
Term Loan — In June 2018, the Company entered into a $20 million term loan for 36 months. The loan provided $10 million immediately funded with the additional $10 million available to be drawn in up to three draws of not less than $2 million for 12 months from close of the facility. The loan is interest-only for the full 36 months with the principal due at maturity in June 2021. Interest is calculated using the Wall Street Journal Prime rate minus 0.5%, payable monthly in arrears (4.75% at December 31, 2019 and 5.50% at December 31, 2018). The loan contains a cash trigger. If the Company’s cash and investments fall below $30 million, cash equal to the total amount of the outstanding debt is required to be placed in a restricted money market account. The loan also contains reporting requirements and gives the lender first priority lien on all assets.
The outstanding amount as of December 31, 2019 and 2018 was $10 million and $10 million, respectively. The $10 million is due to be paid in June 2021.
Deferred Financing Costs — In connection with the above borrowings, the Company incurred $56,539 of expenses, which have been recorded as deferred financing costs. The Company amortizes these costs over the life of the borrowing. During the years ended December 31, 2019 and 2018, the Company recorded $18,846 and $9,423, respectively, of interest expense related to the amortization of the financing costs. As of December 31, 2019 and 2018, the remaining unamortized balance of deferred financing costs totaled

DESKTOP METAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018
10.   DEBT (Continued)
$28,270 and $47,116, respectively, and is included in long-term debt, net of deferred financing costs in the consolidated balance sheets.
11.   COMMITMENTS AND CONTINGENCIES
Leases
In February 2016, the FASB established Topic 842, Leases, by issuing ASU No. 2016-02, Leases (Topic 842), which requires lessees to recognize leases on balance sheet and disclose key information about leasing arrangements.
The Company adopted the lease standard on January 1, 2018, using a modified retrospective approach, applying the new standard to all leases existing at January 1, 2018. The Company elected the permitted practical expedients to not reassess the following related to leases that commenced before the effective date of ASC 842:
(i) whether any expired or existing contracts contain leases; (ii) the lease classification for any expired or existing leases; and (iii) initial direct costs for any existing leases.
The lease standard also provides practical expedients for an entity’s ongoing accounting. The Company elected the short-term lease recognition and therefore, the Company does not recognize right-of-use assets or lease liabilities for leases with less than a twelve-month duration. The Company also elected the practical expedient to not separate lease and non-lease components for all of its leases.
Upon adoption of ASC 842, the Company identified real estate and equipment leases and recorded right of use assets of $3.4 million and operating lease liabilities of $4.7 million. The difference between the value of the right of use assets and lease liabilities is due to the reclassification of existing deferred rent, prepaid rent, and unamortized lease incentives as of January 1, 2018 totaling $1.3 million. At December 31, 2019, the Company recorded $2.3 million as a right of use asset and $3.8 million as an operating lease liability. At December 31, 2018, the Company recorded $2.4 million as a right of use asset and $4.2 million as an operating lease liability. The Company assesses its right-of-use asset and other lease-related assets for impairment. There were no impairments recorded related to these assets during the years ended December 31, 2019 and December 31, 2018.
The Company identified one service agreement that contained an embedded lease. The agreement does not contain fixed or minimum payments, but the Company has concluded that the variable lease expense totaled $40,481, $38,253 during the years ended December 31, 2019 and 2018, respectively.
Information about other lease-related balances is as follows (in thousands):
	Years Ended December 31,
Lease cost	2019	2018
Operating lease cost	$655	$627
Short-term lease cost	32	62
Variable lease cost	40	38
Total lease cost	$727	$727
Other Information
Operating cash flows from operating leases	$951	$868
Weighted-average remaining lease term – operating leases (years)	4.2	5.3
Weighted-average discount rate – operating leases	7.6%	7.6%

DESKTOP METAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018
11.   COMMITMENTS AND CONTINGENCIES (Continued)
The rate implicit in the lease is not readily determinable in most of the Company’s leases, and therefore the Company uses its incremental borrowing rate as the discount rate when measuring operating lease liabilities. The incremental borrowing rate represents an estimate of the interest rate the Company would incur at lease commencement to borrow an amount equal to the lease payments on a collateralized basis over the term of the lease.
Future minimum lease payments under noncancelable operating leases at December 31, 2019, are as follows (in thousands):
2020	$1,073
2021	1,071
2022	1,069
2023	1,028
2024	258
Total lease payments	4,499
Less amount representing interest	(667)
Total lease liability	3,832
Less current portion of lease liability	(806)
Lease liability, net of current portion	$3,026
As of December 31, 2019, the Company does not have material operating leases that have not commenced.
Legal Proceedings
From time to time, the Company may face legal claims or actions in the normal course of business. At each reporting date, the Company evaluates whether a potential loss amount or a potential range of loss is probable and reasonably estimable under the provisions of the authoritative guidance that addresses accounting for contingencies. The Company expenses as incurred the costs related to its legal proceedings. In 2018, the Company was engaged in litigation with a competitor with both parties asserting claims of patent infringement and trade secret misappropriation. The litigation was resolved in October 2018 when the parties entered into a settlement agreement. The legal proceedings and settlement amount of $36.2 million is reflected in general and administrative expenses on the statement of operations in the year ended December 31, 2018.
The Company is presently a respondent in a Judicial Arbitration and Mediation Services (JAMS) arbitration brought against it by a competitor. The basis for the claim is the alleged violation of a provision of a 2018 settlement agreement between the two companies, which provided that neither company could make statements that misrepresented the functionality of the other company’s products.
The arbitration is presently set to commence in late 2020. Critical phases of the arbitration remain and therefore any loss cannot be estimated at this time.
12.   INCOME TAXES
During the years ended December 31, 2018 and 2019, the Company recorded no income tax benefits due to the losses incurred due to the uncertainty of future taxable income. For financial reporting purposes, Income (Loss) before provision for income taxes, includes the following components:

DESKTOP METAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018
12.   INCOME TAXES (Continued)
	Years Ended December 31,
	2019	2018
United States	$(103,596)	$(121,339)
Foreign	—	—
Loss before income taxes	$(103,596)	$(121,339)
A reconciliation of the expected income tax (benefit) computed using the federal statutory income tax rate to the Company’s effective income tax rate is as follows for the year ended December 31, 2018 and 2019:
	Years Ended December 31,
	2019	2018
Effective income tax rate:
Expected income tax benefit at the federal statutory rate	21%	21%
State taxes	6%	6%
Change in valuation allowance	(30)%	(26)%
Research and development credit carryover	2%	3%
Legal proceedings and settlement expense	0%	(4)%
Permanent differences	1%	0%
Effective income tax rate	0%	0%
As of December 31, 2019 and 2018, deferred tax assets consist of the following (in thousands):
	Years Ended December 31,
	2019	2018
Deferred tax assets:
Federal and state net operating carryforwards	$56,333	$23,310
Research and development and other credits	11,072	7,567
Capitalized start-up costs	17,032	24,048
Compensation-related items	1,286	568
Deferred lease liability	1,111	1,212
Other deferred tax assets	2,068	379
Total gross deferred tax asset	88,902	57,084
Valuation allowance	(87,370)	(56,405)
Net deferred tax asset	1,532	679
Deferred tax liabilities:
Right-of-use asset	(664)	(679)
Acquired technology	(868)	—
Total deferred tax liabilities	(1,532)	(679)
Net deferred tax asset	$—	$—
Realization of deferred tax assets is dependent upon the generation of future taxable income. As required by ASC 740 Income Taxes, the Company evaluated the positive and negative evidence bearing upon its ability to realize the deferred tax assets as of December 31, 2019. As a result of the fact that the

DESKTOP METAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018
12.   INCOME TAXES (Continued)
Company has incurred tax losses from inception, the Company has determined that it was more likely than not that the Company would not realize the benefits of federal and state net deferred tax assets. Accordingly, a full valuation allowance was established against the net deferred tax assets as of December 31, 2019 and 2018.
Changes in the valuation allowance for deferred tax assets during the year ended December 31, 2018, and 2019 were as follows:
	Years Ended December 31,
	2019	2018
Valuation allowance at beginning of the year	$56,405	$21,700
Increases recorded to income tax provision	30,965	34,705
Decreases recorded as a benefit to income tax provision	—	—
Increases recorded as an adjustment to equity	—	—
Valuation allowance at end of year	$87,370	$56,405
As of December 31, 2019 and December 31, 2018 the Company had federal net operating loss carryforwards of $197.7 million and $79.6 million, respectively, which may be available to reduce future taxable income. These carryforwards generated in 2017 and prior expire at various dates through 2037. The $152.2 million in carryforwards generated from 2018 forward do not expire. As of December 31, 2019, and 2018, the Company had State net operating loss carryforwards of $184.2 million and $80.8 million, respectively, which may be available to reduce future taxable income. These carryforwards expire at various dates through 2039. In addition, the Company had federal and state research and development tax credit carryforwards of $11.1 million available to reduce future tax liabilities, which will expire at various dates through 2034.
Utilization of the Company’s net operating loss (“NOL”) carryforwards and research and development (“R&D”) credit carryforwards may be subject to a substantial annual limitation due to ownership change limitations that have occurred previously or that could occur in the future in accordance with Section 382 of the Internal Revenue Code of 1986 (“Section 382”) as well as similar state provisions. These ownership changes may limit the amount of NOL and R&D credit carryforwards that can be utilized annually to offset future taxable income and taxes, respectively. In general, an ownership changes as defined by Section 382 results from transactions increasing the ownership of certain shareholders or public groups in the stock of a corporation by more than 50% over a three-year period. The Company has not conducted a study to assess whether a change of control has occurred or whether there have been multiple changes of control since inception due to significant complexity with such a study. If the Company has experienced a change of control, as defined by Section 382, at any time since inception, utilization of the net operating loss carryforward or research and development tax credits carryforwards would be subject to an annual limitation under Section 382, which is determined by first multiplying the value of the Company’s stock at the time of the ownership change by the applicable long-term tax-exempt rate, and then could be subject to additional adjustments, as required. Any limitation may result in expiration of a portion of the net operating loss carryforward or research and development tax credit carryforwards before utilization.
The Company files income tax returns in the U.S. federal tax jurisdiction, Massachusetts and Rhode Island. Since the Company is in a loss carryforward position, the Company is generally subject to examination by the US federal, state and local income tax authorities for all tax years in which a loss carryforward is available. The Company is currently not under examination by the Internal Revenue Service of any other jurisdiction for any tax years. The Company has not recorded any interest or penalties on any unrecognized tax benefits since inception. The Company does not believe material uncertain tax positions have arisen to date.

DESKTOP METAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018
13.   CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Authorized Shares — At December 31, 2019 and 2018, the Company’s authorized shares consisted of 156,000,000 shares of Common Stock, $0.0001 par value (the “Common Stock”) 100,038,109 shares of Convertible Preferred Stock, respectively, par value of $0.0001 per share; 26,189,545 of which are designated as Series A Convertible Preferred Stock (“Series A Preferred Stock”), 23,675,035 of which are designated as Series B Convertible Preferred Stock (“Series B Preferred Stock”), 13,152,896 shares are designated as Series C Convertible Preferred Stock (“Series C Preferred Stock”), 21,075,193 shares are designated as Series D Convertible Preferred Stock (“Series D Preferred Stock”), 13,450,703 shares are designated as Series E Convertible Preferred Stock (“Series E Preferred Stock”), and 2,494,737 shares are designated as Series E-1 Convertible Preferred Stock (“Series E-1 Preferred Stock”) (collectively, the “Series Preferred Stock”).
Preferred Stock
On January 29, 2018 and June 29, 2018, the Company issued 4,086,111 and 11,674 shares of Series D Preferred Stock, respectively, at a purchase price of $8.5656 per share. The issuance costs for Series D Preferred Stock in 2018 were $0.2 million.
On January 14, 2019 the Company issued 13,450,703 shares of Series E Preferred Stock at a purchase price of $10.0211 per share. The issuance costs for Series E Preferred Stock were $0.1 million.
On January 14. 2019 the Company issued 2,494,737 shares of Series E-1 Preferred Stock at a purchase price of $10.0211 per share. The issuance costs for Series E-1 Preferred Stock were $0.02 million.
The following table summarizes details of Convertible Preferred Stock authorized, issued and outstanding as of December 31, 2019 and 2018 ($ in thousands):
	Years Ended December 31,
Convertible Preferred Stock Classes	2019	2018
Series A Convertible Preferred Stock, $0.0001 par value – authorized, issued, and outstanding, 26,189,545 and 26,189,545 shares, (liquidation preference of $106,853 and $88,783 at December 31, 2019 and 2018, respectively)	$13,878	$13,878
Series B Convertible Preferred Stock, $0.0001 par value – authorized, issued, and outstanding, 23,675,035 and 23,675,035 shares (liquidation preference of $96,594 and $80,258 at December 31, 2019 and 2018, respectively)	37,806	37,806
Series C Convertible Preferred Stock, $0.0001 par value – authorized, issued, and outstanding, 13,152,896 and 13,152,896 shares (liquidation preference of $53,664 and $45,000 at December 31, 2019 and 2018, respectively)	44,852	44,852
Series D Convertible Preferred Stock, $0.0001 par value – authorized, issued and outstanding, 21,075,193 and 21,075,193 shares (liquidation preference of $180,522 and $180,522 at December 31, 2019 and 2018, respectively)	180,353	180,353
Series E Convertible Preferred Stock, $0.0001 par value – authorized, 13,450,703 shares; issued and outstanding, 13,450,703 and 0 shares (liquidation preference of $134,791 and $0 at December 31, 2019 and 2018, respectively)	134,667	—
Series E-1 Convertible Preferred Stock, $0.0001 par value – authorized, 2,494,737 shares; issued and outstanding, 2,494,737 and 0 shares (liquidation preference of $25,000 and $0 at December 31, 2019 and 2018, respectively)	24,977	—
Total	$436,533	$276,889
The following describes the rights and preferences of the Company’s Series Preferred Stock:
Voting — The holders of Series Preferred Stock vote together with all other classes and series of stock as a single class on an as-converted basis. Each share of Series Preferred Stock entitles the holder to such

DESKTOP METAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018
13.   CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (Continued)
number of votes per share as shall equal the whole number of shares of Common Stock into which such share of Series Preferred Stock is then convertible. The holders of the Series A Preferred Stock are entitled to elect one director to the Company’s board of directors, the holders of the Series B Preferred Stock are entitled to elect two directors to the Company’s board of directors, the holders of Series C Preferred Stock are entitled to elect one director to the Company’s board of directors, the holders of the Series E Preferred Stock are entitled to elect one director to the Company’s board of directors, and the holders of the Common Stock are entitled to elect two directors to the Company’s board of directors. The holders of Series Preferred Stock retain rights to vote on certain specified matters as set forth in the Company’s certificate of incorporation. The holders of Series E-1 Preferred Stock are not entitled to vote in elections of directors.
Dividends — The Series Preferred Stock are entitled to receive dividends at the rate of 8% of the original issue price for each series of Series Preferred Stock payable only when, as and if, declared by the Company’s board of directors. Through December 31, 2019, no dividends have been declared.
Liquidation — Upon any liquidation, dissolution, or winding-up of the Company, whether voluntary or involuntary, the holders of the Series Preferred Stock are entitled to first be paid out of assets available for distribution, on a pari passu basis, prior and in preference to any distribution to the holders of the Company’s Common Stock, the greater of (a) an amount equal to $0.53372 per share for the Series A Preferred Stock, $1.6013 per share for Series B Preferred Stock, $3.4213 per share for the Series C Preferred Stock, $8.5656 per share for the Series D Preferred Stock, and $10.0211 per share for the Series E and Series E-1 Preferred Stock, plus declared but unpaid dividends and (b) an amount per share that would have been payable had all shares of the Series Preferred Stock been converted to shares of Common Stock immediately prior to any liquidation, dissolution, or winding-up of the Company. After payment of all preferential amounts required to be paid to the holders of Series Preferred Stock, the remaining assets of the Company available for distribution to the stockholders shall be distributed among the holders of shares of Common Stock pro rata based on the number of shares held by each such holder.
Conversion — Each holder of Series Preferred Stock has the right, at their option at any time, to convert any such shares of Series Preferred Stock into fully paid and nonassessable shares of Common Stock. The conversion ratio is determined by dividing the original issue price of such share of Series Preferred Stock by the conversion price then in effect, which is initially equal to $0.53372 per share for the Series A Preferred Stock, $1.6013 per share for Series B Preferred Stock, $3.4213 per share for the Series C Preferred Stock, $8.5656 per share for the Series D Preferred Stock, and $10.0211 per share for the Series E and Series E-1 Preferred Stock. The conversion price is subject to adjustment if certain dilutive events occur. Conversion is mandatory in the event of a firm-commitment underwritten initial public offering of the Company’s Common Stock with a value of at least $5.13 per common share and $50 million in proceeds to the Company or upon the election of a majority of the holders of Series Preferred Stock, voting as a single class on an as-converted basis.
Redemption — The Series Preferred Stock is not subject to mandatory or optional redemption other than in connection with a liquidation, dissolution, or winding-up of the Company.
Common Stock
Restricted Stock Agreements — During 2015, the Company issued 27,850,000 shares of Common Stock to the initial founders and certain employees of the Company at a purchase price of $0.0001 per share. The shares issued to the founders are subject to the Company’s right to repurchase at the original purchase price and such right to repurchase generally lapses at the rate of 20% of the shares upon the first anniversary of the grant date and at the rate of 1.67% per month thereafter over four years. The refundable purchase price related to the shares is reported as current liabilities until the shares are vested

DESKTOP METAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018
13.   CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (Continued)
During the year ended December 31, 2019, as part of the Company’s acquisitions, the Company issued 497,290 shares of restricted stock with a value of $2.0 million which are considered post-combination consideration and accounted for as stock-based compensation as the shares vest. The shares vest over a four-year service period.
The activity for stock subject to vesting for the years ended December 31, 2019 and 2018, are as follows (shares in thousands):
	Shared subject to Vesting	Weighted Average Purchase Price
Balance of unvested shares as of January 1, 2019	9,731	0.0001
Issuance of additional shares	497	0.0001
Vested	(5,653)	0.0001
Balance of unvested shares as of December 31, 2019	4,575	0.0001
At December 31, 2019, the remaining weighted-average vesting period for the stock subject to vesting was 0.7 years.
In March 2018, the Company issued a promissory note totaling $248,874 in exchange for 279,166 shares of Common Stock. The note accrued interest at the rate of 2.57% per annum and was fully collateralized by the assets of the holder. The Company has accounted for the note as recourse note and has recorded it as a deduction from stockholders’ equity. The note plus $6,571 interest was settled with the Company through the repurchase of 62,610 shares of Common Stock by the Company, at the then current fair value in March 2019.
Stock Incentive Plan — In 2015, the Board of Directors approved the adoption of the 2015 stock incentive plan (the “Plan”). The Plan allows for the award of incentive and nonqualified stock options, restricted stock, and other stock-based awards to employees, officers, directors, consultants, and advisers of the Company. Awards may be made under the Plan for up to 21,522,567 shares of Common Stock. The Board of Directors administers the Plan and determines the exercise price of options, purchase price for restricted stock, the rates at which awards vest, and the other terms and conditions of the awards. Options and restricted stock generally vest 25% of the shares upon the first anniversary of the grant date and at the rate of 2.0833% per month thereafter over a three-year period for employees or over the service period for nonemployees and expire 10 years from the date of grant. No tax benefits were realized from options and other share-based payment arrangements during the year.
As part of the Make acquisition, the Company assumed the 2018 equity incentive plan of Make Composites, Inc. (the “Make Plan”). The Make Plan allows for the award of incentive and nonqualified stock options and warrants for those employees and contractors that were hired as part of the acquisition. The Make Plan allows for 190,223 options and warrants to be issued, which were issued in 2019, with no additional options to be issued in the future. The Board of Directors administers the Make Plan and determines the exercise price of options, purchase price for restricted stock, the rates at which awards vest, and the other terms and conditions of the awards. Options and restricted stock generally vest 25% of the shares upon the first anniversary of the grant date and at the rate of 2.0833% per month thereafter over a three-year period for employees or over the service period for nonemployees and expire 10 years from the date of grant. No tax benefits were realized from options and other share-based payment arrangements during the year.
The Company grants stock options at exercise prices deemed by the Board of Directors to be equal to the fair value of the Common Stock at the time of grant. The fair value of Common Stock has been

DESKTOP METAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018
13.   CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (Continued)
determined by the Board of Directors of the Company at each stock option measurement date based on a variety of different factors, including the results obtained from independent third-party appraisals, the Company’s consolidated financial position and historical financial performance, the status of technological development within the Company, the composition and ability of the current engineering and management team, an evaluation and benchmark of the Company’s competition, the current climate in the marketplace, the illiquid nature of the Common Stock, arm’s-length sales of the Company’s capital stock (including Convertible Preferred Stock), the effect of the rights and preferences of the Series Preferred Stock, and the prospects of a liquidity event, among others.
In 2019 and 2018, the Company granted options to purchase 4,692,509 shares and 2,387,517 shares of Common Stock to employees with a fair value of $10.1 million and $3.9 million, respectively, calculated using the Black-Scholes option-pricing model with the following assumptions:
	Years Ended December 31,
	2019	2018
Risk-free interest rate	1.7% – 2.6%	2.7% – 3.0%
Expected volatility	52.7% – 53.6%	52.9% – 53.8%
Expected life (in years)	5.6 – 6.1	5.3 – 6.1
Expected dividend yield	—	—
Fair value of Common Stock	$4.08	$3.39
The Company issued no options to consultants during the year ended December 31, 2018. In 2019, the Company granted options to purchase 97,919 shares of Common Stock to consultants with a fair value of $0.6 million, calculated using the Black-Scholes option-pricing model with the following assumptions, with the options valued at the date in which they vest:
	Years Ended December 31,
	2019	2018
Risk-free interest rate	1.4% – 3.1%	2.1% – 3.1%
Expected volatility	52.4% – 61.5%	53.7% – 61.5%
Expected life (in years)	6.2 – 10.0	7.2 – 10.0
Expected dividend yield	—	—
Fair value of Common Stock	$4.08	$3.39
The risk-free interest rate assumption is based upon observed interest rates appropriate for the term of the related stock options. The expected life of employee stock options was calculated using the average of the contractual term of the option and the weighted-average vesting period of the option, as the Company does not have sufficient history to use an alternative method to the simplified method to calculate an expected life for employees. For nonemployee grants, the Company uses the contractual term of the options. The Company has not paid a dividend and is not expected to pay a dividend in the foreseeable future. Expected volatility for the Company’s Common Stock was determined based on an average of the historical volatility of a peer group of similar public companies.
At December 31, 2019 and 2018, the total unrecognized stock-based compensation expense related to unvested stock options aggregated $13.0 million and $6.9 million, respectively. The costs are expected to be recognized over a weighted-average period of one year.
Total stock-based compensation expense related to all of the Company’s stock-based awards granted is reported in the consolidated statements of operations as follows (in thousands):

DESKTOP METAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018
13.   CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (Continued)
	Years Ended December 31,
	2019	2018
Research and development	$2,713	$1,696
Sales and marketing expense	1,373	567
General and administrative expense	941	658
Cost of sales	188	44
Total stock based compensation expenses	$5,215	$2,965
There were 3,894,467 shares available for award under the Plan at December 31, 2019. The option activity of the Plan and Make Plan for the year ended December 31, 2019, is as follows (shares in thousands):
	Number of Shares	Weighted-Average Exercise Price per Share	Weighted-Average Remaining Contractual Term (in years)
Outstanding at January 1, 2019	12,007	$1.65	8.21
Granted	4,790	3.98	9.26
Exercised	(997)	0.71	1.68
Forfeited/expired	(1,008)	1.88	—
Outstanding at December 31, 2019	14,792	2.45	7.84
Options vested at December 31, 2019	7,195	1.52	6.92
Options vested or expected to vest at December 31, 2019	14,555	2.44	7.82
The aggregate intrinsic value of options outstanding at December 31, 2019 is $24.04 million. The weighted-average grant-date fair value for options granted during 2019 and 2018 was approximately $2.17 and $1.64, respectively. The aggregate intrinsic value of options exercised during the years ended December 31, 2019 and 2018, was $3.4 million and $2.1 million, respectively.
Common Stock Reserved for Future Issuance — As of December 31, 2019 and 2018, the Company has reserved the following shares of Common Stock for future issuance (in thousands):
	Years Ended December 31,
	2019	2018
Common Stock options outstanding	14,792	12,007
Shares available for issuance under the Plan	3,894	565
Convertible Preferred Stock outstanding	100,038	84,093
Common Stock warrants outstanding	2,032	2,000
Total shares of authorized Common Stock reserved for future issuance	120,756	98,665
In May 2017, the Company entered into a strategic collaboration agreement with an investor allowing the investor’s resellers to sell and distribute the Company’s products. In consideration for this agreement, the Company agreed to issue warrants to purchase up to 2,000,000 shares of Common Stock. The investor is eligible to receive a warrant to purchase one share of Common Stock for every $35.00 in revenue generated by the Company from the investor’s resellers. Each warrant is issued at an exercise price equal to $5.00 per share (subject to appropriate adjustment in the event of a stock dividend, stock split, combination, or other

DESKTOP METAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018
13.   CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (Continued)
similar recapitalization) and shall expire on December 31, 2027. The Company issued 501,113 warrants in 2019 and 18,389 in 2018. The Company recorded $1.0 million related to the fair value of the warrants in 2019 and $34,939 in 2018, calculated using the Black-Scholes warrant-pricing model. The assumptions used in the Black-Scholes pricing model are the same as those used for nonemployee options.
14.   SEGMENT INFORMATION
In its operation of the business, management, including the Company’s chief operating decision maker, who is also our Chief Executive Officer, reviews the business as one segment. The Company currently ships its product to markets in the Americas, Europe Middle East and Africa (“EMEA”), and Asia Pacific (“APAC”). Disaggregated revenue data for those markets is as follows (in thousands):
Revenue during the year ended December 31, 2019
	Americas	EMEA	APAC
Product	$12,746	$8,430	$1,582
Services	3,055	563	63
Total	$15,801	$8,993	$1,645
Revenue during the year ended December 31, 2018
	Americas	EMEA	APAC
Product	$751	$—	$—
Services	283	—	—
Total	$1,034	$—	$—
During the years ended December 31, 2019 and 2018, the Company recognized the following revenue from service contracts and cloud-based software licenses over time, and hardware and consumable product shipments and subscription software at a point in time (in thousands):
	Years Ended December 31,
	2019	2018
Revenue recognized at a point in time	$22,758	$751
Revenue recognized over time	3,681	283
Total	$26,439	$1,034
For the years ended December 31, 2019 and 2018, no single customer accounted for more than 10% of our consolidated revenue.
The Company’s long-lived assets are substantially all located in the United States where the Company’s primary operations are located.
15.   RELATED-PARTY TRANSACTIONS
The Company recorded $34,939 related to the warrants issued during the year ended December 31, 2018 related to the strategic collaboration agreement (Note 13). The investor was no longer considered a related-party in the year ended December 31, 2019.

DESKTOP METAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018
15.   RELATED-PARTY TRANSACTIONS (Continued)
As of December 31, 2018, the Company recognized $0.1 million of revenue and $0.1 million of deferred revenue from sales to two investors.
The Company invested $0.5 million in a company, Make, during the year ended December 31, 2018, of which common investors own approximately 31% of the outstanding shares. The Company completed the acquisition of Make in the year ended December 31, 2019 (Note 4).
16.   NET LOSS PER SHARE
The Company computes basic loss per share using net loss attributable to Desktop Metal, Inc. Common Stockholders and the weighted-average number of common shares outstanding during each period. Diluted earnings per share include shares issuable upon exercise of outstanding stock options and stock-based awards where the conversion of such instruments would be dilutive.
	Years Ended December 31,
(in thousands, except per share amounts)	2019	2018
Numerator for basic and diluted net loss per share:
Net loss attributable to Desktop Metal, Inc. Common Stockholders	$(103,596)	$(121,339)
Denominator for basic and diluted net loss per share:
Weighted average shares	23,379	16,495
Net loss per share – Basic and Diluted	$(4.43)	$(7.36)
For the years ended December 31, 2019 and 2018 the effect of dilutive securities, including non-vested stock options, restricted stock awards, warrants, and Convertible Preferred Stock, was excluded from the denominator for the calculation of diluted net loss per share because we recognized a net loss for the period and their inclusion would be antidilutive. Dilutive securities excluded were 115,349,706 and 96,117,086 shares for the years ended December 31, 2019 and 2018, respectively.
17.   SUBSEQUENT EVENTS
The coronavirus (“COVID-19”) pandemic, as well as the response to mitigate the spread and effects of COVID-19 may impact the Company and its customers, as well as the demand for its products and services. The impact of COVID-19 on the Company’s operational results in subsequent periods will largely depend on future developments, cannot be accurately predicted. These developments may include, but are not limited to, new information concerning the severity of COVID-19, the degree of success of actions take to contain or treat COVID-19 and the reactions by consumers, companies, governmental entities, and capital markets to such actions.
In April 2020, the Company received loan proceeds in the amount of approximately $5.4 million under the Paycheck Protection Program (PPP). The PPP, established as part of the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”), provides for loans to qualifying businesses. The Company repaid the loan in its entirety on May 13, 2020.
In July 2020 in order to incentivize and retain personnel, the Company repriced employee unvested stock option grants to the most recent 409A private stock valuation. Vested awards were not eligible for repricing. The repriced option is subject to a new four year vesting schedule with a vesting commencement date of September 1, 2020. Employees had the ability to opt out of the repricing of the unvested stock option grants by providing notice to the Company.
On August 26, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Trine Acquisition Corp (“Trine”) to affect a business combination between Trine and the

DESKTOP METAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018
17.   SUBSEQUENT EVENTS (Continued)
Company with the Company surviving the merger as a wholly owned subsidiary of Trine. At the effective time of the Merger, each share of Desktop Metal Convertible Preferred Stock and each share of Desktop Metal Common Stock will be converted into the right to receive such number of shares of Trine’s Class A Common Stock. The aggregate consideration for the transaction payable to Desktop Metal existing stockholders is capped at $1.8 billion. The consummation of the proposed transaction is subject to the receipt of the requisite approval of the stockholders of each Trine and Desktop Metal and the fulfillment of certain other closing conditions.
Management has evaluated subsequent events occurring through September 14, 2020, the date that these consolidated financial statements were available to be issued and determined that no additional subsequent events occurred that would require recognition or disclosure in these consolidated financial statements other than those in this note.

DESKTOP METAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except share and per share amounts)
	September 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$37,356	$66,161
Short-term investments	53,180	84,754
Accounts receivable, net of allowance for doubtful accounts $0.5 million and $0.2 million	1,642	4,523
Inventory	10,363	8,405
Prepaid expenses and other current assets	806	1,888
Total current assets	103,347	165,731
Restricted cash	612	612
Property and equipment, net	13,601	18,387
Capitalized software, net	357	446
Right-of-use assets	1,935	2,289
Goodwill	2,252	2,252
Acquired technology, net	2,453	2,994
Deferred transaction costs	2,741	—
Total Assets	$127,298	$192,711
Liabilities, Convertible Preferred Stock and Stockholders’ Equity
Current liabilities:
Accounts payable	$6,604	$10,228
Customer deposits	1,778	2,325
Current portion of operating lease liability	858	806
Accrued expenses and other current liabilities	6,055	5,053
Deferred revenue	1,136	2,230
Current portion of long-term debt, net of deferred financing costs	9,986	—
Total current liabilities	26,417	20,642
Long-term debt, net of deferred financing costs	—	9,972
Lease liability, net of current portion	2,375	3,026
Total liabilities	28,792	33,640
Commitments and Contingences (Note 9)
Convertible Preferred Stock (Note 11)	436,533	436,533
Stockholders’ Equity:
Common Stock, $0.0001 par value—authorized, 156,000,000 shares; issued and outstanding, 31,797,295 and 31,388,426 shares at September 30, 2020 and December 31, 2019, respectively (includes unvested 274,467 and 4,575,313 shares of restricted stock)	3	3
Additional paid-in capital	21,254	16,722
Accumulated deficit	(359,289)	(294,262)
Accumulated other comprehensive income	5	75
Total Stockholders’ Equity	(338,027)	(277,462)
Total Liabilities, Convertible Preferred Stock and Stockholders’ Equity	$127,298	$192,711
See notes to unaudited condensed consolidated financial statements.

DESKTOP METAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share amounts)
	Nine Months Ended September 30,
	2020	2019
Revenues
Products	$6,113	$18,655
Services	1,988	2,221
Total revenues	8,101	20,876
Cost of sales
Products	18,145	35,218
Services	3,365	3,300
Total cost of sales	21,510	38,518
Gross margin	(13,409)	(17,642)
Operating expenses:
Research and development	31,362	40,623
Sales and marketing	9,994	13,927
General and administrative	11,004	8,290
Total operating expenses	52,360	62,840
Loss from operations	(65,769)	(80,482)
Interest expense	(253)	(389)
Interest and other income, net	995	5,102
Loss before income taxes	(65,027)	(75,769)
Provision for income taxes	—	—
Net loss	$(65,027)	$(75,769)
Net loss per share – basic and diluted	$(2.21)	$(3.38)
See notes to unaudited condensed consolidated financial statements.

DESKTOP METAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (UNAUDITED)
(in thousands)
	Nine Months Ended September 30,
	2020	2019
Net loss	$(65,027)	$(75,769)
Other comprehensive income, net of taxes:
Unrealized (loss) gain on available-for-sale marketable securities, net	(70)	227
Total comprehensive loss, net of taxes of $0	$(65,097)	$(75,542)
See notes to unaudited condensed consolidated financial statements.

DESKTOP METAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND
STOCKHOLDERS’ EQUITY (UNAUDITED)
(in thousands, except share amounts)
	Convertible Preferred Stock		Common Stock Voting		Additional Paid-in Capital	Notes Receivable	Accumulated Deficit	Accumulated Other Comprehensive (Loss) Income	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
BALANCE – December 31, 2019	100,038,109	$436,533	26,813,113	$3	$16,722	$—	$(294,262)	$75	$(277,462)
Exercise of Common Stock options	—	—	408,869	—	255	—	—	—	255
Vesting of restricted Common Stock	—	—	4,300,846	—	6	—	—	—	6
Stock-based compensation expense	—	—	—	—	4,228	—	—	—	4,228
Common Stock warrants issued	—	—	—	—	43	—	—	—	43
Net loss	—	—	—	—	—	—	(65,027)	—	(65,027)
Other comprehensive income (loss)	—	—	—	—	—	—	—	(70)	(70)
BALANCE – September 30, 2020	100,038,109	$436,533	31,522,828	$3	$21,254	$—	$(359,289)	$5	$(338,027)
See notes to unaudited condensed consolidated financial statements.

DESKTOP METAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND
STOCKHOLDERS’ EQUITY (UNAUDITED) (Continued)
(in thousands, except share amounts)
	Convertible Preferred Stock		Common Stock Voting		Additional Paid-in Capital	Notes Receivable	Accumulated Deficit	Accumulated Other Comprehensive (Loss) Income	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
BALANCE – December 31, 2018	84,092,669	$276,889	19,352,255	$2	$6,440	$(249)	$(190,666)	$(96)	$(184,569)
Issuance of Series E Preferred Stock – net of issuance costs ($124)	13,450,703	134,667	—	—	—	—	—	—	—
Issuance of Series E-1 Preferred Stock – net of issuance costs ($22)	2,494,737	24,977	—	—	—	—	—	—	—
Exercise of Common Stock options	—	—	902,175	—	606	—	—	—	606
Vesting of restricted Common Stock	—	—	4,221,144	—	6	—	—	—	6
Stock-based compensation expense	—	—	—	—	3,430	—	—	—	3,430
Common Stock warrants issued	—	—	—	—	905	—	—	—	905
Issuance of Common Stock for acquisitions	—	—	873,203	—	3,563	—	—	—	3,563
Repayment of notes receivable			(62,610)	—	(249)	249	—	—	—
Net loss	—	—	—	—	—	—	(75,769)	—	(75,769)
Other comprehensive income (loss)	—	—	—	—	—	—	—	227	227
BALANCE – September 30, 2019	100,038,109	$436,533	25,286,167	$2	$14,701	$—	$(266,435)	$131	$(251,601)

See notes to unaudited condensed consolidated financial statements.

DESKTOP METAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)
	Nine Months Ended September 30,
	2020	2019
Cash Flows from Operating Activities:
Net loss	$(65,027)	$(75,769)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	6,525	5,754
Stock-based compensation	4,228	3,430
Expense related to Common Stock warrants issued	43	905
Loss (gain) on disposal of property and equipment	10	(6)
Gain on investment, related to Make Composites, Inc.	—	(1,427)
Accretion of discount on investments	34	(1,443)
Net decrease (increase) in accrued interest related to marketable securities	162	(175)
Changes in operating assets and liabilities:
Accounts receivable	2,881	(7,258)
Inventory	(1,958)	(962)
Prepaid expenses and other current assets	1,082	1,418
Accounts payable	(5,467)	(2,503)
Accrued expenses and other current liabilities	444	2,588
Customer deposits	(547)	1,383
Deferred revenue	(1,094)	(253)
Change in right of use assets and lease liabilities, net	(243)	(222)
Net cash used in operating activities	(58,927)	(74,540)
Cash Flows from Investing Activities:
Purchases of property and equipment	(1,039)	(7,030)
Purchase of marketable securities	(62,810)	(215,584)
Proceeds from sales and maturities of marketable securities	94,116	174,025
Cash paid for acquisition, net of cash acquired	—	(96)
Net cash provided by (used in) investing activities	30,267	(48,685)
Cash Flows from Financing Activities
Proceeds from Preferred Stock issuances, net of issuance cost	—	159,644
Proceeds from exercise of stock options	255	606
Proceeds from PPP loan	5,379	—
Repayment of PPP loan	(5,379)	—
Deferred financing costs paid	(400)	—
Net cash (used in) provided by financing activities	(145)	160,250
Net (decrease) increase in cash, cash equivalents, and restricted cash	(28,805)	37,025
Cash and cash equivalents at beginning of year	66,161	29,043
Restricted cash	612	612
Cash, cash equivalents, and restricted cash at end of period	$37,968	$66,680
Supplemental cash flow information:
Interest paid	$253	377
Non-cash investing and financing activities:
Common Stock issued for acquisitions	$—	$3,563
Additions to right of use assets and lease liabilities	$—	$86
Purchase of property and equipment included in accrued expenses and other current liabilities	$79	$867
Common Stock forfeited in satisfaction of note receivable	$—	$249
Deferred transaction costs not yet paid included in accounts payable and accrued expenses and other current liabilities	$2,341	$—
See notes to unaudited condensed consolidated financial statements.

DESKTOP METAL, INC.
Notes to Condensed Consolidated Financial Statements
(Unaudited)
1.   Organization, Nature of Business, and Risk and Uncertainties
Organization and Nature of Business
References to “Desktop Metal” and the “Company” in the financial results of the nine months ended September 30, 2020 refer to Desktop Metal, Inc., a Delaware corporation, together with its subsidiaries, prior to the closing of the transactions contemplated by the Agreement and Plan of Merger, dated September 26, 2020, by and among Trine Acquisition Corp., a Delaware corporation, Sparrow Merger Sub, Inc., a wholly-owned subsidiary of Trine, and the Company (as amended, the “Merger Agreement”). The transactions contemplated by the Merger Agreement closed on December 9, 2020, at which time the Company was renamed Desktop Metal Operating, Inc. and became a wholly-owned subsidiary of Trine Acquisition Corp. These financial results for the nine months ended September 30, 2020 reflect only the financial results of the Company prior to the closing of the transactions contemplated by the Merger Agreement.
Desktop Metal, Inc. and subsidiaries (“the “Company”, “Desktop Metal”) is a Delaware corporation headquartered in Burlington, Massachusetts. The Company was founded in 2015 and is accelerating the transformation of manufacturing with 3D printing solutions for engineers, designers, and manufacturers. The Company designs, produces and markets 3D printing products to a variety of end customers.
Risks and Uncertainties
The Company is subject to a number of risks similar to those of other companies of similar size in its industry, including, but not limited to, the need for successful development of products, the need for additional funding, competition from substitute products and services from larger companies, protection of proprietary technology, patent litigation, dependence on key individuals, and risks associated with changes in information technology. The Company has financed its operations to date primarily with proceeds from the sale of preferred stock. The Company’s long-term success is dependent upon its ability to successfully market its products and services; generate revenue; maintain or reduce its operating costs and expenses; meet its obligations; obtain additional capital when needed; and, ultimately, achieve profitable operations. Management believes that existing cash and investments as of September 30, 2020, when coupled with the cash raised through the merger, will be sufficient to fund operating and capital expenditure requirements through at least twelve months from the date of issuance of these condensed consolidated financial statements.
2.   Basis of Presentation and Summary of Significant Accounting Policies
Unaudited Interim Financial Statements
The unaudited condensed consolidated financial statements include the accounts of Desktop Metal, Inc. and wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. Certain information and footnote disclosures normally included in condensed consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) have been condensed or omitted pursuant to such rules and regulations. The information as of December 31, 2019 included in the unaudited condensed consolidated balance sheets was derived from the Company’s audited consolidated financial statements. The unaudited condensed consolidated financial statements included in this Current Report on Form 8-K were prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, reflect all adjustments (all of which are considered of a normal recurring nature) considered necessary to present fairly the Company’s financial position, results of operations and cash flows for the periods and dates presented. The results of operations for the nine months ended September 30, 2020 are not necessarily indicative of the results that may be expected for the year ending December 31, 2020.

DESKTOP METAL, INC.
Notes to Condensed Consolidated Financial Statements (Continued)
(Unaudited)
These unaudited condensed consolidated financial statements and notes should be read in conjunction with the Company’s audited consolidated financial statements and related notes included elsewhere in this Current Report on Form 8-K.
Basis of Presentation
The unaudited condensed consolidated financial statements of the Company are presented for Desktop Metal, Inc. (“Parent”) and its wholly-owned subsidiaries. The Company has prepared the accompanying unaudited condensed consolidated financial statements pursuant to GAAP. Preparing financial statements requires the Company to make estimates and assumptions that affect the amounts that are reported in the condensed consolidated financial statements and accompanying disclosures. Although these estimates are based on the Company’s best knowledge of current events and actions that the Company may undertake in the future, actual results may be different from the Company’s estimates. The results of operations presented herein are not necessarily indicative of the Company’s results for any future period.
Use of Estimates
The preparation of the condensed consolidated financial statements in conformity with GAAP requires the Company’s management to make judgements, estimates and assumptions regarding uncertainties that affect the reported amounts of assets, liabilities and related disclosures of contingent assets and liabilities at the date of the condensed consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period.
Although the Company regularly assesses these estimates, actual results could differ materially from these estimates. Changes in estimates are recorded in the period in which they become known. The Company bases its estimates on historical experience and various other assumptions that it believes to be reasonable under the circumstances available at the time estimates are made, including the Company’s expectation at the time regarding the duration, scope and severity of the ongoing COVID-19 pandemic and the potential continued disruption of global economic conditions due to the pandemic. Actual results may differ from management’s estimates if these results differ from historical experience or other assumptions prove not to be substantially accurate, even if such assumptions are reasonable when made.
Cash and Cash Equivalents
Cash equivalents include all highly liquid investments maturing within 90 days or less from the date of purchase. Cash equivalents consist of money market funds, totaling $33.9 million and $40.5 million as of September 30, 2020 and December 31, 2019, respectively, as well as other highly liquid cash equivalents totaling $0.0 million and $25.0 million as of September 30, 2020 and December 31, 2019, respectively.
Short-Term Investments
All of the Company’s investments, which consist of debt securities, are classified as available for sale and are carried at fair value. Unrealized gains and losses considered to be temporary in nature are recorded as a component of accumulated other comprehensive loss, net of related income taxes. The Company reviews all investments for reductions in fair value that are other than temporary. When such reductions occur, the cost of the investment is adjusted to fair value through recording a loss on investments in the condensed consolidated statements of operations. Gains and losses on investments are calculated on the basis of specific identification.
Revenue
Product Revenue and Service Revenue
Product revenue include sales of the Company’s 3-D metal systems, which consist of modular printers furnaces, and debinders as well as sales of accessories and consumables. These consumables are primarily

DESKTOP METAL, INC.
Notes to Condensed Consolidated Financial Statements (Continued)
(Unaudited)
comprised of materials used by the printers during the printing process to produce parts and other wear items or components in the products that must be replaced after certain amounts of use.
Certain on-premises software that is embedded with the hardware and sold with the product bundle and is included within product revenue. Revenue from products is recognized upon transfer of control, which is generally at the point of shipment. The Company typically recognizes revenue on embedded software once the customer has been given access to the software.
Services revenue includes revenue from various cloud-based software solutions the Company offers to facilitate the design of parts and operation of the Company’s products. The Company offers multiple software products, which are licensed through either a cloud-based solution and/or an on-premises software subscription, depending on the product. For the cloud-based solution, the Company typically provides an annual subscription that the customer does not have the right to take possession of and is renewed at expiration. The revenue from the cloud-based solution is recognized ratably over the annual term as the Company considers the services provided under the cloud-based solution to be a series of distinct performance obligations, as the Company provides continuous daily access to the cloud solution. For on-premises software subscriptions, the Company typically recognizes revenue once the customer has been given access to the software. Service revenue also consists of installation, training, and post-installation customer support. When the Company enters into development contracts, control of the development service is transferred over time, and the related revenue is recognized over time.
Revenue Recognition
The Company adopted Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, on January 1, 2018, using the full retrospective method. Revenue is measured as the amount of consideration expected to be received in exchange for transferring goods or providing services. The amount of consideration is typically a fixed price at the contract inception. Consideration from shipping and handling is recorded on a gross basis within product revenue.
The Company determines revenue recognition through the following steps:
•
Identification of the contract, or contracts, with a customer

•
Identification of the performance obligations in the contract

•
Determination of the transaction price

•
Allocation of the transaction price to the performance obligations in the contract

•
Recognition of revenue when, or as, the Company satisfies a performance obligation

Nature of Products and Services
The Company sells its products primarily through authorized resellers, independent sales agents, and its own internal sales team. Revenue from hardware and consumables is recognized upon transfer of control, which is generally at the point of shipment.
The cloud-based software solution is typically provided as an annual license that the customer does not have the right to take possession of and is renewed each year. The revenue from the cloud-based solution is recognized ratably over the annual term as the Company considers the services provided under the licenses to be a series of distinct performance obligations. For the on-premise software, the Company typically recognizes revenue once the customer has been given access to the software.
The Company’s post-installation customer support is primarily sold through one-year annual contracts and such revenue is recognized ratably over the term of the agreement. Service Revenue from installation and training is recognized as performed.

DESKTOP METAL, INC.
Notes to Condensed Consolidated Financial Statements (Continued)
(Unaudited)
The Company’s terms of sale generally provide payment terms that are customary in the countries where the Company transacts business. To reduce credit risk in connection with certain sales, the Company may, depending upon the circumstances, require significant deposits or payment in full prior to shipment.
Due to the short-term nature of the Company’s contracts substantially all of the outstanding performance obligations are recognized within one year.
Shipping and handling activities that occur after control over a product has transferred to a customer are accounted for as fulfillment activities rather than performance obligations, as allowed under a practical expedient provided by ASC 606. The shipping and handling fees charged to customers are recognized as revenue and the related costs are included in cost of sales at the point in time when ownership of the product is transferred to the customer. Sales taxes and value added taxes collected concurrently with revenue generating activities are excluded from revenue.
Significant Judgements
The Company enters into contracts with customers that can include hardware products and cloud-based software, which are determined to be distinct and accounted for as separate performance obligations. Products or services that are promised to a customer can be considered distinct if both of the following criteria are met: (i) the customer can benefit from the products or services either on its own or together with other readily available resources and (ii) the Company’s promise to transfer the products, software, or services to the customer is separately identifiable from other promises in the contract. Determining whether products and services are considered distinct performance obligations that should be accounted for separately versus together may require significant judgment.
Judgement is required to determine the standalone selling price (SSP). The transaction price is allocated to each distinct performance obligation on a relative standalone selling price basis and revenue is recognized for each performance obligation when control has passed. In most cases, the Company is able to establish SSP based on historical transaction data of the observable prices of hardware products sold separately in comparable circumstances to similar customers, observable renewal rates for software and post-installation support, and the Company’s best estimates selling price at which the Company would have sold the product regularly on a stand-alone basis for training and installation. The Company reassesses the SSP on a periodic basis or when facts and circumstances change.
Contract Balances
The timing of revenue recognition, billings and cash collections results in billed accounts receivable, customer deposits and deferred revenues (contract liabilities) on the condensed consolidated balance sheets. Timing of revenue recognition may differ from the timing of invoicing to customers. The Company records a receivable at the time of invoicing. For most of the Company’s contracts, customers are invoiced when products are shipped or when services are performed. The Company typically bills in advance for post-installation support and cloud-based software licenses, resulting in deferred revenue.
The Company’s deferred revenue balance was $1.1 million and $2.2 million as of September 30, 2020 and December 31, 2019, respectively. The deferred revenue consists primarily of billed post-installation customer support and cloud-based software licenses that are recognized ratably over the term of the agreement, and to a lesser extent related to contracts that have outstanding performance obligations, and contracts that have acceptance terms that have not yet been fulfilled.
When products have been delivered, but the product revenue associated with the arrangement has been deferred as described above, the Company includes the costs for the delivered items in prepaid expenses and other current assets on the condensed consolidated balance sheets until recognition of the related revenue occurs, at which time it is recognized in cost of sales. The Company’s deferred cost of sales balance was $0 and $0.3 million as of September 30, 2020 and December 31, 2019, respectively.

DESKTOP METAL, INC.
Notes to Condensed Consolidated Financial Statements (Continued)
(Unaudited)
As the Company’s contracts are primarily one year or less, substantially all deferred revenue outstanding at the end of the fiscal year is recognized during the following year.
For the periods ended September 30, 2020 and 2019, the Company paid commissions to its external partners and internal sales team. The Company acts as a principal in the contracts with its partners as the Company controls the product, establishes the price, and bears the risk of nonperformance. The Company records the revenue on a gross basis and commissions are recorded as a sales and marketing expense. The Company recognizes its commission expense as a point-in-time expense as contract obligations are primarily completed within a one-year contract period.
See Note 12 for additional information related to disaggregation of revenue.
Allowance for Doubtful Accounts
In evaluating the collectability of accounts receivable, the Company assesses a number of factors, including specific customers’ abilities to meet their financial obligations, the length of time receivables are past due, and historical collection experience. If circumstances related to specific customers change, or economic conditions deteriorate such that past collection experience is no longer relevant, the Company’s estimate of the recoverability of accounts receivable could be further reduced from the levels provided for in the condensed consolidated financial statements.
The Company evaluates specific accounts for which the Company believes a customer may have an inability to meet their financial obligations. In these cases, the Company uses judgment, based on available facts and circumstances, and records a specific reserve for that customer to reduce the receivable to an amount the Company expects to collect. These specific reserves are reevaluated and adjusted as additional information is received that impacts the amount reserved.
As of September 30, 2020, and December 31, 2019, the Company has recorded $0.5 million and $0.2 million respectively, in allowance for doubtful accounts. Bad debt expense was $0.3 million and $0 million for the nine months ended September 30, 2020 and September 30, 2019, respectively.
As of September 30, 2020, the Company had one customer that represented 10% or more of accounts receivables, which accounted for 10% of total accounts receivable. As of December 31, 2019, no single customer accounted for more than 10% of total accounts receivables.
Net Loss Per share
The Company presents basic and diluted loss per common share amounts. Basic loss per common share is calculated by dividing net loss by the weighted average number of common shares outstanding during the applicable period.
The denominator for diluted net loss per share is a computation of the weighted-average number of ordinary shares and the potential dilutive ordinary shares outstanding during the period. Potential dilutive shares outstanding include the dilutive effect of in-the-money options, unvested Restricted Stock Agreements (“RSAs”), and unvested Restricted Stock Units (“RSUs”) using the treasury stock method. In periods in which the Company reports a net loss, diluted net loss per share is generally the same as basic net loss per share since dilutive common shares are not assumed to have been issued if their effect is anti-dilutive.
See Note 14 for further information.
Warranty Reserve
Substantially all of the Company’s products, including hardware, and software are covered by a standard assurance warranty of one year. In the event of a failure of a hardware or software product covered by this warranty, the Company may repair or replace the software or hardware product at its option.

DESKTOP METAL, INC.
Notes to Condensed Consolidated Financial Statements (Continued)
(Unaudited)
The Company’s warranty reserve reflects estimated material and labor costs for potential or actual product issues in its installed base for which the Company expects to incur an obligation. The Company periodically assesses the adequacy of the warranty reserve and adjusts the amount as necessary. If the data used to calculate the adequacy of the warranty reserve are not indicative of future requirements, additional or reduced warranty reserves may be required.
As of September 30, 2020 and December 31, 2019, the Company has recorded $1.7 million and $1.5 million, respectively, of warranty reserve within accrued expenses and other current liabilities on the condensed consolidated balance sheets. Accrued warranty at each balance sheet date consisted of the following (in thousands):
	September 30, 2020	December 31, 2019
Warranty reserve, at the beginning of the year	$1,491	$116
Additions to warranty reserve	375	2,352
Claims fulfilled	(132)	(977)
Warranty reserve, at the end of the period	$1,734	$1,491
Warranty reserve is recorded in cost of sales in the condensed consolidated statement of operations.
Inventory
Inventory is stated at the lower of cost or net realizable value, determined on a first-in, first-out basis, and consists of the following (in thousands):
	September 30, 2020	December 31, 2019
Work in process	$3,062	$1,081
Finished goods	7,301	7,324
	$10,363	$8,405
The Company provides for inventory losses based on obsolescence and levels in excess of forecasted demand. In these cases, inventory is reduced to the estimated net realizable value based on historical usage and expected demand.
Inventory provisions based on obsolescence and inventory in excess of forecasted demand are recorded in cost of sales in the condensed consolidated statement of operations.
Concentrations of Credit Risk and Off-Balance-Sheet Risk
The Company has no significant off-balance-sheet risk, such as foreign exchange contracts, option contracts, or other foreign hedging arrangements. Financial instruments that potentially expose the Company to concentrations of credit risk consist mainly of cash and cash equivalents. The Company maintains its cash and cash equivalents principally with accredited financial institutions of high-credit standing.
Property and Equipment
Property and equipment are stated at cost. Expenditures for repairs and maintenance are expensed as incurred. When assets are retired or disposed of, the assets and related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is included in the determination of net income or loss. Depreciation is recorded using the straight-line method over the estimated useful lives of the related assets.
Business Combinations
The Company allocates the purchase price of acquired companies to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values. The estimates used to value the net

DESKTOP METAL, INC.
Notes to Condensed Consolidated Financial Statements (Continued)
(Unaudited)
assets acquired are based in part on historical experience and information obtained from the management of the acquired company. The Company generally values the identifiable intangible assets acquired using a discounted cash flow model. The significant estimates used in valuing certain of the intangible assets, include, but are not limited to future expected cash flows of the asset, discount rates to determine the present value of the future cash flows and expected technology life cycles. Intangible assets are amortized over their estimated useful life; the period over which the Company anticipates generating economic benefit from the asset. Fair value adjustments subsequent to the acquisition date, that are not measurement period adjustments, are recognized in earnings.
Deferred Transaction Costs and Transaction Costs Payable
As part of the contemplated reverse recapitalization transaction with Trine Acquisition Corp, (“Trine”) the details of which are discussed in an initial S-4 filed with the SEC by on September 15, 2020 and subsequent amendments, the Company has accrued direct and incremental transaction costs related to the merger which will be deducted from the combined entity’s additional paid-in capital at the closing of the transaction when the proceeds are received.
As of September 30, 2020, the Company had recorded $2.3 million of transaction costs payable to advisers, which $1.7 million is included in accounts payable and $0.6 million is included in accrued expenses and other current liabilities in the condensed consolidated balance sheets.
Goodwill and Intangible Assets
The Company has recorded $2.3 million of goodwill and $3.3 million of acquired technology as a result of two business combinations completed during the year ended December 31, 2019. As of September 30, 2020, the Company has recorded $0.8 million of accumulated amortization on the acquired technology.
Goodwill represents the future economic benefits arising from other assets acquired in a business combination or an acquisition that is not individually identified and separately recorded. The excess of the purchase price over the estimated fair value of net assets of businesses acquired in a business combination is recognized as goodwill. Intangible assets consist of identifiable intangible assets, including developed technology, resulting from the Company’s acquisitions.
Goodwill is not amortized but is tested for impairment at least annually (as of the first day of the fourth quarter) or as circumstances indicate the value may no longer be recoverable. To assess if goodwill is impaired, the Company performs a qualitative assessment to determine whether further impairment testing is necessary. The Company then compares the carrying amount of the single reporting unit to the fair value of the reporting unit. An excess carrying value over fair value would indicate that goodwill may be impaired.
The Company evaluates definite-lived intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If indicators of impairment are present, the Company then compares the estimated undiscounted cash flows that the specific asset is expected to generate to its carrying value. If such assets are impaired, the impairment recognized is measured as the amount by which the carrying amount of the asset exceeds its fair value.
To date, there have been no impairments of goodwill or intangible assets. Intangible assets are amortized over their useful lives.
Impairment of Long-Lived Assets
The Company evaluates whether events or circumstances have occurred that indicate that the estimated remaining useful life of its long-lived assets may warrant revision or that the carrying value of these assets

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Notes to Condensed Consolidated Financial Statements (Continued)
(Unaudited)
may be impaired. The Company does not believe that any events have occurred through September 30, 2020, that would indicate its long-lived assets are impaired.
Stock-Based Compensation
The Company accounts for all stock options granted to employees and nonemployees using a fair value method. Stock-based compensation is measured at the grant-date fair value of the award and is then recognized as the related services are rendered, typically over the vesting period. The measurement date for employee awards is generally the date of the grant and the measurement date for nonemployee awards is generally the date the performance of services is completed. The Company estimates forfeitures that will occur in their determination of the expense recorded.
Income Taxes
The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the Company’s condensed consolidated financial statements and tax returns. Deferred tax assets and liabilities are determined based upon the differences between the condensed consolidated financial statements carrying amounts and the tax bases of existing assets and liabilities and for loss and credit carryforwards, using enacted tax rates expected to be in effect in the years in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that these assets may not be realized.
The Company provides reserves for potential payments of taxes to various tax authorities related to uncertain tax positions. Amounts recognized are based on a determination of whether a tax benefit taken by the Company in its tax filings or positions is “more likely than not” to be sustained on audit. The amount recognized is equal to the largest amount that is more than 50% likely to be sustained. Interest and penalties associated with uncertain tax positions are recorded as a component of income tax expense. As of September 30, 2020 and December 31, 2019, the Company has not identified any uncertain tax positions for which reserves would be required.
Recently Issued Accounting Standards
In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740) — Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes by eliminating some exceptions to the general approach in Accounting Standards Codification 740, Income Taxes. It also clarifies certain aspects of the existing guidance to promote more consistent application. This standard is effective for calendar-year public business entities in 2021 and interim periods within that year, and early adoption is permitted. The Company is currently in the process of evaluating the impact the new standard will have on the consolidated financial statements.
In June 2018, the FASB issued ASU No. 2018-07, Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, which substantially aligns the measurement and classification guidance for share-based payments to nonemployees with the guidance for share-based payments to employees. The ASU also clarifies that any share-based payment issued to a customer should be evaluated by the new revenue recognition standard. The new ASU requires a modified retrospective transition approach. The ASU is effective for the Company for the year ending December 31, 2020. Due to the Company’s Emerging Growth Company (EGC) status, the Company is permitted to defer adoption of ASU 2018-07 in interim periods and adopt for its annual financial statements. Refer to Note 11 for discussion on stock-compensation expense.
In January 2017, the FASB issued ASU No. 2017-04, “Intangibles — Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment” (“ASU 2017- 04”), which eliminates the performance of Step 2 from the goodwill impairment test. In performing its annual or interim impairment testing, an entity will instead compare the fair value of the reporting unit with its carrying amount and recognize any impairment

DESKTOP METAL, INC.
Notes to Condensed Consolidated Financial Statements (Continued)
(Unaudited)
charge for the amount by which the carrying amount exceeds the reporting unit’s fair value. Additionally, an entity should consider income tax effects from any tax-deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment loss. As a smaller reporting company pursuant to Rule 12b-2 of the Securities Exchange Act of 1934, as amended, these changes become effective for the Company on January 1, 2023. The Company is currently evaluating the potential impact of these changes on its consolidated financial statements.
In June 2016, the FASB issued ASU 2016-13, “Financial Instruments — Credit Losses.” This ASU added a new impairment model (known as the current expected credit loss (“CECL”) model) that is based on expected losses rather than incurred losses. Under the new guidance, an entity recognizes as an allowance its estimate of expected credit losses. The CECL model applies to most debt instruments, trade receivables, lease receivables, financial guarantee contracts, and other loan commitments. The CECL model does not have a minimum threshold for recognition of impairment losses and entities will need to measure expected credit losses on assets that have a low risk of loss. As a smaller reporting company pursuant to Rule 12b-2 of the Securities Exchange Act of 1934, as amended, these changes become effective for the Company on January 1, 2023. The Company is currently evaluating the potential impact of these changes on its consolidated financial statements.
3.   Property and Equipment
Depreciation is expensed using the straight-line method over the estimated useful lives of the assets as follows:
Asset Classification	Useful Life
Equipment	3-5 years
Furniture and fixtures	3 years
Computer equipment	3 years
Tooling	3 years
Software	3 years
Leasehold improvements	Shorter of asset’s useful life or remaining life of the lease
Property and equipment — net consisted of the following at September 30, 2020 and December 31, 2019 (in thousands):
	September 30, 2020	December 31, 2019
Equipment	$13,502	$13,358
Furniture and fixtures	895	895
Computer equipment	1,089	1,089
Tooling	1,823	1,823
Software	1,235	954
Leasehold improvements	13,870	13,880
Construction in process	845	170
Property and equipment – gross	33,259	32,169
Less: accumulated depreciation	(19,658)	(13,782)
Property and equipment – net	$13,601	$18,387

DESKTOP METAL, INC.
Notes to Condensed Consolidated Financial Statements (Continued)
(Unaudited)
Depreciation and amortization expense was $5.9 million and $5.3 million for the nine months ended September 30, 2020 and September 30, 2019 respectively.
4.   Acquired Technology
Acquired technology consisted of the following (in thousands):
	Gross Value	Estimated Life	Accumulated Amortization	Balance September 30, 2020
Total acquired technology	$3,270	5 years	$817	$2,453
The Company recognized amortization expense of $0.5 million and $0.1 million for the nine months ended September 30, 2020 and 2019, respectively. The Company expects to recognize $0.2 million of amortization expense for the remaining three months of 2020, $0.6 million annually in the years ended December 31, 2021 through 2023, and $0.4 million in 2024. The weighted-average remaining amortization period is 3.8 years.
5.   Capitalized Software, net
The Company capitalizes certain costs related to the development and implementation of cloud computing software. Costs incurred during the application development phase are capitalized only when the Company believes it is probable the development will result in new or additional functionality. The types of costs capitalized during the application development phase include employee compensation, as well as consulting fees for third-party developers working on these projects. The capitalized costs are amortized on a straight-line basis over the estimated useful life of the asset, which is typically 3 years.
The Company incurred $0.1 million in amortization expense in each of the nine month periods ended September 30, 2020 and 2019.
Capitalized software, net at the each balance sheet date consists of the following (in thousands):
	September 30, 2020	December 31, 2019
Capitalized software development costs	$1,127	$1,127
Accumulated amortization	(770)	(237)
Impairment	—	(444)
Total capitalized software costs	$357	$446
The Company expects to incur amortization expense of $0.1 million for the remaining three months of 2020, and $0.1 million in each of the years ending 2021, and 2022.
6.   Fair Value Measurements
The Company uses the following three-tier fair value hierarchy, which prioritizes the inputs used in measuring the fair values for certain of its assets and liabilities:
Level 1 is based on observable inputs, such as quoted prices in active markets;
Level 2 is based on inputs other than the quoted prices in active markets that are observable either directly or indirectly; and
Level 3 is based on unobservable inputs in which there is little or no market data, which requires the Company to develop its own assumptions.

DESKTOP METAL, INC.
Notes to Condensed Consolidated Financial Statements (Continued)
(Unaudited)
This hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value. Items measured at fair value on a recurring basis include money market funds.
The following fair value hierarchy table presents information about the Company’s financial assets measured at fair value on a recurring basis and indicates the fair value hierarchy of the inputs the Company utilized to determine such fair value at September 30, 2020 and December 31, 2019 (in thousands):
	September 30, 2020
	Quoted Prices in Active Markets for Identical Items (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets:
Money market funds	$33,858	$—	$—	$33,858
Asset-backed securities	—	3,105	—	3,105
Corporate bonds	—	30,084	—	30,084
Government bonds	19,991	—	—	19,991
Total assets	$53,849	$33,189	$—	$87,038

	December 31, 2019
	Quoted Prices in Active Markets for Identical Items (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets:
Money market funds	$40,454	$—	$—	$40,454
Asset-backed securities	—	16,806	—	16,806
Corporate bonds	—	67,948	—	67,948
Repurchase agreements	—	25,001	—	25,001
Total assets	$40,454	$109,755	$—	$150,209
All investments mature within one year.

DESKTOP METAL, INC.
Notes to Condensed Consolidated Financial Statements (Continued)
(Unaudited)
7.   Accrued Expenses and Other Current Liabilities
The following table summarizes the Company’s components of accrued expenses and other current liabilities (in thousands):
	September 30, 2020	December 31, 2019
Warranty reserve	$1,734	$1,491
Compensation and benefits related	657	897
Professional services	2,043	780
Inventory purchases	86	620
Accrued sales and use tax	470	578
Transaction costs payable	577	—
Other	488	687
	$6,055	$5,053
8.   Debt
Term Loan — In June 2018, the Company entered into a $20 million term loan for 36 months. The loan provided $10 million immediately funded with the additional $10 million available to be drawn in up to three draws of not less than $2 million for 12 months from close of the facility. The loan is interest-only for the full 36 months with the principal due at maturity in June 2021. Interest is calculated using the Wall Street Journal Prime rate minus 0.5%, payable monthly in arrears (4.75% at December 31, 2019 and 3.25% at September 30, 2020). The loan contains a cash trigger. If the Company’s cash and investments fall below $30 million, cash equal to the total amount of the outstanding debt is required to be placed in a restricted money market account. The loan also contains reporting requirements and gives the lender first priority lien on all assets.
The outstanding amount as of September 30, 2020 and December 31, 2019 was $10 million and $10 million, respectively. The $10 million is due to be paid in June 2021.
Deferred Financing Costs — In connection with the above borrowings, the Company incurred $0.06 million of expenses, which have been recorded as deferred financing costs. The Company amortizes these costs over the life of the borrowing. During the nine months ended September 30, 2020 and 2019, the Company recorded $0.01 million and $0.01 million respectively, of interest expense related to the amortization of the financing costs. As of September 30, 2020 and December 31, 2019, the remaining unamortized balance of deferred financing costs totaled $0.01 million and $0.03 million, respectively, and is included in long term debt, net of deferred financing costs in the condensed consolidated balance sheets.
9.   Commitments and Contingencies
Upon adoption of ASC 842, the Company identified real estate and equipment leases and recorded right of use assets of $3.4 million and lease liabilities of $4.7 million. The difference between the value of the right of use assets and lease liabilities is due to the reclassification of existing deferred rent, prepaid rent, and unamortized lease incentives as of January 1, 2018 totaling $1.3 million. At September 30, 2020, the Company recorded $1.9 million as a right of use asset and $3.2 million as an operating lease liability. At December 31, 2019, the Company recorded $2.3 million as a right of use asset and $3.8 million as a right of use liability. The Company assesses its right of use asset and other lease related assets for impairment. There were no impairments recorded related to these assets during the nine months ended September 30, 2020 and the year ended December 31, 2019.
The Company identified one service agreement that contained an embedded lease. The agreement does not contain fixed or minimum payments, but the Company has concluded that the variable lease expense

DESKTOP METAL, INC.
Notes to Condensed Consolidated Financial Statements (Continued)
(Unaudited)
totaled $0.03 million for the nine months ended September 30, 2020 and $0.03 million for the nine months ended September 30, 2019.
Information about other lease-related balances is as follows (in thousands):
	September 30,
	2020	2019
Lease cost
Operating lease cost	$561	$479
Short-term lease cost	—	24
Variable lease cost	30	30
Total lease cost	$591	$533
Other Information
Operating cash flows from operating leases	$805	$701
Weighted-average remaining lease term – operating leases (years)	3.5	4.5
Weighted-average discount rate – operating leases	7.6%	7.6%
The rate implicit in the lease is not readily determinable in most of the Company’s leases, and therefore the Company uses its incremental borrowing rate as the discount rate when measuring operating lease liabilities. The incremental borrowing rate represents an estimate of the interest rate the Company would incur at lease commencement to borrow an amount equal to the lease payments on a collateralized basis over the term of the lease.
As of September 30, 2020, the Company does not have material operating leases that have not commenced.
Future minimum lease payments under noncancelable operating leases at September 30, 2020, are as follows (in thousands):
2020 (remaining 3 months)	$268
2021	1,071
2022	1,070
2023	1,028
2024	258
Total lease payments	3,695
Less amount representing interest	(462)
Total lease liability	3,233
Less current portion of lease liability	(858)
Lease liability, net of current portion	$2,375
Legal Proceedings — From time to time, the Company may face legal claims or actions in the normal course of business. At each reporting date, the Company evaluates whether a potential loss amount or a potential range of loss is probable and reasonably estimable under the provisions of the authoritative guidance that addresses accounting for contingencies.
The Company is presently a respondent in a Judicial Arbitration and Mediation Services (JAMS) arbitration brought against it by a competitor. The basis for the claim is the alleged violation of a provision of a 2018 settlement agreement between the two companies, which provided that neither company could make statements that misrepresented the functionality of the other company’s products.

DESKTOP METAL, INC.
Notes to Condensed Consolidated Financial Statements (Continued)
(Unaudited)
The arbitration is currently set to commence in late 2020. Critical phases of the arbitration remain and therefore any loss cannot be estimated at this time.
10.   Income Taxes
The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the Company’s consolidated financial statements and tax returns. Deferred tax assets and liabilities are determined based upon the differences between the consolidated financial statements carrying amounts and the tax bases of existing assets and liabilities and for loss and credit carryforwards, using enacted tax rates expected to be in effect in the years in which the differences are expected to reverse. The Company has provided a full valuation allowance against the net deferred tax assets as the Company has determined that it was more likely than not that the Company would not realize the benefits of federal and state net deferred tax assets.
The Company provides reserves for potential payments of taxes to various tax authorities related to uncertain tax positions. Amounts recognized are based on a determination of whether a tax benefit taken by the Company in its tax filings or positions is “more likely than not” to be sustained on audit. The amount recognized is equal to the largest amount that is more than 50% likely to be sustained. Interest and penalties associated with uncertain tax positions are recorded as a component of income tax expense. As of September 30, 2020 and December 31, 2019, the Company has not identified any uncertain tax positions for which reserves would be required.
11.   Convertible Preferred Stock and Stockholders’ Equity
Authorized Shares — At September 30, 2020 and December 31, 2019 the Company’s authorized shares consisted of 156,000,000 shares of Common Stock, $0.0001 par value (the “Common Stock”) and 100,038,109 shares of Preferred Stock, respectively, par value of $0.0001 per share; 26,189,545 of which are designated as Series A Convertible Preferred Stock (“Series A Preferred Stock”), 23,675,035 of which are designated as Series B Convertible Preferred Stock (“Series B Preferred Stock”), 13,152,896 shares are designated as Series C Convertible Preferred Stock (“Series C Preferred Stock”), 21,075,193 shares are designated as Series D Convertible Preferred Stock (“Series D Preferred Stock”), 13,450,703 shares are designated as Series E Convertible Preferred Stock (“Series E Preferred Stock”), and 2,494,737 shares are designated as Series E-1 Convertible Preferred Stock (“Series E-1 Preferred Stock”) (collectively, the “Series Preferred Stock”).
Preferred Stock
On January 29, 2018 and June 29, 2018, the Company issued 4,086,111 and 11,674 shares of Series D Preferred Stock, respectively, at a purchase price of $8.5656 per share.
On January 14, 2019 the Company issued 13,450,703 shares of Series E Preferred Stock at a purchase price of $10.0211 per share. The issuance costs for Series E Preferred Stock were $0.1 million.
On January 14, 2019 the Company issued 2,494,737 shares of Series E-1 Preferred Stock at a purchase price of $10.0211 per share. The issuance costs for Series E-1 Preferred Stock were $0.02 million.

DESKTOP METAL, INC.
Notes to Condensed Consolidated Financial Statements (Continued)
(Unaudited)
The following table summarizes details of Preferred Stock authorized, issued and outstanding as of September 30, 2020 and December 31, 2019 ($ in thousands):
Convertible Preferred Stock Classes	September 30, 2020	December 31, 2019
Series A Convertible Preferred Stock, $0.0001 par value – authorized, issued, and outstanding, 26,189,545 and 26,189,545 shares, (liquidation preference of $255,348 and $106,853 at September 30, 2020 and December 31, 2019, respectively)	$13,878	$13,878
Series B Convertible Preferred Stock, $0.0001 par value – authorized, issued, and outstanding, 23,675,035 and 23,675,035 shares (liquidation preference of $230,832 and $96,594 at September 30, 2020 and December 31, 2019, respectively)	37,806	37,806
Series C Convertible Preferred Stock, $0.0001 par value – authorized, issued, and outstanding, 13,152,896 and 13,152,896 shares (liquidation preference of $128,241 and $53,664 at September 30, 2020 and December 31, 2019, respectively)	44,852	44,852
Series D Convertible Preferred Stock, $0.0001 par value – authorized, issued, and outstanding, 21,075,193 and 21,075,193 shares (liquidation preference of $205,483 and $180,522 at September 30, 2020 and December 31, 2019, respectively)	180,353	180,353
Series E Convertible Preferred Stock, $0.0001 par value – authorized, issued, and outstanding 13,450,703 and 13,450,703 shares (liquidation preference of $134,791 and $134,791 at September 30, 2020 and December 31, 2019, respectively)	134,667	134,667
Series E-1 Convertible Preferred Stock, $0.0001 par value – authorized, issued, and outstanding 2,494,737 and 2,494,737 shares (liquidation preference of $25,000 and $25,000 at September 30, 2020 and December 31, 2019, respectively)	24,977	24,977
Total	$436,533	$436,533
The following describes the rights and preferences of the Company’s Series Preferred Stock:
Voting — The holders of Series Preferred Stock vote together with all other classes and series of stock as a single class on an as-converted basis. Each share of Series Preferred Stock entitles the holder to such number of votes per share as shall equal the whole number of shares of Common Stock into which such share of Series Preferred Stock is then convertible. The holders of the Series A Preferred Stock are entitled to elect one director to the Company’s board of directors, the holders of the Series B Preferred Stock are entitled to elect two directors to the Company’s board of directors, and the holders of Series C Preferred Stock are entitled to elect one director to the Company’s board of directors. The holders of the Series E Preferred Stock are entitled to elect one director to the Company’s board of directors, and the holders of the Common Stock are entitled to elect two directors to the Company’s board of directors. The holders of Series Preferred Stock retain rights to vote on certain specified matters as set forth in the Company’s certificate of incorporation. The holders of Series E-1 Preferred Stock are not entitled to vote on election of a director.
Dividends — The Series Preferred Stock are entitled to receive dividends at the rate of 8% of the original issue price for each series of Series Preferred Stock payable only when, as and if, declared by the Company’s board of directors. Through September 30, 2020, no dividends have been declared.
Liquidation — Upon any liquidation, dissolution, or winding-up of the Company, whether voluntary or involuntary, the holders of the Series Preferred Stock are entitled to first be paid out of assets available for distribution, on a pari passu basis, prior and in preference to any distribution to the holders of the

DESKTOP METAL, INC.
Notes to Condensed Consolidated Financial Statements (Continued)
(Unaudited)
Company’s Common Stock, the greater of (a) an amount equal to $0.53372 per share for the Series A Preferred Stock, $1.6013 per share for Series B Preferred Stock, $3.4213 per share for the Series C Preferred Stock, $8.5656 per share for the Series D Preferred Stock, and $10.0211 per share for the Series E and Series E-1 Preferred Stock, plus declared but unpaid dividends and (b) an amount per share that would have been payable had all shares of the Series Preferred Stock been converted to shares of Common Stock immediately prior to any liquidation, dissolution, or winding-up of the Company. After payment of all preferential amounts required to be paid to the holders of Series Preferred Stock, the remaining assets of the Company available for distribution to the stockholders shall be distributed among the holders of shares of Common Stock pro rata based on the number of shares held by each such holder.
Conversion — Each holder of Series Preferred Stock has the right, at their option at any time, to convert any such shares of Series Preferred Stock into fully paid and nonassessable shares of Common Stock. The conversion ratio is determined by dividing the original issue price of such share of Series Preferred Stock by the conversion price then in effect, which is initially equal to $0.53372 per share for the Series A Preferred Stock, $1.6013 per share for Series B Preferred Stock, $3.4213 per share for the Series C Preferred Stock, $8.5656 per share for the Series D Preferred Stock, and $10.0211 per share for the Series E and Series E-1 Preferred Stock. The conversion price is subject to adjustment if certain dilutive events occur. Conversion is mandatory in the event of a firm-commitment underwritten initial public offering of the Company’s Common Stock with a value of at least $5.13 per common share and $50 million in proceeds to the Company or upon the election of a majority of the holders of Series Preferred Stock, voting as a single class on an as-converted basis.
Redemption — The Series Preferred Stock is not subject to mandatory or optional redemption other than in connection with a liquidation, dissolution, or winding-up of the Company.
Common Stock
Restricted Stock Agreements — During 2015, the Company issued 27,850,000 shares of Common Stock to the initial founders and certain employees of the Company at a purchase price of $0.0001 per share. The shares issued to the founders are subject to the Company’s right to repurchase at the original purchase price and such right to repurchase generally lapses at the rate of 20% of the shares upon the first anniversary of the grant date and at the rate of 1.67% per month thereafter over four years. The refundable purchase price related to the shares is reported as current liabilities until the shares are vested.
During the year ended December 31, 2019, as part of the Company’s acquisitions, the Company issued 497,290 shares of restricted stock with a value of $2.0 million which are considered post-combination consideration and accounted for as stock-based compensation as the shares vest. The shares vest over a four-year service period.
The activity for stock subject to vesting for the nine-month period ended September 30, 2020 is as follows (shares in thousands):
	Shares subject to Vesting	Weighted Average Purchase Price
Balance of unvested shares as of January 1, 2020	4,575	$0.001
Issuance of additional shares	—	—
Vested	(4,301)	0.001
Balance of unvested shares as of September 30, 2020	274	$0.001
At September 30, 2020, the remaining weighted-average vesting period for the stock subject to vesting was 0.7 years.

DESKTOP METAL, INC.
Notes to Condensed Consolidated Financial Statements (Continued)
(Unaudited)
Stock Incentive Plan — In 2015, the board of directors approved the adoption of the 2015 stock incentive plan (the “Plan”). The Plan allows for the award of incentive and nonqualified stock options, restricted stock, and other stock-based awards to employees, officers, directors, consultants, and advisers of the Company. Awards may be made under the Plan for up to 21,522,567 shares of Common Stock. The Board of Directors administers the Plan and determines the exercise price of options, purchase price for restricted stock, the rates at which awards vest, and the other terms and conditions of the awards. Options and restricted stock generally vest 25% of the shares upon the first anniversary of the grant date and at the rate of 2.0833% per month thereafter over a three-year period for employees or over the service period for nonemployees and expire 10 years from the date of grant. No tax benefits were realized from options and other share-based payment arrangements during the year.
As part of an acquisition completed in July 2019, the Company assumed the 2018 equity incentive plan of Make Composites, Inc. (the “Make Plan”). The Make Plan allows for the award of incentive and nonqualified stock options and warrants for those employees and contractors that were hired as part of the acquisition. The plan allows for 193,223 options and warrants to be issued, which were issued in 2019, with no additional options to be issued in the future. The Board of Directors administers the Make Plan and determines the exercise price of options, purchase price for restricted stock, the rates at which awards vest, and the other terms and conditions of the awards. Options and restricted stock generally vest 25% of the shares upon the first anniversary of the grant date and at the rate of 2.0833% per month thereafter over a three-year period for employees or over the service period for nonemployees and expire 10 years from the date of grant. No tax benefits were realized from options and other share-based payment arrangements during the year.
The Company grants stock options at exercise prices deemed by the Board of Directors to be equal to the fair value of the Common Stock at the time of grant. The fair value of Common Stock has been determined by the Board of Directors of the Company at each stock option measurement date based on a variety of different factors, including the results obtained from independent third-party appraisals, the Company’s consolidated financial position and historical financial performance, the status of technological development within the Company, the composition and ability of the current engineering and management team, an evaluation and benchmark of the Company’s competition, the current climate in the marketplace, the illiquid nature of the Common Stock, arm’s-length sales of the Company’s capital stock (including convertible preferred stock), the effect of the rights and preferences of the Series Preferred Stock, and the prospects of a liquidity event, among others.
During the nine months ended September 30, 2020 and 2019, the Company granted options to purchase 6,925,144 and 4,107,709 shares of Common Stock to employees with a fair value of $29.8 million and $8.9 million, respectively, calculated using the Black-Scholes option-pricing model with the following assumptions:
	September 30, 2020	September 30, 2019
Risk-free interest rate	0.3% – 1.7%	1.9% – 2.6%
Expected volatility	52.7% – 54.2%	53.3% – 53.6%
Expected life (in years)	5.9 – 6.3	5.6 – 6.1
Expected dividend yield	—	—
Fair value of Common Stock	$1.71 – $9.75	$4.08

DESKTOP METAL, INC.
Notes to Condensed Consolidated Financial Statements (Continued)
(Unaudited)
During the nine months ended September 30, 2020 and September 30, 2019 the Company issued options to purchase 10,000 and 97,919 shares of Common Stock to consultants with a fair value of $0.1 million and $0.3 million, respectively, calculated using the Black Scholes option pricing model with the following assumptions
	September 30, 2020	September 30, 2019
Risk-free interest rate	0.6% – 0.8%	1.5% – 2.5%
Expected volatility	54.3% – 54.8%	54.4% – 54.9%
Expected life (in years)	9.4 – 10.0	9.4 – 10.0
Expected dividend yield	—	—
Fair value of Common Stock	$1.71 – $9.75	$4.08
The risk-free interest rate assumption is based upon observed interest rates appropriate for the term of the related stock options. The expected life of employee stock options was calculated using the average of the contractual term of the option and the weighted-average vesting period of the option, as the Company does not have sufficient history to use an alternative method to the simplified method to calculate an expected life for employees. For grants where the simplified method is precluded, the Company’s estimate of expected term is based forecasted exercises. For nonemployee grants, the Company uses the contractual term of the options. The Company has not paid a dividend and is not expected to pay a dividend in the foreseeable future. Expected volatility for the Company’s common stock was determined based on an average of the historical volatility of a peer group of similar public companies.
At September 30, 2020, the total unrecognized stock-based compensation expense related to unvested stock options aggregated $16.5 million. The costs are expected to be recognized over a weighted-average period of 3.8 years.
Total stock-based compensation expense related to all of the Company’s stock-based awards granted is reported in the consolidated statements of operations as follows (in thousands):
	September 30,
	2020	2019
Research and development	$2,176	$1,501
Sales and marketing expense	715	1,020
General and administrative expense	1,070	668
Cost of sales	267	241
Total stock-based compensation expenses	$4,228	$3,430

DESKTOP METAL, INC.
Notes to Condensed Consolidated Financial Statements (Continued)
(Unaudited)
There were 1,960,118 shares available for award under the Plan at September 30, 2020. The option activity of the Plan and Make Plan for the nine months ended September 30, 2020 is as follows:
	Number of Shares	Weighted-Average Exercise Price per Share	Weighted-Average Remaining Contractual Term (in years)
Outstanding at January 1, 2020	14,792	$2.45	7.84
Granted	6,935	1.85
Exercised	(409)	0.65
Forfeited/expired	(5,287)	3.57
Outstanding at September 30, 2020	16,031	1.87	7.85
Options vested at September 30, 2020	8,167	1.83	6.38
Options vested or expected to vest at September 30, 2020	15,384	$1.87	7.78
The aggregate intrinsic value of options outstanding at September 30, 2020 is $126.3 million. The weighted average grant date fair value for options granted during the nine months ended September 30, 2020 and the nine months ended September 30, 2019 was approximately $4.30 and $2.11, respectively. The aggregate intrinsic value of options exercised during the nine months ended September 30, 2020 and the nine months ended September 30, 2019 was $1.7 million and $3.0 million, respectively.
In July 2020, in order to incentivize and retain personnel, the Company repriced employee unvested stock option grants to the most recent common stock valuation. Vested awards were not eligible for repricing. Employees were allowed to opt out of the repricing of the unvested stock option grants by providing notice to the Company within a short period of time following the repricing. If an employee did not opt out of the repricing, all unvested options held by such employee were repriced and subject a new vesting schedule. Repriced options vest over a period of four years from the date of the repricing, with one-year cliff vesting and monthly vesting thereafter. The repricing affected 116 employees, at an incremental compensation cost of $3.6 million to the Company.
Restricted Stock Units — RSUs awarded to employees generally vest over four years from the anniversary of the date of grant, with 1-year cliff vesting and monthly vesting thereafter, provided the employee remains continuously employed with the Company. Shares of the Company’s stock are delivered to the employee upon vesting, subject to payment of applicable withholding taxes. The fair value of RSUs is equal to the estimated fair market value of the Company’s common stock on the date of grant. Total unrecognized compensation costs related to non-vested RSUs at September 30, 2020 was approximately $4.1 million and is expected to be recognized over a period of 3.9 years. The total expense recognized during the nine months ended September 30, 2020 was $0.2 million.
RSU activity under the Plan for the nine months ended September 30, 2020 is as follows:
	Shares subject to Vesting	Weighted Average Grant Date Fair Value
Balance of unvested shares as of January 1, 2020	—	—
Issuance of additional shares	459	$9.75
Vested	—	—
Balance of unvested shares as of September 30, 2020	459	$9.75

DESKTOP METAL, INC.
Notes to Condensed Consolidated Financial Statements (Continued)
(Unaudited)
Common Stock Reserved for Future Issuance — As of September 30, 2020 and 2019, the Company has reserved the following shares of Common Stock for future issuance (in thousands):
	September 30, 2020	September 30, 2019
Common Stock options outstanding	16,031	14,490
Restricted Stock units outstanding	459	—
Shares available for issuance under the Plan	1,960	4,463
Convertible Preferred Stock outstanding	100,038	100,038
Common Stock warrants outstanding	919	464
Total shares of authorized Common Stock reserved for future issuance	119,407	119,455
In May 2017, the Company entered into a strategic collaboration agreement with an investor, pursuant to which such investor would sell and distribute the Company’s products. In connection with this agreement, the Company agreed to issue warrants purchase up to 2,000,000 shares of Common Stock. The investor is eligible to receive a warrant to purchase one share of Common Stock for every $35.00 in revenue generated by the Company from the investor’s resellers. Each warrant is issued at an exercise price equal to $5.00 per share (subject to appropriate adjustment in the event of a stock dividend, stock split, combination, or other similar recapitalization) and expires on December 31, 2027. The Company issued warrants for the purchase of 399,960 and 477,629 shares of its common stock during the nine months ended September 30, 2020 and 2019. respectively. The Company recorded $0.04 million and $0.9 million related to the fair value of the warrants during the nine months ended September 30, 2020 and 2019, respectively. The assumptions used in the Black Scholes pricing model are the same as those used for nonemployee options.
12.   Segment Information
In its operation of the business, management, including the Company’s chief operating decision maker, who is also Chief Executive Officer, reviews the business as one segment. The Company currently ships its product to markets in the Americas, Europe, Middle East and Africa (“EMEA”), and Asia Pacific (“APAC”). The Company anticipates additional products launching in the near term future, across those same markets. Disaggregated revenue data for those markets is as follows (in thousands):
Revenue during nine months ended September 30, 2020
	Americas	EMEA	APAC	Total
Product	$2,372	$2,411	$1,330	$6,113
Services	962	888	138	1,988
Total	$3,334	$3,299	$1,468	$8,101
Revenue during nine months ended September 30, 2019
	Americas	EMEA	APAC	Total
Product	$11,561	$5,909	$1,185	$18,655
Services	1,851	341	29	2,221
Total	$13,412	$6,250	$1,214	$20,876

DESKTOP METAL, INC.
Notes to Condensed Consolidated Financial Statements (Continued)
(Unaudited)
During the nine months ended September 30, 2020 and 2019, the Company recognized the following revenue from service contracts and cloud-based software licenses over time, and hardware and consumable product shipments and subscription software at a point in time (in thousands):
	Nine Months Ended September 30,
	2020	2019
Revenue recognized at a point in time	$6,113	$18,655
Revenue recognized over time	1,988	2,221
Total	$8,101	$20,876
For the nine months ended September 30, 2020 and 2019, no single customer accounted for more than 10% of the Company’s consolidated revenue.
The Company’s long-lived assets are substantially all located in the United States where the Company’s primary operations are located.
13.   Related-Party Transactions
In 2017, the Company issued warrants related to the strategic collaboration agreement (Note 11). The investor was no longer considered a related party in the nine months ended September 30, 2020 and the year ended December 31, 2019.
14.   Net Loss Per Share
The Company computes basic loss per share using net loss attributable to Desktop Metal, Inc. Common Stockholders and the weighted-average number of common shares outstanding during each period. Diluted earnings per share include shares issuable upon exercise of outstanding stock options and stock-based awards where the conversion of such instruments would be dilutive.
	September 30,
(in thousands, except per share amounts)	2020	2019
Numerator for basic and diluted net loss per share:
Net loss attributable to Desktop Metal, Inc Common Stockholders	$(65,027)	$(75,769)
Denominator for basic and diluted net loss per share:
Weighted average shares	29,457	22,395
Net loss per share – Basic and Diluted	$(2.21)	$(3.38)
For the nine months ended September 30, 2020 and 2019 the effect of dilutive securities, including non-vested stock options restricted stock awards, warrants, and Convertible Preferred Stock, was excluded from the denominator for the calculation of diluted net loss per share because the Company recognized a net loss for the period and their inclusion would be antidilutive. Dilutive securities excluded were 117,722,359 and 121,001,479 shares for the nine months ended September 30, 2020 and 2019, respectively.
15.   Subsequent Events
As described in Note 1, the Company completed the Business Combination on December 9, 2020.
Management has evaluated subsequent events occurring through December 14, 2020, the date that these condensed consolidated financial statements were available to be issued and determined that no additional subsequent events occurred that would require recognition or disclosure in these condensed consolidated financial statements other than those in this note.

Independent Auditor’s Report
Board of Directors
EnvisionTEC Group
Dearborn, Michigan
We have audited the accompanying combined financial statements of EnvisionTEC Group, which comprise the combined balance sheets as of December 31, 2019 and 2018, and the related statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the combined financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of EnvisionTEC Group as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
/s/ BDO USA LLP
Troy, Michigan
November 6, 2020

EnvisionTEC Group
Combined Balance Sheets
(in thousands)
December 31,	2019	2018
Assets
Current Assets
Cash and cash equivalents	$14,865	$16,927
Trade accounts receivable, less allowance for doubtful accounts of $755 and $644 in 2019 and 2018	3,310	3,010
Inventories	8,885	9,029
Prepaid expenses and other current assets	3,660	3,490
Total Current Assets	30,720	32,456
Property and Equipment, Net	1,719	1,867
Intangible Asset, Net	594	642
Total Assets	$33,033	$34,965
Liabilities and Equity
Current Liabilities
Trade accounts payable	$2,461	$1,735
Deferred revenue and customer deposits	2,175	3,055
Income taxes payable	427	387
Related party loan payable	600	—
Accrued expenses and other current liabilities	1,993	2,975
Total Current Liabilities	7,656	8,152
Stockholders’ Equity
Contributed capital	443	443
Retained earnings	28,517	29,074
Accumulated other comprehensive loss	(3,583)	(2,704)
Total Stockholders’ Equity	25,377	26,813
Total Liabilities and Stockholders’ Equity	$33,033	$34,965
See accompanying notes to combined financial statements.

EnvisionTEC Group
Combined Statements of Operations and Comprehensive Income
(in thousands)
Year ended December 31,	2019	2018
Net Revenue	$34,582	$34,512
Cost of Goods Sold	20,874	18,777
Gross Profit	13,708	15,735
Operating Expenses
Selling, general and administrative	9,839	12,742
Research and development	4,706	5,579
Total Operating Expenses	14,545	18,321
Loss from Operations	(837)	(2,586)
Other Income	302	225
Loss Before Taxes	(535)	(2,361)
Income Taxes	(22)	(134)
Net Loss	(557)	(2,495)
Other Comprehensive Loss
Foreign currency translation	(879)	(878)
Comprehensive Loss	$(1,436)	$(3,373)
See accompanying notes to combined financial statements.

EnvisionTEC Group
Combined Statements of Changes in Stockholders’ Equity
(in thousands)
	Contributed Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
Balance, January 1, 2018	$43	$31,969	$(1,826)	$30,186
Contribution	400	—	—	400
Distribution to stockholder	—	(400)	—	(400)
Net loss	—	(2,495)	—	(2,495)
Other comprehensive loss	—	—	(878)	(878)
Balance, December 31, 2018	443	29,074	(2,704)	26,813
Net loss	—	(557)	—	(557)
Other comprehensive loss	—	—	(879)	(879)
Balance, December 31, 2019	$443	$28,517	$(3,583)	$25,377
See accompanying notes to combined financial statements.

EnvisionTEC Group
Combined Statements of Cash Flows
(in thousands)
Year ended December 31,	2019	2018
Operating Activities
Net loss	$(557)	$(2,495)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	719	913
Amortization	49	48
Provision for bad debt	(308)	606
Loss (gain) on sale of property and equipment	205	(67)
Changes in operating assets and liabilities:
Trade accounts receivable	8	(557)
Inventories	144	(1,861)
Prepaid expenses and other current assets	(170)	(1,170)
Trade accounts payable	726	1,239
Deferred revenue and customer deposits	(880)	105
Income taxes payable	40	152
Accrued expenses and other current liabilities	(982)	235
Net cash used in operating activities	(1,006)	(2,852)
Investing Activities
Property and equipment purchases	(777)	(381)
Distribution to stockholder	—	(400)
Contribution	—	400
Net cash used in investing activities	(777)	(381)
Financing Activities
Related party loans	600	—
Effect of Currency Translation on Cash and Cash Equivalents	(879)	(765)
Net Decrease in Cash and Cash Equivalents	(2,062)	(3,998)
Cash and Cash Equivalents, beginning of year	16,927	20,925
Cash and Cash Equivalents, end of year	$14,865	$16,927
Supplemental Cash Flow Information:
Cash paid for income taxes, net of refunds	$149	$1,285
See accompanying notes to combined financial statements.

EnvisionTEC Group
Notes to Combined Financial Statements
1.
Basis of Presentation

The combined financial statements include the accounts of EnvisionTEC, Inc., a Michigan corporation, which operates the business in North America; EnvisionTEC GmbH, a German company with limited liability, which operates the business in Germany; 3dBotics, Inc, d.b.a. Virids3D, a Michigan corporation, which prints 3D sand molds, and Gulf Filtration Systems, a Michigan corporation, which holds certain intellectual property. Collectively, the combined group is referred to as “the Company” or “EnvisionTEC Group.” The combined financial statements of the Company are prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). All material intercompany transactions and balances have been eliminated in combination.
The Company is a leading global provider of professional 3D printing solutions for the rapid manufacture of mass customized products across a variety of end markets. The Company’s 3D printing solutions include three proprietary print technologies and a wide range of print materials. The Company’s 3D printing solutions are used by customers for numerous applications, including the development and manufacture of customized jewelry, hearing aid, dental, biotech and foundry products.
All amounts presented in the accompanying footnotes are presented in thousands, unless otherwise stated.
2.
Summary of Significant Accounting Policies

Use of Estimates
The preparation of these combined financial statements requires the Company to make certain judgments, estimates and assumptions regarding uncertainties that affect the reported amounts of assets, liabilities, revenue and expenses and related disclosure of contingent assets and liabilities. Areas that require significant judgments, estimates and assumptions include, the allowance for doubtful accounts; inventories (including slow moving and obsolete inventory valuation adjustments); product warranty reserves; income taxes; contingencies; and future cash flow estimates associated with long-lived assets for purposes of impairment testing. The Company bases its estimates on historical experience, market comparables and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.
Revenue Recognition
Revenue from the sale of 3D printers and consumables is recognized upon transfer of the risks and rewards of ownership to the buyer, which for 3D printers is generally upon shipment for sales to distributors, or in the case of direct sales of the Company’s 3D printers upon final acceptance by the customer after completion of the training and installation by the Company’s technicians, or upon shipping for printers that are installed by the customer. Revenue from the sales of consumables (primarily print materials and replacement parts) is recorded upon shipment. Revenue for all deliverables in a sales arrangement is recognized, provided that persuasive evidence of a sales arrangement exists, both title and risk of loss have passed to the customer and collection is reasonably assured. Persuasive evidence of a sales arrangement exists upon execution of a written sales agreement or signed purchase order that constitutes a fixed and legally binding commitment between the Company and its customer. Any payments received from a customer prior to meeting all revenue recognition criteria are recorded as deferred revenue in the combined balance sheets.
The Company enters into sales arrangements that may provide for multiple deliverables to a customer. Sales may include a combination of 3D printers, ancillary equipment, consumables, a standard warranty, training and installation. The timing of revenue recognition is generally the same for each component of the sale as the final requirements for revenue recognition are met at the same time (i.e., customer acceptance or shipment, whichever is applicable for that sale). The Company evaluates the impact of undelivered items on

EnvisionTEC Group
Notes to Combined Financial Statements
the functionality of delivered items for each sales transaction and, where appropriate, defers revenue on delivered items when that functionality has been affected.
The Company provides customers with a standard warranty on the sale of its 3D printers, generally covering the one-year period from the sale of the printer. The warranty is not treated as a separate service because the warranty is an integral part of the sale of the machine. A reserve for estimated warranty costs is recorded at the time of the sale based on historical warranty experience. After the initial warranty period, the Company offers customers an optional extended warranty. Extended warranty revenue is deferred and recognized on a straight-line basis over the period of the contract and the costs associated with these contracts are recognized as incurred.
The Company’s 3D printers include embedded software which is not sold separately and is not a significant focus of its marketing effort. The Company does not provide post-contract customer support specific to the software or incur significant costs that are within the scope of FASB Accounting Standard Codification (“ASC”) 985, Software-Revenue Recognition. Additionally, the functionality that the software provides is marketed as part of the overall product. The software embedded in the equipment is incidental to the equipment as a whole, such that ASC 985 is not applicable. Revenue associated with this embedded software is recognized at the same time as the related 3D printer.
Shipping and handling costs billed to customers for sales of 3D printers and consumables are included in revenue in the combined statements of operations and comprehensive income. Costs incurred by the Company associated with shipping and handling are included in cost of sales in the combined statements of operations and comprehensive income.
The terms of sale for the Company’s 3D printers generally require upfront payment for a portion of the cost of the 3D printer before shipment (usually at the time of order and/or just prior to shipping), with any remaining balance generally to be paid 30 to 60 days after shipment or installation. Payment for sales of consumables is generally due 30 to 60 days after shipment to the customer. Customers generally do not have a right of return, but if accepted they are generally subject to a restocking fee.
Cash and Cash Equivalents
The Company considers all highly liquid instruments with original maturities of three months or less to be cash equivalents. These instruments are stated at cost, which approximates fair value because of the short maturity of the instruments. Cash balances are maintained with financial institutions located in the United States, Germany and Lebanon. The Company believes its risk of loss is limited; however, at times, account balances may exceed international and federally insured limits. The Company has no history of losses associated with these cash and cash equivalent balances.
Accounts Receivable and Allowance for Doubtful Accounts
Accounts receivable are reported at their net realizable value. The estimate of the allowance for doubtful accounts related to trade receivables is based on evaluation of customer accounts with past-due balances or specific accounts for which there is information that the customer may be unable to meet its financial obligations. Based upon review of these accounts, and management’s analysis and judgment, the Company records a specific allowance for that customer’s accounts receivable balance to reduce the outstanding receivable balance to the amount expected to be collected. The allowance is re-evaluated and adjusted periodically as additional information is received that impacts the allowance amount reserved. The allowance for doubtful accounts at December 31, 2019 and 2018 was $755 and $644, respectively.
Inventories
All inventories are valued at the lower of cost or market, as determined using the first-in, first-out (“FIFO”) method. Overhead is allocated to work in progress and finished goods based on normal capacity of the Company’s production facilities. Fixed overhead associated with production facilities that are being

EnvisionTEC Group
Notes to Combined Financial Statements
operated below normal capacity are recognized as a period expense rather than being capitalized as a product cost. Adjustments for slow-moving and obsolete inventories are provided based on historical experience and current product demand. These adjustments reduce the cost basis of the respective inventory and are recorded as a charge to cost of sales in the combined statements of operations and comprehensive income. The adjustments for slow-moving and obsolete inventories December 31, 2019 and 2018 was $594 and $614, respectively.
Property and Equipment, Net
Property and equipment are recorded at cost and depreciated on a straight-line basis over the estimated useful lives of the related assets, generally one to seven years. Leasehold improvements are depreciated on a straight-line basis over the shorter of their estimated useful lives or the contractual lives of the related leases. Repairs and maintenance are charged to expense as incurred.
The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets (asset group) may not be recoverable. Recoverability of assets is determined by comparing the estimated undiscounted net cash flows of the operations related to the assets (asset group) to their carrying amount. An impairment loss would be recognized when the carrying amount of the assets (asset group) exceeds the estimated undiscounted net cash flows. The amount of the impairment loss to be recorded is calculated as the excess of carrying value of assets (asset group) over their fair value, with fair value determined using the best information available, which generally is a discounted cash flow model. The determination of what constitutes an asset group, the associated undiscounted net cash flows, and the estimated useful lives of assets require significant judgments and estimates by management. The Company recorded no impairment losses during the years ended December 31, 2019 and 2018.
Intangible Assets, Net
Intangible assets represent acquired intangibles purchased through acquisitions. Intangible assets with finite lives are amortized using the straight-line method over their estimated useful life, which is determined by identifying the period over which most of the cash flows are expected to be generated.
Amortization of acquired intangible is included in cost of sales, research and development expenses and selling, general and administrative expenses in the combined statements of operations and comprehensive income. For intangibles with finite lives, the Company reviews the carrying amounts for potential impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets is determined by comparing the estimated undiscounted net cash flows of the operations related to the assets (asset group) to their carrying amount. An impairment loss would be recognized when the carrying amount of the assets (asset group) exceeds the estimated undiscounted net cash flows. The amount of the impairment loss to be recorded is calculated as the excess of carrying value of assets (asset group) over their fair value, with fair value determined using the best information available, which generally is a discounted cash flow model. The determination of what constitutes an asset group, the associated undiscounted net cash flows, and the estimated useful lives of assets require significant judgments and estimates by management. The Company recorded no impairment losses during the years ended December 31, 2019 and 2018.
Advertising
Advertising costs are expensed as incurred and were approximately $186 and $640 for the years ended December 31, 2019 and 2018, respectively.
Shipping and Handling Costs
Shipping and handling costs are classified as cost of goods sold in the combined statements of operations and comprehensive income.

EnvisionTEC Group
Notes to Combined Financial Statements
Research and Development Costs
Research and development costs consist primarily of employee compensation expenses, materials, laboratory supplies, costs for related software, and costs for facilities and equipment. Expenditures for research and development are expensed as incurred.
Income Taxes
The Company’s U.S. operating entity, EnvisionTEC, Inc., and its U.S. IP holding company, Gulf Filtration Systems Inc., as well as Viridis3D are organized as Michigan corporations that are treated as S corporations for U.S. federal income tax purposes. Under the provisions of the Internal Revenue Code and similar state provisions, each entity is taxed as a flow-through entity and is not liable for income taxes. Its earnings and losses are included in the individual tax return of its sole shareholder. Therefore, the combined financial statements do not reflect a provision for U.S. federal or state income taxes relating to these entities.
The German operating entity, EnvisionTEC GmbH, is taxed as a corporation under the applicable tax regulations of Germany. As a result, the accompanying combined statements of operations and comprehensive income include tax expense related to Germany.
The Company recognizes deferred tax assets and liabilities for the differences between the financial statement carrying amounts and the tax basis of assets and liabilities of EnvisionTEC GmbH using enacted tax rates in effect in the years in which the differences are expected to reverse. Changes in the level and composition of earnings, tax laws or the deferred tax valuation allowance, as well as the results of tax audits, may materially impact the effective tax rate.
The Company estimates liabilities related to uncertain tax positions. As of December 31, 2019 and 2018, the Company had a liability of $427 and $387, respectively, related to uncertain tax positions in certain states and foreign jurisdictions. The calculation of the liability for uncertain tax positions requires management to make estimates and assumptions. The Company believes that its assumptions and estimates are reasonable, although actual results may have a material positive or negative impact on the balances of current or deferred tax assets and liabilities and net income.
Variable Interest Entities
A variable interest entity (VIE) is an entity that either (i) has insufficient equity to permit the entity to finance its activities without additional subordinated financial support or (ii) has equity investors who lack the characteristics of a controlling financial interest. Implicit variable interests may result in the absorption or receipt of variability in a legal entity. A VIE is consolidated by its primary beneficiary. The primary beneficiary has both the power to direct the activities that most significantly impact the entity’s economic performance and the obligation to absorb losses or the right to receive benefits from the entity that could potentially be significant to the VIE. An entity has the power to direct the activities of another entity when its management has the ability to make key operating decisions, such as decisions regarding capital or product investment or manufacturing production schedules. The Company has evaluated certain entities, including certain related parties and entities under common control, and concluded that the Company has no VIEs subject to consolidation.
Stockholders’ Equity
The EnvisionTEC Group is presented in combined form based on the existence of common control for all periods presented. All of the companies combined within EnvisionTEC Group (listed below) are each 100% owned by the same individual, therefore, profits, losses and distributions are allocated as such. The

EnvisionTEC Group
Notes to Combined Financial Statements
shares issued and outstanding for each of the individual entities included in the combined financial statements as of December 31, 2019 and 2018, respectively, were as follows:
Common Stock Issued and Outstanding
EnvisionTEC, Inc.	10
EnvisionTEC GmbH	22
Viridis3D	60
Gulf Filtration Systems, Inc.	1
Foreign Currency
The local currency is the functional currency for significant operations outside of the United States. The determination of the functional currency of an operation is made based upon the appropriate economic and management indicators.
Foreign currency assets and liabilities are translated into their U.S. dollar equivalents based upon year-end exchange rates, and are included in stockholders’ equity as a component of comprehensive loss. Revenue and expenses are translated at average exchange rates. Transaction gains and losses that arise from exchange rate fluctuations are charged to operations as incurred, except for gains and losses associated with intercompany receivables and payables for which settlement is not planned or anticipated in the foreseeable future, which are included in other comprehensive income in the combined statement of operations and comprehensive income.
New Accounting Standards or Updates Recently Adopted
In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the current revenue recognition requirements in Topic 605, Revenue Recognition. The ASU is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The ASU also requires additional disclosure about the nature, amount, timing, and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. The new guidance will be effective for the Company’s year ending December 31, 2020 as the Company has elected to use the limited deferral of the effective date of Topic 606 provided by ASU 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842) — Effective Dates for Certain Entities (“ASU 2020-05”). Topic 606 permits application of the new revenue recognition guidance using one of two retrospective application methods. The Company has not yet determined which application method it will use.
While the Company is continuing to assess all potential impacts of the standard, it currently believes that there could be potential impact to 3D printer sales and the timing of revenue recognition of the various components described in revenue recognition policy.
In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326), amending how entities will measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. The guidance requires the application of a current expected credit loss model which is a new impairment model based on expected losses. Under this model, an entity recognizes an allowance for expected credit losses based on historical experience, current conditions and forecasted information rather than the current methodology of delaying recognition of credit losses until it is probably a loss has been incurred. This ASU is effective for interim and annual reporting

EnvisionTEC Group
Notes to Combined Financial Statements
periods beginning after December 15, 2022. The Company is currently evaluating the impact of the guidance on the combined financial statements and related disclosures. This ASU applies to trade accounts receivable.
The FASB issued ASU No. 2016-02, Leases (Topic 842), which will supersede the current lease requirements in ASC 840. The ASU requires lessees to recognize a right-to-use asset and related lease liability for all leases, with a limited exception for short-term leases. Leases will be classified as either finance or operating, with the classification affecting the pattern of expense recognition in the statement of operations. Currently, leases are classified as either capital or operating, with only capital leases recognized on the balance sheet. The reporting of lease-related expenses in the statements of operations and cash flows will be generally consistent with the current guidance. The new lease guidance will be effective for the Company’s year ending December 31, 2021 unless the Company elects to use the limited one year deferral of the effective date provided by ASU 2020-05, at which time the guidance would be effective for the Company’s calendar year. The guidance will be applied using a modified retrospective transition method to either the beginning of the earliest period presented or the beginning of the year of adoption. The Company is still evaluating which method it will apply, and whether it will elect the deferral of the effective date.
While the Company is continuing to assess all potential impacts of the standard, the effects on the results of operations are not expected to be material.
3.
Inventories

Inventories consist of the following:
December 31,	2019	2018
(in thousands)
Raw materials and components	$6,737	$6,423
Work in progress	71	173
Finished goods	2,077	2,433
Total	$8,885	$9,029

4.
Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following:
December 31,	2019	2018
(in thousands)
Prepaid import taxes	$2,942	$2,808
Other receivables	2	16
Other	716	666
Total	$3,660	$3,490

EnvisionTEC Group
Notes to Combined Financial Statements
5.
Property and Equipment, Net

Property and equipment, net, consist of the following:
December 31	2019	2018	Useful Life (in years)
(in thousands)
Machinery and equipment	$3,333	$3,517	3 – 7
Computer equipment and software	1,022	1,032	3
Leasehold improvements	695	706	1
Other	271	264	1 – 25
Property and Equipment	5,321	5,519
Less: accumulated depreciation	(3,602)	(3,652)
Property and Equipment, Net	$1,719	$1,867
Depreciation expense was $719 and $913 in 2019 and 2018, respectively.
6.
Intangible Assets, Net

Intangible Assets, net, consist of the following:
December 31	2019	2018	Weighted Average Useful Life (in years)
(in thousands)
Acquired Technology	$781	$781	12
Less: accumulated amortization	(187)	(138)
Intangible Assets, Net	$594	$643
Amortization expense was $49 and $48 in 2019 and 2018, respectively.
Estimated future amortization expense is $49 annually for each of the next five years and $349 in the years thereafter.
7.
Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following:
December 31,	2019	2018
(in thousands)
Other tax withholdings	$37	$77
Warranty	482	467
Payroll related liabilities	528	571
Customer deposits and other	946	1,860
Total	$1,993	$2,975

8.
Income Taxes

For the years ended December 31, 2019 and 2018, EnvisionTEC, Inc., the Company’s U.S. operating entity, and Gulf Filtration Systems Inc., the Company’s U.S. intellectual property holding company were S corporations for U.S. federal and state income tax purposes. As S corporations, the taxable income or loss of these entities was passed through to and included in the individual tax returns of each corporation’s

EnvisionTEC Group
Notes to Combined Financial Statements
stockholder. Therefore, no provision has been recorded for U.S. federal tax and most state jurisdictions. The Company’s German operating entity, EnvisionTEC GmbH, is taxed as a corporation under the taxing regulations of Germany. The Company reported pre-tax book loss from Germany of approximately ($1,449) and ($351) in 2019 and 2018, respectively. The Company’s U.S. entities reported pre-tax book income (loss) of approximately $914 and ($2,010) in 2019 and 2018, respectively.
The components of income taxes for the years ended December 31, 2019 and 2018 are as follows:
December 31,	2019	2018
(in thousands)
U.S. federal	$—	$—
State and local	21	148
Foreign	—	(14)
Total Income Taxes	$22	$134
The Company has a liability for uncertain tax positions of approximately $427 and $387 at December 31, 2019 and 2018, respectively, which is recorded in income tax payable on the combined balance sheet.
9.
Related Party Transactions

The Company has a lease arrangement with ATMRE LLC, a leasing company in which Mr. El Siblani, CEO and owner of EnvisionTEC Group, is the sole member, for its headquarters located in Dearborn, Michigan. This lease terminated on December 31, 2016 and the company is currently leasing the facility on a month to month basis. For the years ended December 31, 2019 and 2018, the Company paid $144 and $144 to ATMRE, LLC, respectively.
In March 2005, the Company entered into a lease agreement with JES Besitzgesellschaft mbH, a leasing company that is controlled by members of the immediate family of Mr. El Siblani, for its original facilities located in Gladbeck, Germany. Pursuant to the lease agreement, the Company pays a base rent of €8 per month. For the years ended December 31, 2019 and 2018 the Company paid JES Besitzgesellschaft GmbH $113 and $44, respectively.
In June 2015, the Company entered into a lease agreement with Sitraco (UK) Limited, a leasing company that is controlled by Mr. El Siblani, for an additional facility located in Gladbeck, Germany. Pursuant to the lease agreement, the Company pays a base rent of €9 per month. For the years ended December 31, 2019 and 2018 the Company paid Sitraco (UK) Limited $128 and $99, respectively.
In June 2008, the Company entered into a distribution agreement with Sibco Europe Ltd., a distributor based out of the United Kingdom. Mr. El Siblani is Managing Director of and sole shareholder of Sibco Europe Ltd. Pursuant to the distribution agreement with Sibco Europe Ltd., the Company had sales to Sibco Europe Ltd. for the years ended December 31, 2019 and 2018 of $ — 0- and $2, respectively. Accounts receivable due from Sibco Europe Ltd. at December 31, 2019 and 2018 was $3 and $51, respectively, and is included in trade accounts receivable on the Company’s combined balance sheets. In addition, Sibco Europe Ltd. provides sales and marketing support for EnvisionTEC GmbH. For the years ended December 31, 2019 and 2018, Sibco Europe Ltd. billed the Company $ — 0- and $37, respectively, for services. These amounts are included in selling, general and administrative expenses on the Company’s combined statements of operations and comprehensive income. No accounts payable was due to Sibco Europe Ltd. at December 31,2019 and 2018.
During 2019, Sibco Europe Ltd. Loaned EnvisionTec Inc. $400 which was repaid in September 2020. Additionally, ATMRE, LLC loaned EnvisionTec $200 during 2019. The balance is outstanding.
EnvisionTec, Inc. entered into a term loan agreement with EvnsisionTec GmbH dated July 11, 2019 in the amount of €600 or $673 USD. The interest rate is 0.5% plus LIBOR. The repayment date is June 30, 2020.

EnvisionTEC Group
Notes to Combined Financial Statements
10.
Commitments and Contingencies

Operating Lease Commitments
The Company leases various manufacturing facilities, offices and warehouse spaces under operating lease arrangements expiring at various dates through 2023. Future minimum lease payments of operating lease arrangements at December 31, 2019 are approximately $725 in 2020, $478 in 2021, $252 in 2022 and $252 in 2023. Rent expense under operating lease arrangements was approximately $694 and $619 for the years ended December 31, 2019 and 2018, respectively.
Legal Matters
The Company records an estimated loss from a loss contingency when information available prior to issuance of its financial statements indicates that it is probable that an asset has been impaired or a liability has been incurred at the date of the financial statements, and the amount of the loss or liability can be reasonably estimated. Accounting for contingencies, such as legal matters, requires the Company to use its judgment.
11.
Subsequent Events

The financial statements and related disclosures include evaluation of events up through and including November 6, 2020, which is the date the financial statements were available to be issued.
On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus originating in Wuhan, China (the “COVID-19 outbreak”) and the risks to the international community as the virus spreads globally beyond its point of origin. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 outbreak continues to evolve as of the date of this report. As such, it is uncertain as to the full magnitude that the pandemic will have on the Company’s financial condition, liquidity, and future results of operations. Given the daily evolution of the COVID-19 outbreak and the global responses to curb its spread, the Company is not able to estimate the effects of the COVID-19 outbreak on its results of operations, financial condition, or liquidity for fiscal year 2020.
We are unable to predict the impact that COVID-19 will have on future periods due to numerous uncertainties. While COVID-19 so far has not unfavorably affected our operations to date, the extent of the impact in the future, if any, will depend on future developments, which are highly uncertain, cannot be predicted and could have a material adverse impact on our financial position, operating results and cash flows. A prolonged outbreak could, among other things, strain our business continuity plans, create delays in our growth and strategic initiatives, reduce our sales and marketing activities, limit our access to financing on favorable terms, increase our exposure to potential impairment charges related to long-lived and intangible assets, hinder our ability to support our customers and operate our business effectively, heighten the risk of disruption to our information and reporting systems and internal controls, including those over financial reporting and other risk management systems, or require us to incur substantial costs. We are closely monitoring the impact of COVID-19 on all aspects of our business and may take further actions as may be required by federal, state or local authorities, or that we determine are in the best interests of our employees, customers and partners. As the conditions surrounding COVID-19 continue to evolve rapidly, we will continue to actively manage our response in collaboration with customers, government officials and stakeholders, and assess any potential impacts to our financial position and operating results, as well as adverse developments in our business.
On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was signed into law. The CARES Act is aimed at providing emergency assistance and health care for individuals, families, and businesses affected by the COVID-19 pandemic and generally supporting the U.S. economy. The CARES Act, among other things, includes provisions related to refundable payroll tax credits, deferment of the employer portion of social security payments, net operating loss carryback periods, modifications to

EnvisionTEC Group
Notes to Combined Financial Statements
the net interest deduction limitations, and technical corrections to tax depreciation methods for qualified improvement property. We are analyzing the various aspects of the CARES Act to determine the impact specific provisions may have on us.

EnvisionTEC Group
Combined Balance Sheets (Unaudited)
(in thousands)
	September 30, 2020	December 31, 2019
Assets
Current Assets
Cash and cash equivalents	$24,987	$14,865
Trade accounts receivable, less allowance for doubtful accounts of $836 and $755 in 2020 and 2019	5,480	3,310
Inventories	8,973	8,885
Prepaid expenses and other current assets	1,083	3,660
Total Current Assets	40,523	30,720
Property, Plant and Equipment, Net	1,676	1,719
Related party loan receivable	1,980	—
Intangible Asset, Net	557	594
Total Assets	$44,736	$33,033
Liabilities and Equity
Current Liabilities
Trade accounts payable	$1,580	$2,461
Deferred revenue	2,042	2,175
Accrued expenses and other current liabilities	2,943	2,420
Related party loan payable	200	600
Total Current Liabilities	6,765	7,656
Long-term debt	1,176	—
Total Liabilities	7,941	7,656
Stockholders’ Equity
Contributed capital	443	443
Retained earnings	38,588	28,517
Accumulated other comprehensive loss	(2,236)	(3,583)
Total Stockholders’ Equity	36,795	25,377
Total Liabilities and Stockholders’ Equity	$44,736	$33,033
See accompanying notes to combined financial statements.

EnvisionTEC Group
Combined Statements of Operations and Comprehensive Income (Unaudited)
(in thousands)
September 30,	2020	2019
Net Revenue	$32,611	$24,419
Cost of Goods Sold	13,557	14,678
Gross Profit	19,054	9,741
Operating Expenses
Research and development	3,186	3,425
Selling, general and administrative	5,889	7,623
Total Operating Expenses	9,075	11,048
Operating Profit (Loss)	9,979	(1,307)
Other Income	511	268
Income (Loss) Before Taxes	10,490	(1,039)
Income Taxes	(420)	(45)
Net Income (Loss)	10,070	(1,084)
Other Comprehensive Gain (Loss)
Foreign currency translation	1,348	(616)
Comprehensive Income (Loss)	$11,418	$(1,700)
See accompanying notes to combined financial statements.

EnvisionTEC Group
Combined Statements of Changes in Stockholders’ Equity (Unaudited)
(in thousands)
	Contributed Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
Balance, January 1, 2019	$443	$29,074	$(2,704)	$26,813
Net loss	—	(1,084)	—	(1,084)
Other comprehensive loss	—	—	(616)	(616)
Balance, September 30, 2019	$443	$27,990	$(3,320)	$25,113
Balance, January 1, 2020	$443	$28,518	$(3,584)	$25,377
Net income	—	10,070	—	10,070
Other comprehensive income	—	—	1,348	1,348
Balance, September 30, 2020	$443	$38,588	$(2,236)	$36,795
See accompanying notes to combined financial statements.

EnvisionTEC Group
Combined Statements of Cash Flows (Unaudited)
(in thousands)
Nine months ended September 30,	2020	2019
Operating Activities
Net income (loss)	$10,070	$(1,084)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	304	497
Amortization	37	37
Provision for bad debt	135	69
Loss on sale of property and equipment	6	132
Changes in operating assets and liabilities:
Trade accounts receivable	(2,550)	(1,316)
Inventories	(87)	(2,002)
Prepaid expenses and other current assets	2,576	(112)
Trade accounts payable	(881)	947
Deferred revenue and customer deposits	(133)	(15)
Income taxes payable	28	28
Accrued expenses and other current liabilities	419	(149)
Net cash provided by (used in) operating activities	10,224	(2,968)
Investing Activities
Property and equipment purchases	(246)	(434)
Advance to related party	(1,980)	—
Net cash used in investing activities	(2,226)	(434)
Financing Activities
Proceeds from long-term borrowings	1,176	—
Proceeds from related party loans	—	600
Payment of related party loans	(400)	—
Net cash provided by (used in) financing activities	776	600
Effect of Currency Translation on Cash and Cash Equivalents	1,348	(616)
Net Increase (Decrease) in Cash and Cash Equivalents	10,122	(3,418)
Cash and Cash Equivalents, beginning of period	14,865	16,927
Cash and Cash Equivalents, end of period	$24,987	$13,509
Supplemental Cash Flow Information:
Cash paid for income taxes, net of refunds	$(2,584)	$162
See accompanying notes to combined financial statements.

EnvisionTEC Group
Notes to Combined Financial Statements (Unaudited)
1.   Basis of Presentation
The combined financial statements include the accounts of EnvisionTEC, Inc., a Michigan corporation, which operates the business in North America; EnvisionTEC GmbH, a German company with limited liability, which operates the business in Germany; 3dBotics, Inc, d.b.a. Virids3D, a Michigan corporation, which prints 3D sand molds, and Gulf Filtration Systems, a Michigan corporation, which holds certain intellectual property. Collectively, the combined group is referred to as “the Company” or “EnvisionTEC Group.” The combined financial statements of the Company are prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). All material intercompany transactions and balances have been eliminated in combination.
The Company is a leading global provider of professional 3D printing solutions for the rapid manufacture of mass customized products across a variety of end markets. The Company’s 3D printing solutions include three proprietary print technologies and a wide range of print materials. The Company’s 3D printing solutions are used by customers for numerous applications, including the development and manufacture of customized jewelry, hearing aid, dental, biotech and foundry products.
All amounts presented in the accompanying footnotes are presented in thousands, unless otherwise stated.
COVID-19 Pandemic and CARES Act
In March 2020, the World Health Organization declared the novel strain of Coronavirus (COVID-19) a global pandemic and recommended containment and mitigation measures worldwide. The full impact of the COVID-19 outbreak continues to evolve. As such, it is uncertain as to the full magnitude that the pandemic will have on the Company’s financial condition, liquidity, and future results of operations.
We are unable to predict the impact that COVID-19 will have on future periods due to numerous uncertainties. While COVID-19 so far has not unfavorably affected our operations to date, the extent of the impact in the future, if any, will depend on future developments, which are highly uncertain, cannot be predicted and could have a material adverse impact on our financial position, operating results and cash flows. A prolonged outbreak could, among other things, strain our business continuity plans, create delays in our growth and strategic initiatives, reduce our sales and marketing activities, limit our access to financing on favorable terms, increase our exposure to potential impairment charges related to long-lived and intangible assets, hinder our ability to support our customers and operate our business effectively, heighten the risk of disruption to our information and reporting systems and internal controls, including those over financial reporting and other risk management systems, or require us to incur substantial costs. We are closely monitoring the impact of COVID-19 on all aspects of our business and may take further actions as may be required by federal, state or local authorities, or that we determine are in the best interests of our employees, customers and partners. As the conditions surrounding COVID-19 continue to evolve rapidly, we will continue to actively manage our response in collaboration with customers, government officials and stakeholders, and assess any potential impacts to our financial position and operating results, as well as adverse developments in our business.
On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was signed into law. The CARES Act is aimed at providing emergency assistance and health care for individuals, families, and businesses affected by the COVID-19 pandemic and generally supporting the U.S. economy. The CARES Act, among other things, includes provisions related to refundable payroll tax credits, deferment of the employer portion of social security payments, net operating loss carryback periods, modifications to the net interest deduction limitations, and technical corrections to tax depreciation methods for qualified improvement property.
As more fully described in Note 8, on April 3, 2020 under the CARES Act the Company applied for and obtained a loan under the Paycheck Protection Program (“PPP”) in the amount of approximately $1,176. Under the terms of the CARES Act, PPP loan recipients can apply for forgiveness for all or a portion

EnvisionTEC Group
Notes to Combined Financial Statements (Unaudited)
of the loan which is dependent upon the Company having initially qualified for the loan. Furthermore, the loan is subject to forgiveness to the extent loan proceeds are used for payroll costs, certain rents, utilities, and mortgage interest expense.
2.   Summary of Significant Accounting Policies
Use of Estimates
The preparation of these combined financial statements requires the Company to make certain judgments, estimates and assumptions regarding uncertainties that affect the reported amounts of assets, liabilities, revenue and expenses and related disclosure of contingent assets and liabilities. Areas that require significant judgments, estimates and assumptions include, the allowance for doubtful accounts; inventories (including slow moving and obsolete inventory valuation adjustments); product warranty reserves; income taxes; contingencies; and future cash flow estimates associated with long-lived assets for purposes of impairment testing. The Company bases its estimates on historical experience, market comparables and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.
Revenue Recognition
Revenue from the sale of 3D printers and consumables is recognized upon transfer of the risks and rewards of ownership to the buyer, which for 3D printers is generally upon shipment for sales to distributors, or in the case of direct sales of the Company’s 3D printers upon final acceptance by the customer after completion of the training and installation by the Company’s technicians, or upon shipping for printers that are installed by the customer. Revenue from the sales of consumables (primarily print materials and replacement parts) is recorded upon shipment. Revenue for all deliverables in a sales arrangement is recognized, provided that persuasive evidence of a sales arrangement exists, both title and risk of loss have passed to the customer and collection is reasonably assured. Persuasive evidence of a sales arrangement exists upon execution of a written sales agreement or signed purchase order that constitutes a fixed and legally binding commitment between the Company and its customer. Any payments received from a customer prior to meeting all revenue recognition criteria are recorded as deferred revenue in the combined balance sheets.
The Company enters into sales arrangements that may provide for multiple deliverables to a customer. Sales may include a combination of 3D printers, ancillary equipment, consumables, a standard warranty, training and installation. The timing of revenue recognition is generally the same for each component of the sale as the final requirements for revenue recognition are met at the same time (i.e., customer acceptance or shipment, whichever is applicable for that sale). The Company evaluates the impact of undelivered items on the functionality of delivered items for each sales transaction and, where appropriate, defers revenue on delivered items when that functionality has been affected.
The Company provides customers with a standard warranty on the sale of its 3D printers, generally covering the one-year period from the sale of the printer. The warranty is not treated as a separate service because the warranty is an integral part of the sale of the machine. A reserve for estimated warranty costs is recorded at the time of the sale based on historical warranty experience. After the initial warranty period, the Company offers customers an optional extended warranty. Extended warranty revenue is deferred and recognized on a straight-line basis over the period of the contract and the costs associated with these contracts are recognized as incurred.
The Company’s 3D printers include embedded software which is not sold separately and is not a significant focus of its marketing effort. The Company does not provide post-contract customer support specific to the software or incur significant costs that are within the scope of FASB Accounting Standard Codification (“ASC”) 985, Software — Revenue Recognition. Additionally, the functionality that the software provides is marketed as part of the overall product. The software embedded in the equipment is incidental

EnvisionTEC Group
Notes to Combined Financial Statements (Unaudited)
to the equipment as a whole, such that ASC 985 is not applicable. Revenue associated with this embedded software is recognized at the same time as the related 3D printer.
Shipping and handling costs billed to customers for sales of 3D printers and consumables are included in revenue in the combined statements of operations and comprehensive income. Costs incurred by the Company associated with shipping and handling are included in cost of sales in the combined statements of operations and comprehensive income.
The terms of sale for the Company’s 3D printers generally require upfront payment for a portion of the cost of the 3D printer before shipment (usually at the time of order and/or just prior to shipping), with any remaining balance generally to be paid 30 to 60 days after shipment or installation. Payment for sales of consumables is generally due 30 to 60 days after shipment to the customer. Customers generally do not have a right of return, but if accepted they are generally subject to a restocking fee.
Cash and Cash Equivalents
The Company considers all highly liquid instruments with original maturities of three months or less to be cash equivalents. These instruments are stated at cost, which approximates fair value because of the short maturity of the instruments. Cash balances are maintained with financial institutions located in the United States, Germany and Lebanon. The Company believes its risk of loss is limited; however, at times, account balances may exceed international and federally insured limits. The Company has no history of losses associated with these cash and cash equivalent balances.
Accounts Receivable and Allowance for Doubtful Accounts
Accounts receivable are reported at their net realizable value. The estimate of the allowance for doubtful accounts related to trade receivables is based on evaluation of customer accounts with past-due balances or specific accounts for which there is information that the customer may be unable to meet its financial obligations. Based upon review of these accounts, and management’s analysis and judgment, the Company records a specific allowance for that customer’s accounts receivable balance to reduce the outstanding receivable balance to the amount expected to be collected. The allowance is re-evaluated and adjusted periodically as additional information is received that impacts the allowance amount reserved. The allowance for doubtful accounts at September 30, 2020 and December 31, 2019 were $835 and $755, respectively.
Inventories
All inventories are valued at the lower of cost or market, as determined using the first-in, first-out (“FIFO”) method. Overhead is allocated to work in progress and finished goods based on normal capacity of the Company’s production facilities. Fixed overhead associated with production facilities that are being operated below normal capacity are recognized as a period expense rather than being capitalized as a product cost. Adjustments for slow-moving and obsolete inventories are provided based on historical experience and current product demand. These adjustments reduce the cost basis of the respective inventory and are recorded as a charge to cost of sales in the combined statements of operations and comprehensive income. The adjustments for slow-moving and obsolete inventories at September 30, 2020 and December 31, 2019 were $615 and $594, respectively.
Property and Equipment, Net
Property and equipment are recorded at cost and depreciated on a straight-line basis over the estimated useful lives of the related assets, generally one to seven years. Leasehold improvements are depreciated on a straight-line basis over the shorter of their estimated useful lives or the contractual lives of the related leases. Repairs and maintenance are charged to expense as incurred.
The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets (asset group) may not be recoverable. Recoverability of

EnvisionTEC Group
Notes to Combined Financial Statements (Unaudited)
assets is determined by comparing the estimated undiscounted net cash flows of the operations related to the assets (asset group) to their carrying amount. An impairment loss would be recognized when the carrying amount of the assets (asset group) exceeds the estimated undiscounted net cash flows. The amount of the impairment loss to be recorded is calculated as the excess of carrying value of assets (asset group) over their fair value, with fair value determined using the best information available, which generally is a discounted cash flow model. The determination of what constitutes an asset group, the associated undiscounted net cash flows, and the estimated useful lives of assets require significant judgments and estimates by management. The Company recorded no impairment losses during the nine months ended September 30, 2020 and 2019.
Intangible Assets, Net
Intangible assets represent acquired intangibles purchased through acquisitions. Intangible assets with finite lives are amortized using the straight-line method over their estimated useful life, which is determined by identifying the period over which most of the cash flows are expected to be generated.
Amortization of acquired intangible is included in cost of sales, research and development expenses and selling, general and administrative expenses in the combined statements of operations and comprehensive income. For intangibles with finite lives, the Company reviews the carrying amounts for potential impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets is determined by comparing the estimated undiscounted net cash flows of the operations related to the assets (asset group) to their carrying amount. An impairment loss would be recognized when the carrying amount of the assets (asset group) exceeds the estimated undiscounted net cash flows. The amount of the impairment loss to be recorded is calculated as the excess of carrying value of assets (asset group) over their fair value, with fair value determined using the best information available, which generally is a discounted cash flow model. The determination of what constitutes an asset group, the associated undiscounted net cash flows, and the estimated useful lives of assets require significant judgments and estimates by management. The Company recorded no impairment losses during the nine months ended September 30, 2020 and 2019.
Advertising
Advertising costs are expensed as incurred and were approximately $169 and $149 for the nine months ended September 30, 2020 and 2019, respectively.
Shipping and Handling Costs
Shipping and handling costs are classified as cost of goods sold in the combined statements of operations and comprehensive income.
Research and Development Costs
Research and development costs consist primarily of employee compensation expenses, materials, laboratory supplies, costs for related software, and costs for facilities and equipment. Expenditures for research and development are expensed as incurred.
Income Taxes
The Company’s U.S. operating entity, EnvisionTEC, Inc., and its U.S. IP holding company, Gulf Filtration Systems Inc., as well as Viridis3D are organized as Michigan corporations that are treated as S corporations for U.S. federal income tax purposes. Under the provisions of the Internal Revenue Code and similar state provisions, each entity is taxed as a flow-through entity and is not liable for income taxes. Its earnings and losses are included in the individual tax return of its sole shareholder. Therefore, the combined financial statements do not reflect a provision for U.S. federal or state income taxes relating to these entities.

EnvisionTEC Group
Notes to Combined Financial Statements (Unaudited)
The German operating entity, EnvisionTEC GmbH, is taxed as a corporation under the applicable tax regulations of Germany. As a result, the accompanying combined statements of operations and comprehensive income include tax expense related to Germany.
The Company recognizes deferred tax assets and liabilities for the differences between the financial statement carrying amounts and the tax basis of assets and liabilities of EnvisionTEC GmbH using enacted tax rates in effect in the years in which the differences are expected to reverse. Changes in the level and composition of earnings, tax laws or the deferred tax valuation allowance, as well as the results of tax audits, may materially impact the effective tax rate.
The Company estimates liabilities related to uncertain tax positions. As of September 30, 2020 and December 31, 2019, the Company had a liability of $455 and $427, respectively, related to uncertain tax positions in certain states and foreign jurisdictions. The calculation of the liability for uncertain tax positions requires management to make estimates and assumptions. The Company believes that its assumptions and estimates are reasonable, although actual results may have a material positive or negative impact on the balances of current or deferred tax assets and liabilities and net income.
Variable Interest Entities
A variable interest entity (VIE) is an entity that either (i) has insufficient equity to permit the entity to finance its activities without additional subordinated financial support or (ii) has equity investors who lack the characteristics of a controlling financial interest. Implicit variable interests may result in the absorption or receipt of variability in a legal entity. A VIE is consolidated by its primary beneficiary. The primary beneficiary has both the power to direct the activities that most significantly impact the entity’s economic performance and the obligation to absorb losses or the right to receive benefits from the entity that could potentially be significant to the VIE. An entity has the power to direct the activities of another entity when its management has the ability to make key operating decisions, such as decisions regarding capital or product investment or manufacturing production schedules. The Company has evaluated certain entities, including certain related parties and entities under common control, and concluded that the Company has no VIEs subject to consolidation.
Stockholders’ Equity
The EnvisionTEC Group is presented in combined form based on the existence of common control for all periods presented. All of the companies combined within EnvisionTEC Group (listed below) are each 100% owned by the same individual, therefore, profits, losses and distributions are allocated as such. The shares issued and outstanding for each of the individual entities included in the combined financial statements as of September 30, 2020 were as follows:
Common Stock Issued and Outstanding
EnvisionTEC, Inc.	10
EnvisionTEC GmbH	22
Viridis3D	60
Gulf Filtration Systems, Inc.	1
Foreign Currency
The local currency is the functional currency for significant operations outside of the United States. The determination of the functional currency of an operation is made based upon the appropriate economic and management indicators.

EnvisionTEC Group
Notes to Combined Financial Statements (Unaudited)
Foreign currency assets and liabilities are translated into their U.S. dollar equivalents based upon year-end exchange rates, and are included in stockholders’ equity as a component of comprehensive loss. Revenue and expenses are translated at average exchange rates. Transaction gains and losses that arise from exchange rate fluctuations are charged to operations as incurred, except for gains and losses associated with intercompany receivables and payables for which settlement is not planned or anticipated in the foreseeable future, which are included in other comprehensive income in the combined statement of operations and comprehensive income.
New Accounting Standards or Updates Recently Adopted
In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the current revenue recognition requirements in Topic 605, Revenue Recognition. The ASU is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The ASU also requires additional disclosure about the nature, amount, timing, and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. The new guidance will be effective for the Company’s year ending December 31, 2020 as the Company has elected to use the limited deferral of the effective date of Topic 606 provided by ASU No. 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842) — Effective Dates for Certain Entities (“ASU 2020-05”). Topic 606 permits application of the new revenue recognition guidance using one of two retrospective application methods. The Company has not yet determined which application method it will use.
While the Company is continuing to assess all potential impacts of the standard, it currently believes that there could be potential impact to 3D printer sales and the timing of revenue recognition of the various components described in revenue recognition policy.
In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326), amending how entities will measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. The guidance requires the application of a current expected credit loss model which is a new impairment model based on expected losses. Under this model, an entity recognizes an allowance for expected credit losses based on historical experience, current conditions and forecasted information rather than the current methodology of delaying recognition of credit losses until it is probable a loss has been incurred. This ASU is effective for interim and annual reporting periods beginning after December 15, 2022. The Company is currently evaluating the impact of the guidance on the combined financial statements and related disclosures. This ASU applies to trade accounts receivable.
The FASB issued ASU No. 2016-02, Leases (Topic 842), which will supersede the current lease requirements in ASC 840. The ASU requires lessees to recognize a right-to-use asset and related lease liability for all leases, with a limited exception for short-term leases. Leases will be classified as either finance or operating, with the classification affecting the pattern of expense recognition in the statement of operations. Currently, leases are classified as either capital or operating, with only capital leases recognized on the balance sheet. The reporting of lease-related expenses in the statements of operations and cash flows will be generally consistent with the current guidance. The new lease guidance will be effective for the Company’s year ending December 31, 2021 unless the Company elects to use the limited one year deferral of the effective date provided by ASU 2020-05, at which time the guidance would be effective for the Company’s calendar year. The guidance will be applied using a modified retrospective transition method to either the beginning of the earliest period presented or the beginning of the year of adoption. The Company is still evaluating which method it will apply, and whether it will elect the deferral of the effective date. The Company is continuing to assess all potential impacts of the standard.
3.   Inventories
Inventories consist of the following:

EnvisionTEC Group
Notes to Combined Financial Statements (Unaudited)
(in thousands)	September 30, 2020	December 31, 2019
Raw materials and components	$5,678	$6,737
Work in progress	122	71
Finished goods	3,173	2,077
Total	$8,973	$8,885
4.   Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets consist of the following:
(in thousands)	September 30, 2020	December 31, 2019
Prepaid import taxes	$—	$2,942
Other receivables	372	2
Other	711	716
Total	$1,083	$3,660
5.   Property and Equipment, Net
Property and equipment, net, consist of the following:
(in thousands)	September 30, 2020	December 31, 2019	Useful Life (in years)
Machinery and equipment	$3,624	$3,333	3 – 7
Computer equipment and software	1,053	1,022	3
Leasehold improvements	652	695	1
Other	312	271	1 – 25
Property and Equipment	5,641	5,321
Less: accumulated depreciation	(3,965)	(3,602)
Property and Equipment, Net	$1,676	$1,719
Depreciation expenses were $304 and $497 at September 30, 2020 and 2019, respectively.

EnvisionTEC Group
Notes to Combined Financial Statements (Unaudited)
6.   Intangible Assets, Net
Intangible Assets, net, consist of the following:
(in thousands)	September 30, 2020	December 31, 2019	Weighted Average Useful Life (in years)
Acquired Technology	$781	$781	12
Less: accumulated amortization	(224)	(187)
Intangible Assets, Net	$557	$594
Amortization expenses were $37 and $37 for the nine months ended September 30, 2020 and 2019, respectively.
Estimated future amortization expense is $12 for the remainder of 2020, $49 annually for each of the next four years, and $349 in the years thereafter.
7.   Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consist of the following:
(in thousands)	September 30, 2020	December 31, 2019
Other tax withholdings	$1,333	$464
Warranty	284	482
Payroll related liabilities	217	528
Customer deposits and other	1,109	946
Total	$2,943	$2,420
8.   Debt
Under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), the Company applied for and obtained a loan under the Paycheck Protection Program (“PPP”) in the amount of approximately $1,176 on April 3, 2020. Under the terms of the CARES Act, PPP loan recipients can apply for forgiveness for all or a portion of the loan which is dependent upon the Company having initially qualified for the loan. Furthermore, the loan is subject to forgiveness to the extent loan proceeds are used for payroll costs, certain rents, utilities, and mortgage interest expense. The PPP Loan has a maturity date of April 3, 2022.
9.   Income Taxes
For the nine months ended September 30, 2020 and 2019, EnvisionTEC, Inc., the Company’s U.S. operating entity, and Gulf Filtration Systems Inc., the Company’s U.S. intellectual property holding company were S corporations for U.S. federal and state income tax purposes. As S corporations, the taxable income or loss of these entities was passed through to and included in the individual tax returns of each corporation’s stockholder. Therefore, no provision has been recorded for U.S. federal tax and most state jurisdictions. The Company’s German operating entity, EnvisionTEC GmbH, is taxed as a corporation under the taxing regulations of Germany. The Company reported pre-tax book income (loss) from Germany of approximately $255 and $(1,320) for the nine months ended September 30, 2020 and 2019, respectively. The Company’s U.S. entities reported pre-tax book income of approximately $10,235 and $281 for the nine months ended September 30, 2020 and 2019, respectively.
The components of income taxes for the nine months ended September 30, 2020 and 2019 are as follows:

EnvisionTEC Group
Notes to Combined Financial Statements (Unaudited)
September 30, (in thousands)	2020	2019
U.S. federal	$—	$—
State and local	415	45
Foreign	5	0
Total Income Taxes	$420	$45
The Company has a liability for uncertain tax positions of approximately $455 and $427 as of September 30, 2020 and December 31, 2019, respectively, which is recorded in accrued expenses and other current liabilities on the combined balance sheet.
10.   Related Party Transactions
The Company has a lease arrangement with ATMRE LLC, a leasing company in which Mr. El-Siblani, CEO and owner of EnvisionTEC Group, is the sole member, for its headquarters located in Dearborn, Michigan. This lease terminated on December 31, 2016 and the company is currently leasing the facility on a month to month basis. For the nine months ended September 30, 2020 and 2019, the Company paid $108 and $108 to ATMRE, LLC, respectively.
In March 2005, the Company entered into a lease agreement with JES Besitzgesellschaft mbH, a leasing company that is controlled by members of the immediate family of Mr. El-Siblani, for its original facilities located in Gladbeck, Germany. Pursuant to the lease agreement, the Company pays a base rent of €8 per month. For the nine months ended September 30, 2020 and 2019, the Company paid JES Besitzgesellschaft GmbH $86 and $85, respectively.
In June 2015, the Company entered into a lease agreement with Sitraco (UK) Limited, a leasing company that is controlled by Mr. El-Siblani, for an additional facility located in Gladbeck, Germany. Pursuant to the lease agreement, the Company pays a base rent of €9 per month. For the nine months ended September 30, 2020 and 2019, the Company paid Sitraco (UK) Limited $98 and $96, respectively.
In June 2008, the Company entered into a distribution agreement with Sibco Europe Ltd., a distributor based out of the United Kingdom. Mr. El-Siblani is Managing Director of and sole shareholder of Sibco Europe Ltd. Pursuant to the distribution agreement with Sibco Europe Ltd., the Company did not have any sales to Sibco Europe Ltd. for the nine months ended September 30, 2020 and 2019 and did not have accounts receivable due from Sibco Europe Ltd. at September 30, 2020 and 2019. Accounts receivables due from Sibco Europe Ltd. at September 30, 2020 and December 31, 2019, respectively, was $0 and $3. In addition, Sibco Europe Ltd. provides sales and marketing support for EnvisionTEC GmbH. For the nine months ended September 30, 2020 and 2019, Sibco Europe Ltd. billed the Company $2 and $0, respectively, for services. The amount is included in selling, general and administrative expenses on the Company’s combined statements of operations and comprehensive income. No accounts payable was due to Sibco Europe Ltd. at September 30, 2020 and 2019.
During 2019, Sibco Europe Ltd. loaned EnvisionTec Inc. $400 which was repaid in September 2020.
In September 2020, EnvisionTec, Inc. entered into a loan agreement to loan $1,980 to Sibco Inc., a company based in Michigan owned by Mr. El-Siblani. The balance is outstanding as of September 30, 2020. Any remaining unpaid amounts are due in full on September 23, 2023. Interest of 2% is due annually on December 31.
Additionally, ATMRE, LLC loaned EnvisionTec $200 during 2019. The balance is outstanding as of September 30, 2020.

EnvisionTEC Group
Notes to Combined Financial Statements (Unaudited)
11.   Commitments and Contingencies
Operating Lease Commitments
The Company leases various manufacturing facilities, offices and warehouse spaces under operating lease arrangements expiring at various dates through 2023. Future minimum lease payments of operating lease arrangements at September 30, 2020 are approximately $181 for the remainder of 2020, $479 in 2021, $252 in 2022, and $252 in 2023. Rent expense under operating lease arrangements was approximately $544 and $521 for the nine months ended September 30, 2020 and 2019, respectively.
Legal Matters
The Company records an estimated loss from a loss contingency when information available prior to issuance of its financial statements indicates that it is probable that an asset has been impaired or a liability has been incurred at the date of the financial statements, and the amount of the loss or liability can be reasonably estimated. Accounting for contingencies, such as legal matters, requires the Company to use its judgment.
12.   Subsequent Events
The financial statements and related disclosures include evaluation of events up through and including January 15, 2021, which is the date the financial statements were available to be issued.
Purchase Agreement and Plan of Merger
On January 15, 2021, the Company entered into a Purchase Agreement and Plan of Merger with Desktop Metal, Inc. (“Desktop Metal”), a Massachusetts-based company that offers a portfolio of integrated additive manufacturing solutions for engineers, designers, and manufacturers comprised of hardware, software, materials and services. The Company will be sold for an equal combination of cash and common stock of Desktop Metal of $300 million, subject to working capital adjustments. The Purchase Agreement and Plan of Merger is subject to customary considerations prior to closing.

Desktop Metal, Inc.
198,614,636 Shares of Class A Common Stock
25,010,494 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

P R O S P E C T U S

February 4, 2021